      As filed with the Securities and Exchange Commission on July 10, 2008
                                                REGISTRATION STATEMENT NO. 333 -
                                                                       811-21262

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      [X]
PRE-EFFECTIVE AMENDMENT NO.                                                  [ ]
POST-EFFECTIVE AMENDMENT NO.                                                 [ ]

                                       AND

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 33                                                             [X]

                        (Check Appropriate box or boxes.)

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES
                           (Exact name of Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                               (Name of Depositor)

     ONE CITYPLACE, 185 ASYLUM STREET, 3CP, HARTFORD, CONNECTICUT 06103-3415
              (Address of Depositor's Principal Executive Offices) Depositor's Telephone Number, including area code: (860) 308-1000

                              MARIE C. SWIFT, ESQ.
                       METROPOLITAN LIFE INSURANCE COMPANY
                               501 BOYLSTON STREET
                                BOSTON, MA 02116
                     (Name and Address of Agent for Service)

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION
STATEMENT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

TITLE OF SECURITIES BEING REGISTERED: INDIVIDUAL VARIABLE ANNUITY CONTRACTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PORTFOLIO ARCHITECT ANNUITY
                       PORTFOLIO ARCHITECT SELECT ANNUITY

                                    ISSUED BY

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                        SUPPLEMENT DATED OCTOBER 13, 2008
                     TO THE PROSPECTUS DATED APRIL 28, 2008

Effective October 13, 2008, the Company combined MetLife of CT Fund ABD II for Variable Annuities (the "Former Separate Account") with and into MetLife of CT Separate Account Eleven for Variable Annuities (the "Separate Account"). The Separate Account was established on November 14, 2002 and is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended.

In connection with the combination of the Former Separate Account with and into the Separate Account (the "Combination"), we transferred the assets of the Former Separate Account to the Separate Account and the Separate Account assumed the liabilities and contractual obligations of the Former Separate Account. All references in your Prospectus to the Former Separate Account now refer to the Separate Account.

The Combination does not affect you in any way. More particularly:

     - There are no changes in our obligations or your rights and benefits under the Contract as a result of the Combination.

     - Your Contract Value is not affected by the Combination and no charges have been or will be imposed in connection therewith.

     - The Variable Funding Options available under your Contract have not changed as a result of the Combination.

     - Your Contract Value is allocated to the same Variable Funding Options (with the same Accumulation Unit values or Annuity Unit values) as it was before the Combination.

     - The Combination does not result in any federal income tax consequences to you.

If you have any questions, please contact us at 800-842-9368.

                     PORTFOLIO ARCHITECT ANNUITY PROSPECTUS:

                  METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                                 APRIL 28, 2008

This prospectus describes PORTFOLIO ARCHITECT ANNUITY, a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("Qualified Contracts") as well as those that do not qualify for such treatment ("Non-qualified Contracts"). We may issue it as an individual contract or as a group contract. When we issue a group contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to contracts and certificates as "Contracts" .

You can choose to have your premium ("Purchase Payments") accumulate on a variable and/or, subject to availability, fixed basis in one or more of our funding options. Your Contract Value before the Maturity Date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the Variable Funding Options you select. You bear the investment risk of investing in the Variable Funding Options. The Variable Funding Options available as of April 28, 2008 are:

AMERICAN FUNDS INSURANCE SERIES(R) -- CLASS 2      Janus Forty Portfolio -- Class A
  American Funds Global Growth Fund                Lazard Mid Cap Portfolio -- Class A
  American Funds Growth Fund                       Legg Mason Partners Managed Assets
  American Funds Growth-Income Fund                   Portfolio -- Class A
FIDELITY(R) VARIABLE INSURANCE                     Lord Abbett Bond Debenture
  PRODUCTS -- SERVICE CLASS 2                         Portfolio -- Class A
  Contrafund(R) Portfolio                          Lord Abbett Growth and Income
  Mid Cap Portfolio                                   Portfolio -- Class B
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS     Lord Abbett Mid Cap Value
  TRUST -- CLASS 2                                    Portfolio -- Class B
  Templeton Foreign Securities Fund                Met/AIM Capital Appreciation
JANUS ASPEN SERIES -- SERVICE SHARES                  Portfolio -- Class A
  Global Technology Portfolio                      PIMCO Inflation Protected Bond
LEGG MASON PARTNERS VARIABLE EQUITY TRUST             Portfolio -- Class A
  Legg Mason Partners Variable Aggressive          Pioneer Fund Portfolio -- Class A
     Growth Portfolio -- Class I                   Pioneer Strategic Income Portfolio -- Class
  Legg Mason Partners Variable Appreciation           A
     Portfolio -- Class I                          Third Avenue Small Cap Value
  Legg Mason Partners Variable Equity Index           Portfolio -- Class B
     Portfolio -- Class II                       METROPOLITAN SERIES FUND, INC.
  Legg Mason Partners Variable Fundamental         BlackRock Aggressive Growth
     Value Portfolio -- Class I                       Portfolio -- Class D
  Legg Mason Partners Variable Investors           BlackRock Bond Income Portfolio -- Class A
     Portfolio -- Class I                          BlackRock Money Market Portfolio -- Class A
  Legg Mason Partners Variable Large Cap           Davis Venture Value Portfolio -- Class A
     Growth Portfolio -- Class I                   FI Large Cap Portfolio -- Class A
  Legg Mason Partners Variable Small Cap           FI Value Leaders Portfolio -- Class D
     Growth Portfolio -- Class I                   MFS(R) Total Return Portfolio -- Class F
  Legg Mason Partners Variable Social              MFS(R) Value Portfolio -- Class A
     Awareness Portfolio                           Oppenheimer Global Equity
LEGG MASON PARTNERS VARIABLE INCOME TRUST             Portfolio -- Class B
  Legg Mason Partners Variable Adjustable          T. Rowe Price Small Cap Growth
     Rate Income Portfolio                            Portfolio -- Class B
MET INVESTORS SERIES TRUST                         Western Asset Management U.S. Government
  BlackRock High Yield Portfolio -- Class A           Portfolio -- Class A
  BlackRock Large Cap Core Portfolio -- Class    PIMCO VARIABLE INSURANCE
     E                                             TRUST -- ADMINISTRATIVE CLASS
  Clarion Global Real Estate                       Total Return Portfolio
     Portfolio -- Class A                        VAN KAMPEN LIFE INVESTMENT TRUST -- CLASS II
  Harris Oakmark International                     Comstock Portfolio
     Portfolio -- Class A


     Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.

THE CONTRACT IS NO LONGER OFFERED TO NEW PURCHASERS.

This prospectus provides the information that you should know before investing in the Contract. Please keep this prospectus for future reference. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated April 28, 2008. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to us at P.O. Box 10366, Des Moines, IA 50306-0366, call 800-842-9368 or access the SEC's website (http://www.sec.gov). See Appendix E for the SAI's table of contents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                TABLE OF CONTENTS





                                                                          PAGE
                                                                          ----
GLOSSARY................................................................     3
SUMMARY.................................................................     5
FEE TABLE...............................................................     9
CONDENSED FINANCIAL INFORMATION.........................................    13
THE ANNUITY CONTRACT....................................................    14
Contract Owner Inquiries................................................    15
Purchase Payments.......................................................    15
Accumulation Units......................................................    15
The Variable Funding Options............................................    16
FIXED ACCOUNT...........................................................    21
CHARGES AND DEDUCTIONS..................................................    21
General.................................................................    21
Withdrawal Charge.......................................................    22
Free Withdrawal Allowance...............................................    23
Administrative Charges..................................................    23
Mortality and Expense Risk Charge.......................................    23
Variable Liquidity Benefit Charge.......................................    23
Enhanced Stepped-Up Provision Charge....................................    24
Guaranteed Minimum Withdrawal Benefit Charge............................    24
Variable Funding Option Expenses........................................    24
Premium Tax.............................................................    24
Changes in Taxes Based upon Premium or Value............................    24
TRANSFERS...............................................................    24
Market Timing/Excessive Trading.........................................    25
Dollar Cost Averaging...................................................    27
ACCESS TO YOUR MONEY....................................................    27
Systematic Withdrawals..................................................    28
OWNERSHIP PROVISIONS....................................................    28
Types of Ownership......................................................    28
Contract Owner..........................................................    28
Beneficiary.............................................................    29
Annuitant...............................................................    29
DEATH BENEFIT...........................................................    29
Death Proceeds before the Maturity Date.................................    30
Enhanced Stepped-Up Provision ("E.S.P.")................................    30
Payment of Proceeds.....................................................    31
Spousal Contract Continuance (subject to availability--does not apply if
  a non-spouse is a joint owner)........................................    33
Beneficiary Contract Continuance (not permitted for non-natural
  beneficiaries)........................................................    33
Planned Death Benefit...................................................    34
Death Proceeds after the Maturity Date..................................    34
LIVING BENEFITS.........................................................    34
Guaranteed Minimum Withdrawal Benefit ("GMWB" or "Principal
  Guarantee")...........................................................    34
THE ANNUITY PERIOD......................................................    40
Maturity Date...........................................................    40
Allocation of Annuity...................................................    40
Variable Annuity........................................................    41
Fixed Annuity...........................................................    41
PAYMENTS OPTIONS........................................................    41
Election of Options.....................................................    41
Annuity Options.........................................................    42
Variable Liquidity Benefit..............................................    42
MISCELLANEOUS CONTRACT PROVISIONS.......................................    42
Right to Return.........................................................    42
Termination.............................................................    43
Required Reports........................................................    43
Suspension of Payments..................................................    43
THE SEPARATE ACCOUNTS...................................................    43
Performance Information.................................................    44
FEDERAL TAX CONSIDERATIONS..............................................    44
General Taxation of Annuities...........................................    45
Types of Contracts: Qualified and Non-qualified.........................    45
Qualified Annuity Contracts.............................................    45
Taxation of Qualified Annuity Contracts.................................    46
Mandatory Distributions for Qualified Plans.............................    46
Individual Retirement Annuities.........................................    47
Roth IRAs...............................................................    47
TSAs (ERISA and Non-ERISA)..............................................    47
Non-qualified Annuity Contracts.........................................    49
Diversification Requirements for Variable Annuities.....................    50
Ownership of the Investments............................................    51
Taxation of Death Benefit Proceeds......................................    51
Other Tax Considerations................................................    51
Treatment of Charges for Optional Benefits..............................    51
Guaranteed Minimum Withdrawal Benefits..................................    51
Puerto Rico Tax Considerations..........................................    52
Non-Resident Aliens.....................................................    52
Tax Credits and Deductions..............................................    52
OTHER INFORMATION.......................................................    52
The Insurance Company...................................................    52
Financial Statements....................................................    53
Distribution of Variable Annuity Contracts..............................    53
Conformity with State and Federal Laws..................................    54
Voting Rights...........................................................    54
Restrictions on Financial Transactions..................................    54
Legal Proceedings.......................................................    54
APPENDIX A: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  FOR VARIABLE ANNUITIES................................................   A-1
APPENDIX B: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  II FOR VARIABLE ANNUITIES.............................................   B-1
APPENDIX C: ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS...........   C-1
APPENDIX D: THE FIXED ACCOUNT...........................................   D-1
APPENDIX E: CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.........   E-1

                                    GLOSSARY

ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this Contract before Annuity Payments begin.

ANNUITANT -- the person on whose life the Maturity Date and Annuity Payments depend.

ANNUITY PAYMENTS -- a series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity Payments.

CASH SURRENDER VALUE -- the Contract Value less any withdrawal charge and premium tax not previously deducted.

CODE -- the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.

CONTINGENT ANNUITANT -- the individual who becomes the Annuitant when the Annuitant who is not the owner dies prior to the Maturity Date.

CONTRACT DATE -- the date on which the Contract is issued.

CONTRACT OWNER (YOU) -- the person named in the Contract (on the specifications page) as the owner of the Contract.

CONTRACT VALUE -- Purchase Payments, plus or minus any investment experience on the amounts allocated to the variable funds or interest on amounts allocated to the Fixed Account, adjusted by any applicable charges and withdrawals.

CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

DEATH REPORT DATE -- the day on which we have received 1) Due Proof of Death and
2) written payment instructions or election of spousal or beneficiary contract continuation.

DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

FIXED ACCOUNT -- an account that consists of all of the assets under this Contract other than those in the Separate Account.

HOME OFFICE -- the Home Office of MetLife Insurance Company of Connecticut or any other office that we may designate for the purpose of administering this Contract. For transfer, withdrawal, surrender, and (if applicable) loan requests, our Home Office address is: MetLife, P.O. Box 10366, Des Moines, IA 50306-0366 (for overnight delivery or courier service only: 4700 Westown Parkway, Suite 200, West Des Moines, IA 50266). For Purchase Payments and (if applicable) loan repayments, our Home Office address is: MetLife, P.O. Box 371857, Pittsburgh, PA 15250-7857.

MATURITY DATE -- the date on which the Annuity Payments are to begin.

PAYMENT OPTION -- an annuity option elected under your Contract.

PURCHASE PAYMENT -- any premium paid by you to initiate or supplement this Contract.

QUALIFIED CONTRACT -- a contract used in a retirement plan or program that is intended to qualify under Sections 401, 403, 408, 408A or 414(d) of the Code.

SEPARATE ACCOUNT -- a segregated account registered with the Securities and Exchange Commission ("SEC"), the assets of which are invested solely in the Underlying Funds. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.

SUBACCOUNT -- that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund.

UNDERLYING FUND A portfolio of an open-end management investment company that is registered with the Securities and Exchange Commission in which the Subaccounts invest.

VALUATION DATE -- a date on which a Subaccount is valued.

VALUATION PERIOD -- the period between successive valuations.

VARIABLE FUNDING OPTION -- a Subaccount of the Separate Account that invests in an Underlying Fund.

WE, US, OUR -- MetLife Insurance Company of Connecticut.

WRITTEN REQUEST -- written information sent to us in a form and content satisfactory to us and received at our Home Office.

YOU, YOUR -- the Contract Owner.

                                    SUMMARY:

                           PORTFOLIO ARCHITECT ANNUITY

THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is MetLife Insurance Company of Connecticut ("the Company," "We" or "Us"). The Company sponsors MetLife of CT Fund ABD for Variable Annuities ("Fund ABD") and MetLife of CT Fund ABD II for Variable Annuities ("Fund ABD II"), each a segregated account ("Separate Account"). Prior to December 7, 2007, Fund ABD II was sponsored by MetLife Life and Annuity Company of Connecticut ("MLACC"). On that date, MLACC merged with and into the Company, and the Company became the sponsor of Fund ABD
II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II.

THE CONTRACT IS NO LONGER AVAILABLE FOR SALE. It does continue to accept Purchase Payments from existing Contract Owners.

For contracts issued in New York, a waiver of the withdrawal charge may apply to all Annuity Payments.

CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the Variable Funding Options and/or to the Fixed Account that is part of our general account (the "Fixed Account"). We guarantee money directed to the Fixed Account as to principal and interest. The Variable Funding Options fluctuate with the investment performance of the Underlying Funds and are not guaranteed. You can also lose money in the Variable Funding Options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase (annuity period). During the accumulation phase generally, under a Qualified Contract, your pre-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a Non-qualified Contract, earnings on your after-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (Annuity Payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive income payments in the form of a variable annuity, a fixed annuity, or a combination of both. If you elect variable income payments, the dollar amount of your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.

WHO CAN PURCHASE THIS CONTRACT? The Contract is available for use in connection with (1) individual non-qualified purchases; (2) rollovers from Individual Retirement Annuities (IRAs); (3) rollovers from other qualified retirement plans and (4) beneficiary-directed transfers of death proceeds from another contract. Qualified Contracts include contracts qualifying under Section 401(a), 403(b), 408(b) or 408A of the Code. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits.

The Contract is no longer available for sale. You may make additional payments of at least $500 at any time during the accumulation phase. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death proceeds. If your Contract was issued as a Qualified Contract under Section 403(b) of the Code in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted) as significant adverse tax consequences may result from such additional payments. (See "Federal Tax Considerations.")

CAN I EXCHANGE MY CURRENT ANNUITY CONTRACT FOR THIS CONTRACT? The Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can transfer the proceeds from another annuity contract to purchase this Contract. Before making an exchange to acquire this Contract, you should carefully compare this Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this Contract, and this Contract has its own surrender charges that would apply to you. The other fees and charges under this Contract may be higher or lower and the benefits may be different than those of your current contract. In addition, you may have to pay federal income or penalty taxes on the exchange if it does not qualify for tax-free treatment. You should not exchange another contract for this Contract unless you determine, after evaluating all the facts, the exchange is in your best interests. Remember that the person selling you the Contract generally will earn a commission on the sale.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within twenty days after you receive it, you will receive a full refund of your Contract Value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the Underlying Funds). Where state law requires a different right to return period, or the return of Purchase Payments, the Company will comply. You bear the investment risk on the Purchase Payment allocated to a Variable Funding Option during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, or longer if your state law permits, we will refund your full Purchase Payment. During the remainder of the right to return period, we will refund your Contract Value (including charges we assessed). We will determine your Contract Value at the close of business (generally, 4:00 p.m., Eastern Time) on the day we receive a Written Request for a refund.

CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? The Variable Funding Options represent Subaccounts of the Separate Account. At your direction, the Separate Account, through its Subaccounts, uses your Purchase Payments to purchase shares of one or more of the Underlying Funds that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these Variable Funding Options.

You can transfer among the Variable Funding Options as frequently as you wish without any current tax implications. Currently there is no charge for transfers, nor a limit to the number of transfers allowed. We may, in the future, charge a fee for any transfer request, or limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other Contract Owners. You may transfer between the Fixed Account and the Variable Funding Options twice a year (during the 30 days after the six-month Contract Date anniversary), provided the amount is not greater than 15% of the Fixed Account value on that date. Where permitted by state law, we also reserve the right to restrict transfers into the Fixed Account if the credited interest rate is equal to the minimum guaranteed interest rate specified under the Contract. Amounts previously transferred from the Fixed Account to the Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of the transfer.

WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge each business day from amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E charge at an annual rate of 1.25. For Contracts with a value of less than $40,000, we also deduct an annual Contract administrative charge of $30. Each Underlying Fund also charges for management costs and other expenses.

We will apply a withdrawal charge to withdrawals from the Contract, and will calculate it as a percentage of the Purchase Payments. The maximum percentage is 6%, decreasing to 0% after seven full years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.)

If you select the Enhanced Stepped-Up Provision ("E.S.P."), an additional 0.20% annually will be deducted each business day from amounts in the Variable Funding Options. THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

If you elect a Guaranteed Minimum Withdrawal Benefit ("GMWB") rider, a charge will be deducted each business day from amounts in the Variable Funding Options. There are three GMWB rider options, and the current charge for each rider, on an annual basis, is as follows: GMWB I: 0.40%; GMWB II: 0.50%; and GMWB III: 0.25%. Your current charge will not change unless you are able to reset your benefits, at which time we may modify the charge, which will never exceed 1.00%.

If the Variable Liquidity Benefit is selected, there is a maximum charge of 6% of the amounts withdrawn. (Please refer to "Payment Options" for a description of this benefit.)

HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a Qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your Purchase Payments and on any earnings when you make a withdrawal or begin receiving Annuity Payments. Under a Non-qualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of Qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts (see "Access to Your Money -- Systematic Withdrawals").

HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Withdrawal charges may apply, as well as income taxes, and/or a penalty tax on amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? The death benefit applies upon the first death of the Contract Owner, joint owner, or Annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. You may also choose to purchase the Enhanced Stepped-Up Provision, which, for a fee, may increase the amount of the death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) Due Proof of Death and (2) written payment instructions or the election of spousal contract continuance or beneficiary contract continuance. Please refer to the Death Benefit section in the prospectus for more details.

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? The Condensed Financial Information in Appendix A or Appendix B to this prospectus provides more information about Accumulation Unit values.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - DOLLAR COST AVERAGING. This is a program that allows you to invest a fixed amount of money in Variable Funding Options each month, theoretically giving you a lower average cost per unit over time than a single one-time purchase. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels, and does not guarantee profits or prevent losses in a declining market. Potential investors should consider their financial ability to continue purchases through periods of low price levels.

     - SYSTEMATIC WITHDRAWAL OPTION. Before the Maturity Date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn. Withdrawals in excess of the annual free withdrawal allowance may be subject to a withdrawal charge.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match the rebalancing allocation selected.

     - ENHANCED STEPPED-UP PROVISION ("E.S.P."). For an additional charge, the total death benefit payable may be increased based on the earnings in your Contract

     - SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY). If your spouse is named as an owner and/or beneficiary, and you die prior to the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. This feature applies to a spousal joint Contract Owner and/or beneficiary only.

     - BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES). If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the date of your death, that beneficiary may elect to continue his/her portion of the Contract and take required distributions over time, rather than have the death benefit paid to the beneficiary in a lump sum.

     - GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB" OR "PRINCIPAL GUARANTEE"). For an additional charge, we will guarantee the periodic return of your investment. Under this benefit, we will pay you a percentage of your investment every year until your investment has been returned in full, regardless of market performance. Depending on when you elect to begin receiving payments and which GMWB rider you select, the maximum amount of your investment that you receive each year is 5% or 10%. When you add Purchase Payments to your Contract, we include them as part of the guarantee. In the future, however, we may discontinue including additional Purchase Payments as part of the guarantee. The guarantee is subject to restrictions on withdrawals and other restrictions.

                                    FEE TABLE

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Contract Value between Variable Funding Options. Expenses shown do not include premium taxes, which may be applicable.

CONTRACT OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE.......................................   6%(1)
(as a percentage of the Purchase Payments withdrawn)



VARIABLE LIQUIDITY BENEFIT CHARGE.......................   6%(2)
(As a percentage of the present value of the remaining
  Annuity Payments that are surrendered. The interest
  rate used to calculate this present value is 1% higher
  than the Assumed (Daily) Net Investment Factor used to
  calculate the Annuity Payments.)


The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Underlying Fund fees and expenses.

CONTRACT ADMINISTRATIVE CHARGES

ANNUAL CONTRACT ADMINISTRATIVE CHARGE...................   $30(3)


---------
(1) The withdrawal charge declines to zero after the Purchase Payment has been in the Contract for over seven years. The charge is as follows:

     YEARS SINCE PURCHASE PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7 + years                                     0%


(2) This withdrawal charge only applies when you surrender the Contract after beginning to receive Annuity Payments. The Variable Liquidity Benefit Charge declines to zero after seven years. The charge is as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7 + years                                     0%


(3) We do not assess this charge if Contract Value is $40,000 or more on the fourth Friday of each August.

ANNUAL SEPARATE ACCOUNT CHARGES:
(as a percentage of the average daily net assets of the Separate Account)

We will assess a minimum mortality and expense risk charge ("M&E") of 1.25% and an administrative expense charge of 0.15% on all contracts. In addition, for optional features there is a 0.20% charge for E.S.P., a 0.40% current charge for GMWB I (maximum of 1.00% upon reset), a 0.50% current charge for GMWB II (maximum of

1.00% upon reset), and a 0.25% charge for GMWB III. Below is a summary of all charges that may apply, depending on the death benefit and optional features you select:

Mortality and Expense Risk Charge*..........................................    1.25%
Administrative Expense Charge...............................................    0.15%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH NO OPTIONAL FEATURES SELECTED....    1.40%
Optional E.S.P. Charge......................................................    0.20%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. ONLY SELECTED.............    1.60%
Optional GMWB I Charge......................................................    1.00%(5)
Optional GMWB II Charge.....................................................    1.00%(5)
Optional GMWB III Charge....................................................    0.25%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB I ONLY SELECTED.............    2.40%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB II ONLY SELECTED............    2.40%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB III ONLY SELECTED...........    1.65%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND GMWB I SELECTED.......    2.60%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND GMWB II SELECTED......    2.60%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND GMWB III SELECTED.....    1.85%


---------
(5) The current charges for the available GMWB riders with a reset feature (See "Living Benefits") are 0.40% for GMWB I and 0.50% for GMWB II.
*     We will waive the following amounts of the Mortality and Expense Risk
      Charge: an amount equal to the Underlying Fund expenses that are in excess of 0.90% for the Subaccount investing in Harris Oakmark International Portfolio; an amount equal to the underlying fund expenses that are in excess of 0.11% for the Subaccount investing in the BlackRock High Yield Portfolio; an amount equal to the Underlying Fund expenses that are in excess of 0.87% for the Subaccount investing in Lord Abbett Growth and Income Portfolio -- Class B; an amount equal to the Underlying Fund expenses that are in excess of 0.91% for the Subaccount investing in the Capital Guardian U.S. Equity Portfolio -- Class A; an amount equal to the Underlying Fund expenses that are in excess of 0.65% for the Subaccount investing in the PIMCO Inflation Protected Bond Portfolio -- Class A; an amount equal to the Underlying Fund expenses that are in excess of 1.12% for the Subaccount investing in the Lord Abbett Mid Cap Value
      Portfolio -- Class B; an amount equal to the Underlying Fund expenses that are in excess of 1.10% for the Subaccount investing in the Third Avenue Small Cap Value Portfolio -Class B; an amount, if any, equal to the underlying fund expenses that are in excess of 1.13% for the Subaccount investing in the MFS(R) Research International Portfolio -- Class B; an amount, if any, equal to the underlying fund expenses that are in excess of 0.84% for the subaccount investing in T. Rowe Price Small Cap Growth Portfolio -- Class B; an amount, if any, equal to the underlying fund expenses that are in excess of 0.90% for the subaccount investing in Oppenheimer Global Equity Portfolio -- Class B; an amount equal to the underlying fund expenses that are in excess of 0.68% for the Subaccount investing in the Western Asset Management U.S. Government Portfolio -Class A; and an amount equal to the underlying fund expenses that are in excess of 1.50% for the subaccount investing in Van Kampen Mid Cap Growth Portfolio -- Class B.

UNDERLYING FUND EXPENSES AS OF DECEMBER 31, 2007 (UNLESS OTHERWISE INDICATED):

The first table below shows the range (minimum and maximum) of the total annual operating expenses charged by all of the Underlying Funds, before any voluntary or contractual fee waivers and/or expense reimbursements. The second table shows each Underlying Fund's management fee, distribution and/or service (12b-1) fees if applicable, and other expenses. The Underlying Funds provided this information and we have not independently verified it. More detail concerning each Underlying Fund's fees and expenses is contained in the prospectus for each Underlying Fund. Current prospectuses for the Underlying Funds can be obtained by calling 800-842-9368.

MINIMUM AND MAXIMUM TOTAL ANNUAL UNDERLYING FUND OPERATING EXPENSES

                                                                         MINIMUM    MAXIMUM
                                                                         -------    -------
TOTAL ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and
  other expenses)                                                         0.40%      1.52%

UNDERLYING FUND FEES AND EXPENSES
(as a percentage of average daily net assets)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
AMERICAN FUNDS INSURANCE
  SERIES(R) -- CLASS 2
  American Funds Global Growth
     Fund........................    0.53%       0.25%      0.02%           --          0.80%          --           0.80%
  American Funds Growth Fund.....    0.32%       0.25%      0.01%           --          0.58%          --           0.58%
  American Funds Growth-Income
     Fund........................    0.26%       0.25%      0.01%           --          0.52%          --           0.52%
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
  Contrafund(R) Portfolio........    0.56%       0.25%      0.09%           --          0.90%          --           0.90%
  Dynamic Capital Appreciation
     Portfolio+..................    0.56%       0.25%      0.23%           --          1.04%          --           1.04%
  Mid Cap Portfolio..............    0.56%       0.25%      0.10%           --          0.91%          --           0.91%
FRANKLIN TEMPLETON VARIABLE
  INSURANCE PRODUCTS
  TRUST -- CLASS 2
  Templeton Foreign Securities
     Fund........................    0.63%       0.25%      0.14%         0.02%         1.04%        0.02%          1.02%(1)
JANUS ASPEN SERIES -- SERVICE
  SHARES
  Global Life Sciences
     Portfolio+..................    0.64%       0.25%      0.45%           --          1.34%          --           1.34%
  Global Technology Portfolio....    0.64%       0.25%      0.18%         0.01%         1.08%          --           1.08%
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
  Legg Mason Partners Variable
     Aggressive Growth
     Portfolio -- Class I++......    0.75%         --       0.07%           --          0.82%          --           0.82%(2)
  Legg Mason Partners Variable
     Appreciation
     Portfolio -- Class I........    0.69%         --       0.11%         0.01%         0.81%          --           0.81%(2)
  Legg Mason Partners Variable
     Equity Index
     Portfolio -- Class II.......    0.31%       0.25%      0.08%           --          0.64%          --           0.64%(2)
  Legg Mason Partners Variable
     Fundamental Value
     Portfolio -- Class I........    0.75%         --       0.08%           --          0.83%          --           0.83%(2)
  Legg Mason Partners Variable
     Investors Portfolio -- Class
     I...........................    0.62%         --       0.14%           --          0.76%          --           0.76%(2)
  Legg Mason Partners Variable
     Large Cap Growth
     Portfolio -- Class I++......    0.75%         --       0.15%           --          0.90%          --           0.90%(3)
  Legg Mason Partners Variable
     Small Cap Growth
     Portfolio -- Class I........    0.75%         --       0.35%           --          1.10%          --           1.10%(2)
  Legg Mason Partners Variable
     Social Awareness
     Portfolio++.................    0.67%         --       0.38%           --          1.05%          --           1.05%(2)
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
  Legg Mason Partners Variable
     Adjustable Rate Income
     Portfolio++.................    0.55%       0.25%      0.60%           --          1.40%          --           1.40%(2)
MET INVESTORS SERIES TRUST
  BlackRock High Yield
     Portfolio -- Class A........    0.60%         --       0.13%           --          0.73%          --           0.73%
  BlackRock Large Cap Core
     Portfolio -- Class E........    0.58%       0.15%      0.06%           --          0.79%          --           0.79%
  Clarion Global Real Estate
     Portfolio -- Class A........    0.61%         --       0.04%           --          0.65%          --           0.65%
  Harris Oakmark International
     Portfolio -- Class A........    0.77%         --       0.09%           --          0.86%          --           0.86%
  Janus Forty Portfolio -- Class
     A...........................    0.65%         --       0.05%           --          0.70%          --           0.70%
  Lazard Mid Cap
     Portfolio -- Class A........    0.69%         --       0.07%           --          0.76%          --           0.76%
  Legg Mason Partners Managed
     Assets Portfolio -- Class
     A...........................    0.50%         --       0.12%           --          0.62%          --           0.62%
  Lord Abbett Bond Debenture
     Portfolio -- Class A........    0.49%         --       0.05%           --          0.54%          --           0.54%
  Lord Abbett Growth and Income
     Portfolio -- Class B........    0.49%       0.25%      0.03%           --          0.77%          --           0.77%
  Lord Abbett Mid Cap Value
     Portfolio -- Class B........    0.67%       0.25%      0.09%           --          1.01%          --           1.01%

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
  Met/AIM Capital Appreciation
     Portfolio -- Class A........    0.76%         --       0.10%           --          0.86%          --           0.86%
  MFS(R) Emerging Markets Equity
     Portfolio -- Class A+.......    1.00%         --       0.25%           --          1.25%          --           1.25%
  MFS(R) Emerging Markets Equity
     Portfolio -- Class B++......    1.00%       0.25%      0.27%           --          1.52%          --           1.52%
  MFS(R) Research International
     Portfolio -- Class B+.......    0.70%       0.25%      0.09%           --          1.04%          --           1.04%
  PIMCO Inflation Protected Bond
     Portfolio -- Class A........    0.50%         --       0.05%           --          0.55%          --           0.55%
  Pioneer Fund Portfolio -- Class
     A...........................    0.75%         --       0.23%           --          0.98%          --           0.98%(4)
  Pioneer Strategic Income
     Portfolio -- Class A........    0.60%         --       0.09%           --          0.69%          --           0.69%(5)
  Third Avenue Small Cap Value
     Portfolio -- Class B........    0.73%       0.25%      0.03%           --          1.01%          --           1.01%
  Van Kampen Mid Cap Growth
     Portfolio -- Class B+.......    0.70%       0.25%      0.18%           --          1.13%          --           1.13%
METROPOLITAN SERIES FUND, INC.
  BlackRock Aggressive Growth
     Portfolio -- Class D........    0.71%       0.10%      0.05%           --          0.86%          --           0.86%
  BlackRock Bond Income
     Portfolio -- Class A........    0.38%         --       0.06%           --          0.44%        0.01%          0.43%(6)
  BlackRock Money Market
     Portfolio -- Class A........    0.33%         --       0.07%           --          0.40%        0.01%          0.39%(7)
  Capital Guardian U.S. Equity
     Portfolio -- Class A+.......    0.66%         --       0.05%           --          0.71%          --           0.71%
  Davis Venture Value
     Portfolio -- Class A........    0.69%         --       0.04%           --          0.73%          --           0.73%
  FI Large Cap Portfolio -- Class
     A...........................    0.77%         --       0.07%           --          0.84%          --           0.84%
  FI Value Leaders
     Portfolio -- Class D........    0.64%       0.10%      0.07%           --          0.81%          --           0.81%
  MFS(R) Total Return
     Portfolio -- Class F........    0.53%       0.20%      0.05%           --          0.78%          --           0.78%
  MFS(R) Value Portfolio -- Class
     A...........................    0.72%         --       0.05%           --          0.77%        0.07%          0.70%(8)
  Oppenheimer Global Equity
     Portfolio -- Class B........    0.51%       0.25%      0.10%           --          0.86%          --           0.86%
  T. Rowe Price Large Cap Growth
     Portfolio -- Class B+.......    0.60%       0.25%      0.07%           --          0.92%          --           0.92%
  T. Rowe Price Small Cap Growth
     Portfolio -- Class B........    0.51%       0.25%      0.08%           --          0.84%          --           0.84%
  Western Asset Management U.S.
     Government
     Portfolio -- Class A........    0.49%         --       0.05%           --          0.54%          --           0.54%
PIMCO VARIABLE INSURANCE
  TRUST -- ADMINISTRATIVE CLASS
  Total Return Portfolio.........    0.25%         --       0.58%           --          0.83%          --           0.83%
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS II
  Comstock Portfolio.............    0.56%       0.25%      0.03%           --          0.84%          --           0.84%
  Enterprise Portfolio+..........    0.50%       0.25%      0.17%           --          0.92%          --           0.92%


---------
* Acquired Fund Fees and Expenses are fees and expenses incurred indirectly by a portfolio as a result of investing in shares of one or more underlying portfolios.
** Net Total Annual Operating Expenses do not reflect: (1) voluntary waivers of fees or expenses; (2) contractual waivers that are in effect for less than one year from the date of this Prospectus; or (3) expense reductions resulting from custodial fee credits or directed brokerage arrangements.
+ Not available under all Contracts. Availability depends on Contract issue date.
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.
++ Fees and expenses of this Portfolio are based on the Portfolio's fiscal year ended October 31, 2007.
(1) The manager has agreed in advance to reduce its fee from assets invested by the Fund in a Franklin Templeton money market fund (the Sweep Money Fund which is the "acquired fund" in this case) to the extent of the Fund's fees and expenses of the acquired fund. This reduction is required by the Trust's board of trustees and an exemptive order by the Securities and Exchange Commission; this arrangement will continue as long as the exemptive order is relied upon.
(2) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward.
(3) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward. Due to contractual waivers and/or reimbursements in place through March 1, 2009, the Portfolio's actual total net operating expenses, excluding brokerage, taxes, interest and extraordinary expenses, are not expected to exceed 0.78% prior to that date.
(4) Other Expenses have been Restated to reflect change in Transfer Agent fee schedule as if fees had been in effect during the previous fiscal year.
(5) The Management Fee has been restated to reflect an amended management fee agreement, as if the agreement had been in effect during the preceding fiscal year.
(6) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.325% for the amounts over $1 billion but less than $2 billion.
(7) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.345% for the first $500 million of the Portfolio's average daily net assets and 0.335% for the next $500 million.
(8) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.65% for the first $1.25 billion of the Portfolio's average daily net assets, 0.60% for the next $250 million and 0.50% for amounts over $1.5 billion.


EXAMPLE

The example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, contract fees, separate account annual expenses, and Underlying Fund total annual operating expenses. The example does not represent past or future expenses. Your actual expenses may be more or less than those shown.

The example assumes that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. The example reflects the annual contract administrative charge, factoring in that the charge is waived for Contracts over a certain value. Additionally, the example is based on the minimum and maximum Underlying Fund total annual operating expenses shown above, and does not reflect any Underlying Fund fee waivers and/or expense reimbursements.

The example assumes you have allocated all of your Contract Value to either the Underlying Fund with the maximum total annual operating expenses or the Underlying Fund with the minimum total annual operating expenses. Your actual expenses will be less than those shown if you do not elect all of the available optional benefits.

EXAMPLE -- This example assumes that you have elected the E.S.P. optional death benefit and the Guaranteed Minimum Withdrawal Benefit (assuming the maximum 1.00% charge applies in all Contract Years).

                                    IF CONTRACT IS SURRENDERED AT THE               IF CONTRACT IS NOT SURRENDERED OR
                                          END OF PERIOD SHOWN:                     ANNUITIZED AT END OF PERIOD SHOWN:
                             ----------------------------------------------  ----------------------------------------------
FUNDING OPTION                 1 YEAR      3 YEARS     5 YEARS    10 YEARS     1 YEAR      3 YEARS     5 YEARS    10 YEARS
--------------               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Underlying Fund with
Maximum Total Annual
Operating Expenses.........    $1,025      $1,733      $2,509      $4,355       $425       $1,283      $2,149      $4,355
Underlying Fund with
Minimum Total Annual
Operating Expenses.........      $914      $1,402      $1,967      $3,320       $314         $952      $1,607      $3,320


                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

See Appendices A and B.

                              THE ANNUITY CONTRACT

--------------------------------------------------------------------------------

Portfolio Architect Annuity is a contract between the Contract Owner ("you") and the Company. This is the prospectus -- it is not the Contract. The prospectus highlights many Contract provisions to focus your attention on the Contract's essential features. Your rights and obligations under the Contract will be determined by the language of the Contract itself. When you receive your Contract, we suggest you read it promptly and carefully. There may be differences in your Contract from the descriptions in this prospectus because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

The Company offers several different annuities that your investment professional may be authorized to offer to you. Each annuity offers different features and benefits that may be appropriate for you. In particular, the annuities differ based on variations in the standard and optional death benefit protection provided for your beneficiaries, the availability of optional living benefits, the ability to access your Contract Value if necessary and the charges that you will be subject to if you make a withdrawal or surrender the annuity. The separate account charges and other charges may be different between each annuity we offer. Optional death benefits and living benefits are subject to a separate charge for the additional protections they offer to you and your beneficiaries. Furthermore, annuities that offer greater flexibility to access your Contract Value generally are subject to higher separate account charges than annuities that deduct charges if you make a withdrawal or surrender.

We encourage you to evaluate the fees, expenses, benefits and features of this annuity against those of other investment products, including other annuity products offered by us and other insurance companies. Before purchasing this or any other investment product you should consider whether the product you purchase is consistent with your risk tolerance, investment objectives, investment time horizon, financial and tax situation, liquidity needs and how you intend to use the annuity.

You make Purchase Payments to us and we credit them to your Contract. We promise to pay you an income, in the form of Annuity Payments, beginning on a future date that you choose, the Maturity Date. The Purchase Payments accumulate tax deferred in the funding options of your choice. We offer multiple Variable Funding Options. We may also offer a Fixed Account option. Where permitted by state law, we also reserve the right to restrict allocation of Purchase Payments to the Fixed Account if the credited interest rate is equal to the minimum guaranteed interest rate specified under the Contract. The Contract Owner assumes the risk of gain or loss according to the performance of the Variable Funding Options. The Contract Value is the amount of Purchase Payments, plus or minus any investment experience on the amounts you allocate to the Separate Account ("Separate Account Contract Value") or interest on the amounts you allocate to the Fixed Account ("Fixed Account Contract Value"). The Contract Value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the Maturity Date the Contract Value will equal or exceed the total Purchase Payments made under the Contract. The date the Contract and its benefits become effective is referred to as the Contract Date. Each 12-month period following the Contract Date is called a Contract Year.

Certain changes and elections must be made in writing to the Company. Where the term "Written Request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

The Contract is no longer offered to new purchasers.

The ages of the owner and Annuitant determine if you may purchase this product and which optional features are available to you.

                                                          MAXIMUM AGE BASED ON THE OLDER OF THE OWNER AND
            DEATH BENEFIT/OPTIONAL FEATURE                         ANNUITANT ON THE CONTRACT DATE
------------------------------------------------------    -----------------------------------------------
Standard Death Benefit                                                         Age 85
Enhanced Stepped-Up Provision (E.S.P.)                                         Age 75


Since optional death benefits carry higher charges, you should consider the ages of the owner and Annuitant when electing these benefits, as the additional value provided by the benefit may be significantly reduced or eliminated depending on the ages of the owner and Annuitant at the time of election.

Purchase of this Contract through a tax qualified retirement plan or IRA does not provide any additional tax deferral benefits beyond those provided by the plan or the IRA. Accordingly, if you are purchasing this Contract through a plan or IRA, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits. You should consult with your tax adviser to determine if this Contract is appropriate for you.

CONTRACT OWNER INQUIRIES

Any questions you have about your Contract should be directed to our Home Office at 800-842-9368.

PURCHASE PAYMENTS

Your initial Purchase Payment is due and payable before the Contract becomes effective. The initial Purchase Payment must be at least $5,000. You may make additional payments of at least $500 at any time. No additional Purchase Payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death benefit proceeds. Under certain circumstances, we may waive the minimum Purchase Payment requirement. Purchase Payments over $1,000,000 may be made only with our prior consent. Purchase Payments may be made at any time while the Annuitant is alive and before the date Annuity Payments begin.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access To Your Money.")

We will apply the initial Purchase Payment less any applicable premium tax within two business days after we receive it at our Home Office with a properly completed application or order request. If your request or other information accompanying the initial Purchase Payment is incomplete when received, we will hold the Purchase Payment for up to five business days. If we cannot obtain the necessary information within five business days, we will return the Purchase Payment in full, unless you specifically consent for us to keep it until you provide the necessary information.

We will credit any subsequent Purchase Payment to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).

IF YOU SEND YOUR PURCHASE PAYMENTS OR TRANSACTION REQUESTS TO AN ADDRESS OTHER THAN THE ONE WE HAVE DESIGNATED FOR RECEIPT OF SUCH PURCHASE PAYMENTS OR REQUESTS, WE MAY RETURN THE PURCHASE PAYMENT TO YOU, OR THERE MAY BE A DELAY IN APPLYING THE PURCHASE PAYMENT OR TRANSACTION TO YOUR CONTRACT.

QUALIFIED CONTRACTS UNDER SECTION 403(B). If your Contract was issued as a Qualified Contract under Section 403(b) of the Code (also called a "tax sheltered annuity" or "TSA") in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments. Such additional payments may have significant adverse tax consequences. (See "Federal Tax Consequences.")

ACCUMULATION UNITS

The period between the Contract Date and the Maturity Date is the accumulation period. During the accumulation period, an Accumulation Unit is used to calculate the value of a Contract. Each Variable Funding Option has a corresponding Accumulation Unit value. The Accumulation Units are valued each business day and their values may increase or decrease from day to day. The daily change in value of an Accumulation Unit each day is based on the investment performance of the corresponding Underlying Fund, and the deduction of separate account charges shown in the Fee Table in this prospectus. The number of Accumulation Units we will credit to your Contract once we receive a Purchase Payment or transfer request (or, liquidate for a withdrawal request) is determined by dividing the amount directed to each Variable Funding Option (or, taken from each Variable Funding Option) by the value of its Accumulation Unit. Normally, we calculate the value of an Accumulation Unit for each Variable Funding Option as of the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange is open. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the Maturity Date), you are credited with Annuity Units.

THE VARIABLE FUNDING OPTIONS

You choose the Variable Funding Options to which you allocate your Purchase Payments. From time to time we may make new Variable Funding Options available. These Variable Funding Options are Subaccounts of the Separate Account. The Subaccounts invest in the Underlying Funds. You are not investing directly in the Underlying Fund. Each Underlying Fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These Underlying Funds are not publicly traded and are only offered through variable annuity contracts, variable life insurance policies, and in some instances, certain retirement plans. They are not the same as the retail mutual funds offered outside of a variable annuity or variable life insurance product, although the investment practices and fund names may be similar and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the Underlying Fund.

We select the Underlying Funds offered through this Contract based on a number of criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Underlying Fund's adviser or subadviser is one of our affiliates or whether the Underlying Fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisers are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocation of assets to portfolios advised by our affiliates than those that are not, we may be more inclined to offer portfolios advised by our affiliates in the variable insurance products we issue. For additional information on these arrangements, see "Payments We Receive." We review the Underlying Funds periodically and may remove an Underlying Fund or limit its availability to new Purchase Payments and/or transfers of Contract Value if we determine that the Underlying Fund no longer meets one or more of the selection criteria, and/or if the Underlying Fund has not attracted significant allocations from Contract Owners. In some cases, we have included Underlying Funds based on recommendations made by broker-dealer firms. These broker-dealer firms may receive payments from the Underlying Funds they recommend and may benefit accordingly from the allocation of Contract Value to such Underlying Funds. When the Company develops a variable product in cooperation with a fund family or distributor (e.g. a "private label" product) the Company will generally include Underlying Funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the Company's selection criteria.

WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND. YOU BEAR THE RISK OF ANY DECLINE IN YOUR CONTRACT VALUE RESULTING FROM THE PERFORMANCE OF THE UNDERLYING FUNDS YOU HAVE CHOSEN.

If investment in the Underlying Funds or a particular Underlying Fund is no longer possible, in our judgment becomes inappropriate for purposes of the Contract, or for any other reason in our sole discretion, we may substitute another Underlying Fund or Underlying Funds without your consent. The substituted Underlying Fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close Underlying Funds to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion.

In certain circumstances, the Company's ability to remove or replace an Underlying Fund may be limited by the terms of a five-year agreement between MetLife, Inc. (MetLife) and Legg Mason, Inc. (Legg Mason) relating to the use of certain Underlying Funds advised by Legg Mason affiliates. The agreement sets forth the conditions under which the Company can remove an Underlying Fund, which, in some cases, may differ from the Company's own selection criteria. In addition, during the term of the agreement, subject to the Company's fiduciary and other legal duties, the Company is generally obligated in the first instance to consider Underlying Funds advised by Legg Mason affiliates in seeking to make a substitution for an Underlying Fund advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. (Citigroup) as part of MetLife's acquisition of The Travelers Insurance Company and The Travelers Life and Annuity Company (both of which are now MetLife Insurance Company of Connecticut) from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup sold its asset management business to Legg Mason. The agreement also obligates Legg Mason to continue making payments to the Company with respect to Underlying

Funds advised by Legg Mason affiliates, on the same terms provided for in administrative services agreements between Citigroup's asset management affiliates and the Travelers insurance companies that predate the acquisition.

PAYMENTS WE RECEIVE. As described above, an investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory LLC) or subadviser of an Underlying Fund, or its affiliates, may make payments to the Company and/or certain of its affiliates. These payments may be used for a variety of purposes, including payment of expenses for certain administrative, marketing and support services with respect to the Contracts, and, in the Company's role as an intermediary, with respect to the Underlying Funds. The Company and its affiliates may profit from these payments. These payments may be derived, in whole or in part, from the advisory fee deducted from Underlying Fund assets. Contract Owners, through their indirect investment in the Underlying Funds, bear the costs of these advisory fees (see the Underlying Funds' prospectuses for more information). The amount of the payments we receive is based on a percentage of assets of the Underlying Funds attributable to the Contracts and certain other variable insurance products that the Company and its affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay the Company more than others. These percentages currently range up to 0.50%.

Additionally, an investment adviser or subadviser of an Underlying Fund or its affiliates may provide the Company with wholesaling services that assist in the distribution of the Contracts and may pay the Company and/or certain of its affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or their affiliate) with increased access to persons involved in the distribution of the Contracts.

The Company and/or certain of its affiliated insurance companies have joint ownership interests in its affiliated investment advisers MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." The Company's ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the Underlying Fund. The Company will benefit accordingly from assets allocated to the Underlying Funds to the extent they result in profits to the advisers. (See "Fee
Table -- Underlying Fund Fees and Expenses" for information on the management fees paid by the Underlying Funds and the Statement of Additional Information for the Underlying Funds for information on the management fees paid by the advisers to the subadvisers.)

Certain Underlying Funds have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. An Underlying Fund's 12b-1 Plan, if any, is described in more detail in the Underlying Fund's prospectus. (See "Fee
Table -- Underlying Fund Fees and Expenses" and "Other
Information -- Distribution of Variable Annuity Contracts.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor, MetLife Investors Distribution Company. Payments under an Underlying Fund's 12b-1 Plan decrease the Underlying Fund's investment return.

We make certain payments to American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series. (See "Distribution of Variable Annuity Contracts.")

Each Underlying Fund has different investment objectives and risks. The Underlying Fund prospectuses contain more detailed information on each Underlying Fund's investment strategy, investment advisers and its fees. You may obtain an Underlying Fund prospectus by calling 800-842-9368 or through your registered representative. We do not guarantee the investment results of the Underlying Funds.

The current Underlying Funds are listed below, along with their investment advisers and any subadviser:

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
AMERICAN FUNDS INSURANCE
  SERIES(R) -- CLASS 2
American Funds Global Growth Fund  Seeks capital appreciation         Capital Research and Management
                                   through stocks.                    Company
American Funds Growth Fund         Seeks capital appreciation         Capital Research and Management
                                   through stocks.                    Company
American Funds Growth-Income Fund  Seeks both capital appreciation    Capital Research and Management
                                   and income.                        Company

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
Contrafund(R) Portfolio            Seeks capital appreciation.        Fidelity Management & Research
                                                                      Company
Dynamic Capital Appreciation       Seeks capital appreciation.        Fidelity Management & Research
  Portfolio+                                                          Company
Mid Cap Portfolio                  Seeks long-term growth of          Fidelity Management & Research
                                   capital.                           Company
FRANKLIN TEMPLETON VARIABLE
  INSURANCE PRODUCTS
  TRUST -- CLASS 2
Templeton Foreign Securities Fund  Seeks long-term capital growth.    Templeton Investment Counsel, LLC
                                                                      Subadviser: Franklin Templeton
                                                                      Investment Management Limited
JANUS ASPEN SERIES -- SERVICE
  SHARES
Global Life Sciences Portfolio+    Seeks long-term growth of          Janus Capital Management LLC
                                   capital.
Global Technology Portfolio        Seeks long-term capital growth.    Janus Capital Management LLC
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
Legg Mason Partners Variable       Seeks capital appreciation.        Legg Mason Partners Fund Advisor,
  Aggressive Growth                                                   LLC
  Portfolio -- Class I                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term appreciation of    Legg Mason Partners Fund Advisor,
  Appreciation Portfolio -- Class  capital.                           LLC
  I                                                                   Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks investment results that,     Legg Mason Partners Fund Advisor,
  Equity Index Portfolio -- Class  before expenses, correspond to     LLC
  II                               the price and yield performance    Subadviser: Batterymarch
                                   of the S&P 500(R) Index.           Financial Management, Inc.
Legg Mason Partners Variable       Seeks long-term capital growth.    Legg Mason Partners Fund Advisor,
  Fundamental Value                Current income is a secondary      LLC
  Portfolio -- Class I             consideration.                     Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Investors Portfolio -- Class I   capital. Current income is a       LLC
                                   secondary objective.               Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Large Cap Growth                 capital.                           LLC
  Portfolio -- Class I                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Small Cap Growth                 capital.                           LLC
  Portfolio -- Class I                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks capital appreciation and     Legg Mason Partners Fund Advisor,
  Social Awareness Portfolio       retention of net investment        LLC
                                   income.                            Subadviser: Legg Mason Investment
                                                                      Counsel, LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
Legg Mason Partners Variable       Seeks to provide high current      Legg Mason Partners Fund Advisor,
  Adjustable Rate Income           income and to limit the degree of  LLC
  Portfolio                        fluctuation of its net asset       Subadviser: Western Asset
                                   value resulting from movements in  Management Company
                                   interest rates.
MET INVESTORS SERIES TRUST
BlackRock High Yield               Seeks to maximize total return,    Met Investors Advisory, LLC
  Portfolio -- Class A             consistent with income generation  Subadviser: BlackRock Financial
                                   and prudent investment             Management, Inc.
                                   management.
BlackRock Large Cap Core           Seeks long-term capital growth.    Met Investors Advisory, LLC
  Portfolio -- Class E                                                Subadviser: BlackRock Advisors,
                                                                      LLC
Clarion Global Real Estate         Seeks to provide total return      Met Investors Advisory, LLC
  Portfolio -- Class A             through investment in real estate  Subadviser: ING Clarion Real
                                   securities, emphasizing both       Estate Securities, L.P.
                                   capital appreciation and current
                                   income.
Harris Oakmark International       Seeks long-term capital            Met Investors Advisory, LLC
  Portfolio -- Class A             appreciation.                      Subadviser: Harris Associates
                                                                      L.P.
Janus Forty Portfolio -- Class A   Seeks capital appreciation.        Met Investors Advisory, LLC
                                                                      Subadviser: Janus Capital
                                                                      Management LLC
Lazard Mid Cap Portfolio -- Class  Seeks long-term growth of          Met Investors Advisory, LLC
  A                                capital.                           Subadviser: Lazard Asset
                                                                      Management LLC
Legg Mason Partners Managed        Seeks high total return.           Met Investors Advisory, LLC
  Assets Portfolio -- Class A                                         Subadvisers: Batterymarch
                                                                      Financial Management, Inc.;
                                                                      Western Asset Management Company;
                                                                      ClearBridge Advisors, LLC; Legg
                                                                      Mason Global Asset Allocation,
                                                                      LLC
Lord Abbett Bond Debenture         Seeks high current income and the  Met Investors Advisory, LLC
  Portfolio -- Class A             opportunity for capital            Subadviser: Lord, Abbett & Co.
                                   appreciation to produce a high     LLC
                                   total return.
Lord Abbett Growth and Income      Seeks long-term growth of capital  Met Investors Advisory, LLC
  Portfolio -- Class B             and income without excessive       Subadviser: Lord, Abbett & Co.
                                   fluctuation in market value.       LLC
Lord Abbett Mid Cap Value          Seeks capital appreciation         Met Investors Advisory, LLC
  Portfolio -- Class B             through investments primarily in   Subadviser: Lord, Abbett & Co.
                                   equity securities which are        LLC
                                   believed to be undervalued in the
                                   marketplace.
Met/AIM Capital Appreciation       Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class A                                                Subadviser: Invesco Aim Capital
                                                                      Management, Inc.
MFS(R) Emerging Markets Equity     Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class A+                                               Subadviser: Massachusetts
                                                                      Financial Services Company
MFS(R) Emerging Markets Equity     Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class B++                                              Subadviser: Massachusetts
                                                                      Financial Services Company

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
MFS(R) Research International      Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class B+                                               Subadviser: Massachusetts
                                                                      Financial Services Company
PIMCO Inflation Protected Bond     Seeks to provide maximum real      Met Investors Advisory, LLC
  Portfolio -- Class A             return, consistent with            Subadviser: Pacific Investment
                                   preservation of capital and        Management Company LLC
                                   prudent investment management.
Pioneer Fund Portfolio -- Class A  Seeks reasonable income and        Met Investors Advisory, LLC
                                   capital growth.                    Subadviser: Pioneer Investment
                                                                      Management, Inc.
Pioneer Strategic Income           Seeks a high level of current      Met Investors Advisory, LLC
  Portfolio -- Class A             income.                            Subadviser: Pioneer Investment
                                                                      Management, Inc.
Third Avenue Small Cap Value       Seeks long-term capital            Met Investors Advisory, LLC
  Portfolio -- Class B             appreciation.                      Subadviser: Third Avenue
                                                                      Management LLC
Van Kampen Mid Cap Growth          Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class B+                                               Subadviser: Morgan Stanley
                                                                      Investment Management, Inc.
                                                                      (d/b/a Van Kampen)
METROPOLITAN SERIES FUND, INC.
BlackRock Aggressive Growth        Seeks maximum capital              MetLife Advisers, LLC
  Portfolio -- Class D             appreciation.                      Subadviser: BlackRock Advisors,
                                                                      LLC
BlackRock Bond Income              Seeks a competitive total return   MetLife Advisers, LLC
  Portfolio -- Class A             primarily from investing in        Subadviser: BlackRock Advisors,
                                   fixed-income securities.           LLC
BlackRock Money Market             Seeks a high level of current      MetLife Advisers, LLC
  Portfolio -- Class A             income consistent with             Subadviser: BlackRock Advisors,
                                   preservation of capital.           LLC
Capital Guardian U.S. Equity       Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class A+            capital.                           Subadviser: Capital Guardian
                                                                      Trust Company
Davis Venture Value                Seeks growth of capital.           MetLife Advisers, LLC
  Portfolio -- Class A                                                Subadviser: Davis Selected
                                                                      Advisers, L.P.
FI Large Cap Portfolio -- Class A  Seeks long-term growth of          MetLife Advisers, LLC
                                   capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
FI Value Leaders                   Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class D             capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
MFS(R) Total Return                Seeks a favorable total return     MetLife Advisers, LLC
  Portfolio -- Class F             through investment in a            Subadviser: Massachusetts
                                   diversified portfolio.             Financial Services Company
MFS(R) Value Portfolio -- Class A  Seeks capital appreciation and     MetLife Advisers, LLC
                                   reasonable income.                 Subadviser: Massachusetts
                                                                      Financial Services Company
Oppenheimer Global Equity          Seeks capital appreciation.        MetLife Advisers, LLC
  Portfolio -- Class B                                                Subadviser: OppenheimerFunds,
                                                                      Inc.

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
T. Rowe Price Large Cap Growth     Seeks long-term growth of capital  MetLife Advisers, LLC
  Portfolio -- Class B+            and, secondarily, dividend         Subadviser: T. Rowe Price
                                   income.                            Associates, Inc.
T. Rowe Price Small Cap Growth     Seeks long-term capital growth.    MetLife Advisers, LLC
  Portfolio -- Class B                                                Subadviser: T. Rowe Price
                                                                      Associates, Inc.
Western Asset Management U.S.      Seeks to maximize total return     MetLife Advisers, LLC
  Government Portfolio -- Class A  consistent with preservation of    Subadviser: Western Asset
                                   capital and maintenance of         Management Company
                                   liquidity.
PIMCO VARIABLE INSURANCE
  TRUST -- ADMINISTRATIVE CLASS
Total Return Portfolio             Seeks maximum total return,        Pacific Investment Management
                                   consistent with preservation of    Company LLC
                                   capital and prudent investment
                                   management.
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS II
Comstock Portfolio                 Seeks capital growth and income    Van Kampen Asset Management
                                   through investments in equity
                                   securities, including common
                                   stocks, preferred stocks and
                                   securities convertible into
                                   common and preferred stocks.
Enterprise Portfolio+              Seeks capital appreciation         Van Kampen Asset Management
                                   through investments in securities
                                   believed by the Portfolio's
                                   investment adviser to have above
                                   average potential for capital
                                   appreciation.


---------
+ Not available under all Contracts. Availability depends on Contract issue date.
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.

Certain Variable Funding Options may have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds."

                                  FIXED ACCOUNT

--------------------------------------------------------------------------------

We may offer our Fixed Account as a funding option. Please refer to your Contract and Appendix D for more information.

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------

GENERAL

We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:

     - the ability for you to make withdrawals and surrenders under the Contracts

     - the death benefit paid on the death of the Contract Owner, Annuitant, or first of the joint owners

     - the available funding options and related programs (including dollar cost averaging, portfolio rebalancing, and systematic withdrawal programs)

     -    administration of the annuity options available under the Contracts

     -    the distribution of various reports to Contract Owners

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts

     - sales and marketing expenses including commission payments to your registered representative

     -    other costs of doing business

Risks we assume include:

     - that Annuitants may live longer than estimated when the annuity factors under the Contracts were established

     - that the amount of the death benefit will be greater than the Contract Value

     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. For example, the withdrawal charge we collect may not fully cover all of the sales and distribution expenses we actually incur. We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

WITHDRAWAL CHARGE

We do not deduct a sales charge from Purchase Payments when they are made to the Contract. However, a withdrawal charge will apply if Purchase Payments are withdrawn before they have been in the Contract for seven years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.) We will assess the charge as a percentage of the Purchase Payment withdrawn as follows:

     YEARS SINCE PURCHASE PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%


For purposes of the withdrawal charge calculation, withdrawals are deemed to be taken first from:

     (a)  any Purchase Payment to which no withdrawal charge applies, then

     (b) any remaining free withdrawal allowance (as described below) (after being reduced by (a)), then

     (c) any remaining Purchase Payment to which a withdrawal charge applies (on a first-in, first-out basis), then

     (d)  any Contract earnings

Unless you instruct us otherwise, we will deduct the withdrawal charge from the amount requested.

We will not deduct a withdrawal charge if Purchase Payments are distributed:

     - due to the death of the Contract Owner or the Annuitant (with no Contingent Annuitant surviving)

     -    in the form of Annuity Payments

     - due to a minimum distribution under our minimum distribution rules then in effect

     -    if an income option of at least five year's duration is begun

FREE WITHDRAWAL ALLOWANCE

Beginning in the second Contract Year, you may withdraw up to 10% of the Contract Value annually, without a withdrawal charge. We calculate the available withdrawal amount as of the end of the previous Contract Year. The free withdrawal provision applies to partial and full withdrawals.

Any withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty may be assessed on any withdrawal if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of a withdrawal.

ADMINISTRATIVE CHARGES

There are two administrative charges: the $30 annual Contract administrative charge and the administrative expense charge. The annual Contract administrative charge will be deducted on a pro-rata basis from amounts allocated to the Variable Funding Options. We will deduct this charge on the fourth Friday of each August. This charge compensates us for expenses incurred in establishing and maintaining the Contract and we will prorate this charge (i.e. calculate) from the date of purchase. We will prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a Contract administrative charge from the Fixed Account, if it is available, or:

     (1)  from the distribution of death proceeds;

     (2)  after an annuity payout has begun; or

     (3) if the Contract Value on the date of assessment equals or is greater than $40,000.

We deduct the administrative expense charge (sometimes called "Subaccount administrative charge") on each business day from amounts allocated to the Variable Funding Options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the Variable Funding Options, and is reflected in our Accumulation and Annuity Unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the Variable Funding Options. We reflect the deduction in our calculation of Accumulation and Annuity Unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. This charge is equal to 1.25% annually. This charge compensates the Company for risks assumed, benefits provided and expenses incurred, including the payment of commissions to your registered representative.

VARIABLE LIQUIDITY BENEFIT CHARGE

If the Variable Liquidity Benefit is selected, there is a maximum charge of 6% of the amounts withdrawn. This charge is not assessed during the accumulation phase.

We will assess the charge as a percentage of the total benefit received as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%


Please refer to "Payment Options" for a description of this benefit.

ENHANCED STEPPED-UP PROVISION CHARGE

If the E.S.P. option is selected, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge equals, on an annual basis, 0.20% of the amounts held in each funding option. The E.S.P. option is available if the owner and Annuitant are both age 75 or younger on the Contract Date.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT CHARGE

If you elect to add a GMWB rider to your Contract, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge depends on which GWMB rider you select. The current charge for each rider is as follows: GMWB I: 0.40%; GMWB II: 0.50%; and GMWB III: 0.25%. Your current charge will not change unless you are able to reset your benefits, at which time we may modify the charge, which will never exceed 1.00%. These GMWB riders may be elected only at the time of your initial purchase of the Contract.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the Underlying Funds in the fee table. Please review the prospectus for each Underlying Fund for a more complete description of that fund and its expenses. Underlying Fund expenses are not fixed or guaranteed and are subject to change by the Fund.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 3.5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your Contract Value either upon death, surrender, annuitization, or at the time you make Purchase Payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                    TRANSFERS

--------------------------------------------------------------------------------

Subject to the limitations described below, you may transfer all or part of your Contract Value between Variable Funding Options at any time up to 30 days before the Maturity Date. After the Maturity Date, you may make transfers only if allowed by your Contract or with our consent. Transfer requests received at our Home Office that are in good order before the close of the New York Stock Exchange (NYSE) will be processed according to the value(s) next computed following the close of business. Transfer requests received on a non-business day or after the close of the NYSE will be processed based on the value(s) next computed on the next business day.

Where permitted by state law, we reserve the right to restrict transfers from the Variable Funding Options to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.

Since each Underlying Fund may have different overall expenses, a transfer of Contract Values from one Variable Funding Option to another could result in your investment becoming subject to higher or lower expenses. Also, when making transfers, you should consider the inherent risks associated with the Variable Funding Options to which your Contract Value is allocated.

MARKET TIMING/EXCESSIVE TRADING

Frequent requests from Contract Owners to transfer Contract Value may dilute the value of an Underlying Fund's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Fund and the reflection of that change in the Underlying Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the Underlying Funds and may disrupt Underlying Fund management strategy, requiring an Underlying Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect Contract Owners and other persons who may have an interest in the Contracts (e.g., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield Underlying Funds, i.e., American Funds Global Growth Fund, Clarion Global Real Estate Portfolio, Templeton Foreign Securities Fund, Janus Aspen Series Global Life Sciences Portfolio, Janus Aspen Series Global Technology Portfolio, Legg Mason Partners Variable Small Cap Growth Portfolio, BlackRock High Yield Portfolio, Harris Oakmark International Portfolio, Lord Abbett Bond Debenture Portfolio, MFS(R) Emerging Markets Equity Portfolio, MFS(R) Research International Portfolio, Pioneer Strategic Income Portfolio, Third Avenue Small Cap Value Portfolio and Oppenheimer Global Equity Portfolio (the "Monitored Portfolios"), and we monitor transfer activity in those Monitored Portfolios. In addition, as described below, we treat all American Funds Insurance Series portfolios ("American Funds portfolios") as Monitored Portfolios. We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each of the Monitored Portfolios, in a three-month period there were two or more "round-trips" of a certain dollar amount or greater. A round-trip is defined as a transfer in followed by a transfer out within the next 10 calendar days, or a transfer out followed by a transfer in within the next 10 calendar days. In the case of a Contract that has been restricted previously, a single round-trip of a certain dollar amount or greater will trigger the transfer restrictions described below.

We do not believe that other Underlying Funds present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those Underlying Funds. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain Underlying Funds, we rely on the Underlying Funds to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

AMERICAN FUNDS MONITORING POLICY. As a condition to making their portfolios available in our products, American Funds requires us to treat all American Funds portfolios as Monitored Portfolios under our current market timing and excessive trading policies and procedures. Further, American Funds requires us to impose additional specified monitoring criteria for all American Funds portfolios available under the Contract, regardless of the potential for arbitrage trading. We are required to monitor transfer activity in American Funds portfolios to determine if there were two or more transfers in followed by transfers out, in each case of a certain dollar amount or greater, in any 30-day period. A first violation of the American Funds monitoring policy will result in a written notice of violation; any additional violation will result in the imposition of the transfer restrictions described below. Further, as Monitored Portfolios, American Funds portfolios also will be subject to our current market timing and excessive trading policies, procedures and restrictions, and transfer restrictions may be imposed upon a violation of either monitoring policy.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other Owners or other persons who have an interest in the Contracts, we will exercise our contractual right to restrict your number of transfers to one every six months. In addition, we also reserve the right, but do not have the obligation, to further restrict the right to request transfers by any market timing firm or any other third party who has been authorized to initiate transfers on behalf of multiple Contract Owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Owner, or

     - reject the transfer or exchange instructions of individual Owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Owner.

Transfers made under a Dollar Cost Averaging Program, a rebalancing program or, if applicable, any asset allocation program described in this prospectus are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those Underlying Funds that we believe are susceptible to arbitrage trading or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by Owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the Contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect Owners and other persons with interests in the Contracts. We do not accommodate market timing in any Underlying Fund and there are no arrangements in place to permit any Contract Owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The Underlying Funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares and we reserve the right to enforce these policies and procedures. For example, Underlying Funds may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the Underlying Funds, we have entered into a written agreement, as required by SEC regulation, with each Underlying Fund or its principal underwriter that obligates us to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Contract Owners, and to execute instructions from the Underlying Fund to restrict or prohibit further purchases or transfers by specific Contract Owners who violate the frequent trading policies established by the Underlying Fund.

In addition, Contract Owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the Underlying Funds generally are "omnibus" orders from intermediaries, such as separate accounts funding variable insurance contracts or retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Underlying Funds in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Underlying Funds (and thus Contract Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Underlying Funds. If an Underlying Fund believes that an omnibus order reflects one or more transfer requests from Contract Owners engaged in disruptive trading activity, the Underlying Fund may reject the entire omnibus order.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the Underlying Funds, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single Contract Owner). You should read the Underlying Fund prospectuses for more details.

DOLLAR COST AVERAGING

Dollar cost averaging or the pre-authorized transfer program (the "DCA Program") allows you to transfer a set dollar amount to other funding options on a monthly or quarterly basis during the accumulation phase of the Contract. Using this method, you will purchase more Accumulation Units in a funding option if the value per unit is low and will purchase fewer Accumulation Units if the value per unit is high. Therefore, you may achieve a lower-than-average cost per unit in the long run if you have the financial ability to continue the program over a long enough period of time. Dollar cost averaging does not assure a profit or protect against a loss.

You may elect the DCA Program through Written Request or other method acceptable to us. You must have a minimum total Contract Value of $5,000 to enroll in the DCA Program. The minimum amount that may be transferred through this program is $400. There is no additional fee to participate in the DCA Program.

You may establish pre-authorized transfers of Contract Values from the Fixed Account, subject to certain restrictions. Under the DCA Program, automated transfers from the Fixed Account may not deplete your Fixed Account Value in less than twelve months from your enrollment in the DCA Program.

In addition to the DCA Program, within the Fixed Account, we may credit increased interest rates to Contract Owners under an administrative Special DCA Program established at our discretion, depending on availability and state law. Under this program, the Contract Owner may pre-authorize level transfers to any of the funding options under a 6 Month, 12 Month or 24 Month Special DCA Program. The programs may have different credited interest rates. We must transfer all Purchase Payments and accrued interest on a level basis to the selected funding options in the applicable time period. Under each program, the interest will accrue only on the remaining amounts in the Special DCA Program. For example, under the 12 Month program, the interest rate can accrue up to 12 months on the remaining amounts in the Special DCA Program and we must transfer all Purchase Payments and accrued interest in this program on a level basis to the selected funding options in 12 months.

The pre-authorized transfers will begin after the initial program Purchase Payment and complete enrollment instructions are received by the Company. If we do not receive complete program enrollment instructions within 15 days of receipt of the initial program Purchase Payment, the entire balance in the program will be transferred into the Money Market Variable Funding Option.

You may start or stop participation in the DCA Program at any time, but you must give the Company at least 30 days' notice to change any automated transfer instructions that are currently in place. If you stop the Special DCA Program and elect to remain in the Fixed Account, we will credit your Contract Value for the remainder of 6 or 12 months with the interest rate for non-DCA Program funds.

You may only have one DCA Program or Special DCA Program in place at one time. We will allocate any subsequent Purchase Payments we receive within the DCA Program period selected to the current funding options over the remainder of that DCA Program transfer period, unless you direct otherwise.

All provisions and terms of the Contract apply to the DCA and Special DCA Programs, including provisions relating to the transfer of money between funding options. Transfers made under any DCA Program will not be counted for purposes of restrictions we may impose on the number of transfers permitted under the Contract. We reserve the right to suspend or modify transfer privileges at any time and to assess a processing fee for this service. If the Fixed Account is not available as a funding option, you may still participate in the DCA Program.

                              ACCESS TO YOUR MONEY

--------------------------------------------------------------------------------

Any time before the Maturity Date, you may redeem all or any portion of the Cash Surrender Value, that is, the Contract Value less any withdrawal charge, and any premium tax not previously deducted. Unless you submit a Written Request specifying the Variable Funding Option(s) and/or the Fixed Account from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the Cash Surrender Value as of the close of business after we receive your surrender request at our Home Office. The Cash Surrender Value may be more or less than the Purchase Payments you made. You may not make withdrawals during the annuity period.

For amounts allocated to the Variable Funding Options, we may defer payment of any Cash Surrender Value for a period of up to five business days after the Written Request is received. For amounts allocated to the Fixed Account, we may defer payment of any Cash Surrender Value for a period up to six months. In either case, it is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request.

We may withhold payment of surrender or withdrawal proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

If your Contract is issued as part of a 403(b) plan, there are restrictions on your ability to make withdrawals from your Contract. You may not withdraw contributions or earnings made to your Contract after December 31, 1988 unless you are (a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship. Even if you are experiencing a financial hardship, you may only withdraw contributions, not earnings. You should consult with your tax adviser before making a withdrawal from your Contract.

SYSTEMATIC WITHDRAWALS

Before the Maturity Date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes and withdrawal charge. To elect systematic withdrawals, you must have a Contract Value of at least $15,000 and you must make the election on the form we provide. We will surrender Accumulation Units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to Contract Owners (where allowed by state law). There is currently no additional fee for electing systematic withdrawals.

Each systematic withdrawal is subject to federal income taxes on the taxable portion and may be subject to Contract charges. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.

MANAGED DISTRIBUTION PROGRAM. Under the systematic withdrawal option, you may choose to participate in the Managed Distribution Program. At no cost to you, you may instruct us to calculate and make minimum distributions that may be required by the IRS upon reaching age 70 1/2. (See "Federal Tax Considerations.") These payments will not be subject to the withdrawal charge and will be in lieu of the free withdrawal allowance. No Dollar Cost Averaging will be permitted if you are participating in the Managed Distribution Program.

                              OWNERSHIP PROVISIONS

--------------------------------------------------------------------------------

TYPES OF OWNERSHIP

CONTRACT OWNER

The Contract belongs to the Contract Owner named in the Contract (on the Contract Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for Non-qualified Contracts. You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the Annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the Contract Owner.

If this Contract is purchased by a beneficiary of another contract who directly transferred the death proceeds due under that contract, he/she will be granted the same rights the owner has under the Contract except that he/she cannot transfer ownership, or make additional Purchase Payments.

Joint Owner. For Non-qualified Contracts only, you may name joint owners (e.g., spouses) in a Written Request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a Written Request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the Annuitant or the Contract Owner. If more than one beneficiary survives the Annuitant or Contract Owner, they will share equally in benefits unless you recorded different shares with the Company by Written Request before the death of the Annuitant or Contract Owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from either the Variable Funding Options or the Fixed Account, as most recently elected by the Contract Owner, until the Death Report Date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

ANNUITANT

The Annuitant is designated in the Contract (on the Contract Specifications page), and is the individual on whose life the Maturity Date and the amount of the monthly Annuity Payments depend. You may not change the Annuitant after your Contract is in effect.

Contingent Annuitant. You may name one individual as a Contingent Annuitant. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. If the Annuitant who is not the owner dies prior to the Maturity Date, and the Contingent Annuitant is still living:

     -    the death benefit will not be payable upon the Annuitant's death

     -    the Contingent Annuitant becomes the Annuitant

     -    all other rights and benefits will continue in effect

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect.

If the Annuitant is also the owner, a death benefit is paid to the beneficiary regardless of whether or not there is a Contingent Annuitant.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

Before the Maturity Date, generally, a death benefit is payable when either the Annuitant or a Contract Owner dies. We calculate the death benefit at the close of the business day on which our Home Office receives (1) Due Proof of Death and
(2) written payment instructions or election of spousal contract continuance or beneficiary contract continuance ("Death Report Date").

Note: If the owner dies before the Annuitant, the death benefit is recalculated, replacing all references to "Annuitant" with "owner."

DEATH PROCEEDS BEFORE THE MATURITY DATE

IF THE ANNUITANT OR AN OWNER IS YOUNGER THAN AGE 80 ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greatest of (1), (2) or (3) below, each reduced by any applicable premium tax:

     (1)  the Contract Value on the Death Report Date

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals; or

     (3)  the Step-Up Value (if any, as described below)*

* Your Step-Up Value will be subject to the partial surrender reduction below even if you have elected a GMWB rider.

STEP-UP VALUE. We will establish a step-up value on each Contract Date anniversary that occurs on or prior to the Death Report Date. The step-up value will initially equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When you make a withdrawal, we will reduce the step-up value by a partial surrender reduction as described below. On each Contract anniversary before the Annuitant's 80th birthday and before the Annuitant's death, if the Contract Value is greater than the step-up value, we will reset the step-up value to equal that greater amount. We will not reduce the step-up value on these anniversary recalculations (provided no withdrawals or surrenders are made on that day). The only changes we will make to the step-up value on or after the Annuitant's 80th birthday will be those related to additional Purchase Payments or withdrawals.

PARTIAL SURRENDER REDUCTION. If you make a withdrawal, we will reduce the step-up value by a partial surrender reduction which equals (1) the step-up value prior to the withdrawal, multiplied by (2) the amount of the withdrawal, divided by (3) the Contract Value before the withdrawal.

For example, assume your current Contract Value is $55,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$55,000) = $9,090

Your new step-up value would be $50,000-$9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new step-up value would be $50,000-$16,666, or $33,334.

IF THE ANNUITANT OR AN OWNER IS AGE 80 OR OLDER ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greater of (1) or (2) below, each reduced by any applicable premium tax or outstanding loans not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals.

ENHANCED STEPPED-UP PROVISION ("E.S.P.")

THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

The rider effective date is the date the rider is attached to and made a part of the Contract. If you have selected the E.S.P., the total death benefit as of the Death Report Date will equal the death benefit described above plus the greater of zero or the following amount:

IF THE ANNUITANT IS YOUNGER THAN AGE 70 ON THE RIDER EFFECTIVE DATE, 40% OF THE LESSER OF: (1) 200% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date; or

IF THE ANNUITANT IS BETWEEN THE AGES OF 70 AND 75 ON THE RIDER EFFECTIVE DATE, 25% OF THE LESSER OF: (1) 200% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date.

THE INITIAL MODIFIED PURCHASE PAYMENT IS EQUAL TO THE CONTRACT VALUE AS OF THE RIDER EFFECTIVE DATE. Whenever a Purchase Payment is made after the rider effective date, the modified Purchase Payment(s) are increased by the amount of the Purchase Payment. Whenever a partial surrender is taken after the rider effective date, the modified Purchase Payment(s) are reduced by a partial surrender reduction as described below.

THE PARTIAL SURRENDER REDUCTION IS EQUAL TO: (1) the modified Purchase Payment(s) in effect immediately prior to the reduction for the partial surrender, multiplied by (2) the amount of the partial surrender divided by (3) the Contract Value immediately prior to the partial surrender.

For example, assume your current modified Purchase Payment is $50,000 and that your current Contract Value is $55,000. You decide to make a withdrawal of $10,000. We would reduce the modified Purchase Payment as follows:

           $50,000 x ($10,000/$55,000) = $9,090

You new modified Purchase Payment would be $50,000 -- $9,090 = $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current modified Purchase Payment is $50,000 and you decide to make a withdrawal of $10,000, we would reduce the modified Purchase Payment as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new modified Purchase Payment would be $50,000 -- $16,666 = $33,334.

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the Maturity Date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

NON-QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS NOT THE         The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT) (WITH NO JOINT     none, to the Contract          continue the Contract rather
OWNER)                        Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS THE ANNUITANT   The beneficiary (ies), or if   The beneficiary elects to      Yes
WITH NO JOINT OWNER)          none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
NON-SPOUSAL JOINT OWNER (WHO  The surviving joint owner.                                    Yes
IS NOT THE ANNUITANT)

--------------------------------------------------------------------------------------------------------------
NON-SPOUSAL JOINT OWNER (WHO  The beneficiary(ies), or if    The beneficiary elects to      Yes
IS THE ANNUITANT)             none, to the surviving joint   continue the Contract rather
                              owner.                         than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
SPOUSAL JOINT OWNER (WHO IS NOT THE ANNUITANT)
The surviving joint owner.    The spouse elects to           Yes
                              continue the Contract.

--------------------------------------------------------------------------------------------------------------
SPOUSAL JOINT OWNER (WHO IS   The beneficiary (ies) or, if   The spouse elects to           Yes
THE ANNUITANT)                none, to the surviving joint   continue the Contract.
                              owner.
                                                             A spouse who is not the
                                                             beneficiary may decline to
                                                             continue the contract and
                                                             instruct the Company to pay
                                                             the beneficiary who may
                                                             elect to continue the
                                                             Contract.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS NOT THE     The beneficiary (ies), or if   The beneficiary elects to      Yes
CONTRACT OWNER)               none, to the Contract Owner.   continue the Contract rather
                              If the Contract Owner is not   than receive a lump sum
                              living, then to the            distribution.
                              surviving joint owner. If
                              none, then to the Contract
                              Owner's estate.
                                                             But, if there is a
                                                             Contingent Annuitant, then
                                                             the Contingent Annuitant
                                                             becomes the Annuitant and
                                                             the Contract continues in
                                                             effect (generally using the
                                                             original Maturity Date). The
                                                             proceeds will then be paid
                                                             upon the death of the
                                                             Contingent Annuitant or
                                                             owner.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS THE         See death of "owner who is                                    Yes
CONTRACT OWNER) (WITH NO      the Annuitant (with no joint
JOINT OWNER)                  owner)" above.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS THE         See death of "Non-Spousal
CONTRACT OWNER) (WITH JOINT   Joint Owner (who is the
OWNERS)                       Annuitant)" or "Spousal
                              Joint Owner (who is the
                              Annuitant)", as applicable

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHERE OWNER IS A   The beneficiary (ies) (e.g.                                   Yes (Death of
NONNATURAL PERSON/TRUST)      the trust) or if none, to                                     Annuitant is
                              the owner.                                                    treated as death
                                                                                            of the owner in
                                                                                            these
                                                                                            circumstances.)

--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------

QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER/ANNUITANT               The beneficiary (ies), or if   The beneficiary elects to      Yes
                              none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.
--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------


---------
* Certain payout rules of the Code are triggered upon the death of any Owner. Non-spousal beneficiaries (as well as spousal beneficiaries who choose not to assume the Contract) must begin taking distributions based on the beneficiary's life expectancy within one year of death or take a complete distribution of Contract proceeds within 5 years of death. For Qualified Contracts, if mandatory distributions have begun at the death of the Annuitant, the 5-year payout option is not available.

SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY -- DOES NOT APPLY IF A NON-SPOUSE IS A JOINT OWNER)

Within one year of your death, if your spouse is named as an owner and/or beneficiary, and you die before the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. If you were the Annuitant and your spouse elects to continue the Contract, your spouse will be named the Annuitant as of the Death Report Date.

If your spouse elects to continue the Contract as Contract Owner, the death benefit will be calculated as of the Death Report Date. If the Contract Value is less than the calculated death benefit, the Contract Value will be increased to equal the death benefit. This amount is referred to as the adjusted Contract Value. Any difference between the Contract Value and the adjusted Contract Value will be allocated to the funding options in the same proportion as the allocations of the Contract prior to the Death Report Date.

The terms and conditions that applied to the original Contract (including Contract fees and charges) will also apply to the continued Contract, with certain exceptions described in the Contract. Any Purchase Payment made before the Death Report Date is no longer subject to a withdrawal charge if your spouse elects to continue the Contract. Purchase Payments made to the Contract after the Death Report Date will be subject to the withdrawal charge. All other benefits and features of your Contract will be based on your spouse's age on the Death Report Date as if your spouse had purchased the Contract with the adjusted Contract Value on the Death Report Date. This spousal contract continuance is available only once for each Contract. For purposes of the death benefit on the continued Contract, the death benefit will be calculated the same as prior to continuance except all values used to calculate the death benefit, which may include a Step-Up Value or Roll-Up Death Benefit Value (depending on the optional benefit), are reset on the date the spouse continues the contract.

Spousal continuation will not satisfy required minimum distribution rules for Qualified Contracts other than IRAs. In addition, because the contract proceeds must be distributed within the time periods required by the federal Internal Revenue Code, the right of a spouse to continue the contract, and all contract provisions relating to spousal continuation, are available only to a person who is defined as a "spouse" under the federal Defense of Marriage Act, or any other applicable federal law. Accordingly, a purchaser who has or is contemplating a civil union should note that a a civil union partner would not be able to receive continued payments upon the death of the Owner under the Joint Life version of the GMWB for Life (the "Living Income Guarantee for 2"). Please consult a tax advisor before electing this option.

BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES)

If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the Death Report Date, (more than $1,000,000 is subject to Home Office approval), your beneficiary(ies) may elect to continue his/her portion of the Contract subject to applicable Internal Revenue

Code distribution requirements, rather than receive the death benefit in a lump sum. If the beneficiary chooses to continue the Contract, the beneficiary can extend the payout phase of the Contract enabling the beneficiary to "stretch" the death benefit distributions out over his life expectancy as permitted by the Internal Revenue Code.

If your beneficiary elects to continue the Contract, the death benefit will be calculated as of the Death Report Date. The initial Contract Value of the continued Contract (the "adjusted Contract Value") will equal the greater of the Contract Value or the death benefit calculated on the Death Report Date and will be allocated to the funding options in the same proportion as prior to the Death Report Date. If the adjusted Contract Value is allocated to the Variable Funding Options, the beneficiary bears the investment risk.

The beneficiary who continues the Contract will be granted the same rights as the owner under the original Contract, except the beneficiary cannot:

     -    transfer ownership

     -    make additional Purchase Payments

The beneficiary may also name his/her own beneficiary ("succeeding beneficiary") and has the right to take withdrawals at any time after the Death Report Date without a withdrawal charge. The E.S.P. option is not available to a beneficiary continuing the Contract under this provision. All other fees and charges applicable to the original Contract will also apply to the continued Contract; the E.S.P. charge no longer applies. All benefits and features of the continued Contract will be based on the beneficiary's age on the Death Report Date as if the beneficiary had purchased the Contract with the adjusted Contract Value on the Death Report Date.

PLANNED DEATH BENEFIT

You may request that rather than receive a lump-sum death benefit, the beneficiary(ies) receive all or a portion of the death benefit proceeds either:

     - as a variable or fixed annuity for life or a period that does not exceed the beneficiary's life expectancy, or

     - under the terms of the Beneficiary Continuance provision described above. If the Beneficiary Continuance provision is selected as a planned death benefit, no surrenders will be allowed other than payments meant to satisfy minimum distribution amounts or systematic withdrawal amounts, if greater.

You must make the planned death benefit request as well as any revocation of this request in writing. Upon your death, your beneficiary(ies) cannot revoke or modify this request. If the death benefit at the time we receive Due Proof of Death is less than $2,000, we will only pay a lump sum to the beneficiary. If periodic payments due under the planned death benefit election are less than $100, we reserve the right to make Annuity Payments at less frequent intervals, resulting in a payment of at least $100 per year. If no beneficiary is alive when death benefits become payable, we will pay the death benefit as provided in your Contract.

DEATH PROCEEDS AFTER THE MATURITY DATE

If any Contract Owner or the Annuitant dies on or after the Maturity Date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity option then in effect.

                                 LIVING BENEFITS

--------------------------------------------------------------------------------

GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB" OR "PRINCIPAL GUARANTEE")

For an additional charge, you may elect an optional rider for your Contract that provides a Guaranteed Minimum Withdrawal Benefit, or "GMWB". A GMWB rider is designed to protect your investment from poor market performance, as long as you do not withdraw more than a certain amount from your Contract each year.

AVAILABILITY AND ELIGIBILITY We offer different GMWB riders so that you can choose the level of benefits and costs that makes the most sense for you. This prospectus offers three different GMWB riders, and the availability of each depends on when you purchase your Contract and your state of residence. The three GMWB riders described in this prospectus are called "GMWB I", "GMWB II", and "GMWB III" ; we may refer to any one of these as GMWB. The availability of each rider is shown below.

CURRENTLY, YOU MAY ELECT A GMWB RIDER ONLY AT THE TIME OF YOUR INITIAL PURCHASE OF THE CONTRACT.

REMAINING BENEFIT BASE ("RBB") For all GMWB riders, the amount of your investment that is guaranteed is called the "remaining benefit base" or "RBB." Your initial RBB is equal to your initial Purchase Payment. If you added the GMWB after the initial purchase of the Contract, the Initial RBB is the Contract Value on the date the GWMB was added. The RBB is not a lump sum guarantee, rather, it is the amount that we guarantee to return to you through a series of payments that annually do not exceed a percentage of your RBB.

ANNUAL WITHDRAWAL BENEFIT ("AWB") The annual percentage of your RBB that is available for withdrawal is called the "annual withdrawal benefit" or "AWB". Each year you may take withdrawals that do not exceed your AWB until your RBB is depleted. Each year you may take your AWB monthly, annually, or on any payment schedule you request. You may take withdrawals in any dollar amount up to your AWB without affecting your guarantee. If you choose to receive only a part of, or none of, your AWB in any given year, your AWB in any subsequent year will not be increased. In that case you are choosing to deplete your RBB over a longer period of time.

The AWB is a percentage of your RBB and depends on which GMWB rider you select. Your initial AWB is calculated as a percentage of the RBB immediately before your first withdrawal:

--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
If you make your first                    5% of RBB                 5% of RBB                 5% of RBB
withdrawal before the 3rd
anniversary
after you purchase GMWB:
--------------------------------------------------------------------------------------------------------------
If you make your first                   10% of RBB                10% of RBB                 5% of RBB
withdrawal on or after the 3(rd)
anniversary after you purchase
GMWB:
--------------------------------------------------------------------------------------------------------------


ADDITIONAL PREMIUM Currently, additional Purchase Payments serve to increase your RBB and AWB. After each Purchase Payment your new RBB equals your RBB immediately prior to the Purchase Payment plus the dollar amount of the Purchase Payment. Your new AWB is equal to the AWB immediately prior to the Purchase Payment, plus a percentage of the Purchase Payment. We use the same percentage as that used to calculate your original AWB as shown above.

We reserve the right not to include additional Purchase Payments into the calculation of the RBB or AWB.

WITHDRAWALS When you make a withdrawal, your AWB remains the same as long as the sum of all of your withdrawals since the most recent anniversary of your purchase or reset of GMWB (or "GMWB Anniversary"), including the current withdrawal, does not exceed your AWB immediately prior to the current withdrawal. In such case your RBB is decreased to equal the RBB immediately prior to the withdrawal, less the dollar amount of the current withdrawal.

However, if you make a withdrawal so that the total of all your withdrawals since your GMWB anniversary, including the current withdrawal, exceeds your AWB immediately prior to the current withdrawal, we will recalculate both your RBB and AWB. The recalculation depends on which GMWB rider you select:

IF YOU SELECT GMWB II OR GMWB III:

     - To recalculate your RBB, we reduce your RBB by the greater of the dollar amount of your withdrawal, or a "partial withdrawal reduction". The partial withdrawal reduction is equal to 1) the RBB in effect immediately prior to the current withdrawal, multiplied by 2) the amount of the current withdrawal divided by 3) the Contract Value immediately prior to the current withdrawal.

     - To recalculate your AWB, we reduce your AWB by a partial withdrawal reduction, which is equal to 1) the AWB in effect immediately prior to the current withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the current withdrawal.

IF YOU PURCHASED GMWB I:

     - To recalculate your RBB, we reduce your RBB by a "partial withdrawal reduction". The partial withdrawal reduction is equal to 1) the RBB in effect immediately prior to the current withdrawal, multiplied by 2) the amount of the current withdrawal divided by 3) the Contract Value immediately prior to the current withdrawal.

     - To recalculate your AWB, we reduce your AWB by a partial withdrawal reduction, which is equal to 1) the AWB in effect immediately prior to the current withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the current withdrawal.

We will waive any surrender charge on amounts that you withdraw up to your AWB, or, for GMWB II and GMWB III only, on amounts up to the amount withdrawn under our Managed Distribution Program, even if such annual amount withdrawn is greater than your free withdrawal allowance.

WITHDRAWAL EXAMPLES. The following examples are intended to illustrate the effect of withdrawals on your RBB and AWB, depending on which GMWB rider you select. The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including the Variable Funding Options selected by you. The example does not reflect the deduction of fees and charges, withdrawal charges and applicable income taxes and penalties. Assume your initial RBB is $100,000, your age is less than 70, and you take a withdrawal of $10,000 after your first GMWB Anniversary:

                   WITHDRAWAL EXAMPLE FOR GMWB II AND GMWB III

-------------------------------------------------------------------------------------------------------------------------
                          ASSUMES 10% GAIN ON INVESTMENT                        ASSUMES 10% LOSS ON INVESTMENT
-------------------------------------------------------------------------------------------------------------------------
               CONTRACT                                              CONTRACT
                 VALUE            RBB                AWB (5%)          VALUE            RBB                AWB (5%)
-------------------------------------------------------------------------------------------------------------------------
VALUES AS OF
-------------------------------------------------------------------------------------------------------------------------
INITIAL GMWB
PURCHASE       $100,000        $100,000               $5,000         $100,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY
PRIOR TO
WITHDRAWAL     $110,000        $100,000               $5,000          $90,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
PARTIAL
WITHDRAWAL        N/A         (100,000 x           [5,000 x (1-         N/A         (100,000 x           [5,000 x (1-
REDUCTION                  10,000/110,000) =    90,000/100,000)] =               10,000/90,000) =     88,889/100,000)] =
(PWR)                            9,091                  500                           $11,111                $556
-------------------------------------------------------------------------------------------------------------------------
GREATER OF
PWR OR THE
DOLLAR AMOUNT                   $10,000                                               $11,111
OF THE
WITHDRAWAL                  (10,000>9,091)                                        (11,111>10,000)
-------------------------------------------------------------------------------------------------------------------------
CHANGE IN
VALUE DUE TO
WITHDRAWAL
(PARTIAL
SURRENDER
REDUCTION)      $10,000         $10,000                $500           $10,000         $11,111                $556
-------------------------------------------------------------------------------------------------------------------------
VALUE
IMMEDIATELY
AFTER
WITHDRAWAL     $100,000         $90,000               $4,500          $80,000         $88,889               $4,444
-------------------------------------------------------------------------------------------------------------------------

                          WITHDRAWAL EXAMPLE FOR GMWB I

-------------------------------------------------------------------------------------------------------------------------
                          ASSUMES 10% GAIN ON INVESTMENT                        ASSUMES 10% LOSS ON INVESTMENT
-------------------------------------------------------------------------------------------------------------------------
               CONTRACT                                              CONTRACT
                 VALUE            RBB                AWB (5%)          VALUE            RBB                AWB (5%)
-------------------------------------------------------------------------------------------------------------------------
VALUES AS OF
-------------------------------------------------------------------------------------------------------------------------
INITIAL GMWB
PURCHASE       $100,000        $100,000               $5,000         $100,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY
PRIOR TO
WITHDRAWAL     $110,000        $100,000               $5,000          $90,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY                     $90,909               $4,545                          $88,889               $4,444
AFTER
WITHDRAWAL               [100,000 -- (100,000         [(5,000                  [100,000 -- (100,000        [5,000 x
               $100,000    x10,000/110,000)]     x90,909/100,000)]    $80,000    x10,000/90,000)]      (88,889/100,000)]
-------------------------------------------------------------------------------------------------------------------------
CHANGE IN
VALUE DUE TO
WITHDRAWAL
(PARTIAL
SURRENDER
REDUCTION)      $10,000         $9,091                 $455           $10,000         $11,111                $556
-------------------------------------------------------------------------------------------------------------------------


TAX-QUALIFIED DISTRIBUTION PROGRAMS (GMWB II AND GMWB III ONLY). If you select GMWB II or GMWB III, subject to certain limitations and restrictions, your AWB will not incur a recalculation as a result of distributions taken under certain eligible Tax-Qualified Distribution Programs ("Tax-Qualified Distribution Programs"). Instead, such distributions will reduce the RBB by the amount of the withdrawal, and will not affect the AWB.

For purposes of GMWB II and GMWB III, the following Tax-Qualified Distribution Programs are eligible. Only certain types of distribution methods are eligible as described below. Please consult with your tax adviser to make sure you are eligible:

     - Distributions intended to satisfy the required minimum distribution rules under Internal Revenue Code ("Code") Section 401(a)(9) and the Treasury Regulations promulgated thereunder, as applicable, to:

          -    a qualified retirement plan (Code Section 401),

          -    a tax-sheltered annuity (Code Section 403(b)),

          -    an individual retirement account (Code Sections 408(a)),

          -    an individual retirement annuity (Code Section 408(b)), or

          -    a qualified deferred compensation plan (Code Section 457).

          Required minimum distribution must be calculated using the Uniform Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-2) and/or the Joint and Last Survivor Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-3), and for distributions where the employee (owner) dies before the entire interest is distributed as described in Code Section 401(a)(9)(B)(iii) calculated using the Single Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1), as appropriate (each table as in effect as of January 1, 2004).

     - Distributions intended to satisfy the exception under Code Section 72(s)(2) to the required minimum distribution rules which apply after the death of the holder of a nonqualified annuity contract provided under Code Section 72(s)(1) for certain amounts payable over the life of a designated beneficiary;

     - Distributions intended to satisfy the exception under Code Section 72(t)(2)(A)(iv) from the 10% additional tax on early distributions from qualified retirement plans imposed by Code Section 72(t)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and his designated beneficiary, provided, however, the amount of the substantially equal periodic payments must be calculated under the required minimum distribution method set forth in the Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Revenue Ruling 2002-62, 2002-42 I.R.B. 710 (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will not be considered a Tax-Qualified Distribution Program); or

     - Distributions intended to satisfy the exception under Code Section 72(q)(2)(D) from the 10% additional tax on early distributions from nonqualified annuity contracts imposed by Code Section 72(q)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the Beneficiary or the joint lives (or joint life expectancies) of such Beneficiary and his designated beneficiary, provided, however, the amount of the substantially equal periodic payment must be calculated under the required minimum distribution method set forth in Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Internal Revenue Bulletin 2004-9, Notice 2004-15, page 526. (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will not be considered a Tax-Qualified Distribution Program).

You are subject to the following limitations if you are taking distributions under a Tax-Qualified Distribution Program:

     - YOU MUST ENROLL IN OUR MANAGED DISTRIBUTION PROGRAM. If you do not enroll or if you cancel your enrollment, you can continue to make withdrawals under your GMWB rider, however your RBB and AWB may be subject to a recalculation. Under our Managed Distribution Program, you select the frequency of payments. You may change the frequency of your payments only once every two years after your GMWB Anniversary, and you may only make the change during the 30-day period after your GMWB Anniversary. At the time you purchase GMWB, your initial frequency of payment must be annual if you did not take distributions pursuant to your Tax-Qualified Distribution Program at your previous financial institution, unless you turn age 70 1/2 before the first GMWB anniversary.

          You are advised to take your required distributions prior to purchasing GMWB in order to have the choice of taking your distributions on a monthly, quarterly, semi-annual or annual basis. If you do not take your distribution before purchasing GMWB, you will be limited to taking annual distributions for the first two Contract Years after which time you can choose an alternate mode of distribution.

     - ANY WITHDRAWALS OUTSIDE OF THE PROGRAM MAY DECREASE YOUR BENEFIT. All withdrawals under your Contract must be made pursuant to the Tax-Qualified Distribution Program during any 12-month period after an anniversary of your purchase of GMWB (a "GMWB Year"). If during any GMWB Year you take any additional withdrawals that are not made pursuant to the Program, you can continue to make withdrawals under your GMWB rider, however for the remainder of the GMWB Year your RBB and AWB may be subject to a partial withdrawal reduction. To avoid any partial withdrawal reduction, all withdrawals under your Contract must be made pursuant to your Tax-Qualified Distribution Program.

RESET (GMWB I OR GMWB II ONLY). If you select GMWB I or GMWB II, you may choose to reset your RBB starting with the 5th year anniversary date of your GMWB purchase. In accordance with the terms of the rider we have established the following procedures for resets. If you elect to reset within 30 days prior to the end of the 5th contract year, your new RBB will be reset to equal your current Contract Value. If you do not reset on the 5th year anniversary, you will have the opportunity to elect to reset during the 30-day period prior to each anniversary following the date of your 5th year anniversary of your GMWB purchase. In the event that you elect a reset you will be eligible to reset your RBB again provided that 5 contract years have elapsed since the most recent reset, so long as your election is made during the 30-day period prior to the anniversary date of your GMWB purchase.

Each time you reset your RBB, your new AWB will equal a percentage of your new RBB. The percentage used is the same percentage used to calculate your AWB before the reset.

If you are age 95 and are taking withdrawals under a Tax-Qualified Distribution Program, you may not reset if you purchased GMWB II.

Depending on your Contract Value and the current fee for GMWB, it may not be beneficial to reset your RBB. Generally, it may be beneficial to reset your RBB if your Contract Value exceeds your RBB. However, the charge may increase if you elect to reset the RBB. (In such cases, the charge will never exceed the guaranteed maximum charge.) Further, if you reset your RBB, your new AWB may be higher or lower than your current AWB. In addition, the length of time over which you can expect to receive your RBB will be reset.

INVESTMENT RESTRICTIONS (GMWB II AND GMWB III ONLY)

We reserve the right to restrict allocations to a Variable Funding Option or limit the percentage of Contract value that may be allocated to a Variable Funding Option at any time. If we do so we would provide you with asset allocation requirements, and we reserve the right to require periodic rebalancing of Contract value allocated to Variable Funding Options according to specified percentages. We will provide no less than 30 days advanced written notice if we exercise our right to restrict or limit allocations to a Variable Funding Option and/or require periodic rebalancing between Variable Funding Options. Our ability to restrict allocations to a Variable Funding Option may be different depending on your state.

If we restrict allocations to a Variable Funding Option, as of the effective date of the restriction, we will no longer allow additional Purchase Payments to be applied, or transfers of Contract value to be allocated into the restricted Variable Funding Option. Any Contract value previously allocated to a restricted Variable Funding Option will not be subject to the restriction. If we impose a limit on the percentage of Contract value allocated to a Variable Funding Option, as of the effective date of the restriction, we will impose the limit on all subsequent allocations.

GMWB CHARGE. The charge for your GMWB rider is different depending on which version of GMWB you choose. For all GMWB riders, the charge is deducted each business day from amounts held in each Variable Funding Option. The current charge for each rider, on an annual basis, is shown below. Your current charge will not change unless you reset your benefits, at which time we may modify the charge. In such case the charge will never exceed 1.00%.

--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
Current Annual Charge                       0.40%                     0.50%                     0.25%
--------------------------------------------------------------------------------------------------------------
Maximum Annual Charge After a               1.00%                     1.00%                      N/A
Reset
--------------------------------------------------------------------------------------------------------------


MAXIMUM RBB. Although we have no current plans to do so, in the future we may impose a maximum RBB. If we do, we would stop including additional Purchase Payments into the calculation of your RBB. If we impose a maximum RBB for Purchase Payments or reset, the maximum RBB will never be less than the cumulative Purchase Payments to which we have previously consented.

Currently you must obtain our consent to purchase any RBB over $1 million. Purchase Payments under $1 million are not subject to a maximum RBB.

TERMINATION. Once you purchase GMWB I, you cannot cancel it. If you select GMWB II or GMWB III, you may terminate your rider at any time after the 5(th) anniversary of your purchase of GMWB. Once you terminate a GMWB III rider, you cannot re-elect it. You must request your termination in writing. All GMWB riders terminate automatically when you reach the maturity date of your Contract, if your Contract is assigned, or if the rider is exchanged for a similar rider offered by us.

OTHER INFORMATION ABOUT GMWB. If your Contract Value reaches zero, and you have purchased this benefit, the following will occur:

     - The AWB will continue to be paid to you until the RBB is depleted, not more frequently than monthly. Upon your death, your beneficiary will receive these payments. No other death benefit or optional benefit, if any, will be paid.

     - The total annual payment amount will equal the AWB and will never exceed your RBB, and

     - We will no longer accept subsequent Purchase Payments into the Contract.

If a spouse or beneficiary continues this Contract upon the death, and you had elected GMWB, all terms and conditions of this benefit would apply to the new owner.

COMPARISON OF IMPORTANT DIFFERENCES AMONG THE GMWB RIDERS

The following chart may help you decide which version of GMWB is best for you.

--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
AWB                                  5% of RBB if first        5% of RBB if first             5% of RBB
                                   withdrawal before 3(rd)   withdrawal before 3(rd)
                                   anniversary 10% of RBB    anniversary 10% of RBB
                                   if first withdrawal on    if first withdrawal on
                                       or after 3(rd)            or after 3(rd)
                                         anniversary               anniversary
--------------------------------------------------------------------------------------------------------------
ANNUAL CHARGE                               0.40%                     0.50%                     0.25%
--------------------------------------------------------------------------------------------------------------
RESET                                        Yes                       Yes                       No
--------------------------------------------------------------------------------------------------------------
CAN I CANCEL MY GMWB?                        No               Yes, after the 5(th)      Yes, after the 5(th)
                                                               anniversary of GMWB       anniversary of GMWB
                                                                    purchase                  purchase
--------------------------------------------------------------------------------------------------------------
INVESTMENT RESTRICTIONS                      No                        Yes                       Yes
--------------------------------------------------------------------------------------------------------------
WAIVER OF RECALCULATION OF AWB               No                        Yes                       Yes
FOR DISTRIBUTIONS FROM TAX-
QUALIFIED PLANS
--------------------------------------------------------------------------------------------------------------


                               THE ANNUITY PERIOD

--------------------------------------------------------------------------------

MATURITY DATE

Under the Contract, you can receive regular payments ("Annuity Payments"). You can choose the month and the year in which those payments begin ("Maturity Date"). You can also choose among payout options or elect a lump sum distribution. While the Annuitant is alive, you can change your selection any time up to the Maturity Date. Annuity Payments will begin on the Maturity Date stated in the Contract unless (1) you fully surrendered the Contract; (2) we paid the proceeds to the beneficiary before that date; or (3) you elected another date. Annuity Payments are a series of periodic payments (a) for life;
(b) for life with a minimum number of payments assured; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period. We may require proof that the Annuitant is alive before we make Annuity Payments. Not all options may be available in all states. Please be aware that once the Contract is annuitized, you are ineligible to receive the death benefit you have selected and any living benefit rider is terminated.

You may choose to annuitize at any time after the first Contract Date anniversary. Unless you elect otherwise, the Maturity Date will be the Annuitant's 70(th) birthday for Qualified Contracts and the Annuitant's 75(th) birthday of Non-qualified Contracts or ten years after the effective date of the Contract, if later (this requirement may be changed by us).

At least 30 days before the original Maturity Date, you may elect to extend the Maturity Date to any time prior to the Annuitant's 85th birthday for Non-qualified Contracts or, for Qualified Contracts, to a later date with our consent. You may use certain annuity options taken at the Maturity Date to meet the minimum required distribution requirements of federal tax law, or you may use a program of withdrawals instead. These mandatory distribution requirements take effect generally upon the death of the Contract Owner, or with certain Qualified Contracts upon either the later of the Contract Owner's attainment of age 70 1/2 or year of retirement; or the death of the Contract Owner. You should seek independent tax advice regarding the election of minimum required distributions.

ALLOCATION OF ANNUITY

You may elect to receive your Annuity Payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time Annuity Payments begin, you have not made an election, we will apply your Cash Surrender Value to provide an annuity funded by the same funding options as you have selected during the accumulation period. At least 30 days before the Maturity Date, you may transfer the Contract Value among the funding options in order to change the basis on which we will determine Annuity Payments. (See "Transfers.")

VARIABLE ANNUITY

You may choose an annuity payout that fluctuates depending on the investment experience of the Variable Funding Options. We determine the number of Annuity Units credited to the Contract by dividing the first monthly Annuity Payment attributable to each Variable Funding Option by the corresponding Accumulation Unit value as of 14 days before the date Annuity Payments begin. We use an Annuity Unit to measure the dollar value of an Annuity Payment. The number of Annuity Units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly Annuity Payment. If you elect a variable annuity, the amount we apply to it will be the Cash Surrender Value as of 14 days before the date Annuity Payments begin, less any applicable premium taxes not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the Annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly Annuity Payment by multiplying the benefit per $1,000 of value shown in the Contract tables by the number of thousands of dollars of Contract Value you apply to that annuity option. The Contract tables factor in an assumed daily net investment factor of 3.0%. We call this your net investment rate. Your net investment rate of 3% corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your Variable Funding Options is less than 3%, then the dollar amount of your variable Annuity Payments will decrease. However, if the annualized investment performance, after expenses, of your Variable Funding Options is greater than 3%, then the dollar amount of your variable Annuity Payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent Annuity Payments changes from month to month based on the investment experience, as described above, of the applicable funding options. The total amount of each Annuity Payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of Annuity Units we credited to each funding option by the corresponding Annuity Unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY

You may choose a fixed annuity that provides payments that do not vary during the annuity period. We will calculate the dollar amount of the first fixed Annuity Payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your Cash Surrender Value as of the date Annuity Payments begin. Payout rates will not be lower than that shown in the Contract. If it would produce a larger payment, the first fixed Annuity Payment will be determined using the Annuity Tables in effect on the Maturity Date.

                                 PAYMENT OPTIONS

--------------------------------------------------------------------------------

ELECTION OF OPTIONS

While the Annuitant is alive, you can change your annuity option selection any time up to the Maturity Date. Once Annuity Payments have begun, no further elections are allowed.

During the Annuitant's lifetime, if you do not elect otherwise before the Maturity Date, we will pay you (or another designated payee) the first of a series of monthly Annuity Payments based on the life of the Annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain Qualified Contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract. (See "Annuity Options.")

The minimum amount that can be placed under an annuity option will be $2,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the Contract Value in a lump-sum.

On the Maturity Date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the Annuitant must be made by the Contract Owner.

ANNUITY OPTIONS

Subject to the conditions described in "Election of Options" above, we may pay all or any part of the Cash Surrender Value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options.

Option 1 -- Life Annuity -- No Refund. The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular Annuity Payments during the lifetime of the Annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make Annuity Payments during the lifetimes of the Annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.

Option 5 -- Payments for a Fixed Period without Life Contingency. We will make periodic payments for the period selected. This option may not satisfy the minimum required distribution rules for Qualified Contracts. Consult a tax adviser before electing this option.

Option 6 -- Other Annuity Options. We will make any other arrangements for Annuity Payments as may be mutually agreed upon.

VARIABLE LIQUIDITY BENEFIT

This benefit is only offered with the annuity option "Payments for a Fixed Period without Life Contingency."

At any time after annuitization and before death, the Contract Owner may surrender and receive a payment equal to (A) minus (B), where (A) equals the present value of remaining certain payments, and (B) equals a withdrawal charge not to exceed the maximum withdrawal charge rate shown on the specifications page of the Contract multiplied by (A). The interest rate used to calculate the present value is a rate 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments. The remaining period certain payments are assumed to be level payments equal to the most recent period certain payment prior to the request for this liquidity benefit. A withdrawal charge is not imposed if the surrender is made after the expiration of the withdrawal charge period shown on the specifications page of the Contract.

                        MISCELLANEOUS CONTRACT PROVISIONS

--------------------------------------------------------------------------------

RIGHT TO RETURN

You may return the Contract for a full refund of the Contract Value plus any Contract charges and premium taxes you paid (but not any fees and charges the Underlying Fund assessed) within twenty days after you receive it (the "right to return period"). You bear the investment risk of investing in the Variable Funding Options during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, or longer if your state law permits, we will refund your Purchase Payment in full; during the remainder of the right to return period, we will refund the Contract Value (including charges).

We will determine the Contract Value following the close of the business day on which we receive your Contract and a Written Request for a refund. Where state law requires a different period, or the return of Purchase Payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.

TERMINATION

We reserve the right to terminate the Contract on any business day if your Contract Value as of that date is less than $1,000 and you have not made Purchase Payments for at least two years, unless otherwise specified by state law. Accordingly, no Contract will be terminated due solely to negative investment performance. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the Cash Surrender Value less any applicable taxes. In certain states, we may be required to pay you the Contract Value. Federal tax law may impose additional restrictions on our right to terminate your traditional IRA, Roth IRA or other Qualified Contract.

REQUIRED REPORTS

As often as required by law, but at least once in each Contract Year before the due date of the first Annuity Payment, we will furnish a report showing the number of Accumulation Units credited to the Contract and the corresponding Accumulation Unit value(s) as of the report date for each funding option to which the Contract Owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists, as determined by the SEC, so that the sale of securities held in the Separate Account may not reasonably occur, or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders. At any time, payments from the Fixed Account may be delayed up to 6 months.

                              THE SEPARATE ACCOUNTS

--------------------------------------------------------------------------------

The Company sponsors Fund ABD and Fund ABD II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II. (See "The Insurance Company" .) Both Fund ABD and Fund ABD II were established on October 17, 1995 and are registered with the SEC as unit investment trusts under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the Variable Funding Options.

We anticipate merging Fund ABD and Fund ABD II with and into another separate account of the Company (the MetLife of CT Separate Account Eleven for Variable Annuities) during the fourth quarter of 2008 at the earliest, subject to regulatory approval. This merger will have no effect on the provisions of, and the rights and obligations under, the Contract. Similarly, the merger will not have any adverse impact on your Contract Value or any tax consequences for you.

We hold the assets of the Separate Account for the exclusive and separate benefit of the owners of each Separate Account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business that we may conduct. Obligations under the Contract are obligations of the Company. Any obligations that exceed the assets in the Separate Account are payable by the Company's general account. The amount of the guaranteed death benefit that exceeds the Contract Value is paid from the Company's general account. Benefit amounts paid from the general account are subject to the financial strength and claims-paying ability of the Company.

All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the Variable Funding Options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each Underlying Fund's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

We reserve the right to transfer assets of the Separate Account to another separate account, and/or to modify the structure or operation of the Separate Account, subject to the necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your Contract Value.

PERFORMANCE INFORMATION

In advertisements for the Contract, we may include performance figures to show you how a Variable Funding Option has performed in the past. These figures are rates of return or yield quotations shown as a percent. These figures show past performance of a Variable Funding Option and are not an indication of how a Variable Funding Option will perform in the future.

Performance figures for each Variable Funding Option are based in part on the performance of a corresponding Underlying Fund. In some cases, the Underlying Fund may have existed before the technical inception of the corresponding Variable Funding Option. In those cases, we can create "hypothetical historical performance" of a Variable Funding Option. These figures show the performance that the Variable Funding Option would have achieved had it been available during the entire history of the Underlying Fund.

In a low interest rate environment, yields for money market Subaccounts, after deduction of the Mortality and Expense Risk Charge, Administrative Expense Charge and the charge for any optional benefit riders (if applicable), may be negative even though the Underlying Fund's yield, before deducting for such charges, is positive. If you allocate a portion of your Contract Value to a money market Subaccount or participate in an asset allocation program where Contract Value is allocated to a money market Subaccount under the applicable asset allocation model, that portion of your Contract Value may decrease in value.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide tax or legal advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax and/or legal adviser regarding the tax implications of purchasing this Contract based upon your individual situation. For further tax information, an additional discussion of certain tax matters is contained in the SAI.

You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transaction under your Contract satisfy applicable tax law. We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA).

GENERAL TAXATION OF ANNUITIES

Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for premiums paid under an annuity and permitting tax-free transfers between the various investment options offered under the Contract. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 amended Code Section 1 to reduce the marginal tax rates on long-term capital gains and dividends to 5% and 15%. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Under current federal tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends. Earnings under annuity contracts, like interest payable on fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (top rate of 35%). The tax law provides deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time. Please consult your own tax advisor.

STATE AND LOCAL TAXES. The rules for state and local income taxes may differ from the federal income tax rules. Purchasers and prospective purchasers of the Contract should consult their own tax advisers and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the Contract.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. For both Qualified and Non-qualified Contracts, taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% tax penalty is in addition to any other penalties that may apply under your Contract and the normal income taxes due on the distribution.

TAX-FREE EXCHANGES. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life insurance policy, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

TYPES OF CONTRACTS: QUALIFIED AND NON-QUALIFIED

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or retirement savings plan or individual retirement annuity (IRA), your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs (including Roth IRAs), tax-sheltered annuities established by public school systems or certain tax-exempt organizations under Code Section 403(b), corporate sponsored pension, retirement savings, and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below. All qualified plans (including IRAs) receive tax-deferral under the Code. Although there are no additional tax benefits to funding your qualified plan or IRA with an annuity, it does offer you additional insurance benefits, such as the availability of a guaranteed income for life.

The Contract has not been submitted to the IRS for approval as to form as a valid IRA. Such approval would not constitute an IRS approval or endorsement of any funding options under the contract. IRS approval as to form is not required to constitute a valid IRA. Disqualification of the Contract as an IRA could result in the immediate taxation of amounts held in the Contract and other adverse tax consequences.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract generally have not yet been taxed, the full amount of any distributions (including the amount attributable to Purchase Payments), whether paid in the form of lump sum withdrawals or Annuity Payments, are generally taxed at ordinary income tax rates unless the distribution is transferred to an eligible rollover account or contract. There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified funding vehicles generally are not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for participants who are 5% or more owners of the plan sponsor). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value, including the Enhanced Stepped-Up Provision, as well as all living benefits such as GMAB and GMWB , if available in your contract) must be added to the Contract Value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your personal tax advisor as to how these rules affect your Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within five years from the date of death or minimum distributions may be taken over the life expectancy of the individual beneficiaries (or in the case of certain trusts that are contract beneficiaries, over the life expectancy of the individuals who are the beneficiaries of the trust), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract and defer the minimum distribution requirements.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403(B), 408 OR 457, INCLUDING IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for any higher limits to be effective at a state income tax level. In other

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

words, the permissible contribution limits for federal and state income tax purposes may be different. Therefore, in certain states, a portion of the contributions may not be excludible or deductible from state income taxes. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 in 2007 and $5,000 in 2008, and it may be indexed for inflation in years after 2008. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA for the year must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $46,000 or 100% of pay for each participant in 2008.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

TSAS (ERISA AND NON-ERISA)

GENERAL. TSAs fall under sec.403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under sec.501(c)(3) of the Code.

In general contributions to sec.403(b) arrangements are subject to limitations under sec.415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

Recently, the IRS announced new regulations affecting sec.403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these

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

programs to retain a tax deferred status under sec.403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under sec.403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

If your Contract was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted).

WITHDRAWALS AND INCOME PAYMENTS. If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:

     - Relates to Purchase Payments made prior to 1989 (and pre-1989 earnings on those Purchase Payments);

     - Is directly transferred to another permissible investment under sec.403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or

     - Is for financial hardship (but only to the extent of Purchase Payments) if your plan allows it.

DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS. Effective January 1, 2006, employers that established and maintain a TSA/403(b) plan ("the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after-tax contributions as part of the TSA plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract under the following conditions:

     (1) The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

     (2) In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

     (3) All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to-trustee transfers from other Designated Roth Accounts).

     (4) In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

     (5) No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

     (6) If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under the Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.

     (7) We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.


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

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

The employer must permit contributions under a pre-tax 403(b) plan in order to permit contributions to be irrevocably designated and made part of a Qualified Roth Contribution Program.

Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (relating to age 50 and over catch-up contributions) as well as contribution limits that apply under the Plan.

In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan as apply to the traditional pre-tax accounts under the plan (e.g., death or disability of participant, severance from employment, attainment of age 59 1/2 and hardship withdrawals only with respect to contributions (if permitted under the Plan)).

If the amounts have been held under any Designated Roth Account of a participant for at least five years and are made on account of death, disability or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of federal income tax ("Qualified Distributions").

Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.

Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

LOANS. If your TSA Contract permits loans, such loans will be made only from any Fixed Interest Account balance and only up to certain limits. In that case, we credit your Fixed Interest Account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from your Contract and all you employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

NON-QUALIFIED ANNUITY CONTRACTS

If you purchase the Contract on an individual basis with after-tax dollars and not under one of the programs described above, your Contract is referred to as non-qualified. As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal made prior to the Maturity Date or in the form of periodic Annuity Payments. As a general rule, there is income in the Contract (earnings) to the extent the Contract Value exceeds your investment in the Contract. The investment in the Contract equals the total Purchase Payments less any amount received previously which was excludible from gross income.

Generally, different tax rules apply to Annuity Payments than to withdrawals and payments received before the annuity starting date. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws.


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

Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed, but the remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes. Annuity Payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    a non-taxable return of your Purchase Payment; or

     -    a taxable payment of earnings.

We generally will tell you how much of each Annuity Payment is a non-taxable return of your Purchase Payments. However, it is possible that the IRS could conclude that the taxable portion of Annuity Payments under a non-qualified contract is an amount greater (or less) than the taxable amount determined by us and reported by us to you and the IRS. Generally, once the total amount treated as a non-taxable return of your Purchase Payments equals your Purchase Payments, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your Annuity Payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of the Contract Owner, including the death of either of the Joint Owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

If a non-qualified annuity is owned by a non-natural person (e.g., a corporation), increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if the Contract is transferred to another person or entity without adequate consideration, all deferred increases in value will be treated as income for federal income tax purposes at the time of the transfer.

PARTIAL WITHDRAWALS: If you make a partial withdrawal of your Contract Value, the distribution generally will be taxed as first coming from earnings (income in the Contract) and then from your Purchase Payments. These withdrawn earnings are includable in your taxable income. (See "Penalty Tax for Premature Distributions" below.) Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash distribution under the tax law, and will have tax consequences in the year taken. It should be noted that there is no guidance as to the determination of the amount of income in a Contract if it is issued with a Guaranteed Minimum Withdrawal Benefit (GMWB). Therefore, you should consult with your tax adviser as to the potential tax consequences of a partial surrender if your Contract is issued with a GMWB.

PARTIAL ANNUITIZATIONS (IF AVAILABLE WITH YOUR CONTRACT): At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your Contract Value is applied to a payment option. Currently, we will treat the application of less than your entire Contract Value under a Non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received under that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

We will determine the excludable amount for each income payment under the Contract as a whole by using the rules applicable to variable income payments in general (i.e. by dividing your after-tax purchase price, as adjusted for any refund or guarantee feature, by the number of expected income payments from the appropriate IRS table). However, the IRS may determine that the excludable amount is different from our computation.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES

The Code requires that any non-qualified variable annuity contracts based on a Separate Account must meet specific diversification standards. Non-qualified variable annuity contracts shall not be treated as an annuity for federal income tax purposes if investments made in the account are not adequately diversified. Final tax regulations define

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

how Separate Accounts must be diversified. The Company constantly monitors the diversification of investments and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the Contract Owner of tax-deferred treatment, requiring the current inclusion of a proportionate share of the income and gains from the Separate Account assets in the income of each Contract Owner. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the Separate Account assets. There is little guidance in this area, and some features of the Contract, such as the number of funds available and the flexibility of the Contract Owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the Contract Owner investment control over Separate Account assets, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the Separate Account assets supporting the Contract.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Non-qualified Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

OTHER TAX CONSIDERATIONS

TREATMENT OF CHARGES FOR OPTIONAL BENEFITS

The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax adviser before selecting any rider or endorsement to the Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFITS

If you have purchased the Guaranteed Minimum Withdrawal Benefit Rider, where otherwise made available, note the following:

The tax treatment of withdrawals under such a benefit is uncertain. It is conceivable that the amount of potential gain could be determined based on the remaining amounts guaranteed to be available for withdrawal at the time of the withdrawal if greater than the Contract Value (prior to surrender charges). This could result in a greater amount of taxable income in certain cases. In general, at the present time, the Company intends to tax report such withdrawals using the Contract Value rather than the remaining benefit to determine gain. However, in cases where the maximum permitted withdrawal in any year under any version of the GMWB exceeds the Contract Value, the portion of the withdrawal treated as taxable gain (not to exceed the amount of the withdrawal) should be measured as the difference between the maximum permitted withdrawal amount under the benefit and the remaining after-tax basis immediately preceding the withdrawal.

In the event that the Contract Value goes to zero, and the Remaining Benefit Base is paid out in fixed installments, we will treat such payments as income annuity payments under the tax law and allow recovery of any remaining basis ratably over the expected number of payments.

The Company reserves the right to change its tax reporting practices where it determines they are not in accordance with IRS guidance (whether formal or informal).


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PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed generally will be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

TAX CREDITS AND DEDUCTIONS

The Company may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividend received deductions, are not passed back to the Separate Account or to Contract Owners since the Company is the owner of the assets from which the tax benefits are derived.

                                OTHER INFORMATION

--------------------------------------------------------------------------------

THE INSURANCE COMPANY

Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

Before December 7, 2007, certain of the Contracts were issued by MetLife Life and Annuity Company of Connecticut, a stock life insurance company chartered in 1973 in Connecticut. These Contracts were funded through Fund ABD II, a separate account registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. On December 7, 2007, MLACC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLACC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLACC, including Fund ABD II and its assets. Pursuant to the merger, therefore, Fund ABD II became a separate account of the Company. As a result of the merger, the Company also has become responsible for all of MLACC's liabilities and obligations, including those created under the Contract as initially issued by MLACC

(formerly known as The Travelers Life and Annuity Company) and outstanding on the date of the merger. The Contract has thereby become a variable contract funded by a separate account of the Company, and each owner thereof has become a Contract Owner of the Company.

FINANCIAL STATEMENTS

The financial statements for the Company and its Separate Account are located in the Statement of Additional Information.

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut (the "Company") has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts; however, MLIDC may receive 12b-1 fees from the Underlying Funds.

MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (FINRA). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-9999, or by visiting FINRA's website at www.finra.org.

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company no longer offers the Contracts to new purchasers but it continues to accept Purchase Payments from Contract Owners.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 7.50% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 1.50% annually of average Contract Value (if asset-based compensation is paid to registered representatives).

We pay American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series, a percentage of all Purchase Payments allocated to the funds in the American Funds Insurance Series for services it provides in marketing the Funds' shares in connection with the Contract.

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel,

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

the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products.

The Company and MLIDC have entered into selling agreements with certain broker-dealer firms that have an affiliate that acts as investment adviser or sub-adviser to one or more Underlying Funds that may be offered under the Contracts. These investment advisory firms include Fidelity Management & Research Company, Morgan Stanley Investment Advisers Inc., MetLife Investment Funds Management LLC, MetLife Advisers, LLC and Met Investors Advisory LLC. MetLife Investment Funds Management LLC, MetLife Advisers LLC and Met Investors Advisory LLC are affiliates of the Company. Registered representatives of broker-dealer firms with an affiliated company acting as an adviser or a sub-adviser may favor these Funds when offering the Contracts.

CONFORMITY WITH STATE AND FEDERAL LAWS

The laws of the state in which we deliver a contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, Cash Surrender Value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the Contract Owner is subject.

VOTING RIGHTS

The Company is the legal owner of the shares of the Underlying Funds. However, we believe that when an Underlying Fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. We will vote all shares, including those we may own on our own behalf, and those where we have not received instructions from Contract Owners, in the same proportion as shares for which we received voting instructions. The effect of this proportional voting is that a small number of Contract Owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In certain limited circumstances, and when permitted by law, we may disregard voting instructions. If we do disregard voting instructions, a summary of that action and the reasons for such action would be included in the next annual report to Contract Owners.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

LEGAL PROCEEDINGS

In the ordinary course of business, the Company, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MLIDC to perform its contract with the Separate Account or of the Company to meet its obligations under the Contracts.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX A

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

                FOR METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 1.40%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.081          1.159                 --
                                                       2006      1.000          1.081          3,620,006

  AIM V.I. Premier Equity Subaccount (Series I)
  (9/00).............................................  2006      0.696          0.731                 --
                                                       2005      0.668          0.696          5,434,277
                                                       2004      0.640          0.668          6,216,851
                                                       2003      0.519          0.640          6,961,089
                                                       2002      0.755          0.519          7,491,542
                                                       2001      0.875          0.755          7,280,717

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      0.642          0.629                 --
                                                       2005      0.567          0.642         12,264,209
                                                       2004      0.531          0.567         14,267,431
                                                       2003      0.436          0.531         15,968,585
                                                       2002      0.640          0.436         18,860,012
                                                       2001      0.786          0.640         21,249,041
                                                       2000      1.000          0.786          8,906,509

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.937          2.194            384,326
                                                       2006      1.631          1.937            281,638
                                                       2005      1.450          1.631             67,409
                                                       2004      1.296          1.450             10,485
                                                       2003      1.000          1.296             15,821

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.724          1.910            474,455
                                                       2006      1.587          1.724            626,417
                                                       2005      1.385          1.587            423,497
                                                       2004      1.248          1.385             27,837
                                                       2003      1.000          1.248             78,806

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.617          1.675            877,506
                                                       2006      1.423          1.617            958,152
                                                       2005      1.364          1.423            916,975
                                                       2004      1.253          1.364            759,848
                                                       2003      1.000          1.253            323,713

Capital Appreciation Fund
  Capital Appreciation Fund (4/97)...................  2006      2.174          2.153                 --
                                                       2005      1.865          2.174         20,519,771
                                                       2004      1.583          1.865         23,444,034
                                                       2003      1.285          1.583         26,729,382
                                                       2002      1.739          1.285         30,628,302
                                                       2001      2.387          1.739         37,797,218
                                                       2000      3.098          2.387         37,804,248
                                                       1999      2.046          3.098         25,971,911
                                                       1998      1.283          2.046         10,561,314

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (6/98).............................................  2007      1.970          2.065                 --
                                                       2006      1.507          1.970          2,486,413
                                                       2005      1.195          1.507          2,014,405
                                                       2004      0.970          1.195          1,952,627
                                                       2003      0.688          0.970          2,025,657
                                                       2002      0.789          0.688          2,659,825
                                                       2001      0.886          0.789          2,463,748
                                                       2000      1.313          0.886          2,477,705
                                                       1999      0.734          1.313            892,012
                                                       1998      1.000          0.734            223,688

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (6/98).............................................  2006      2.244          2.934                 --
                                                       2005      2.123          2.244          4,181,107
                                                       2004      1.639          2.123          4,852,394
                                                       2003      1.240          1.639          4,631,163
                                                       2002      1.203          1.240          4,187,869
                                                       2001      1.121          1.203          1,959,474
                                                       2000      0.866          1.121            732,010
                                                       1999      0.901          0.866            357,910
                                                       1998      1.000          0.901             96,983

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (5/98).....................................  2007      1.287          1.360          4,927,403
                                                       2006      1.121          1.287          6,574,218
                                                       2005      1.089          1.121          7,798,581
                                                       2004      1.051          1.089          9,090,416
                                                       2003      0.880          1.051         10,276,258
                                                       2002      1.071          0.880         10,947,330
                                                       2001      1.198          1.071         11,107,345
                                                       2000      1.223          1.198         10,147,802
                                                       1999      1.112          1.223          7,840,789
                                                       1998      1.000          1.112          2,937,245

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (5/98).....................................  2007      1.328          1.165          7,960,062
                                                       2006      1.298          1.328          9,802,317
                                                       2005      1.244          1.298         11,125,651
                                                       2004      1.133          1.244         12,500,426
                                                       2003      0.872          1.133         13,746,841
                                                       2002      1.094          0.872         13,477,877
                                                       2001      1.182          1.094         11,594,005
                                                       2000      1.058          1.182          6,798,006
                                                       1999      0.871          1.058          3,387,052
                                                       1998      1.000          0.871          1,435,805

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.315          1.431                 --
                                                       2005      1.210          1.315             55,019
                                                       2004      1.074          1.210              1,000
                                                       2003      1.000          1.074              1,000

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.312          1.463                 --
                                                       2005      1.208          1.312              8,120
                                                       2004      1.068          1.208              1,000
                                                       2003      1.000          1.068              1,000

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         12,835,148
                                                       2006      1.172          1.288         14,274,032
                                                       2005      1.019          1.172         14,262,420
                                                       2004      0.897          1.019         10,841,489
                                                       2003      0.710          0.897         10,150,010
                                                       2002      0.796          0.710          9,701,628
                                                       2001      0.957          0.796          8,023,592
                                                       2001      0.923          0.957                 --
                                                       2000      1.000          0.923          3,113,370

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (12/00)..........................  2007      1.009          1.062            239,638
                                                       2006      0.899          1.009            402,122
                                                       2005      0.755          0.899            423,091
                                                       2004      0.756          0.755            456,631
                                                       2003      0.614          0.756            409,247
                                                       2002      0.673          0.614            240,022
                                                       2001      1.000          0.673             12,128

  VIP Mid Cap Subaccount (Service Class 2) (12/00)...  2007      1.917          2.180          7,048,863
                                                       2006      1.729          1.917          8,419,538
                                                       2005      1.486          1.729          8,136,691
                                                       2004      1.209          1.486          7,053,117
                                                       2003      0.887          1.209          6,373,888
                                                       2002      0.999          0.887          5,310,526
                                                       2001      1.000          0.999          1,727,443

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.262          1.474                 --
                                                       2005      1.158          1.262            428,090
                                                       2004      1.043          1.158            372,994
                                                       2003      0.845          1.043            322,440
                                                       2002      1.000          0.845            177,623

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.826          3.589            225,407
                                                       2006      2.238          2.826            209,934
                                                       2005      1.781          2.238            444,083
                                                       2004      1.448          1.781             52,098
                                                       2003      1.000          1.448              1,000

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (5/04)...................................  2007      1.499          1.706            345,214
                                                       2006      1.251          1.499            207,032
                                                       2005      1.152          1.251            239,442
                                                       2004      1.000          1.152             22,145

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.267          1.522                 --
                                                       2005      1.180          1.267            566,278
                                                       2004      1.032          1.180            345,139
                                                       2003      0.792          1.032            217,709
                                                       2002      1.000          0.792            191,381

High Yield Bond Trust
  High Yield Bond Trust (5/04).......................  2006      1.069          1.094                 --
                                                       2005      1.070          1.069             85,854
                                                       2004      1.000          1.070              1,000

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         10,647,659
                                                       2004      0.941          1.004         12,240,173
                                                       2003      0.839          0.941         14,072,516
                                                       2002      0.911          0.839         14,830,766
                                                       2001      0.972          0.911         13,475,207
                                                       2000      1.000          0.972          4,934,773

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.053          1.264          2,394,229
                                                       2006      1.004          1.053          2,705,676
                                                       2005      0.907          1.004          3,155,118
                                                       2004      0.805          0.907          3,476,009
                                                       2003      0.647          0.805          3,630,574
                                                       2002      0.931          0.647          3,729,488
                                                       2001      1.135          0.931          4,102,883
                                                       2000      1.000          1.135          1,951,454

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      0.405          0.486          6,230,440
                                                       2006      0.381          0.405          7,215,772
                                                       2005      0.346          0.381          7,921,106
                                                       2004      0.349          0.346         10,149,731
                                                       2003      0.242          0.349         10,039,692
                                                       2002      0.415          0.242         11,940,339
                                                       2001      0.672          0.415         10,706,223
                                                       2000      1.000          0.672          5,661,986

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.679          0.732          7,360,586
                                                       2006      0.584          0.679          9,300,854
                                                       2005      0.561          0.584         10,682,752
                                                       2004      0.544          0.561         12,214,595
                                                       2003      0.446          0.544         13,388,686
                                                       2002      0.609          0.446         15,628,277
                                                       2001      0.798          0.609         16,824,804
                                                       2000      1.000          0.798          7,908,763

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.552          1.745                 --
                                                       2005      1.513          1.552             67,107
                                                       2004      1.336          1.513             34,334
                                                       2003      1.000          1.336              3,786

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.105          1.067         23,522,126

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.712          1.775         10,493,987

  LMPVET Equity Index Subaccount (Class II) (6/99)...  2007      1.038          1.073          8,835,723
                                                       2006      0.914          1.038         12,059,361
                                                       2005      0.889          0.914         13,990,381
                                                       2004      0.818          0.889         15,621,864
                                                       2003      0.649          0.818         15,860,350
                                                       2002      0.848          0.649         15,365,066
                                                       2001      0.982          0.848         13,010,004
                                                       2000      1.098          0.982          4,272,617
                                                       1999      1.000          1.098            753,819

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.785          1.711         26,798,177

  LMPVET Investors Subaccount (Class I) (6/98).......  2007      1.606          1.645         10,863,249
                                                       2006      1.377          1.606         13,024,732
                                                       2005      1.311          1.377         15,084,411
                                                       2004      1.204          1.311         17,246,134
                                                       2003      0.923          1.204         18,513,035
                                                       2002      1.216          0.923         19,285,141
                                                       2001      1.287          1.216         15,853,833
                                                       2000      1.132          1.287          7,090,936
                                                       1999      1.029          1.132          3,905,967
                                                       1998      1.000          1.029          1,764,644

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.075          1.077          3,454,725

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.114          1.209            878,659
                                                       2006      1.002          1.114          1,089,854
                                                       2005      0.969          1.002          1,217,569
                                                       2004      0.853          0.969          1,642,854
                                                       2003      0.581          0.853          2,003,014
                                                       2002      0.903          0.581          1,607,182
                                                       2001      0.987          0.903          1,517,383
                                                       2000      1.000          0.987            417,439

  LMPVET Social Awareness Subaccount (5/04)..........  2007      1.184          1.295             24,008
                                                       2006      1.115          1.184                 --
                                                       2005      1.083          1.115                 --
                                                       2004      1.000          1.083              3,000

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (9/03)....  2007      1.033          1.033             35,744
                                                       2006      1.006          1.033             44,458
                                                       2005      0.997          1.006             89,719
                                                       2004      0.999          0.997             63,236
                                                       2003      1.000          0.999             13,710

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (10/98)........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977          9,460,702
                                                       2005      1.655          1.698         10,354,574
                                                       2004      1.549          1.655         11,436,639
                                                       2003      1.130          1.549         11,935,706
                                                       2002      1.529          1.130         11,108,929
                                                       2001      1.522          1.529          5,065,288
                                                       2000      1.305          1.522            907,328

  LMPVPI Large Cap Growth Subaccount (Class I)
  (5/02).............................................  2007      1.206          1.257                 --
                                                       2006      1.173          1.206            136,845
                                                       2005      1.130          1.173            142,168
                                                       2004      1.140          1.130            175,994
                                                       2003      0.800          1.140            109,369
                                                       2002      1.000          0.800             12,895

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (5/02).............................................  2007      1.337          1.385                 --
                                                       2006      1.220          1.337             55,813
                                                       2005      1.126          1.220             76,103
                                                       2004      1.047          1.126             81,319
                                                       2003      0.758          1.047             58,126
                                                       2002      1.000          0.758             16,289

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Growth and Income Subaccount (Class I)
  (5/02).............................................  2007      1.243          1.300                 --
                                                       2006      1.122          1.243             28,271
                                                       2005      1.098          1.122             45,529
                                                       2004      1.027          1.098             32,170
                                                       2003      0.800          1.027             62,457
                                                       2002      1.000          0.800             85,414

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2007      1.628          1.693                 --
                                                       2006      1.408          1.628            134,945
                                                       2005      1.382          1.408            228,478
                                                       2004      1.244          1.382            204,892
                                                       2003      1.000          1.244             74,814

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2007      1.820          2.007                 --
                                                       2006      1.644          1.820            187,467
                                                       2005      1.541          1.644            182,586
                                                       2004      1.260          1.541             93,253
                                                       2003      1.000          1.260             51,292

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.104          1.140                 --
                                                       2005      1.078          1.104            172,657
                                                       2004      1.000          1.078            237,059

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      2.480          2.593          3,038,397
                                                       2006      2.601          2.480          4,019,985

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.603          1.624          6,016,293
                                                       2006      1.519          1.603          7,148,612

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.148          1.205                 --
                                                       2006      1.083          1.148          1,190,954

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.195          1.205            831,989

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.579          1.543          7,883,180
                                                       2006      1.431          1.579          9,755,382

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      2.210          2.843         12,308,437
                                                       2006      2.153          2.210         16,221,972

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.206          1.265             55,214
                                                       2006      1.140          1.206            234,209

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.684          1.774          7,025,239
                                                       2006      1.604          1.684          7,317,605

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.079          1.106          6,003,936
                                                       2006      1.001          1.079          7,199,086

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (6/06) *...........................................  2007      1.073          1.065            395,007
                                                       2006      0.949          1.073             47,706

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      0.668          0.737          2,858,502
                                                       2006      0.676          0.668          3,255,449

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          2,529,646

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.518          1.596          2,446,871

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.338          1.420            354,995
                                                       2006      1.209          1.338            318,334

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          7,805,024
                                                       2006      1.003          1.222          9,810,578

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.153          1.223            306,166

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.593          1.650             45,143
                                                       2006      1.480          1.593             43,433

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.543          1.622            972,688
                                                       2006      1.487          1.543          1,433,858

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.030          0.985          1,588,239
                                                       2006      1.003          1.030            409,114

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.045          1.241         16,057,487
                                                       2006      1.069          1.045         20,526,568

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.456          1.526         17,364,330
                                                       2006      1.400          1.456         20,632,393

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         15,822,610
                                                       2006      1.203          1.232         13,699,584

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.147          1.087          3,026,857

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         18,342,870
                                                       2006      1.586          1.610         24,184,274

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         12,563,893
                                                       2006      1.960          2.014         15,669,108

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         28,282,554
                                                       2006      1.851          1.981         34,627,074

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.052          1.103            726,947
                                                       2006      0.996          1.052            848,809

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.070          1.152          6,158,399
                                                       2006      0.998          1.070          7,274,097

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.163          1.209                 --
                                                       2006      1.094          1.163             93,564

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.082          1.115             44,591
                                                       2006      1.044          1.082             94,673

Money Market Portfolio
  Money Market Subaccount (7/97).....................  2006      1.192          1.203                 --
                                                       2005      1.175          1.192         14,781,794
                                                       2004      1.179          1.175         19,265,493
                                                       2003      1.187          1.179         26,060,260
                                                       2002      1.187          1.187         37,562,237
                                                       2001      1.160          1.187         40,133,062
                                                       2000      1.107          1.160         15,545,185
                                                       1999      1.070          1.107         16,750,270
                                                       1998      1.033          1.070          9,244,927

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (5/04).....................................  2006      1.120          1.184                 --
                                                       2005      1.074          1.120             47,506
                                                       2004      1.000          1.074             32,693

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.125          1.148                 --
                                                       2006      1.133          1.125            316,548
                                                       2005      1.125          1.133            511,105
                                                       2004      1.048          1.125            546,468
                                                       2003      1.000          1.048             59,374

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.255          1.346         13,629,166
                                                       2006      1.226          1.255         14,816,298
                                                       2005      1.213          1.226         16,712,465
                                                       2004      1.173          1.213         18,497,713
                                                       2003      1.132          1.173         20,769,372
                                                       2002      1.053          1.132         20,028,983
                                                       2001      1.000          1.053          4,888,796

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      0.895          0.974            333,080
                                                       2006      0.817          0.895            268,334
                                                       2005      0.773          0.817            272,443
                                                       2004      0.728          0.773            306,260
                                                       2003      0.560          0.728            310,382
                                                       2002      0.806          0.560            299,898
                                                       2001      1.000          0.806            269,501

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.408          1.526                 --
                                                       2006      1.118          1.408          2,750,005
                                                       2005      1.011          1.118          2,117,519
                                                       2004      0.882          1.011          2,056,976
                                                       2003      0.696          0.882          1,956,203
                                                       2002      0.857          0.696          3,980,191
                                                       2001      1.000          0.857          1,555,346

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2007      1.967          2.102                 --
                                                       2006      1.701          1.967          1,121,534
                                                       2005      1.611          1.701          1,410,762
                                                       2004      1.295          1.611          1,595,356
                                                       2003      0.877          1.295          1,572,753
                                                       2002      1.088          0.877          1,357,973
                                                       2001      1.000          1.088            432,357

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (9/00).............................................  2006      0.634          0.676                 --
                                                       2005      0.591          0.634          3,429,858
                                                       2004      0.563          0.591          4,221,518
                                                       2003      0.442          0.563          4,537,981
                                                       2002      0.588          0.442          5,204,466
                                                       2001      0.783          0.588          5,177,186

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.504          1.604                 --
                                                       2005      1.520          1.504          8,835,146
                                                       2004      1.450          1.520         10,337,381
                                                       2003      1.165          1.450         10,925,597
                                                       2002      1.270          1.165         11,385,903
                                                       2001      1.299          1.270          9,680,620
                                                       2000      1.170          1.299          3,349,925
                                                       1999      1.000          1.170          1,137,997
                                                       1998      1.000          1.000            458,699

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      2.380          2.601                 --
                                                       2005      2.146          2.380          4,699,533
                                                       2004      1.869          2.146          5,287,543
                                                       2003      1.417          1.869          5,505,923
                                                       2002      1.677          1.417          5,642,651
                                                       2001      1.773          1.677          5,089,354
                                                       2000      1.541          1.773          3,629,362
                                                       1999      1.377          1.541          2,663,507
                                                       1998      1.195          1.377          1,425,770

  Travelers Equity Income Subaccount (5/97)..........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         19,336,704
                                                       2004      1.670          1.810         22,752,381
                                                       2003      1.291          1.670         24,652,637
                                                       2002      1.521          1.291         25,581,166
                                                       2001      1.652          1.521         27,130,603
                                                       2000      1.535          1.652         22,535,737
                                                       1999      1.484          1.535         19,892,863
                                                       1998      1.339          1.484         12,301,819

  Travelers Federated High Yield Subaccount (5/97)...  2006      1.480          1.519                 --
                                                       2005      1.464          1.480          8,626,242
                                                       2004      1.345          1.464          9,967,219
                                                       2003      1.114          1.345         11,222,864
                                                       2002      1.089          1.114         10,745,854
                                                       2001      1.084          1.089         10,746,070
                                                       2000      1.196          1.084         10,245,417
                                                       1999      1.177          1.196         10,237,038
                                                       1998      1.140          1.177          7,715,310

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Federated Stock Subaccount (5/97)........  2006      1.804          1.869                 --
                                                       2005      1.737          1.804          4,173,260
                                                       2004      1.593          1.737          5,117,199
                                                       2003      1.266          1.593          5,608,556
                                                       2002      1.592          1.266          5,995,963
                                                       2001      1.588          1.592          6,935,446
                                                       2000      1.552          1.588          7,399,547
                                                       1999      1.494          1.552          7,710,739
                                                       1998      1.285          1.494          4,599,587

  Travelers Large Cap Subaccount (6/97)..............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         14,843,563
                                                       2004      1.366          1.435         17,524,614
                                                       2003      1.111          1.366         19,563,576
                                                       2002      1.459          1.111         21,047,983
                                                       2001      1.790          1.459         24,478,964
                                                       2000      2.123          1.790         22,306,844
                                                       1999      1.665          2.123         15,562,311
                                                       1998      1.245          1.665          6,662,550

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.019          1.083                 --
                                                       2005      0.922          1.019          1,840,018
                                                       2004      0.807          0.922          2,270,996
                                                       2003      0.675          0.807          2,601,337
                                                       2002      0.915          0.675          2,775,596
                                                       2001      1.197          0.915          3,043,071
                                                       2000      1.285          1.197          2,244,673
                                                       1999      1.054          1.285          1,352,776
                                                       1998      1.000          1.054            149,981

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.010          1.069                 --
                                                       2005      0.994          1.010         25,184,582
                                                       2004      0.883          0.994         14,951,676
                                                       2003      0.653          0.883         16,234,877
                                                       2002      1.295          0.653         17,198,804
                                                       2001      1.721          1.295         17,692,810
                                                       2000      1.595          1.721         10,884,619
                                                       1999      0.985          1.595          3,220,420
                                                       1998      1.000          0.985            696,846

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Total Return Subaccount (5/97)....  2006      1.792          1.851                 --
                                                       2005      1.765          1.792         34,709,362
                                                       2004      1.606          1.765         40,255,596
                                                       2003      1.397          1.606         42,355,172
                                                       2002      1.496          1.397         42,905,992
                                                       2001      1.517          1.496         38,437,801
                                                       2000      1.319          1.517         29,382,873
                                                       1999      1.303          1.319         27,173,225
                                                       1998      1.183          1.303         16,380,184

  Travelers MFS(R) Value Subaccount (5/00)...........  2006      1.118          1.209                 --
                                                       2005      1.065          1.118            109,207
                                                       2004      0.952          1.065             50,550
                                                       2003      0.855          0.952                 --
                                                       2002      0.997          0.855                 --
                                                       2001      1.027          0.997                 --
                                                       2000      1.000          1.027                 --

  Travelers Mondrian International Stock Subaccount
  (5/97).............................................  2006      1.245          1.431                 --
                                                       2005      1.153          1.245         10,978,822
                                                       2004      1.010          1.153         11,645,822
                                                       2003      0.796          1.010         12,049,553
                                                       2002      0.928          0.796         13,668,745
                                                       2001      1.275          0.928         15,755,872
                                                       2000      1.460          1.275         14,943,761
                                                       1999      1.216          1.460         10,264,070
                                                       1998      1.095          1.216          6,533,760

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.394          1.480                 --
                                                       2005      1.333          1.394             19,513
                                                       2004      1.217          1.333             10,101
                                                       2003      1.000          1.217              5,429

  Travelers Pioneer Strategic Income Subaccount
  (5/97).............................................  2006      1.472          1.487                 --
                                                       2005      1.439          1.472          1,738,443
                                                       2004      1.316          1.439          1,902,975
                                                       2003      1.116          1.316          2,160,723
                                                       2002      1.069          1.116          2,458,578
                                                       2001      1.040          1.069          3,562,219
                                                       2000      1.059          1.040          3,631,654
                                                       1999      1.062          1.059          3,396,677
                                                       1998      1.070          1.062          1,955,397

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Quality Bond Subaccount (5/97)...........  2006      1.412          1.400                 --
                                                       2005      1.409          1.412         23,917,150
                                                       2004      1.383          1.409         30,744,474
                                                       2003      1.311          1.383         36,575,985
                                                       2002      1.257          1.311         38,055,248
                                                       2001      1.190          1.257         30,037,629
                                                       2000      1.128          1.190         16,565,402
                                                       1999      1.131          1.128         13,396,194
                                                       1998      1.057          1.131          9,328,606

  Travelers Strategic Equity Subaccount (6/97).......  2006      1.412          1.474                 --
                                                       2005      1.403          1.412         16,374,889
                                                       2004      1.291          1.403         19,972,191
                                                       2003      0.988          1.291         22,746,591
                                                       2002      1.508          0.988         25,280,072
                                                       2001      1.765          1.508         31,918,323
                                                       2000      2.189          1.765         32,922,575
                                                       1999      1.679          2.189         25,024,627
                                                       1998      1.319          1.679         13,211,206

  Travelers U.S. Government Securities Subaccount
  (5/04).............................................  2006      1.083          1.044                 --
                                                       2005      1.052          1.083            103,932
                                                       2004      1.000          1.052             10,705

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.427          1.375          5,361,491
                                                       2006      1.247          1.427          6,312,254
                                                       2005      1.215          1.247          7,096,647
                                                       2004      1.049          1.215          6,571,850
                                                       2003      0.814          1.049          6,680,549
                                                       2002      1.024          0.814          6,548,811
                                                       2001      1.069          1.024          3,476,351

  Van Kampen LIT Enterprise Subaccount (Class II)
  (12/00)............................................  2007      0.770          0.854            304,707
                                                       2006      0.731          0.770            361,335
                                                       2005      0.688          0.731            547,127
                                                       2004      0.672          0.688            697,334
                                                       2003      0.542          0.672            732,809
                                                       2002      0.781          0.542            592,083
                                                       2001      0.997          0.781            522,639

              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 2.10%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.076          1.151               --
                                                       2006      1.000          1.076               --

  AIM V.I. Premier Equity Subaccount (Series I)
  (9/00).............................................  2006      1.354          1.420               --
                                                       2005      1.309          1.354               --
                                                       2004      1.263          1.309               --
                                                       2003      1.000          1.263               --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      1.493          1.453               --
                                                       2005      1.328          1.493               --
                                                       2004      1.251          1.328               --
                                                       2003      1.000          1.251               --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.888          2.123               --
                                                       2006      1.601          1.888               --
                                                       2005      1.433          1.601               --
                                                       2004      1.290          1.433               --
                                                       2003      1.000          1.290               --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.681          1.849               --
                                                       2006      1.557          1.681               --
                                                       2005      1.369          1.557               --
                                                       2004      1.242          1.369               --
                                                       2003      1.000          1.242               --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.576          1.621               --
                                                       2006      1.397          1.576               --
                                                       2005      1.348          1.397               --
                                                       2004      1.247          1.348               --
                                                       2003      1.000          1.247               --

Capital Appreciation Fund
  Capital Appreciation Fund (4/97)...................  2006      1.717          1.696               --
                                                       2005      1.483          1.717               --
                                                       2004      1.267          1.483               --
                                                       2003      1.000          1.267               --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (6/98).............................................  2007      2.872          3.004               --
                                                       2006      2.213          2.872               --
                                                       2005      1.766          2.213               --
                                                       2004      1.444          1.766               --
                                                       2003      1.000          1.444               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (6/98).............................................  2006      1.845          2.396               --
                                                       2005      1.758          1.845               --
                                                       2004      1.366          1.758               --
                                                       2003      1.000          1.366               --

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (5/98).....................................  2007      1.491          1.564               --
                                                       2006      1.307          1.491               --
                                                       2005      1.279          1.307               --
                                                       2004      1.243          1.279               --
                                                       2003      1.000          1.243               --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (5/98).....................................  2007      1.548          1.348               --
                                                       2006      1.524          1.548               --
                                                       2005      1.471          1.524               --
                                                       2004      1.349          1.471               --
                                                       2003      1.000          1.349               --

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.295          1.406               --
                                                       2005      1.201          1.295               --
                                                       2004      1.074          1.201               --
                                                       2003      1.000          1.074               --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.293          1.438               --
                                                       2005      1.199          1.293               --
                                                       2004      1.067          1.199               --
                                                       2003      1.000          1.067               --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.845          2.119          349,908
                                                       2006      1.690          1.845          352,753
                                                       2005      1.480          1.690          267,655
                                                       2004      1.312          1.480           74,496
                                                       2003      1.000          1.312           36,921

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (12/00)..........................  2007      1.631          1.705               --
                                                       2006      1.464          1.631               --
                                                       2005      1.239          1.464               --
                                                       2004      1.249          1.239               --
                                                       2003      1.000          1.249               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  VIP Mid Cap Subaccount (Service Class 2) (12/00)...  2007      2.192          2.475          261,039
                                                       2006      1.991          2.192          268,232
                                                       2005      1.723          1.991          262,176
                                                       2004      1.411          1.723           89,382
                                                       2003      1.000          1.411            6,462

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.510          1.751               --
                                                       2005      1.395          1.510               --
                                                       2004      1.265          1.395               --
                                                       2003      1.000          1.265               --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.755          3.474               --
                                                       2006      2.196          2.755               --
                                                       2005      1.760          2.196               --
                                                       2004      1.441          1.760               --
                                                       2003      1.000          1.441               --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (5/04)...................................  2007      1.471          1.663               --
                                                       2006      1.237          1.471               --
                                                       2005      1.146          1.237               --
                                                       2004      1.000          1.146               --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.633          1.947               --
                                                       2005      1.531          1.633               --
                                                       2004      1.348          1.531               --
                                                       2003      1.000          1.348               --

High Yield Bond Trust
  High Yield Bond Trust (5/04).......................  2006      1.057          1.078               --
                                                       2005      1.065          1.057               --
                                                       2004      1.000          1.065               --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.271          1.311               --
                                                       2005      1.206          1.271           51,353
                                                       2004      1.137          1.206           51,353
                                                       2003      1.000          1.137           43,834

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.620          1.931               --
                                                       2006      1.556          1.620               --
                                                       2005      1.415          1.556               --
                                                       2004      1.265          1.415               --
                                                       2003      1.000          1.265               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      1.669          1.988               --
                                                       2006      1.580          1.669               --
                                                       2005      1.447          1.580               --
                                                       2004      1.469          1.447               --
                                                       2003      1.000          1.469               --

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.570          1.681               --
                                                       2006      1.359          1.570               --
                                                       2005      1.315          1.359            7,534
                                                       2004      1.284          1.315           10,045
                                                       2003      1.000          1.284            1,781

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.523          1.702               --
                                                       2005      1.496          1.523               --
                                                       2004      1.330          1.496               --
                                                       2003      1.000          1.330               --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.746          1.678           99,303

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.585          1.635               --

  LMPVET Equity Index Subaccount (Class II) (6/99)...  2007      1.608          1.652               --
                                                       2006      1.426          1.608               --
                                                       2005      1.397          1.426               --
                                                       2004      1.294          1.397               --
                                                       2003      1.000          1.294               --

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.837          1.754            8,478

  LMPVET Investors Subaccount (Class I) (6/98).......  2007      1.753          1.783           17,961
                                                       2006      1.514          1.753           44,923
                                                       2005      1.451          1.514            1,784
                                                       2004      1.342          1.451            1,784
                                                       2003      1.000          1.342            1,784

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.563          1.559           35,581

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.983          2.136          240,083
                                                       2006      1.796          1.983          241,216
                                                       2005      1.748          1.796          236,011
                                                       2004      1.551          1.748           90,167
                                                       2003      1.000          1.551            1,475

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Social Awareness Subaccount (5/04)..........  2007      1.162          1.262               --
                                                       2006      1.102          1.162               --
                                                       2005      1.078          1.102               --
                                                       2004      1.000          1.078               --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (9/03)....  2007      1.010          1.002               --
                                                       2006      0.990          1.010               --
                                                       2005      0.988          0.990               --
                                                       2004      0.997          0.988               --
                                                       2003      1.000          0.997               --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (10/98)........  2007      1.753          1.837               --
                                                       2006      1.516          1.753            8,558
                                                       2005      1.488          1.516           13,148
                                                       2004      1.403          1.488           14,234
                                                       2003      1.000          1.403            8,114

  LMPVPI Large Cap Growth Subaccount (Class I)
  (5/02).............................................  2007      1.485          1.545               --
                                                       2006      1.455          1.485           66,531
                                                       2005      1.412          1.455           27,736
                                                       2004      1.435          1.412               --
                                                       2003      1.000          1.435               --

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (5/02).............................................  2007      1.743          1.802               --
                                                       2006      1.603          1.743           94,905
                                                       2005      1.489          1.603           94,192
                                                       2004      1.394          1.489            5,855
                                                       2003      1.000          1.394               --

  LMPVPII Growth and Income Subaccount (Class I)
  (5/02).............................................  2007      1.560          1.626               --
                                                       2006      1.417          1.560               --
                                                       2005      1.396          1.417               --
                                                       2004      1.316          1.396               --
                                                       2003      1.000          1.316               --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2007      1.587          1.646               --
                                                       2006      1.382          1.587               --
                                                       2005      1.366          1.382               --
                                                       2004      1.239          1.366               --
                                                       2003      1.000          1.239               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2007      1.774          1.952               --
                                                       2006      1.614          1.774               --
                                                       2005      1.523          1.614               --
                                                       2004      1.254          1.523               --
                                                       2003      1.000          1.254               --

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.091          1.124               --
                                                       2005      1.073          1.091               --
                                                       2004      1.000          1.073               --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.777          1.845               --
                                                       2006      1.872          1.777               --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.386          1.395               --
                                                       2006      1.320          1.386               --

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.724          1.804               --
                                                       2006      1.633          1.724               --

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.789          1.797               --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      2.020          1.961               --
                                                       2006      1.840          2.020               --

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.733          2.214               --
                                                       2006      1.696          1.733               --

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.184          1.233               --
                                                       2006      1.124          1.184               --

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.391          1.455               --
                                                       2006      1.332          1.391               --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.074          1.093            8,640
                                                       2006      1.001          1.074               --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (6/06) *...........................................  2007      1.068          1.052               --
                                                       2006      0.948          1.068               --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.511          1.656           12,946
                                                       2006      1.535          1.511           13,550

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.985          3.749           38,757

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      2.237          2.341          239,995

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.609          1.695               --
                                                       2006      1.461          1.609               --

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.216          1.014          105,922
                                                       2006      1.003          1.216          151,237

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.121          1.183               --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.553          1.597               --
                                                       2006      1.449          1.553               --

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.327          1.386               --
                                                       2006      1.285          1.327               --

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.025          0.974               --
                                                       2006      1.003          1.025               --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.566          1.846               --
                                                       2006      1.610          1.566               --

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.076          1.120               --
                                                       2006      1.039          1.076               --

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.011          1.040           64,176
                                                       2006      0.992          1.011           66,339

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.139          1.075               --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.451          1.477           64,693
                                                       2006      1.436          1.451           64,701

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.596          1.626          271,821
                                                       2006      1.561          1.596          272,049

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.417          1.445          519,417
                                                       2006      1.330          1.417          521,850

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.047          1.090               --
                                                       2006      0.996          1.047               --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.065          1.138               --
                                                       2006      0.998          1.065               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.142          1.184               --
                                                       2006      1.078          1.142               --

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.062          1.087               --
                                                       2006      1.030          1.062               --

Money Market Portfolio
  Money Market Subaccount (7/97).....................  2006      0.985          0.992               --
                                                       2005      0.978          0.985               --
                                                       2004      0.988          0.978               --
                                                       2003      1.000          0.988               --

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (5/04).....................................  2006      1.107          1.168               --
                                                       2005      1.069          1.107               --
                                                       2004      1.000          1.069               --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.096          1.117               --
                                                       2006      1.112          1.096               --
                                                       2005      1.112          1.112               --
                                                       2004      1.043          1.112               --
                                                       2003      1.000          1.043               --

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.072          1.142               --
                                                       2006      1.055          1.072               --
                                                       2005      1.051          1.055               --
                                                       2004      1.024          1.051               --
                                                       2003      1.000          1.024               --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      1.606          1.734               --
                                                       2006      1.476          1.606               --
                                                       2005      1.406          1.476               --
                                                       2004      1.334          1.406               --
                                                       2003      1.000          1.334               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      2.081          2.249               --
                                                       2006      1.663          2.081               --
                                                       2005      1.514          1.663               --
                                                       2004      1.331          1.514               --
                                                       2003      1.000          1.331               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2007      2.296          2.448               --
                                                       2006      1.999          2.296               --
                                                       2005      1.907          1.999               --
                                                       2004      1.543          1.907               --
                                                       2003      1.000          1.543               --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (9/00).............................................  2006      1.444          1.535               --
                                                       2005      1.356          1.444           13,099
                                                       2004      1.300          1.356            7,698
                                                       2003      1.000          1.300               --

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.251          1.332               --
                                                       2005      1.273          1.251               --
                                                       2004      1.223          1.273               --
                                                       2003      1.000          1.223               --

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      1.717          1.872               --
                                                       2005      1.560          1.717               --
                                                       2004      1.368          1.560               --
                                                       2003      1.000          1.368               --

  Travelers Equity Income Subaccount (5/97)..........  2006      1.488          1.561               --
                                                       2005      1.454          1.488          217,741
                                                       2004      1.352          1.454           63,963
                                                       2003      1.000          1.352           43,144

  Travelers Federated High Yield Subaccount (5/97)...  2006      1.289          1.320               --
                                                       2005      1.284          1.289               --
                                                       2004      1.187          1.284               --
                                                       2003      1.000          1.187               --

  Travelers Federated Stock Subaccount (5/97)........  2006      1.452          1.501               --
                                                       2005      1.408          1.452               --
                                                       2004      1.301          1.408               --
                                                       2003      1.000          1.301               --

  Travelers Large Cap Subaccount (6/97)..............  2006      1.396          1.436               --
                                                       2005      1.312          1.396           64,547
                                                       2004      1.257          1.312           13,288
                                                       2003      1.000          1.257            3,817

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.541          1.633               --
                                                       2005      1.404          1.541               --
                                                       2004      1.237          1.404               --
                                                       2003      1.000          1.237               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.524          1.610               --
                                                       2005      1.510          1.524               --
                                                       2004      1.351          1.510               --
                                                       2003      1.000          1.351               --

  Travelers MFS(R) Total Return Subaccount (5/97)....  2006      1.290          1.330               --
                                                       2005      1.280          1.290          203,007
                                                       2004      1.172          1.280           12,487
                                                       2003      1.000          1.172               --

  Travelers MFS(R) Value Subaccount (5/00)...........  2006      1.354          1.461               --
                                                       2005      1.299          1.354               --
                                                       2004      1.166          1.299               --
                                                       2003      1.000          1.166               --

  Travelers Mondrian International Stock Subaccount
  (5/97).............................................  2006      1.604          1.840               --
                                                       2005      1.496          1.604               --
                                                       2004      1.320          1.496               --
                                                       2003      1.000          1.320               --

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.368          1.449               --
                                                       2005      1.318          1.368               --
                                                       2004      1.211          1.318               --
                                                       2003      1.000          1.211               --

  Travelers Pioneer Strategic Income Subaccount
  (5/97).............................................  2006      1.275          1.285               --
                                                       2005      1.256          1.275               --
                                                       2004      1.156          1.256               --
                                                       2003      1.000          1.156               --

  Travelers Quality Bond Subaccount (5/97)...........  2006      1.051          1.039               --
                                                       2005      1.056          1.051               --
                                                       2004      1.044          1.056               --
                                                       2003      1.000          1.044               --

  Travelers Strategic Equity Subaccount (6/97).......  2006      1.418          1.477               --
                                                       2005      1.419          1.418               --
                                                       2004      1.315          1.419               --
                                                       2003      1.000          1.315               --

  Travelers U.S. Government Securities Subaccount
  (5/04).............................................  2006      1.070          1.030               --
                                                       2005      1.048          1.070               --
                                                       2004      1.000          1.048               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.771          1.694          695,334
                                                       2006      1.559          1.771          718,215
                                                       2005      1.529          1.559          616,192
                                                       2004      1.330          1.529          209,044
                                                       2003      1.000          1.330           98,912

  Van Kampen LIT Enterprise Subaccount (Class II)
  (12/00)............................................  2007      1.422          1.566           10,844
                                                       2006      1.360          1.422           10,844
                                                       2005      1.288          1.360           10,851
                                                       2004      1.267          1.288           10,858
                                                       2003      1.000          1.267           10,859




* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, AllianceBernstein Variable Products Series Fund, Inc.-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Delaware VIP Trust-Delaware VIP REIT Series was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, FAM Variable Series Funds, Inc.-Mercury Global Allocation V.I. Fund was replaced by Metropolitan Series Fund, Inc.-Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, FAM Variable Series Funds, Inc.-Mercury Value Opportunities V.I. Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Templeton Growth Securities Fund was replaced by Metropolitan Series Fund, Inc.-Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, High Yield Bond Trust merged into Metropolitan Series Fund, Inc.-Western Asset Management High Yield Bond Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Balanced Portfolio merged into Metropolitan Series Fund, Inc.-MFS Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Lord Abbett Series Fund, Inc.-Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Lord Abbett Series Fund, Inc.-Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Managed Assets Trust merged into Metropolitan Series Fund, Inc.-Legg Mason Partners Managed Assets Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Money Market Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Oppenheimer Variable Account Funds-Oppenheimer Main Street Fund/VA was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-Met/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Convertible Securities Portfolio merged into Met Investors Series Trust-Lord Abbett Bond Debenture and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated Stock Portfolio merged into Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Mercury Large-Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Value Portfolio merged into Met Investors Series Trust-MFS Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Pioneer Strategic Income Portfolio merged into Met Investors Series Trust-Pioneer Strategic Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Travelers Quality Bond Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, AIM Variable Insurance Funds-AIM V.I. Core Equity Fund was replaced by Metropolitan Series Fund, Inc.-Capital Guardian U.S. Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Credit Suisse Trust-Credit Suisse Trust Emerging Markets Portfolio was replaced by Met Investors Series Trust-MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable Large Cap Growth Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios II, Inc.-Legg Mason Partners Variable Aggressive Growth Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios II-Legg Mason Partners Variable Growth and Income Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class A was exchanged for Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class E and is no longer available as a funding option.

Effective on or about 04/30/2007, Metropolitan Series Funds, Inc.-Western Asset Management High Yield Bond Portfolio merged into Met Investors Series Trust-BlackRock High Yield Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, PIMCO Variable Insurance Trust-Real Return Portfolio was replaced by Met Investors Series Trust-PIMCO Inflation Protected Bond Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT International Equity Fund was replaced by Met Investors Series Trust-MFS(R) Research International Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT Small Cap Value Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX B

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

              FOR METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 1.40%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.081          1.159                 --
                                                       2006      1.000          1.081          1,916,038

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      0.696          0.731                 --
                                                       2005      0.668          0.696          2,974,765
                                                       2004      0.640          0.668          3,612,300
                                                       2003      0.519          0.640          4,493,863
                                                       2002      0.755          0.519          4,949,369
                                                       2001      0.875          0.755          3,727,475

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      0.642          0.629                 --
                                                       2005      0.567          0.642          9,939,928
                                                       2004      0.531          0.567         12,239,636
                                                       2003      0.436          0.531         14,926,739
                                                       2002      0.640          0.436         17,729,828
                                                       2001      0.786          0.640         18,982,017
                                                       2000      1.000          0.786         13,647,974

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.937          2.194            710,465
                                                       2006      1.631          1.937            525,030
                                                       2005      1.450          1.631            199,088
                                                       2004      1.296          1.450            116,390
                                                       2003      1.000          1.296             70,339

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.724          1.910          1,064,587
                                                       2006      1.587          1.724            991,393
                                                       2005      1.385          1.587            586,456
                                                       2004      1.248          1.385            220,980
                                                       2003      1.000          1.248            131,179

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.617          1.675          3,710,137
                                                       2006      1.423          1.617          3,676,828
                                                       2005      1.364          1.423          3,918,939
                                                       2004      1.253          1.364          3,490,980
                                                       2003      1.000          1.253          1,545,620

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      2.174          2.153                 --
                                                       2005      1.865          2.174         26,239,910
                                                       2004      1.583          1.865         30,543,833
                                                       2003      1.285          1.583         36,644,254
                                                       2002      1.739          1.285         42,634,828
                                                       2001      2.387          1.739         53,418,968
                                                       2000      3.098          2.387         61,812,417
                                                       1999      2.046          3.098         46,942,401
                                                       1998      1.283          2.046         23,010,432

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      1.970          2.065                 --
                                                       2006      1.507          1.970          2,883,940
                                                       2005      1.195          1.507          3,989,820
                                                       2004      0.970          1.195          4,140,741
                                                       2003      0.688          0.970          4,224,247
                                                       2002      0.789          0.688          4,787,661
                                                       2001      0.886          0.789          4,624,645
                                                       2000      1.313          0.886          4,854,365
                                                       1999      0.734          1.313          2,521,807
                                                       1998      1.000          0.734            780,839

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      2.244          2.934                 --
                                                       2005      2.123          2.244          3,700,875
                                                       2004      1.639          2.123          4,313,846
                                                       2003      1.240          1.639          4,738,305
                                                       2002      1.203          1.240          4,376,831
                                                       2001      1.121          1.203          2,866,778
                                                       2000      0.866          1.121          2,273,183
                                                       1999      0.901          0.866          1,280,359
                                                       1998      1.000          0.901            632,612

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.287          1.360          4,259,580
                                                       2006      1.121          1.287          5,422,276
                                                       2005      1.089          1.121          6,601,579
                                                       2004      1.051          1.089          7,863,571
                                                       2003      0.880          1.051          9,516,917
                                                       2002      1.071          0.880         10,611,490
                                                       2001      1.198          1.071         11,636,949
                                                       2000      1.223          1.198         12,271,080
                                                       1999      1.112          1.223         10,488,399
                                                       1998      1.000          1.112          2,833,960

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.328          1.165          9,427,916
                                                       2006      1.298          1.328         11,789,369
                                                       2005      1.244          1.298         14,545,290
                                                       2004      1.133          1.244         16,707,910
                                                       2003      0.872          1.133         19,034,774
                                                       2002      1.094          0.872         19,868,161
                                                       2001      1.182          1.094         19,065,688
                                                       2000      1.058          1.182         13,636,390
                                                       1999      0.871          1.058          7,815,322
                                                       1998      1.000          0.871          3,051,249

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.315          1.431                 --
                                                       2005      1.210          1.315              3,762
                                                       2004      1.074          1.210                 --
                                                       2003      1.000          1.074                 --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.312          1.463                 --
                                                       2005      1.208          1.312             15,728
                                                       2004      1.068          1.208             13,614
                                                       2003      1.000          1.068                 --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         13,754,593
                                                       2006      1.172          1.288         15,492,664
                                                       2005      1.019          1.172         14,943,854
                                                       2004      0.897          1.019         13,917,723
                                                       2003      0.710          0.897         12,297,582
                                                       2002      0.796          0.710         10,767,860
                                                       2001      0.923          0.796          8,215,904
                                                       2000      1.000          0.923          3,718,600

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      1.009          1.062            152,489
                                                       2006      0.899          1.009            239,185
                                                       2005      0.755          0.899            258,978
                                                       2004      0.756          0.755            492,929
                                                       2003      0.614          0.756            784,129
                                                       2002      0.673          0.614          1,029,633
                                                       2001      0.957          0.673            101,442

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.917          2.180          5,870,755
                                                       2006      1.729          1.917          6,767,359
                                                       2005      1.486          1.729          7,176,700
                                                       2004      1.209          1.486          6,512,470
                                                       2003      0.887          1.209          5,739,048
                                                       2002      0.999          0.887          4,832,433
                                                       2001      0.999          0.999          1,308,941

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.262          1.474                 --
                                                       2005      1.158          1.262            886,963
                                                       2004      1.043          1.158            938,346
                                                       2003      0.845          1.043            756,929
                                                       2002      1.000          0.845            201,578

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.826          3.589            227,946
                                                       2006      2.238          2.826            226,610
                                                       2005      1.781          2.238            181,882
                                                       2004      1.448          1.781             38,923
                                                       2003      1.000          1.448              4,729

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.499          1.706            256,136
                                                       2006      1.251          1.499            236,510
                                                       2005      1.152          1.251            151,833
                                                       2004      1.009          1.152              6,533

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.267          1.522                 --
                                                       2005      1.180          1.267          2,335,769
                                                       2004      1.032          1.180          1,920,592
                                                       2003      0.792          1.032          1,284,964
                                                       2002      1.000          0.792            508,837

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      1.069          1.094                 --
                                                       2005      1.070          1.069            236,201
                                                       2004      1.025          1.070             47,427

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         12,042,861
                                                       2004      0.941          1.004         13,862,916
                                                       2003      0.839          0.941         15,303,712
                                                       2002      0.911          0.839         15,615,585
                                                       2001      0.972          0.911         12,635,819
                                                       2000      1.000          0.972          5,246,201

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.053          1.264          1,298,775
                                                       2006      1.004          1.053          1,528,686
                                                       2005      0.907          1.004          1,704,134
                                                       2004      0.805          0.907          2,091,607
                                                       2003      0.647          0.805          2,239,125
                                                       2002      0.931          0.647          2,609,664
                                                       2001      1.135          0.931          3,200,999
                                                       2000      1.000          1.135          2,447,663

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      0.405          0.486          3,908,127
                                                       2006      0.381          0.405          4,395,664
                                                       2005      0.346          0.381          5,033,907
                                                       2004      0.349          0.346          6,578,130
                                                       2003      0.242          0.349          7,245,233
                                                       2002      0.415          0.242          7,815,420
                                                       2001      0.672          0.415          9,044,726
                                                       2000      1.000          0.672          7,604,465

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.679          0.732         10,856,564
                                                       2006      0.584          0.679         11,950,925
                                                       2005      0.561          0.584         13,400,923
                                                       2004      0.544          0.561         16,410,151
                                                       2003      0.446          0.544         19,761,719
                                                       2002      0.609          0.446         22,039,418
                                                       2001      0.798          0.609         22,841,930
                                                       2000      1.000          0.798         13,421,744

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.552          1.745                 --
                                                       2005      1.513          1.552            126,990
                                                       2004      1.336          1.513             33,706
                                                       2003      1.000          1.336              3,334

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.105          1.067          9,955,538

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.712          1.775         12,013,645

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.038          1.073          8,161,756
                                                       2006      0.914          1.038         10,983,568
                                                       2005      0.889          0.914         12,831,498
                                                       2004      0.818          0.889         15,207,948
                                                       2003      0.649          0.818         17,162,302
                                                       2002      0.848          0.649         16,724,050
                                                       2001      0.982          0.848         16,104,947
                                                       2000      1.098          0.982         10,807,508
                                                       1999      1.000          1.098          3,460,443

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.785          1.711         21,567,165

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.606          1.645          9,133,487
                                                       2006      1.377          1.606         11,310,649
                                                       2005      1.311          1.377         14,063,167
                                                       2004      1.204          1.311         16,356,631
                                                       2003      0.923          1.204         18,163,714
                                                       2002      1.216          0.923         19,758,109
                                                       2001      1.287          1.216         19,646,073
                                                       2000      1.132          1.287         12,889,045
                                                       1999      1.029          1.132          8,670,638
                                                       1998      1.000          1.029          3,232,444

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.075          1.077          3,986,210

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.114          1.209          3,309,720
                                                       2006      1.002          1.114          4,221,015
                                                       2005      0.969          1.002          5,020,579
                                                       2004      0.853          0.969          5,707,331
                                                       2003      0.581          0.853          6,425,059
                                                       2002      0.903          0.581          5,433,439
                                                       2001      0.987          0.903          4,642,573
                                                       2000      1.000          0.987          2,056,506

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.184          1.295             99,060
                                                       2006      1.115          1.184             99,060
                                                       2005      1.083          1.115             81,296

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.033          1.033            204,510
                                                       2006      1.006          1.033            255,836
                                                       2005      0.997          1.006            177,252
                                                       2004      0.999          0.997            204,843
                                                       2003      1.000          0.999            140,446

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977         10,269,420
                                                       2005      1.655          1.698         12,540,421
                                                       2004      1.549          1.655         14,334,230
                                                       2003      1.130          1.549         14,439,056
                                                       2002      1.529          1.130         14,322,306
                                                       2001      1.522          1.529         12,398,140
                                                       2000      1.305          1.522          5,750,512

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.206          1.257                 --
                                                       2006      1.173          1.206            954,839
                                                       2005      1.130          1.173          1,045,080
                                                       2004      1.140          1.130          1,300,287
                                                       2003      0.800          1.140            531,134
                                                       2002      1.000          0.800             37,706

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.337          1.385                 --
                                                       2006      1.220          1.337            473,592
                                                       2005      1.126          1.220            374,159
                                                       2004      1.047          1.126            385,280
                                                       2003      0.758          1.047            218,067
                                                       2002      1.000          0.758             58,025

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.243          1.300                 --
                                                       2006      1.122          1.243             85,402
                                                       2005      1.098          1.122             92,799
                                                       2004      1.027          1.098             93,171
                                                       2003      0.800          1.027             92,062
                                                       2002      1.000          0.800             30,873

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.628          1.693                 --
                                                       2006      1.408          1.628            243,310
                                                       2005      1.382          1.408            256,452
                                                       2004      1.244          1.382            206,147
                                                       2003      1.000          1.244             26,228

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.820          2.007                 --
                                                       2006      1.644          1.820            357,040
                                                       2005      1.541          1.644            450,874
                                                       2004      1.260          1.541            219,692
                                                       2003      1.000          1.260             50,353

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.104          1.140                 --
                                                       2005      1.078          1.104             94,727
                                                       2004      0.983          1.078             10,272

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      2.480          2.593          3,428,819
                                                       2006      2.601          2.480          4,574,044

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.603          1.624          7,186,098
                                                       2006      1.519          1.603          8,707,327

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.148          1.205                 --
                                                       2006      1.083          1.148          1,155,572

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.195          1.205            999,053

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.579          1.543         12,287,835
                                                       2006      1.431          1.579         15,316,114

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      2.210          2.843         16,745,022
                                                       2006      2.153          2.210         21,260,353

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.206          1.265            145,192
                                                       2006      1.140          1.206            192,753

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.684          1.774          5,811,112
                                                       2006      1.604          1.684          7,261,473

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.079          1.106          9,116,969
                                                       2006      1.001          1.079         11,316,802

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.073          1.065            565,539
                                                       2006      1.016          1.073             57,844

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      0.668          0.737          1,502,502
                                                       2006      0.676          0.668          2,250,203

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          3,935,993

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.518          1.596          2,513,032

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.338          1.420            522,797
                                                       2006      1.209          1.338            676,132

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          9,714,512
                                                       2006      1.003          1.222         13,183,586

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.153          1.223            491,797

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.593          1.650             29,076
                                                       2006      1.480          1.593             29,146

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.543          1.622          1,734,921
                                                       2006      1.487          1.543          2,201,655

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.030          0.985          2,709,676
                                                       2006      1.003          1.030            417,539

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.045          1.241         17,242,837
                                                       2006      1.069          1.045         21,925,713

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.456          1.526         13,002,760
                                                       2006      1.400          1.456         16,208,285

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         18,367,722
                                                       2006      1.203          1.232         19,072,650

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.147          1.087          1,758,513

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         24,381,838
                                                       2006      1.586          1.610         31,641,936

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         13,545,075
                                                       2006      1.960          2.014         18,174,254

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         32,422,690
                                                       2006      1.851          1.981         40,939,825

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.052          1.103          2,010,566
                                                       2006      0.996          1.052          2,469,927

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.070          1.152          4,813,250
                                                       2006      0.998          1.070          5,714,894

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.163          1.209                 --
                                                       2006      1.094          1.163            104,166

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.082          1.115            190,604
                                                       2006      1.044          1.082             96,270

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      1.192          1.203                 --
                                                       2005      1.175          1.192         14,747,554
                                                       2004      1.179          1.175         17,581,926
                                                       2003      1.187          1.179         25,972,691
                                                       2002      1.187          1.187         50,704,937
                                                       2001      1.160          1.187         58,256,805
                                                       2000      1.107          1.160         34,878,359
                                                       1999      1.070          1.107         37,736,754
                                                       1998      1.033          1.070         16,762,447

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.120          1.184                 --
                                                       2005      1.074          1.120             91,569
                                                       2004      0.981          1.074             23,091

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.125          1.148                 --
                                                       2006      1.133          1.125            450,909
                                                       2005      1.125          1.133            698,584
                                                       2004      1.048          1.125            588,626
                                                       2003      1.000          1.048            303,900

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.255          1.346         10,982,304
                                                       2006      1.226          1.255         13,390,242
                                                       2005      1.213          1.226         16,153,210
                                                       2004      1.173          1.213         17,085,956
                                                       2003      1.132          1.173         20,011,288
                                                       2002      1.053          1.132         23,164,168
                                                       2001      1.000          1.053          5,336,214

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      0.895          0.974            168,790
                                                       2006      0.817          0.895            186,353
                                                       2005      0.773          0.817            308,563
                                                       2004      0.728          0.773            376,752
                                                       2003      0.560          0.728            449,770
                                                       2002      0.806          0.560            392,679
                                                       2001      1.000          0.806            154,441

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.408          1.526                 --
                                                       2006      1.118          1.408          2,592,546
                                                       2005      1.011          1.118          1,945,112
                                                       2004      0.882          1.011          1,744,100
                                                       2003      0.696          0.882          2,150,730
                                                       2002      0.857          0.696          2,571,497
                                                       2001      1.000          0.857            999,717

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      1.967          2.102                 --
                                                       2006      1.701          1.967          1,749,943
                                                       2005      1.611          1.701          2,030,488
                                                       2004      1.295          1.611          2,322,411
                                                       2003      0.877          1.295          2,238,115
                                                       2002      1.088          0.877          2,277,647
                                                       2001      1.000          1.088            816,572

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      0.634          0.676                 --
                                                       2005      0.591          0.634          2,770,233
                                                       2004      0.563          0.591          2,955,522
                                                       2003      0.442          0.563          3,054,095
                                                       2002      0.588          0.442          2,972,707
                                                       2001      1.000          0.588          2,101,669

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.504          1.604                 --
                                                       2005      1.520          1.504          8,757,633
                                                       2004      1.450          1.520         10,573,736
                                                       2003      1.165          1.450         10,930,899
                                                       2002      1.270          1.165         12,056,558
                                                       2001      0.783          1.270         12,986,021
                                                       2001      1.299          0.783                 --
                                                       2000      1.170          1.299          7,553,759
                                                       1999      1.000          1.170          2,431,429
                                                       1998      1.000          1.000            414,907

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      2.380          2.601                 --
                                                       2005      2.146          2.380          5,986,220
                                                       2004      1.869          2.146          7,389,340
                                                       2003      1.417          1.869          8,080,624
                                                       2002      1.677          1.417          8,864,245
                                                       2001      1.773          1.677          8,489,614
                                                       2000      1.541          1.773          8,454,275
                                                       1999      1.377          1.541          6,716,626
                                                       1998      1.195          1.377          5,142,990

  Travelers Equity Income Subaccount (12/96).........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         23,418,224
                                                       2004      1.670          1.810         28,399,295
                                                       2003      1.291          1.670         31,475,807
                                                       2002      1.521          1.291         34,048,347
                                                       2001      1.652          1.521         37,812,927
                                                       2000      1.535          1.652         37,849,058
                                                       1999      1.484          1.535         35,687,217
                                                       1998      1.339          1.484         25,733,333

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.480          1.519                 --
                                                       2005      1.464          1.480         11,404,495
                                                       2004      1.345          1.464         14,387,685
                                                       2003      1.114          1.345         17,386,355
                                                       2002      1.089          1.114         17,457,622
                                                       2001      1.084          1.089         18,647,220
                                                       2000      1.196          1.084         19,736,049
                                                       1999      1.177          1.196         22,260,856
                                                       1998      1.140          1.177         18,811,555

  Travelers Federated Stock Subaccount (1/97)........  2006      1.804          1.869                 --
                                                       2005      1.737          1.804          6,419,270
                                                       2004      1.593          1.737          8,023,109
                                                       2003      1.266          1.593          9,198,349
                                                       2002      1.592          1.266         10,775,970
                                                       2001      1.588          1.592         12,221,263
                                                       2000      1.552          1.588         13,157,332
                                                       1999      1.494          1.552         14,406,177
                                                       1998      1.285          1.494         11,892,034

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Large Cap Subaccount (12/96).............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         16,715,712
                                                       2004      1.366          1.435         20,122,965
                                                       2003      1.111          1.366         23,324,386
                                                       2002      1.459          1.111         27,044,542
                                                       2001      1.790          1.459         31,933,410
                                                       2000      2.123          1.790         34,231,282
                                                       1999      1.665          2.123         28,051,763
                                                       1998      1.245          1.665         15,040,703

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.019          1.083                 --
                                                       2005      0.922          1.019          1,296,684
                                                       2004      0.807          0.922          1,202,932
                                                       2003      0.675          0.807          1,272,971
                                                       2002      0.915          0.675          1,529,363
                                                       2001      1.197          0.915          2,090,679
                                                       2000      1.285          1.197          1,772,277
                                                       1999      1.054          1.285            669,474
                                                       1998      1.000          1.054            211,400

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.010          1.069                 --
                                                       2005      0.994          1.010         27,403,205
                                                       2004      0.883          0.994         12,380,637
                                                       2003      0.653          0.883         14,200,226
                                                       2002      1.295          0.653         14,799,098
                                                       2001      1.721          1.295         16,854,809
                                                       2000      1.595          1.721         14,558,647
                                                       1999      0.985          1.595          4,760,902
                                                       1998      1.000          0.985            965,761

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.792          1.851                 --
                                                       2005      1.765          1.792         42,204,461
                                                       2004      1.606          1.765         47,789,684
                                                       2003      1.397          1.606         53,094,881
                                                       2002      1.496          1.397         56,799,646
                                                       2001      1.517          1.496         58,954,968
                                                       2000      1.319          1.517         53,326,538
                                                       1999      1.303          1.319         54,290,552
                                                       1998      1.183          1.303         42,017,841

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.118          1.209                 --
                                                       2005      1.065          1.118            471,009
                                                       2004      0.952          1.065             90,870
                                                       2003      0.855          0.952                 --
                                                       2002      0.997          0.855                500
                                                       2001      1.027          0.997                500
                                                       2000      1.003          1.027                 --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.245          1.431                 --
                                                       2005      1.153          1.245         17,891,801
                                                       2004      1.010          1.153         20,542,498
                                                       2003      0.796          1.010         22,629,357
                                                       2002      0.928          0.796         26,640,453
                                                       2001      1.275          0.928         31,145,128
                                                       2000      1.460          1.275         30,394,514
                                                       1999      1.216          1.460         25,226,349
                                                       1998      1.095          1.216         17,270,810

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.394          1.480                 --
                                                       2005      1.333          1.394             22,706
                                                       2004      1.217          1.333             21,888
                                                       2003      1.000          1.217             12,842

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.472          1.487                 --
                                                       2005      1.439          1.472          2,850,190
                                                       2004      1.316          1.439          3,363,166
                                                       2003      1.116          1.316          3,908,585
                                                       2002      1.069          1.116          4,569,590
                                                       2001      1.040          1.069          5,471,566
                                                       2000      1.059          1.040          5,247,966
                                                       1999      1.062          1.059          4,489,463
                                                       1998      1.070          1.062          3,797,291

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.412          1.400                 --
                                                       2005      1.409          1.412         20,273,723
                                                       2004      1.383          1.409         23,570,906
                                                       2003      1.311          1.383         28,033,537
                                                       2002      1.257          1.311         32,768,047
                                                       2001      1.190          1.257         35,205,769
                                                       2000      1.128          1.190         26,960,877
                                                       1999      1.131          1.128         26,069,226
                                                       1998      1.057          1.131         15,435,236

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.412          1.474                 --
                                                       2005      1.403          1.412         24,707,241
                                                       2004      1.291          1.403         29,314,349
                                                       2003      0.988          1.291         34,083,675
                                                       2002      1.508          0.988         39,829,841
                                                       2001      1.765          1.508         49,964,273
                                                       2000      2.189          1.765         55,775,319
                                                       1999      1.679          2.189         47,167,905
                                                       1998      1.319          1.679         31,011,054

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.083          1.044                 --
                                                       2005      1.052          1.083            211,129

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.427          1.375         10,798,511
                                                       2006      1.247          1.427         12,345,440
                                                       2005      1.215          1.247         13,425,577
                                                       2004      1.049          1.215         13,686,038
                                                       2003      0.814          1.049         13,579,574
                                                       2002      1.024          0.814         13,051,055
                                                       2001      1.069          1.024          8,766,086

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      0.770          0.854          1,552,937
                                                       2006      0.731          0.770          1,728,294
                                                       2005      0.688          0.731          2,200,874
                                                       2004      0.672          0.688          2,353,680
                                                       2003      0.542          0.672          2,465,279
                                                       2002      0.781          0.542          2,652,351
                                                       2001      0.997          0.781          2,530,977




              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 2.10%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.076          1.151                --
                                                       2006      1.000          1.076                --

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      1.354          1.420                --
                                                       2005      1.309          1.354                --
                                                       2004      1.263          1.309                --
                                                       2003      1.000          1.263                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      1.493          1.453                --
                                                       2005      1.328          1.493                --
                                                       2004      1.251          1.328                --
                                                       2003      1.000          1.251                --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.888          2.123                --
                                                       2006      1.601          1.888                --
                                                       2005      1.433          1.601                --
                                                       2004      1.290          1.433                --
                                                       2003      1.011          1.290                --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.681          1.849                --
                                                       2006      1.557          1.681                --
                                                       2005      1.369          1.557                --
                                                       2004      1.242          1.369                --
                                                       2003      1.007          1.242                --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.576          1.621                --
                                                       2006      1.397          1.576                --
                                                       2005      1.348          1.397                --
                                                       2004      1.247          1.348                --
                                                       2003      1.009          1.247                --

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      1.717          1.696                --
                                                       2005      1.483          1.717                --
                                                       2004      1.267          1.483                --
                                                       2003      1.000          1.267                --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      2.872          3.004                --
                                                       2006      2.213          2.872                --
                                                       2005      1.766          2.213                --
                                                       2004      1.444          1.766                --
                                                       2003      1.000          1.444                --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      1.845          2.396                --
                                                       2005      1.758          1.845                --
                                                       2004      1.366          1.758                --
                                                       2003      1.000          1.366                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.491          1.564                --
                                                       2006      1.307          1.491                --
                                                       2005      1.279          1.307                --
                                                       2004      1.243          1.279                --
                                                       2003      1.000          1.243                --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.548          1.348                --
                                                       2006      1.524          1.548                --
                                                       2005      1.471          1.524                --
                                                       2004      1.349          1.471                --
                                                       2003      1.000          1.349                --

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.295          1.406                --
                                                       2005      1.281          1.295                --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.293          1.438                --
                                                       2005      1.199          1.293                --
                                                       2004      1.065          1.199                --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.845          2.119         1,148,075
                                                       2006      1.690          1.845         1,256,438
                                                       2005      1.480          1.690         1,231,144
                                                       2004      1.312          1.480           948,829
                                                       2003      1.000          1.312           735,053

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      1.631          1.705                --
                                                       2006      1.464          1.631                --
                                                       2005      1.239          1.464                --
                                                       2004      1.249          1.239                --
                                                       2003      1.000          1.249                --

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      2.192          2.475           510,771
                                                       2006      1.991          2.192           528,464
                                                       2005      1.723          1.991           479,564
                                                       2004      1.411          1.723           389,025
                                                       2003      1.000          1.411           254,232

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.510          1.751                --
                                                       2005      1.395          1.510                --
                                                       2004      1.265          1.395                --
                                                       2003      1.000          1.265                --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.755          3.474                --
                                                       2006      2.196          2.755                --
                                                       2005      1.760          2.196                --
                                                       2004      1.441          1.760                --
                                                       2003      1.000          1.441                --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.471          1.663                --
                                                       2006      1.237          1.471                --
                                                       2005      1.146          1.237                --
                                                       2004      1.006          1.146                --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.633          1.947                --
                                                       2005      1.531          1.633                --
                                                       2004      1.348          1.531                --
                                                       2003      1.000          1.348                --

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      1.057          1.078                --
                                                       2005      1.065          1.057                --
                                                       2004      1.023          1.065                --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.271          1.311                --
                                                       2005      1.206          1.271           216,115
                                                       2004      1.137          1.206           216,240
                                                       2003      1.000          1.137           264,585

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.620          1.931                --
                                                       2006      1.556          1.620                --
                                                       2005      1.415          1.556                --
                                                       2004      1.265          1.415                --
                                                       2003      1.000          1.265                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      1.669          1.988                --
                                                       2006      1.580          1.669                --
                                                       2005      1.447          1.580                --
                                                       2004      1.469          1.447                --
                                                       2003      1.000          1.469                --

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.570          1.681           119,557
                                                       2006      1.359          1.570            38,465
                                                       2005      1.315          1.359            77,910
                                                       2004      1.284          1.315           138,521
                                                       2003      1.000          1.284           143,521

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.523          1.702                --
                                                       2005      1.496          1.523                --
                                                       2004      1.330          1.496                --
                                                       2003      1.131          1.330                --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.746          1.678            45,603

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.585          1.635                --

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.608          1.652                --
                                                       2006      1.426          1.608                --
                                                       2005      1.397          1.426                --
                                                       2004      1.294          1.397                --
                                                       2003      1.000          1.294                --

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.837          1.754           227,300

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.753          1.783           173,546
                                                       2006      1.514          1.753           140,317
                                                       2005      1.451          1.514           117,773
                                                       2004      1.342          1.451           148,518
                                                       2003      1.000          1.342            90,649

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.563          1.559                --

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.983          2.136           353,768
                                                       2006      1.796          1.983           391,493
                                                       2005      1.748          1.796           411,971
                                                       2004      1.551          1.748           374,589
                                                       2003      1.000          1.551           361,629

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.162          1.262                --
                                                       2006      1.102          1.162                --
                                                       2005      1.104          1.102                --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.010          1.002                --
                                                       2006      0.990          1.010                --
                                                       2005      0.988          0.990                --
                                                       2004      0.997          0.988                --
                                                       2003      0.997          0.997                --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.753          1.837                --
                                                       2006      1.516          1.753           329,012
                                                       2005      1.488          1.516           325,182
                                                       2004      1.403          1.488           276,460
                                                       2003      1.000          1.403           139,676

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.485          1.545                --
                                                       2006      1.455          1.485            19,410
                                                       2005      1.412          1.455            16,279
                                                       2004      1.435          1.412                --
                                                       2003      1.000          1.435                --

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.743          1.802                --
                                                       2006      1.603          1.743            44,879
                                                       2005      1.489          1.603            44,873
                                                       2004      1.394          1.489                --
                                                       2003      1.000          1.394                --

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.560          1.626                --
                                                       2006      1.417          1.560                --
                                                       2005      1.396          1.417                --
                                                       2004      1.316          1.396                --
                                                       2003      1.000          1.316                --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.587          1.646                --
                                                       2006      1.382          1.587                --
                                                       2005      1.366          1.382                --
                                                       2004      1.239          1.366                --
                                                       2003      1.093          1.239                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.774          1.952                --
                                                       2006      1.614          1.774                --
                                                       2005      1.523          1.614                --
                                                       2004      1.254          1.523                --
                                                       2003      1.101          1.254                --

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.091          1.124                --
                                                       2005      1.073          1.091                --
                                                       2004      0.982          1.073                --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.777          1.845                --
                                                       2006      1.872          1.777                --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.386          1.395                --
                                                       2006      1.320          1.386                --

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.724          1.804                --
                                                       2006      1.633          1.724                --

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.789          1.797                --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      2.020          1.961                --
                                                       2006      1.840          2.020                --

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.733          2.214                --
                                                       2006      1.696          1.733                --

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.184          1.233                --
                                                       2006      1.124          1.184                --

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.391          1.455                --
                                                       2006      1.332          1.391                --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.074          1.093            34,891
                                                       2006      1.001          1.074                --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.068          1.052                --
                                                       2006      1.016          1.068                --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.511          1.656             4,230
                                                       2006      1.535          1.511             4,235

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.985          3.749           252,946

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      2.237          2.341            79,483

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.609          1.695                --
                                                       2006      1.461          1.609                --

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.216          1.014           621,644
                                                       2006      1.003          1.216           690,238

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.121          1.183                --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.553          1.597                --
                                                       2006      1.449          1.553                --

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.327          1.386                --
                                                       2006      1.285          1.327                --

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.025          0.974                --
                                                       2006      1.003          1.025                --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.566          1.846                --
                                                       2006      1.610          1.566                --

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.076          1.120                --
                                                       2006      1.039          1.076                --

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.011          1.040         1,216,924
                                                       2006      0.992          1.011         1,251,680

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.139          1.075                --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.451          1.477           297,120
                                                       2006      1.436          1.451           262,070

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.596          1.626           303,343
                                                       2006      1.561          1.596           340,448

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.417          1.445           810,548
                                                       2006      1.330          1.417         1,019,497

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.047          1.090                --
                                                       2006      0.996          1.047                --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.065          1.138                --
                                                       2006      0.998          1.065                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.142          1.184                --
                                                       2006      1.078          1.142                --

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.062          1.087                --
                                                       2006      1.030          1.062                --

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      0.985          0.992                --
                                                       2005      0.978          0.985                --
                                                       2004      0.988          0.978                --
                                                       2003      1.000          0.988                --

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.107          1.168                --
                                                       2005      1.069          1.107                --
                                                       2004      0.980          1.069                --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.096          1.117                --
                                                       2006      1.112          1.096                --
                                                       2005      1.112          1.112                --
                                                       2004      1.043          1.112                --
                                                       2003      1.039          1.043                --

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.072          1.142                --
                                                       2006      1.055          1.072                --
                                                       2005      1.051          1.055                --
                                                       2004      1.024          1.051                --
                                                       2003      1.000          1.024                --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      1.606          1.734                --
                                                       2006      1.476          1.606                --
                                                       2005      1.406          1.476                --
                                                       2004      1.334          1.406                --
                                                       2003      1.000          1.334                --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      2.081          2.249                --
                                                       2006      1.663          2.081                --
                                                       2005      1.514          1.663                --
                                                       2004      1.331          1.514                --
                                                       2003      1.000          1.331                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      2.296          2.448                --
                                                       2006      1.999          2.296                --
                                                       2005      1.907          1.999                --
                                                       2004      1.543          1.907                --
                                                       2003      1.000          1.543                --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      1.444          1.535                --
                                                       2005      1.356          1.444                --
                                                       2004      1.300          1.356                --
                                                       2003      1.000          1.300                --

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.251          1.332                --
                                                       2005      1.273          1.251                --
                                                       2004      1.223          1.273                --
                                                       2003      1.000          1.223                --

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      1.717          1.872                --
                                                       2005      1.560          1.717                --
                                                       2004      1.368          1.560                --
                                                       2003      1.000          1.368                --

  Travelers Equity Income Subaccount (12/96).........  2006      1.488          1.561                --
                                                       2005      1.454          1.488           438,930
                                                       2004      1.352          1.454           404,333
                                                       2003      1.000          1.352           341,627

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.289          1.320                --
                                                       2005      1.284          1.289                --
                                                       2004      1.187          1.284                --
                                                       2003      1.000          1.187                --

  Travelers Federated Stock Subaccount (1/97)........  2006      1.452          1.501                --
                                                       2005      1.408          1.452                --
                                                       2004      1.301          1.408                --
                                                       2003      1.000          1.301                --

  Travelers Large Cap Subaccount (12/96).............  2006      1.396          1.436                --
                                                       2005      1.312          1.396           278,072
                                                       2004      1.257          1.312           204,152
                                                       2003      1.000          1.257           188,176

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.541          1.633                --
                                                       2005      1.404          1.541                --
                                                       2004      1.237          1.404                --
                                                       2003      1.000          1.237                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.524          1.610                --
                                                       2005      1.510          1.524                --
                                                       2004      1.351          1.510                --
                                                       2003      1.000          1.351                --

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.290          1.330                --
                                                       2005      1.280          1.290           176,103
                                                       2004      1.172          1.280             7,397
                                                       2003      1.000          1.172                --

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.354          1.461                --
                                                       2005      1.299          1.354                --
                                                       2004      1.166          1.299                --
                                                       2003      1.000          1.166                --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.604          1.840                --
                                                       2005      1.496          1.604                --
                                                       2004      1.320          1.496                --
                                                       2003      1.000          1.320                --

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.368          1.449                --
                                                       2005      1.318          1.368                --
                                                       2004      1.211          1.318                --
                                                       2003      1.059          1.211                --

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.275          1.285                --
                                                       2005      1.256          1.275                --
                                                       2004      1.156          1.256                --
                                                       2003      1.000          1.156                --

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.051          1.039                --
                                                       2005      1.056          1.051                --
                                                       2004      1.044          1.056                --
                                                       2003      1.000          1.044                --

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.418          1.477                --
                                                       2005      1.419          1.418                --
                                                       2004      1.315          1.419                --
                                                       2003      1.000          1.315                --

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.070          1.030                --
                                                       2005      1.059          1.070                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.771          1.694         2,016,936
                                                       2006      1.559          1.771         2,029,926
                                                       2005      1.529          1.559         2,176,018
                                                       2004      1.330          1.529         1,802,010
                                                       2003      1.000          1.330         1,277,170

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      1.422          1.566           119,729
                                                       2006      1.360          1.422           145,222
                                                       2005      1.288          1.360           168,468
                                                       2004      1.267          1.288           178,575
                                                       2003      1.000          1.267           176,857




* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, AllianceBernstein Variable Products Series Fund, Inc.-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Delaware VIP Trust-Delaware VIP REIT Series was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, FAM Variable Series Funds, Inc.-Mercury Global Allocation V.I. Fund was replaced by Metropolitan Series Fund, Inc.-Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, FAM Variable Series Funds, Inc.-Mercury Value Opportunities V.I. Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Templeton Growth Securities Fund was replaced by Metropolitan Series Fund, Inc.-Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, High Yield Bond Trust merged into Metropolitan Series Fund, Inc.-Western Asset Management High Yield Bond Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Balanced Portfolio merged into Metropolitan Series Fund, Inc.-MFS Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Lord Abbett Series Fund, Inc.-Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Lord Abbett Series Fund, Inc.-Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Managed Assets Trust merged into Metropolitan Series Fund, Inc.-Legg Mason Partners Managed Assets Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Money Market Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Oppenheimer Variable Account Funds-Oppenheimer Main Street Fund/VA was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-Met/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Convertible Securities Portfolio merged into Met Investors Series Trust-Lord Abbett Bond Debenture and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated Stock Portfolio merged into Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Mercury Large-Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Value Portfolio merged into Met Investors Series Trust-MFS Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Pioneer Strategic Income Portfolio merged into Met Investors Series Trust-Pioneer Strategic Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Travelers Quality Bond Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, AIM Variable Insurance Funds-AIM V.I. Core Equity Fund was replaced by Metropolitan Series Fund, Inc.-Capital Guardian U.S. Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Credit Suisse Trust-Credit Suisse Trust Emerging Markets Portfolio was replaced by Met Investors Series Trust-MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable Large Cap Growth Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios II, Inc.-Legg Mason Partners Variable Aggressive Growth Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios II-Legg Mason Partners Variable Growth and Income Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Met Investors Series Trust--BlackRock Large-Cap Core Portfolio -- Class A was exchanged for Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class E and is no longer available as a funding option.

Effective on or about 04/30/2007, Metropolitan Series Funds, Inc.-Western Asset Management High Yield Bond Portfolio merged into Met Investors Series Trust-BlackRock High Yield Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, PIMCO Variable Insurance Trust-Real Return Portfolio was replaced by Met Investors Series Trust-PIMCO Inflation Protected Bond Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT International Equity Fund was replaced by Met Investors Series Trust-MFS(R) Research International Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT Small Cap Value Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX C

--------------------------------------------------------------------------------

                ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS

Certain Underlying Funds were subject to a merger, substitution or other change. The chart below identifies the former name and new name of each of these Underlying Funds, and where applicable, the former name and new name of the trust of which the Underlying Fund is a part.

UNDERLYING FUND NAME CHANGE

                 FORMER NAME                                      NEW NAME
---------------------------------------------  ---------------------------------------------
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Neuberger Berman Real Estate Portfolio         Clarion Global Real Estate Portfolio


UNDERLYING FUND MERGERS
The following former Underlying Funds were merged with the new Underlying Funds.

            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Batterymarch Mid-Cap Stock Portfolio         Lazard Mid Cap Portfolio
MET INVESTORS SERIES TRUST                     METROPOLITAN SERIES FUND, INC.
  MFS(R) Value Portfolio                       MFS(R) Value Portfolio


UNDERLYING FUND SUBSTITUTIONS
The following new Underlying Funds were substituted for the former Underlying Funds.

            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------
DREYFUS VARIABLE INVESTMENT FUND               METROPOLITAN SERIES FUND, INC.
  Appreciation Portfolio                       Davis Venture Value Portfolio
DREYFUS VARIABLE INVESTMENT FUND               METROPOLITAN SERIES FUND, INC.
  Developing Leaders Portfolio                 T. Rowe Price Small Cap Growth Portfolio
FRANKLIN TEMPLETON VARIABLE INSURANCE          MET INVESTORS SERIES TRUST
  PRODUCTS TRUST
  Templeton Developing Markets Securities      MFS(R) Emerging Markets Equity Portfolio
     Fund
JANUS ASPEN SERIES                             METROPOLITAN SERIES FUND, INC.
  Worldwide Growth Portfolio                   Oppenheimer Global Equity Portfolio
PUTNAM VARIABLE TRUST                          MET INVESTORS SERIES TRUST
  Putnam VT Discovery Growth Fund              Van Kampen Mid Cap Growth Portfolio

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX D

--------------------------------------------------------------------------------

                                THE FIXED ACCOUNT

The Fixed Account is part of the Company's general account assets. These general account assets include all assets of the Company other than those held in the Separate Accounts sponsored by the Company or its affiliates.

The staff of the SEC does not generally review the disclosure in the prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the general account may, however, be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in the prospectus.

Under the Fixed Account, the Company assumes the risk of investment gain or loss, guarantees a specified interest rate, and guarantees a specified periodic Annuity Payment. The investment gain or loss of the Separate Account or any of the funding options does not affect the Fixed Account Contract Value, or the dollar amount of fixed Annuity Payments made under any payout option.

We guarantee that, at any time, the Fixed Account Contract Value will not be less than the amount of the Purchase Payments allocated to the Fixed Account, plus interest credited as described below, less any applicable premium taxes or prior withdrawals.

Purchase Payments allocated to the Fixed Account and any transfers made to the Fixed Account become part of the Company's general account, which supports insurance and annuity obligations. Where permitted by state law, we reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract. The general account and any interest therein are not registered under, or subject to the provisions of, the Securities Act of 1933 or Investment Company Act of 1940. We will invest the assets of the Fixed Account at our discretion. Investment income from such Fixed Account assets will be allocated to us and to the Contracts participating in the Fixed Account.

Investment income from the Fixed Account allocated to us includes compensation for mortality and expense risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.

We guarantee the initial rate for any allocations into the Fixed Account for one year from the date of such allocation. We guarantee subsequent renewal rates for the calendar quarter. We also guarantee that for the life of the Contract we will credit interest at a rate not less than the minimum interest rate allowed by state law. We reserve the right to change the rate subject to applicable state law. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of the minimum guaranteed rate in our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the minimum guaranteed rate for any given year. We have no specific formula for determining the interest rate. Some factors we may consider are regulatory and tax requirements, general economic trends and competitive factors.

TRANSFERS

You may make transfers from the Fixed Account to any available Variable Funding Option(s) twice a year during the 30 days following the semiannual anniversary of the Contract Date. We limit transfers to an amount of up to 15% of the Fixed Account Contract Value on the semiannual Contract Date anniversary. (This restriction does not apply to transfers under the Dollar Cost Averaging Program.) Amounts previously transferred from the Fixed Account to Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of transfer. We reserve the right to waive either of these restrictions. Where permitted by state law, we reserve the right to restrict transfers into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract.

Automated transfers from the Fixed Account to any of the Variable Funding Options may begin at any time. Automated transfers from the Fixed Account may not deplete your Fixed Account value in a period of less than twelve months from your enrollment in the Dollar Cost Averaging Program.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX E

--------------------------------------------------------------------------------

               CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information contains more specific information and financial statements relating to the Separate Account and MetLife Insurance Company of Connecticut. A list of the contents of the Statement of Additional Information is set forth below:

                     The Insurance Company
                     Principal Underwriter
                     Distribution and Principal Underwriting Agreement Valuation of Assets
                     Federal Tax Considerations
                     Independent Registered Public Accounting Firm Condensed Financial Information
                     Financial Statements

--------------------------------------------------------------------------------

Copies of the Statement of Additional Information dated April 28, 2008 are available without charge. To request a copy, please clip this coupon on the line above, enter your name and address in the spaces provided below, and mail to MetLife Insurance Company of Connecticut, P.O. Box 10366, Des Moines, IA 50306-0366. For the MetLife Insurance Company of Connecticut Statement of Additional Information please request MIC-Book-06-07-10-11. For the Statement of Additional Information for the contracts issued by the former MetLife Life and Annuity Company of Connecticut please request MLAC-Book-06-07-10-11.

Name: -------------------------------------------------

Address: ----------------------------------------------

CHECK BOX:

[ ] MIC-Book-06-07-10-11

[ ] MLAC-Book-06-07-10-11

                 PORTFOLIO ARCHITECT SELECT ANNUITY PROSPECTUS:

                  METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES

                                 APRIL 28, 2008



This prospectus describes PORTFOLIO ARCHITECT SELECT ANNUITY, a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("Qualified Contracts") as well as those that do not qualify for such treatment ("Non-qualified Contracts"). We may issue it as an individual contract or as a group contract. When we issue a group contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to contracts and certificates as "Contracts" .



You can choose to have your premium ("Purchase Payments") accumulate on a variable and/or, subject to availability, fixed basis in one or more of our funding options. Your Contract Value before the Maturity Date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the Variable Funding Options you select. You bear the investment risk of investing in the Variable Funding Options. The Variable Funding Options available as of April 28, 2008 are:


FIDELITY(R) VARIABLE INSURANCE                     Lord Abbett Growth and Income
  PRODUCTS -- SERVICE CLASS 2                         Portfolio -- Class B
  Contrafund(R) Portfolio                          Met/AIM Capital Appreciation
  Mid Cap Portfolio                                   Portfolio -- Class A
JANUS ASPEN SERIES -- SERVICE SHARES               MFS(R) Research International
  Global Life Sciences Portfolio                      Portfolio -- Class B
  Global Technology Portfolio                    METROPOLITAN SERIES FUND, INC.
LEGG MASON PARTNERS VARIABLE EQUITY TRUST          BlackRock Aggressive Growth
  Legg Mason Partners Variable Aggressive             Portfolio -- Class D
     Growth Portfolio -- Class I                   BlackRock Bond Income Portfolio -- Class A
  Legg Mason Partners Variable Appreciation        BlackRock Money Market Portfolio -- Class A
     Portfolio -- Class I                          Capital Guardian U.S. Equity
  Legg Mason Partners Variable Equity Index           Portfolio -- Class A
     Portfolio -- Class II                         Davis Venture Value Portfolio -- Class A
  Legg Mason Partners Variable Fundamental         FI Large Cap Portfolio -- Class A
     Value Portfolio -- Class I                    FI Value Leaders Portfolio -- Class D
  Legg Mason Partners Variable Investors           Jennison Growth Portfolio -- Class B
     Portfolio -- Class I                          MFS(R) Total Return Portfolio -- Class F
  Legg Mason Partners Variable Large Cap           Oppenheimer Global Equity
     Growth Portfolio -- Class I                      Portfolio -- Class B
MET INVESTORS SERIES TRUST                         T. Rowe Price Large Cap Growth
  BlackRock High Yield Portfolio -- Class A           Portfolio -- Class B
  Clarion Global Real Estate                       T. Rowe Price Small Cap Growth
     Portfolio -- Class A                             Portfolio -- Class B
  Harris Oakmark International                   PIMCO VARIABLE INSURANCE
     Portfolio -- Class A                          TRUST -- ADMINISTRATIVE CLASS
  Janus Forty Portfolio -- Class A                 Total Return Portfolio
  Lazard Mid Cap Portfolio -- Class A            VAN KAMPEN LIFE INVESTMENT TRUST -- CLASS II
  Lord Abbett Bond Debenture                       Comstock Portfolio
     Portfolio -- Class A




     Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.


THE CONTRACT IS NO LONGER OFFERED TO NEW PURCHASERS.


This prospectus provides the information that you should know before investing in the Contract. Please keep this prospectus for future reference. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated April 28, 2008. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to us at P.O. Box 10366, Des Moines, IA 50306-0366, call 800-842-9368 or access the SEC's website (http://www.sec.gov). See Appendix E for the SAI's table of contents.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                TABLE OF CONTENTS






                                                                          PAGE
                                                                          ----
GLOSSARY................................................................     3
SUMMARY.................................................................     5
FEE TABLE...............................................................     8
CONDENSED FINANCIAL INFORMATION.........................................    11
THE ANNUITY CONTRACT....................................................    12
Contract Owner Inquiries................................................    13
Purchase Payments.......................................................    13
Accumulation Units......................................................    13
The Variable Funding Options............................................    14
FIXED ACCOUNT...........................................................    18
CHARGES AND DEDUCTIONS..................................................    18
General.................................................................    18
Withdrawal Charge.......................................................    19
Free Withdrawal Allowance...............................................    19
Administrative Charges..................................................    20
Mortality and Expense Risk Charge.......................................    20
Variable Liquidity Benefit Charge.......................................    20
Enhanced Stepped-Up Provision Charge....................................    20
Variable Funding Option Expenses........................................    21
Premium Tax.............................................................    21
Changes in Taxes Based upon Premium or Value............................    21
TRANSFERS...............................................................    21
Market Timing/Excessive Trading.........................................    21
Dollar Cost Averaging...................................................    23
ACCESS TO YOUR MONEY....................................................    24
Systematic Withdrawals..................................................    24
Loans...................................................................    25
OWNERSHIP PROVISIONS....................................................    25
Types of Ownership......................................................    25
Contract Owner..........................................................    25
Beneficiary.............................................................    25
Annuitant...............................................................    25
DEATH BENEFIT...........................................................    26
Death Proceeds before the Maturity Date.................................    26
Enhanced Stepped-Up Provision ("E.S.P.")................................    27
Payment of Proceeds.....................................................    27
Spousal Contract Continuance (subject to availability--does not apply if
  a non-spouse is a joint owner)........................................    29
Beneficiary Contract Continuance (not permitted for non-natural
  beneficiaries)........................................................    30
Planned Death Benefit...................................................    30
Death Proceeds after the Maturity Date..................................    31
THE ANNUITY PERIOD......................................................    31
Maturity Date...........................................................    31
Allocation of Annuity...................................................    31
Variable Annuity........................................................    31
Fixed Annuity...........................................................    32
PAYMENTS OPTIONS........................................................    32
Election of Options.....................................................    32
Annuity Options.........................................................    32
Variable Liquidity Benefit..............................................    33
MISCELLANEOUS CONTRACT PROVISIONS.......................................    33
Right to Return.........................................................    33
Termination.............................................................    33
Required Reports........................................................    34
Suspension of Payments..................................................    34
THE SEPARATE ACCOUNTS...................................................    34
Performance Information.................................................    35
FEDERAL TAX CONSIDERATIONS..............................................    35
General Taxation of Annuities...........................................    35
Types of Contracts: Qualified and Non-qualified.........................    36
Qualified Annuity Contracts.............................................    36
Taxation of Qualified Annuity Contracts.................................    37
Mandatory Distributions for Qualified Plans.............................    37
Individual Retirement Annuities.........................................    37
Roth IRAs...............................................................    38
TSAs (ERISA and Non-ERISA)..............................................    38
Non-qualified Annuity Contracts.........................................    40
Diversification Requirements for Variable Annuities.....................    41
Ownership of the Investments............................................    41
Taxation of Death Benefit Proceeds......................................    42
Other Tax Considerations................................................    42
Treatment of Charges for Optional Benefits..............................    42
Puerto Rico Tax Considerations..........................................    42
Non-Resident Aliens.....................................................    42
Tax Credits and Deductions..............................................    42
OTHER INFORMATION.......................................................    43
The Insurance Company...................................................    43
Financial Statements....................................................    43
Distribution of Variable Annuity Contracts..............................    43
Conformity with State and Federal Laws..................................    44
Voting Rights...........................................................    44
Restrictions on Financial Transactions..................................    45
Legal Proceedings.......................................................    45
APPENDIX A: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  FOR VARIABLE ANNUITIES................................................   A-1
APPENDIX B: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  II FOR VARIABLE ANNUITIES.............................................   B-1
APPENDIX C: ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS...........   C-1
APPENDIX D: THE FIXED ACCOUNT...........................................   D-1
APPENDIX E: CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.........   E-1

                                    GLOSSARY

ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this Contract before Annuity Payments begin.

ANNUITANT -- the person on whose life the Maturity Date and Annuity Payments depend.

ANNUITY PAYMENTS -- a series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity Payments.

CASH SURRENDER VALUE -- the Contract Value less any withdrawal charge and premium tax not previously deducted.

CODE -- the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.

CONTINGENT ANNUITANT -- the individual who becomes the Annuitant when the Annuitant who is not the owner dies prior to the Maturity Date.

CONTRACT DATE -- the date on which the Contract is issued.

CONTRACT OWNER (YOU) -- the person named in the Contract (on the specifications page) as the owner of the Contract.

CONTRACT VALUE -- Purchase Payments, plus or minus any investment experience on the amounts allocated to the variable funds or interest on amounts allocated to the Fixed Account, adjusted by any applicable charges and withdrawals.

CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

DEATH REPORT DATE -- the day on which we have received 1) Due Proof of Death and
2) written payment instructions or election of spousal or beneficiary contract continuation.

DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

FIXED ACCOUNT -- an account that consists of all of the assets under this Contract other than those in the Separate Account.


HOME OFFICE -- the Home Office of MetLife Insurance Company of Connecticut or any other office that we may designate for the purpose of administering this Contract. For transfer, withdrawal, surrender, and (if applicable) loan requests, our Home Office address is: MetLife, P.O. Box 10366, Des Moines, IA 50306-0366 (for overnight delivery or courier service only: 4700 Westown Parkway, Suite 200, West Des Moines, IA 50266). For Purchase Payments and (if applicable) loan repayments, our Home Office address is: MetLife, P.O. Box 371857, Pittsburgh, PA 15250-7857.


MATURITY DATE -- the date on which the Annuity Payments are to begin.

PAYMENT OPTION -- an annuity option elected under your Contract.

PURCHASE PAYMENT -- any premium paid by you to initiate or supplement this Contract.


QUALIFIED CONTRACT -- a contract used in a retirement plan or program that is intended to qualify under Sections 401, 403, 408, 408A or 414(d) of the Code.


SEPARATE ACCOUNT -- a segregated account registered with the Securities and Exchange Commission ("SEC"), the assets of which are invested solely in the Underlying Funds. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.

SUBACCOUNT -- that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund.

UNDERLYING FUND -- a portfolio of an open-end management investment company that is registered with the SEC in which the Subaccounts invest.

VALUATION DATE -- a date on which a Subaccount is valued.

VALUATION PERIOD -- the period between successive valuations.

VARIABLE FUNDING OPTION -- a Subaccount of the Separate Account that invests in an Underlying Fund.


WE, US, OUR -- MetLife Insurance Company of Connecticut.


WRITTEN REQUEST -- written information sent to us in a form and content satisfactory to us and received at our Home Office.

YOU, YOUR -- the Contract Owner.

                                    SUMMARY:

                       PORTFOLIO ARCHITECT SELECT ANNUITY



THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.


WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is MetLife Insurance Company of Connecticut ("the Company," "We" or "Us"). The Company sponsors MetLife of CT Fund ABD for Variable Annuities ("Fund ABD") and MetLife of CT Fund ABD II for Variable Annuities ("Fund ABD II"), each a segregated account ("Separate Account"). Prior to December 7, 2007, Fund ABD II was sponsored by MetLife Life and Annuity Company of Connecticut ("MLACC"). On that date, MLACC merged with and into the Company, and the Company became the sponsor of Fund ABD
II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II.



THE CONTRACT IS NO LONGER AVAILABLE FOR SALE. It does continue to accept Purchase Payments from existing Contract Owners.



For contracts issued in New York, a waiver of the withdrawal charge may apply to all Annuity Payments.


CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the Variable Funding Options and/or to the Fixed Account that is part of our general account (the "Fixed Account"). We guarantee money directed to the Fixed Account as to principal and interest. The Variable Funding Options fluctuate with the investment performance of the Underlying Funds and are not guaranteed. You can also lose money in the Variable Funding Options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase (annuity period). During the accumulation phase generally, under a Qualified Contract, your pre-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a Non-qualified Contract, earnings on your after-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (Annuity Payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive income payments in the form of a variable annuity, a fixed annuity, or a combination of both. If you elect variable income payments, the dollar amount of your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.


WHO CAN PURCHASE THIS CONTRACT? The Contract is available for use in connection with (1) individual non-qualified purchases; (2) rollovers from Individual Retirement Annuities (IRAs); (3) rollovers from other qualified retirement plans and (4) beneficiary-directed transfers of death proceeds from another contract. Qualified Contracts include contracts qualifying under Section 401(a), 403(b), 408(b) or 408A of the Code. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits.



The Contract is no longer available for sale. You may make additional payments of at least $500 at any time during the accumulation phase. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death proceeds. If your Contract was issued as a Qualified Contract under Section 403(b) of the Code in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted) as significant adverse tax consequences may result from such additional payments. (See "Federal Tax Considerations.")


CAN I EXCHANGE MY CURRENT ANNUITY CONTRACT FOR THIS CONTRACT? The Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can transfer the proceeds from another annuity contract to purchase this Contract. Before making an exchange to acquire this Contract, you should carefully compare this Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this Contract, and this Contract has its own surrender charges that would apply to you. The other fees and charges under this Contract may be higher or lower and the benefits may be different than those of your current contract. In addition, you may have to pay federal income or penalty taxes on the exchange if it does not qualify for tax-free treatment. You should not exchange another contract for this Contract unless you determine, after evaluating all the facts, the exchange is in your best interests. Remember that the person selling you the Contract generally will earn a commission on the sale.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within twenty days after you receive it, you will receive a full refund of your Contract Value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the Underlying Funds). Where state law requires a different right to return period, or the return of Purchase Payments, the Company will comply. You bear the investment risk on the Purchase Payment allocated to a Variable Funding Option during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.


If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, or longer if your state law permits, we will refund your full Purchase Payment. During the remainder of the right to return period, we will refund your Contract Value (including charges we assessed). We will determine your Contract Value at the close of business (generally, 4:00 p.m., Eastern Time) on the day we receive a Written Request for a refund.


CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? The Variable Funding Options represent Subaccounts of the Separate Account. At your direction, the Separate Account, through its Subaccounts, uses your Purchase Payments to purchase shares of one or more of the Underlying Funds that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these Variable Funding Options.


You can transfer among the Variable Funding Options as frequently as you wish without any current tax implications. Currently there is no charge for transfers, nor a limit to the number of transfers allowed. We may, in the future, charge a fee for any transfer request, or limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other Contract Owners. You may transfer between the Fixed Account and the Variable Funding Options twice a year (during the 30 days after the six-month Contract Date anniversary), provided the amount is not greater than 15% of the Fixed Account value on that date. Where permitted by state law, we also reserve the right to restrict transfers into the Fixed Account if the credited interest rate is equal to the minimum guaranteed interest rate specified under the Contract. Amounts previously transferred from the Fixed Account to the Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of the transfer.



WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge each business day from amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E charge at an annual rate of 1.25%. For Contracts with a value of less than $40,000, we also deduct an annual Contract administrative charge of $30. Each Underlying Fund also charges for management costs and other expenses.



We will apply a withdrawal charge to withdrawals from the Contract, and will calculate it as a percentage of the Purchase Payments. The maximum percentage is 6%, decreasing to 0% after seven full years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.) If you select the Enhanced Stepped-Up Provision ("E.S.P."), an additional 0.20% annually will be deducted each business day from amounts in the Variable Funding Options. THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.


HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a Qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your Purchase Payments and on any earnings when you make a withdrawal or begin receiving Annuity Payments. Under a Non-qualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of Qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts (see "Access to Your Money -- Systematic Withdrawals").


HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Withdrawal charges may apply, as well as income taxes, and/or a penalty tax on amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? The death benefit applies upon the first death of the Contract Owner, joint owner, or Annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. You may also choose to purchase the Enhanced Stepped-Up Provision, which, for a fee, may increase the amount of the death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) Due Proof of Death and (2) written payment instructions or the election of spousal contract continuance or beneficiary contract continuance. Please refer to the "Death Benefit" section in the prospectus for more details.

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? The Condensed Financial Information in Appendix A or Appendix B to this prospectus provides more information about Accumulation Unit values.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - DOLLAR COST AVERAGING. This is a program that allows you to invest a fixed amount of money in Variable Funding Options each month, theoretically giving you a lower average cost per unit over time than a single one-time purchase. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels, and does not guarantee profits or prevent losses in a declining market. Potential investors should consider their financial ability to continue purchases through periods of low price levels.

     - SYSTEMATIC WITHDRAWAL OPTION. Before the Maturity Date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn. Withdrawals in excess of the annual free withdrawal allowance may be subject to a withdrawal charge.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match the rebalancing allocation selected.

     - ENHANCED STEPPED-UP PROVISION ("E.S.P."). For an additional charge, the total death benefit payable may be increased based on the earnings in your Contract.

     - SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY). If your spouse is named as an owner and/or beneficiary, and you die prior to the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. This feature applies to a spousal joint Contract Owner and/or beneficiary only.


     - BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES). If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the date of your death, that beneficiary may elect to continue his/her portion of the Contract and take required distributions over time, rather than have the death benefit paid to the beneficiary in a lump sum.

                                    FEE TABLE

--------------------------------------------------------------------------------



The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Contract Value between Variable Funding Options. Expenses shown do not include premium taxes, which may be applicable.

CONTRACT OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE.......................................   6%(1)
(as a percentage of the Purchase Payments withdrawn)



VARIABLE LIQUIDITY BENEFIT CHARGE.......................   6%(2)
(As a percentage of the present value of the remaining
  Annuity Payments that are surrendered. The interest
  rate used to calculate this present value is 1% higher
  than the Assumed (Daily) Net Investment Factor used to
  calculate the Annuity Payments.)


The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Underlying Fund fees and expenses.

CONTRACT ADMINISTRATIVE CHARGES

ANNUAL CONTRACT ADMINISTRATIVE CHARGE...................   $30(3)


ANNUAL SEPARATE ACCOUNT CHARGES
(as a percentage of the average daily net assets of the Separate Account)

We will assess a minimum mortality and expense risk charge ("M & E") of 1.25% and an administrative expense charge of 0.15% on all contracts. In addition, there is a 0.20% charge for E.S.P. an optional feature. Below is a summary of all the maximum charges that may apply, depending on the feature you select:

Mortality and Expense Risk Charge...........................................    1.25%*
Administrative Expense Charge...............................................    0.15%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH NO OPTIONAL FEATURES SELECTED....    1.40%
Optional E.S.P. Charge......................................................    0.20%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. SELECTED..................    1.60%


---------

*     We will waive the following amounts of the Mortality and Expense Risk
      Charge: an amount, if any, equal to the Underlying Fund expenses that are in excess of 0.90% for the Subaccount investing in Harris Oakmark International Portfolio; an amount, if any, equal to the Underlying Fund expenses that are in excess of 0.91% for the Subaccount investing in the Capital Guardian U.S. Equity Portfolio; an amount, if any, equal to the Underlying Fund expenses that are in excess of 1.13% for the Subaccount investing in the MFS(R) Research International Portfolio -- Class B; an amount, if any, equal to the underlying fund expenses that are in excess of 0.84% for the subaccount investing in the T. Rowe Price Small Cap Growth Portfolio -- Class B; an amount, if any, equal to the underlying fund expenses that are in excess of 0.90% for the subaccount investing in the Oppenheimer Global Equity Portfolio -- Class B; an amount, if any, equal to the underlying fund expenses that are in excess of 1.50% for the subaccount investing in the Van Kampen Mid Cap Growth Portfolio -- Class B;

(1) The withdrawal charge declines to zero after the Purchase Payment has been in the Contract for over seven years. The charge is as follows:

     YEARS SINCE PURCHASE PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7 + years                                     0%


(2) This withdrawal charge only applies when you surrender the Contract after beginning to receive Annuity Payments. The Variable Liquidity Benefit Charge declines to zero after seven years. The charge is as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7 + years                                     0%


(3) We do not assess this charge if Contract Value is $40,000 or more on the fourth Friday of each August.


UNDERLYING FUND EXPENSES AS OF DECEMBER 31, 2007 (UNLESS OTHERWISE INDICATED):



The first table below shows the range (minimum and maximum) of the total annual operating expenses charged by all of the Underlying Funds, before any voluntary or contractual fee waivers and/or expense reimbursements. The second table shows each Underlying Fund's management fee, distribution and/or service (12b-1) fees if applicable, and other expenses. The Underlying Funds provided this information and we have not independently verified it. More detail concerning each Underlying Fund's fees and expenses is contained in the prospectus for each Underlying Fund. Current prospectuses for the Underlying Funds can be obtained by calling 800-842-9368.


MINIMUM AND MAXIMUM TOTAL ANNUAL UNDERLYING FUND OPERATING EXPENSES

                                                                         MINIMUM    MAXIMUM
                                                                         -------    -------
TOTAL ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and
  other expenses)                                                         0.40%      1.34%



UNDERLYING FUND FEES AND EXPENSES
(as a percentage of average daily net assets)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
  Contrafund(R) Portfolio........    0.56%       0.25%      0.09%           --          0.90%          --           0.90%
  Mid Cap Portfolio..............    0.56%       0.25%      0.10%           --          0.91%          --           0.91%
JANUS ASPEN SERIES -- SERVICE
  SHARES
  Global Life Sciences
     Portfolio...................    0.64%       0.25%      0.45%           --          1.34%          --           1.34%
  Global Technology Portfolio....    0.64%       0.25%      0.18%         0.01%         1.08%          --           1.08%

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
  Legg Mason Partners Variable
     Aggressive Growth
     Portfolio -- Class I++......    0.75%         --       0.07%           --          0.82%          --           0.82%(1)
  Legg Mason Partners Variable
     Appreciation
     Portfolio -- Class I........    0.69%         --       0.11%         0.01%         0.81%          --           0.81%(1)
  Legg Mason Partners Variable
     Equity Index
     Portfolio -- Class II.......    0.31%       0.25%      0.08%           --          0.64%          --           0.64%(1)
  Legg Mason Partners Variable
     Fundamental Value
     Portfolio -- Class I........    0.75%         --       0.08%           --          0.83%          --           0.83%(1)
  Legg Mason Partners Variable
     Investors Portfolio -- Class
     I...........................    0.62%         --       0.14%           --          0.76%          --           0.76%(1)
  Legg Mason Partners Variable
     Large Cap Growth
     Portfolio -- Class I++......    0.75%         --       0.15%           --          0.90%          --           0.90%(2)
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
  Legg Mason Partners Variable
     Diversified Strategic Income
     Portfolio+..................    0.65%         --       0.36%           --          1.01%          --           1.01%(1)
MET INVESTORS SERIES TRUST
  BlackRock High Yield
     Portfolio -- Class A........    0.60%         --       0.13%           --          0.73%          --           0.73%
  Clarion Global Real Estate
     Portfolio -- Class A........    0.61%         --       0.04%           --          0.65%          --           0.65%
  Harris Oakmark International
     Portfolio -- Class A........    0.77%         --       0.09%           --          0.86%          --           0.86%
  Janus Forty Portfolio -- Class
     A...........................    0.65%         --       0.05%           --          0.70%          --           0.70%
  Lazard Mid Cap
     Portfolio -- Class A........    0.69%         --       0.07%           --          0.76%          --           0.76%
  Lord Abbett Bond Debenture
     Portfolio -- Class A........    0.49%         --       0.05%           --          0.54%          --           0.54%
  Lord Abbett Growth and Income
     Portfolio -- Class B........    0.49%       0.25%      0.03%           --          0.77%          --           0.77%
  Met/AIM Capital Appreciation
     Portfolio -- Class A........    0.76%         --       0.10%           --          0.86%          --           0.86%
  MFS(R) Emerging Markets Equity
     Portfolio -- Class A+.......    1.00%         --       0.25%           --          1.25%          --           1.25%
  MFS(R) Research International
     Portfolio -- Class B........    0.70%       0.25%      0.09%           --          1.04%          --           1.04%
  Van Kampen Mid Cap Growth
     Portfolio -- Class B+.......    0.70%       0.25%      0.18%           --          1.13%          --           1.13%
METROPOLITAN SERIES FUND, INC.
  BlackRock Aggressive Growth
     Portfolio -- Class D........    0.71%       0.10%      0.05%           --          0.86%          --           0.86%
  BlackRock Bond Income
     Portfolio -- Class A........    0.38%         --       0.06%           --          0.44%        0.01%          0.43%(3)
  BlackRock Money Market
     Portfolio -- Class A........    0.33%         --       0.07%           --          0.40%        0.01%          0.39%(4)
  Capital Guardian U.S. Equity
     Portfolio -- Class A........    0.66%         --       0.05%           --          0.71%          --           0.71%
  Davis Venture Value
     Portfolio -- Class A........    0.69%         --       0.04%           --          0.73%          --           0.73%
  FI Large Cap Portfolio -- Class
     A...........................    0.77%         --       0.07%           --          0.84%          --           0.84%
  FI Value Leaders
     Portfolio -- Class D........    0.64%       0.10%      0.07%           --          0.81%          --           0.81%
  Jennison Growth
     Portfolio -- Class B........    0.63%       0.25%      0.04%           --          0.92%          --           0.92%
  MFS(R) Total Return
     Portfolio -- Class F........    0.53%       0.20%      0.05%           --          0.78%          --           0.78%
  Oppenheimer Global Equity
     Portfolio -- Class B........    0.51%       0.25%      0.10%           --          0.86%          --           0.86%
  T. Rowe Price Large Cap Growth
     Portfolio -- Class B........    0.60%       0.25%      0.07%           --          0.92%          --           0.92%
  T. Rowe Price Small Cap Growth
     Portfolio -- Class B........    0.51%       0.25%      0.08%           --          0.84%          --           0.84%

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
PIMCO VARIABLE INSURANCE
  TRUST -- ADMINISTRATIVE CLASS
  Total Return Portfolio.........    0.25%         --       0.58%           --          0.83%          --           0.83%
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS II
  Comstock Portfolio.............    0.56%       0.25%      0.03%           --          0.84%          --           0.84%



---------

* Acquired Fund Fees and Expenses are fees and expenses incurred indirectly by a portfolio as a result of investing in shares of one or more underlying portfolios.


** Net Total Annual Operating Expenses do not reflect: (1) voluntary waivers of fees or expenses; (2) contractual waivers that are in effect for less than one year from the date of this Prospectus; or (3) expense reductions resulting from custodial fee credits or directed brokerage arrangements.


+ Not available under all Contracts. Availability depends on Contract issue date.


++ Fees and expenses of this Portfolio are based on the Portfolio's fiscal year ended October 31, 2007.


(1) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward.


(2) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward. Due to contractual waivers and/or reimbursements in place through March 1, 2009, the Portfolio's actual total net operating expenses, excluding brokerage, taxes, interest and extraordinary expenses, are not expected to exceed 0.78% prior to that date.




(3) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.325% for the amounts over $1 billion but less than $2 billion.




(4) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.345% for the first $500 million of the Portfolio's average daily net assets and 0.335% for the next $500 million.





EXAMPLE

The example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Underlying Fund total annual operating expenses. The example does not represent past or future expenses. Your actual expenses may be more or less than those shown.

The example assumes that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. The example reflects the annual Contract administrative charge, factoring in that the charge is waived for contracts over a certain value. Additionally, the example is based on the minimum and maximum Underlying Fund total annual operating expenses shown above, and does not reflect any Underlying Fund fee waivers and/or expense reimbursements.

The example assumes you have allocated all of your Contract Value to either the Underlying Fund with the maximum total annual operating expenses or the Underlying Fund with the minimum total annual operating expenses and that you have elected the E.S.P., optional death benefit. Your actual expenses will be less than those shown if you do not elect all of the available optional benefits.

                                    IF CONTRACT IS SURRENDERED AT THE               IF CONTRACT IS NOT SURRENDERED OR
                                          END OF PERIOD SHOWN:                   ANNUITIZED AT THE END OF PERIOD SHOWN:
                             ----------------------------------------------  ----------------------------------------------
FUNDING OPTION                 1 YEAR      3 YEARS     5 YEARS    10 YEARS     1 YEAR      3 YEARS     5 YEARS    10 YEARS
--------------               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Underlying Fund with
Maximum Total Annual
Operating Expenses.........     $901       $1,372      $1,926      $3,288       $306        $937       $1,590      $3,334
Underlying Fund with
Minimum Total Annual
Operating Expenses.........     $808       $1,091      $1,459      $2,366       $208        $641       $1,099      $2,366



                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

See Appendices A and B.

                              THE ANNUITY CONTRACT

--------------------------------------------------------------------------------



Portfolio Architect Select Annuity is a contract between the Contract Owner ("you") and the Company. This is the prospectus -- it is not the Contract. The prospectus highlights many Contract provisions to focus your attention on the Contract's essential features. Your rights and obligations under the Contract will be determined by the language of the Contract itself. When you receive your Contract, we suggest you read it promptly and carefully. There may be differences in your Contract from the descriptions in this prospectus because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

The Company offers several different annuities that your investment professional may be authorized to offer to you. Each annuity offers different features and benefits that may be appropriate for you. In particular, the annuities differ based on variations in the standard and optional death benefit protection provided for your beneficiaries, the availability of optional living benefits, the ability to access your Contract Value if necessary and the charges that you will be subject to if you make a withdrawal or surrender the annuity. The separate account charges and other charges may be different between each annuity we offer. Optional death benefits and living benefits are subject to a separate charge for the additional protections they offer to you and your beneficiaries. Furthermore, annuities that offer greater flexibility to access your Contract Value generally are subject to higher separate account charges than annuities that deduct charges if you make a withdrawal or surrender.

We encourage you to evaluate the fees, expenses, benefits and features of this annuity against those of other investment products, including other annuity products offered by us and other insurance companies. Before purchasing this or any other investment product you should consider whether the product you purchase is consistent with your risk tolerance, investment objectives, investment time horizon, financial and tax situation, liquidity needs and how you intend to use the annuity.


You make Purchase Payments to us and we credit them to your Contract. We promise to pay you an income, in the form of Annuity Payments, beginning on a future date that you choose, the Maturity Date. The Purchase Payments accumulate tax deferred in the funding options of your choice. We offer multiple Variable Funding Options. We may also offer a Fixed Account option. Where permitted by state law, we also reserve the right to restrict allocation of Purchase Payments to the Fixed Account if the credited interest rate is equal to the minimum guaranteed interest rate specified under the Contract. The Contract Owner assumes the risk of gain or loss according to the performance of the Variable Funding Options. The Contract Value is the amount of Purchase Payments, plus or minus any investment experience on the amounts you allocate to the Separate Account ("Separate Account Contract Value") or interest on the amounts you allocate to the Fixed Account ("Fixed Account Contract Value"). The Contract Value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the Maturity Date the Contract Value will equal or exceed the total Purchase Payments made under the Contract. The date the Contract and its benefits become effective is referred to as the Contract Date. Each 12-month period following the Contract Date is called a Contract Year.


Certain changes and elections must be made in writing to the Company. Where the term "Written Request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

This Contract is no longer available to new purchasers.

The ages of the owner and Annuitant determine if you can purchase this Contract and which optional features are available to you.

                                                          MAXIMUM AGE BASED ON THE OLDER OF THE OWNER AND
            DEATH BENEFIT/OPTIONAL FEATURE                         ANNUITANT ON THE CONTRACT DATE
------------------------------------------------------    -----------------------------------------------
Standard Death Benefit                                                         Age 85
Enhanced Stepped-Up Provision (E.S.P.)                                         Age 75


Since optional death benefits carry higher charges, you should consider the ages of the owner and Annuitant when electing these benefits, as the additional value provided by the benefit may be significantly reduced or eliminated depending on the ages of the owner and Annuitant at the time of election.

Purchase of this Contract through a tax qualified retirement plan or IRA does not provide any additional tax deferral benefits beyond those provided by the plan or the IRA. Accordingly, if you are purchasing this Contract through a plan or IRA, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits. You should consult with your tax adviser to determine if this Contract is appropriate for you.

CONTRACT OWNER INQUIRIES




Any questions you have about your Contract should be directed to our Home Office at 800-842-9368.



PURCHASE PAYMENTS



Your initial Purchase Payment is due and payable before the Contract becomes effective. The initial Purchase Payment must be at least $5,000. You may make additional payments of at least $500 at any time. No additional Purchase Payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death benefit proceeds. Under certain circumstances, we may waive the minimum Purchase Payment requirement. Purchase Payments over $1,000,000 may be made only with our prior consent. Purchase Payments may be made at any time while the Annuitant is alive and before the date Annuity Payments begin.



We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access To Your Money.")


We will apply the initial Purchase Payment less any applicable premium tax within two business days after we receive it at our Home Office with a properly completed application or order request. If your request or other information accompanying the initial Purchase Payment is incomplete when received, we will hold the Purchase Payment for up to five business days. If we cannot obtain the necessary information within five business days, we will return the Purchase Payment in full, unless you specifically consent for us to keep it until you provide the necessary information.

We will credit any subsequent Purchase Payment to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).


IF YOU SEND YOUR PURCHASE PAYMENTS OR TRANSACTION REQUESTS TO AN ADDRESS OTHER THAN THE ONE WE HAVE DESIGNATED FOR RECEIPT OF SUCH PURCHASE PAYMENTS OR REQUESTS, WE MAY RETURN THE PURCHASE PAYMENT TO YOU, OR THERE MAY BE A DELAY IN APPLYING THE PURCHASE PAYMENT OR TRANSACTION TO YOUR CONTRACT.



QUALIFIED CONTRACTS UNDER SECTION 403(B). If your Contract was issued as a Qualified Contract under Section 403(b) of the Code (also called a "tax sheltered annuity" or "TSA") in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments. Such additional payments may have significant adverse tax consequences. (See "Federal Tax Consequences.")



ACCUMULATION UNITS


The period between the Contract Date and the Maturity Date is the accumulation period. During the accumulation period, an Accumulation Unit is used to calculate the value of a Contract. Each Variable Funding Option has a corresponding Accumulation Unit value. The Accumulation Units are valued each business day and their values may increase or decrease from day to day. The daily change in value of an Accumulation Unit each day is based on the investment performance of the corresponding Underlying Fund, and the deduction of separate account charges shown in the Fee Table in this prospectus. The number of Accumulation Units we will credit to your Contract once we receive a Purchase Payment or transfer request (or, liquidate for a withdrawal request) is determined by dividing the amount directed to each Variable Funding Option (or, taken from each Variable Funding Option) by the value of its Accumulation Unit. Normally, we calculate the value of an Accumulation Unit for each Variable Funding Option as of the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange is open. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the Maturity Date), you are credited with Annuity Units.

THE VARIABLE FUNDING OPTIONS




You choose the Variable Funding Options to which you allocate your Purchase Payments. From time to time we may make new Variable Funding Options available. These Variable Funding Options are Subaccounts of the Separate Account. The Subaccounts invest in the Underlying Funds. You are not investing directly in the Underlying Fund. Each Underlying Fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These Underlying Funds are not publicly traded and are only offered through variable annuity contracts, variable life insurance policies, and in some instances, certain retirement plans. They are not the same as the retail mutual funds offered outside of a variable annuity or variable life insurance product, although the investment practices and fund names may be similar and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the Underlying Fund.



We select the Underlying Funds offered through this Contract based on a number of criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Underlying Fund's adviser or subadviser is one of our affiliates or whether the Underlying Fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisers are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocation of assets to portfolios advised by our affiliates than those that are not, we may be more inclined to offer portfolios advised by our affiliates in the variable insurance products we issue. For additional information on these arrangements, see "Payments We Receive." We review the Underlying Funds periodically and may remove an Underlying Fund or limit its availability to new Purchase Payments and/or transfers of Contract Value if we determine that the Underlying Fund no longer meets one or more of the selection criteria, and/or if the Underlying Fund has not attracted significant allocations from Contract Owners. In some cases, we have included Underlying Funds based on recommendations made by broker-dealer firms. These broker-dealer firms may receive payments from the Underlying Funds they recommend and may benefit accordingly from the allocation of Contract Value to such Underlying Funds. When the Company develops a variable product in cooperation with a fund family or distributor (e.g. a "private label" product) the Company will generally include Underlying Funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the Company's selection criteria.



WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND. YOU BEAR THE RISK OF ANY DECLINE IN YOUR CONTRACT VALUE RESULTING FROM THE PERFORMANCE OF THE UNDERLYING FUNDS YOU HAVE CHOSEN.



If investment in the Underlying Funds or a particular Underlying Fund is no longer possible, in our judgment becomes inappropriate for purposes of the Contract, or for any other reason in our sole discretion, we may substitute another Underlying Fund or Underlying Funds without your consent. The substituted Underlying Fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close Underlying Funds to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion.



In certain circumstances, the Company's ability to remove or replace an Underlying Fund may be limited by the terms of a five-year agreement between MetLife, Inc. (MetLife) and Legg Mason, Inc. (Legg Mason) relating to the use of certain Underlying Funds advised by Legg Mason affiliates. The agreement sets forth the conditions under which the Company can remove an Underlying Fund, which, in some cases, may differ from the Company's own selection criteria. In addition, during the term of the agreement, subject to the Company's fiduciary and other legal duties, the Company is generally obligated in the first instance to consider Underlying Funds advised by Legg Mason affiliates in seeking to make a substitution for an Underlying Fund advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. (Citigroup) as part of MetLife's acquisition of The Travelers Insurance Company and The Travelers Life and Annuity Company (both of which are now MetLife Insurance Company of Connecticut) from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup sold its asset management business to Legg Mason. The agreement also obligates Legg Mason to continue making payments to the Company with respect to Underlying

Funds advised by Legg Mason affiliates, on the same terms provided for in administrative services agreements between Citigroup's asset management affiliates and the Travelers insurance companies that predate the acquisition.



PAYMENTS WE RECEIVE. As described above, an investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory LLC) or subadviser of an Underlying Fund, or its affiliates, may make payments to the Company and/or certain of its affiliates. These payments may be used for a variety of purposes, including payment of expenses for certain administrative, marketing and support services with respect to the Contracts, and, in the Company's role as an intermediary, with respect to the Underlying Funds. The Company and its affiliates may profit from these payments. These payments may be derived, in whole or in part, from the advisory fee deducted from Underlying Fund assets. Contract Owners, through their indirect investment in the Underlying Funds, bear the costs of these advisory fees (see the Underlying Funds' prospectuses for more information). The amount of the payments we receive is based on a percentage of assets of the Underlying Funds attributable to the Contracts and certain other variable insurance products that the Company and its affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay the Company more than others. These percentages currently range up to 0.50%.



Additionally, an investment adviser or subadviser of an Underlying Fund or its affiliates may provide the Company with wholesaling services that assist in the distribution of the Contracts and may pay the Company and/or certain of its affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or their affiliate) with increased access to persons involved in the distribution of the Contracts.



The Company and/or certain of its affiliated insurance companies have joint ownership interests in its affiliated investment advisers MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." The Company's ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the Underlying Fund. The Company will benefit accordingly from assets allocated to the Underlying Funds to the extent they result in profits to the advisers. (See "Fee
Table -- Underlying Fund Fees and Expenses" for information on the management fees paid by the Underlying Funds and the Statement of Additional Information for the Underlying Funds for information on the management fees paid by the advisers to the subadvisers.)



Certain Underlying Funds have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. An Underlying Fund's 12b-1 Plan, if any, is described in more detail in the Underlying Fund's prospectus. (See "Fee
Table -- Underlying Fund Fees and Expenses" and "Other
Information -- Distribution of Variable Annuity Contracts.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor, MetLife Investors Distribution Company. Payments under an Underlying Fund's 12b-1 Plan decrease the Underlying Fund's investment return.



Each Underlying Fund has different investment objectives and risks. The Underlying Fund prospectuses contain more detailed information on each Underlying Fund's investment strategy, investment advisers and its fees. You may obtain an Underlying Fund prospectus by calling 800-842-9368 or through your registered representative. We do not guarantee the investment results of the Underlying Funds.


The current Underlying Funds are listed below, along with their investment advisers and any subadviser:

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
Contrafund(R) Portfolio            Seeks capital appreciation.        Fidelity Management & Research
                                                                      Company
Mid Cap Portfolio                  Seeks long-term growth of          Fidelity Management & Research
                                   capital.                           Company
JANUS ASPEN SERIES -- SERVICE
  SHARES
Global Life Sciences Portfolio     Seeks long-term growth of          Janus Capital Management LLC
                                   capital.
Global Technology Portfolio        Seeks long-term capital growth.    Janus Capital Management LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
Legg Mason Partners Variable       Seeks capital appreciation.        Legg Mason Partners Fund Advisor,
  Aggressive Growth                                                   LLC
  Portfolio -- Class I                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term appreciation of    Legg Mason Partners Fund Advisor,
  Appreciation Portfolio -- Class  capital.                           LLC
  I                                                                   Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks investment results that,     Legg Mason Partners Fund Advisor,
  Equity Index Portfolio -- Class  before expenses, correspond to     LLC
  II                               the price and yield performance    Subadviser: Batterymarch
                                   of the S&P 500(R) Index.           Financial Management, Inc.
Legg Mason Partners Variable       Seeks long-term capital growth.    Legg Mason Partners Fund Advisor,
  Fundamental Value                Current income is a secondary      LLC
  Portfolio -- Class I             consideration.                     Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Investors Portfolio -- Class I   capital. Current income is a       LLC
                                   secondary objective.               Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Large Cap Growth                 capital.                           LLC
  Portfolio -- Class I                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
Legg Mason Partners Variable       Seeks high current income.         Legg Mason Partners Fund Advisor,
  Diversified Strategic Income                                        LLC
  Portfolio+                                                          Subadvisers: Western Asset
                                                                      Management Company; Western Asset
                                                                      Management Company Limited
MET INVESTORS SERIES TRUST
BlackRock High Yield               Seeks to maximize total return,    Met Investors Advisory, LLC
  Portfolio -- Class A             consistent with income generation  Subadviser: BlackRock Financial
                                   and prudent investment             Management, Inc.
                                   management.
Clarion Global Real Estate         Seeks to provide total return      Met Investors Advisory, LLC
  Portfolio -- Class A             through investment in real estate  Subadviser: ING Clarion Real
                                   securities, emphasizing both       Estate Securities, L.P.
                                   capital appreciation and current
                                   income.
Harris Oakmark International       Seeks long-term capital            Met Investors Advisory, LLC
  Portfolio -- Class A             appreciation.                      Subadviser: Harris Associates
                                                                      L.P.
Janus Forty Portfolio -- Class A   Seeks capital appreciation.        Met Investors Advisory, LLC
                                                                      Subadviser: Janus Capital
                                                                      Management LLC
Lazard Mid Cap Portfolio -- Class  Seeks long-term growth of          Met Investors Advisory, LLC
  A                                capital.                           Subadviser: Lazard Asset
                                                                      Management LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
Lord Abbett Bond Debenture         Seeks high current income and the  Met Investors Advisory, LLC
  Portfolio -- Class A             opportunity for capital            Subadviser: Lord, Abbett & Co.
                                   appreciation to produce a high     LLC
                                   total return.
Lord Abbett Growth and Income      Seeks long-term growth of capital  Met Investors Advisory, LLC
  Portfolio -- Class B             and income without excessive       Subadviser: Lord, Abbett & Co.
                                   fluctuation in market value.       LLC
Met/AIM Capital Appreciation       Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class A                                                Subadviser: Invesco Aim Capital
                                                                      Management, Inc.
MFS(R) Emerging Markets Equity     Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class A+                                               Subadviser: Massachusetts
                                                                      Financial Services Company
MFS(R) Research International      Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class B                                                Subadviser: Massachusetts
                                                                      Financial Services Company
Van Kampen Mid Cap Growth          Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class B+                                               Subadviser: Morgan Stanley
                                                                      Investment Management, Inc.
                                                                      (d/b/a Van Kampen)
METROPOLITAN SERIES FUND, INC.
BlackRock Aggressive Growth        Seeks maximum capital              MetLife Advisers, LLC
  Portfolio -- Class D             appreciation.                      Subadviser: BlackRock Advisors,
                                                                      LLC
BlackRock Bond Income              Seeks a competitive total return   MetLife Advisers, LLC
  Portfolio -- Class A             primarily from investing in        Subadviser: BlackRock Advisors,
                                   fixed-income securities.           LLC
BlackRock Money Market             Seeks a high level of current      MetLife Advisers, LLC
  Portfolio -- Class A             income consistent with             Subadviser: BlackRock Advisors,
                                   preservation of capital.           LLC
Capital Guardian U.S. Equity       Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class A             capital.                           Subadviser: Capital Guardian
                                                                      Trust Company
Davis Venture Value                Seeks growth of capital.           MetLife Advisers, LLC
  Portfolio -- Class A                                                Subadviser: Davis Selected
                                                                      Advisers, L.P.
FI Large Cap Portfolio -- Class A  Seeks long-term growth of          MetLife Advisers, LLC
                                   capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
FI Value Leaders                   Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class D             capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
Jennison Growth                    Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class B             capital.                           Subadviser: Jennison Associates
                                                                      LLC
MFS(R) Total Return                Seeks a favorable total return     MetLife Advisers, LLC
  Portfolio -- Class F             through investment in a            Subadviser: Massachusetts
                                   diversified portfolio.             Financial Services Company
Oppenheimer Global Equity          Seeks capital appreciation.        MetLife Advisers, LLC
  Portfolio -- Class B                                                Subadviser: OppenheimerFunds,
                                                                      Inc.
T. Rowe Price Large Cap Growth     Seeks long-term growth of capital  MetLife Advisers, LLC
  Portfolio -- Class B             and, secondarily, dividend         Subadviser: T. Rowe Price
                                   income.                            Associates, Inc.

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
T. Rowe Price Small Cap Growth     Seeks long-term capital growth.    MetLife Advisers, LLC
  Portfolio -- Class B                                                Subadviser: T. Rowe Price
                                                                      Associates, Inc.
PIMCO VARIABLE INSURANCE
  TRUST -- ADMINISTRATIVE CLASS
Total Return Portfolio             Seeks maximum total return,        Pacific Investment Management
                                   consistent with preservation of    Company LLC
                                   capital and prudent investment
                                   management.
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS II
Comstock Portfolio                 Seeks capital growth and income    Van Kampen Asset Management
                                   through investments in equity
                                   securities, including common
                                   stocks, preferred stocks and
                                   securities convertible into
                                   common and preferred stocks.



---------

+ Not available under all Contracts. Availability depends on Contract issue date.



Certain Variable Funding Options may have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds."


                                  FIXED ACCOUNT

--------------------------------------------------------------------------------




We may offer our Fixed Account as a funding option. Please refer to your Contract and Appendix D for more information.


                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------




GENERAL



We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:


     - the ability for you to make withdrawals and surrenders under the Contracts

     - the death benefit paid on the death of the Contract Owner, Annuitant, or first of the joint owners

     - the available funding options and related programs (including dollar cost averaging, portfolio rebalancing, and systematic withdrawal programs)


     -    administration of the annuity options available under the Contracts


     -    the distribution of various reports to Contract Owners

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts


     - sales and marketing expenses including commission payments to your registered representative


     -    other costs of doing business

Risks we assume include:

     - that Annuitants may live longer than estimated when the annuity factors under the Contracts were established


     - that the amount of the death benefit will be greater than the Contract Value


     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. For example, the withdrawal charge we collect may not fully cover all of the sales and distribution expenses we actually incur. The amount of any fee or charge is not impacted by an outstanding loan. We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

WITHDRAWAL CHARGE


We do not deduct a sales charge from Purchase Payments when they are made to the Contract. However, a withdrawal charge will apply if Purchase Payments are withdrawn before they have been in the Contract for seven years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.) We will assess the charge as a percentage of the Purchase Payment withdrawn as follows:


     YEARS SINCE PURCHASE PAYMENT MADE        WITHDRAWAL CHARGE
------------------------------------------    -----------------
GREATER THAN OR EQUAL TO     BUT LESS THAN
------------------------     -------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%



For purposes of the withdrawal charge calculation, withdrawals are deemed to be taken first from:


     (a)  any Purchase Payment to which no withdrawal charge applies, then


     (b) any remaining free withdrawal allowance (as described below) (after being reduced by (a)), then

     (c) any remaining Purchase Payment to which a withdrawal charge applies (on a first-in, first-out basis), then

     (d)  any Contract earnings

Unless you instruct us otherwise, we will deduct the withdrawal charge from the amount requested.

We will not deduct a withdrawal charge if Purchase Payments are distributed:

     - due to the death of the Contract Owner or the Annuitant (with no Contingent Annuitant surviving)


     -    in the form of Annuity Payments


     - due to a minimum distribution under our minimum distribution rules then in effect


     -    if an income option of at least five year's duration is begun

FREE WITHDRAWAL ALLOWANCE


Beginning in the second Contract Year, you may withdraw up to 10% of the Contract Value annually, without a withdrawal charge. We calculate the available withdrawal amount as of the end of the previous Contract Year. The free withdrawal provision applies to partial and full withdrawals.


Any withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty may be assessed on any withdrawal if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of a withdrawal.

ADMINISTRATIVE CHARGES


There are two administrative charges: the $30 annual Contract administrative charge and the administrative expense charge. The annual Contract administrative charge will be deducted on a pro-rata basis from amounts allocated to the Variable Funding Options. We will deduct this charge on the fourth Friday of each August. This charge compensates us for expenses incurred in establishing and maintaining the Contract and we will prorate this charge (i.e. calculate) from the date of purchase. We will prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a Contract administrative charge from the Fixed Account, if it is available, or:


     (1)  from the distribution of death proceeds;

     (2)  after an annuity payout has begun; or

     (3) if the Contract Value on the date of assessment equals or is greater than $40,000.

We deduct the administrative expense charge (sometimes called "Subaccount administrative charge") on each business day from amounts allocated to the Variable Funding Options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the Variable Funding Options, and is reflected in our Accumulation and Annuity Unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the Variable Funding Options. We reflect the deduction in our calculation of Accumulation and Annuity Unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. This charge is equal to 1.25% annually. This charge compensates the Company for risks assumed, benefits provided and expenses incurred, including the payment of commissions to your registered representative.

VARIABLE LIQUIDITY BENEFIT CHARGE

If the Variable Liquidity Benefit is selected, there is a maximum charge of 6% of the amounts withdrawn. This charge is not assessed during the accumulation phase.

We will assess the charge as a percentage of the total benefit received as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%



Please refer to "Payment Options" for a description of this benefit.

ENHANCED STEPPED-UP PROVISION CHARGE

If the E.S.P. option is selected, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge equals, on an annual basis, 0.20% of the amounts held in each funding option. The E.S.P. option is available if the owner and Annuitant are both age 75 or younger on the Contract Date.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the Underlying Funds in the fee table. Please review the prospectus for each Underlying Fund for a more complete description of that fund and its expenses. Underlying Fund expenses are not fixed or guaranteed and are subject to change by the Fund.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 3.5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your Contract Value either upon death, surrender, annuitization, or at the time you make Purchase Payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                    TRANSFERS

--------------------------------------------------------------------------------

Subject to the limitations described below, you may transfer all or part of your Contract Value between Variable Funding Options at any time up to 30 days before the Maturity Date. After the Maturity Date, you may make transfers only if allowed by your Contract or with our consent. Transfer requests received at our Home Office that are in good order before the close of the New York Stock Exchange (NYSE) will be processed according to the value(s) next computed following the close of business. Transfer requests received on a non-business day or after the close of the NYSE will be processed based on the value(s) next computed on the next business day.

Where permitted by state law, we reserve the right to restrict transfers from the Variable Funding Options to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.

Since each Underlying Fund may have different overall expenses, a transfer of Contract Values from one Variable Funding Option to another could result in your investment becoming subject to higher or lower expenses. Also, when making transfers, you should consider the inherent risks associated with the Variable Funding Options to which your Contract Value is allocated.

MARKET TIMING/EXCESSIVE TRADING

Frequent requests from Contract Owners to transfer Contract Value may dilute the value of an Underlying Fund's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Fund and the reflection of that change in the Underlying Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the Underlying Funds and may disrupt Underlying Fund management strategy, requiring an Underlying Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect Contract Owners and other persons who may have an interest in the Contracts (e.g., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield Underlying Funds, i.e., Clarion Global Real Estate Portfolio, Janus Aspen Series Global Life Sciences Portfolio, Janus Aspen Series Global Technology Portfolio, Legg Mason Partners Variable Diversified Strategic Income Portfolio, BlackRock High Yield Portfolio, Harris Oakmark International Portfolio, Lord Abbett Bond Debenture Portfolio, MFS(R) Emerging Markets Equity Portfolio, MFS(R) Research International Portfolio, Oppenheimer Global Equity Portfolio, and T. Rowe Price Small Cap Growth Portfolio (the "Monitored Portfolios"), and we monitor transfer activity in those Monitored Portfolios. We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each of the Monitored Portfolios, in a three-month period there were two or more "round-trips" of a certain dollar amount or greater. A round-trip is defined as a transfer in followed by a transfer out within the next 10 calendar days, or a transfer out followed by a transfer in within the next 10 calendar days. In the case of a Contract that has been restricted previously, a single round-trip of a certain dollar amount or greater will trigger the transfer restrictions described below.


We do not believe that other Underlying Funds present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those Underlying Funds. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain Underlying Funds, we rely on the Underlying Funds to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other Owners or other persons who have an interest in the Contracts, we will exercise our contractual right to restrict your number of transfers to one every six months. In addition, we also reserve the right, but do not have the obligation, to further restrict the right to request transfers by any market timing firm or any other third party who has been authorized to initiate transfers on behalf of multiple Contract Owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Owner, or

     - reject the transfer or exchange instructions of individual Owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Owner.

Transfers made under a Dollar Cost Averaging Program, a rebalancing program or, if applicable, any asset allocation program described in this prospectus are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those Underlying Funds that we believe are susceptible to arbitrage trading or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by Owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the Contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect Owners and other persons with interests in the Contracts. We do not accommodate market timing in any Underlying Fund and there are no arrangements in place to permit any Contract Owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The Underlying Funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares and we reserve the right to enforce these policies and procedures. For example, Underlying Funds may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the Underlying Funds, we have entered into a written agreement, as required by SEC regulation, with each Underlying Fund or its principal underwriter that obligates us to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Contract Owners, and to execute instructions from the

Underlying Fund to restrict or prohibit further purchases or transfers by specific Contract Owners who violate the frequent trading policies established by the Underlying Fund.

In addition, Contract Owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the Underlying Funds generally are "omnibus" orders from intermediaries, such as separate accounts funding variable insurance contracts or retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Underlying Funds in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Underlying Funds (and thus Contract Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Underlying Funds. If an Underlying Fund believes that an omnibus order reflects one or more transfer requests from Contract Owners engaged in disruptive trading activity, the Underlying Fund may reject the entire omnibus order.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the Underlying Funds, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single Contract Owner). You should read the Underlying Fund prospectuses for more details.

DOLLAR COST AVERAGING

Dollar cost averaging or the pre-authorized transfer program (the "DCA Program") allows you to transfer a set dollar amount to other funding options on a monthly or quarterly basis during the accumulation phase of the Contract. Using this method, you will purchase more Accumulation Units in a funding option if the value per unit is low and will purchase fewer Accumulation Units if the value per unit is high. Therefore, you may achieve a lower-than-average cost per unit in the long run if you have the financial ability to continue the program over a long enough period of time. Dollar cost averaging does not assure a profit or protect against a loss.

You may elect the DCA Program through Written Request or other method acceptable to us. You must have a minimum total Contract Value of $5,000 to enroll in the DCA Program. The minimum amount that may be transferred through this program is $400. There is no additional fee to participate in the DCA Program.

You may establish pre-authorized transfers of Contract Values from the Fixed Account, subject to certain restrictions. Under the DCA Program, automated transfers from the Fixed Account may not deplete your Fixed Account Value in less than twelve months from your enrollment in the DCA Program.

In addition to the DCA Program, within the Fixed Account, we may credit increased interest rates to Contract Owners under an administrative Special DCA Program established at our discretion, depending on availability and state law. Under this program, the Contract Owner may pre-authorize level transfers to any of the funding options under a 6 Month, 12 Month or 24 Month Special DCA Program. The programs may have different credited interest rates. We must transfer all Purchase Payments and accrued interest on a level basis to the selected funding options in the applicable time period. Under each program, the interest will accrue only on the remaining amounts in the Special DCA Program. For example, under the 12 Month program, the interest rate can accrue up to 12 months on the remaining amounts in the Special DCA Program and we must transfer all Purchase Payments and accrued interest in this program on a level basis to the selected funding options in 12 months.

The pre-authorized transfers will begin after the initial program Purchase Payment and complete enrollment instructions are received by the Company. If we do not receive complete program enrollment instructions within 15 days of receipt of the initial program Purchase Payment, the entire balance in the program will be transferred into the Money Market Variable Funding Option.


You may start or stop participation in the DCA Program at any time, but you must give the Company at least 30 days' notice to change any automated transfer instructions that are currently in place. If you stop the Special DCA Program and elect to remain in the Fixed Account, we will credit your Contract Value for the remainder of 6 or 12 months with the interest rate for non-DCA Program funds.

You may only have one DCA Program or Special DCA Program in place at one time. We will allocate any subsequent Purchase Payments we receive within the DCA Program period selected to the current funding options over the remainder of that DCA Program transfer period, unless you direct otherwise.


All provisions and terms of the Contract apply to the DCA and Special DCA Programs, including provisions relating to the transfer of money between funding options. Transfers made under any DCA Program will not be counted for purposes of restrictions we may impose on the number of transfers permitted under the Contract. We reserve the right to suspend or modify transfer privileges at any time and to assess a processing fee for this service. If the Fixed Account is not available as a funding option, you may still participate in the DCA Program.


                              ACCESS TO YOUR MONEY

--------------------------------------------------------------------------------


Any time before the Maturity Date, you may redeem all or any portion of the Cash Surrender Value, that is, the Contract Value less any withdrawal charge, outstanding loans, and any premium tax not previously deducted. Unless you submit a Written Request specifying the Variable Funding Option(s) and/or the Fixed Account from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the Cash Surrender Value as of the close of business after we receive your surrender request at our Home Office. The Cash Surrender Value may be more or less than the Purchase Payments you made. You may not make withdrawals during the annuity period.


For amounts allocated to the Variable Funding Options, we may defer payment of any Cash Surrender Value for a period of up to five business days after the Written Request is received. For amounts allocated to the Fixed Account, we may defer payment of any Cash Surrender Value for a period up to six months. In either case, it is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request.


We may withhold payment of surrender, loan or withdrawal proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.


If your Contract is issued as part of a 403(b) plan, there are restrictions on your ability to make withdrawals from your Contract. You may not withdraw contributions or earnings made to your Contract after December 31, 1988 unless you are (a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship. Even if you are experiencing a financial hardship, you may only withdraw contributions, not earnings. You should consult with your tax adviser before making a withdrawal from your Contract.

SYSTEMATIC WITHDRAWALS

Before the Maturity Date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes and withdrawal charge. To elect systematic withdrawals, you must have a Contract Value of at least $15,000 and you must make the election on the form we provide. We will surrender Accumulation Units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to Contract Owners (where allowed by state law). There is currently no additional fee for electing systematic withdrawals.

Each systematic withdrawal is subject to federal income taxes on the taxable portion and may be subject to Contract charges. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.


MANAGED DISTRIBUTION PROGRAM. Under the systematic withdrawal option, you may choose to participate in the Managed Distribution Program. At no cost to you, you may instruct us to calculate and make minimum distributions that may be required by the IRS upon reaching age 70 1/2. (See "Federal Tax Considerations.") These payments will not be subject to the withdrawal charge and will be in lieu of the free withdrawal allowance. No Dollar Cost Averaging will be permitted if you are participating in the Managed Distribution Program.



LOANS


Loans may be available under your Contract. Loans may only be taken against funds allocated or transferred to the Fixed Account. If available, all loan provisions are described in your Contract or loan agreement.

                              OWNERSHIP PROVISIONS

--------------------------------------------------------------------------------

TYPES OF OWNERSHIP


CONTRACT OWNER


The Contract belongs to the Contract Owner named in the Contract (on the Contract Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for Non-qualified Contracts. You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the Annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the Contract Owner.

If this Contract is purchased by a beneficiary of another contract who directly transferred the death proceeds due under that contract, he/she will be granted the same rights the owner has under the Contract except that he/she cannot transfer ownership, take a loan or make additional Purchase Payments.

Joint Owner. For Non-qualified Contracts only, you may name joint owners (e.g., spouses) in a Written Request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a Written Request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the Annuitant or the Contract Owner. If more than one beneficiary survives the Annuitant or Contract Owner, they will share equally in benefits unless you recorded different shares with the Company by Written Request before the death of the Annuitant or Contract Owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from either the Variable Funding Options or the Fixed Account, as most recently elected by the Contract Owner, until the Death Report Date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

ANNUITANT

The Annuitant is designated in the Contract (on the Contract Specifications page), and is the individual on whose life the Maturity Date and the amount of the monthly Annuity Payments depend. You may not change the Annuitant after your Contract is in effect.

Contingent Annuitant. You may name one individual as a Contingent Annuitant. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. If the Annuitant who is not the owner dies prior to the Maturity Date, and the Contingent Annuitant is still living:

     -    the death benefit will not be payable upon the Annuitant's death

     -    the Contingent Annuitant becomes the Annuitant

     -    all other rights and benefits will continue in effect

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect.

If the Annuitant is also the owner, a death benefit is paid to the beneficiary regardless of whether or not there is a Contingent Annuitant.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

Before the Maturity Date, generally, a death benefit is payable when either the Annuitant or a Contract Owner dies. We calculate the death benefit at the close of the business day on which our Home Office receives (1) Due Proof of Death and
(2) written payment instructions or election of spousal contract continuance or beneficiary contract continuance ("Death Report Date").

Note: If the owner dies before the Annuitant, the death benefit is recalculated, replacing all references to "Annuitant" with "owner."

DEATH PROCEEDS BEFORE THE MATURITY DATE

IF THE ANNUITANT OR AN OWNER IS YOUNGER THAN AGE 80 ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greatest of (1), (2) or (3) below, each reduced by any applicable premium tax or outstanding loans:

     (1)  the Contract Value on the Death Report Date

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals or


     (3)  the Step-Up Value (if any, as described below)*



* Your Step-Up Value will be subjected to the partial surrender reduction below even if you have elected a GMWB rider.


STEP-UP VALUE. We will establish a step-up value on each Contract Date anniversary that occurs on or prior to the Death Report Date. The step-up value will initially equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When you make a withdrawal, we will reduce the step-up value by a partial surrender reduction as described below. On each Contract anniversary before the Annuitant's 80th birthday and before the Annuitant's death, if the Contract Value is greater than the step-up value, we will reset the step-up value to equal that greater amount. We will not reduce the step-up value on these anniversary recalculations (provided no withdrawals or surrenders are made on that day). The only changes we will make to the step-up value on or after the Annuitant's 80th birthday will be those related to additional Purchase Payments or withdrawals.

PARTIAL SURRENDER REDUCTIONS. If you make a withdrawal, we will reduce the step-up value by a partial surrender reduction which equals (1) the step-up value prior to the withdrawal, multiplied by (2) the amount of the withdrawal, divided by (3) the Contract Value before the withdrawal.

For example, assume your current Contract Value is $55,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$55,000) = $9,090

Your new step-up value would be $50,000-$9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new step-up value would be $50,000-$16,666, or $33,334.

IF THE ANNUITANT OR AN OWNER IS AGE 80 OR OLDER ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greater of (1) or (2) below, each reduced by any applicable premium tax or outstanding loans not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals.

ENHANCED STEPPED-UP PROVISION ("E.S.P.")

THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

The rider effective date is the date the rider is attached to and made a part of the Contract. If you have selected the E.S.P., the total death benefit as of the Death Report Date will equal the death benefit described above plus the greater of zero or the following amount:

IF THE ANNUITANT IS YOUNGER THAN AGE 70 ON THE RIDER EFFECTIVE DATE, 40% OF THE LESSER OF: (1) 200% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date; or

IF THE ANNUITANT IS BETWEEN THE AGES OF 70 AND 75 ON THE RIDER EFFECTIVE DATE, 25% OF THE LESSER OF: (1) 200% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date.

THE INITIAL MODIFIED PURCHASE PAYMENT is equal to the Contract Value as of the rider effective date. Whenever a Purchase Payment is made after the rider effective date, the modified Purchase Payment(s) are increased by the amount of the Purchase Payment. Whenever a partial surrender is taken after the rider effective date, the modified Purchase Payment(s) are reduced by a partial surrender reduction as described below.

THE PARTIAL SURRENDER REDUCTION IS EQUAL TO: (1) the modified Purchase Payment(s) in effect immediately prior to the reduction for the partial surrender, multiplied by (2) the amount of the partial surrender divided by (3) the Contract Value immediately prior to the partial surrender.

For example, assume your current modified Purchase Payment is $50,000 and that your current Contract Value is $55,000. You decide to make a withdrawal of $10,000. We would reduce the modified Purchase Payment as follows:

           $50,000 x (10,000/55,000) = $9,090

You new modified Purchase Payment would be $50,000-$9,090 = $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current modified Purchase Payment is $50,000 and you decide to make a withdrawal of $10,000, we would reduce the modified Purchase Payment as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new modified Purchase Payment would be 50,000-16,666 = $33,334

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the Maturity Date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

NON-QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS NOT THE         The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT) (WITH NO JOINT     none, to the Contract          continue the Contract rather
OWNER)                        Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
Owner (who is the Annuitant)  The beneficiary (ies), or if   The beneficiary elects to      Yes
(with no joint owner)         none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
Non-Spousal Joint Owner (who  The surviving joint owner.                                    Yes
is not the Annuitant)

--------------------------------------------------------------------------------------------------------------
Non-Spousal Joint Owner (who  The beneficiary(ies), or if    The beneficiary elects to      Yes
is the Annuitant)             none, to the surviving joint   continue the Contract rather
                              owner.                         than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
Spousal Joint Owner (who is   The surviving joint owner.     The spouse elects to           Yes
not the Annuitant)                                           continue the Contract.

--------------------------------------------------------------------------------------------------------------
Spousal Joint Owner (who is   The beneficiary (ies) or, if   The spouse elects to           Yes
the Annuitant)                none, to the surviving joint   continue the Contract.
                              owner.
                                                             A spouse who is not the
                                                             beneficiary may decline to
                                                             continue the Contract and
                                                             instruct the Company to pay
                                                             the beneficiary who may
                                                             elect to continue the
                                                             Contract.

--------------------------------------------------------------------------------------------------------------
Annuitant (who is not the     The beneficiary (ies), or if   The beneficiary elects to      Yes
Contract Owner)               none, to the Contract Owner.   continue the Contract rather
                              If the Contract Owner is not   than receive a lump sum
                              living, then to the            distribution.
                              surviving joint owner. If
                              none, then to the Contract
                              Owner's estate.
                                                             But, if there is a
                                                             Contingent Annuitant, then
                                                             the Contingent Annuitant
                                                             becomes the Annuitant and
                                                             the contract continues in
                                                             effect (generally using the
                                                             original Maturity Date). The
                                                             proceeds will then be paid
                                                             upon the death of the
                                                             Contingent Annuitant or
                                                             owner.

--------------------------------------------------------------------------------------------------------------
Annuitant (who is the         See death of "owner who is                                    Yes
Contract Owner)               the Annuitant" above.

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
Annuitant (where owner is a nonnatural entity/trust)
The beneficiary (ies) or if                                  Yes (Death of Annuitant is
  none, to the owner.                                        treated as death of the
                                                             owner in these
                                                             circumstances.)

--------------------------------------------------------------------------------------------------------------
Beneficiary                   No death proceeds are                                         N/A
                              payable; Contract continues.

--------------------------------------------------------------------------------------------------------------
Contingent Beneficiary        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------


QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER/ANNUITANT               The beneficiary (ies), or if   The beneficiary elects to      Yes
                              none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.
--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------



---------

* Certain payout rules of the Code are triggered upon the death of any Owner. Non-spousal beneficiaries (as well as spousal beneficiaries who choose not to assume the Contract) must begin taking distributions based on the beneficiary's life expectancy within one year of death or take a complete distribution of Contract proceeds within 5 years of death. For Qualified Contracts, if mandatory distributions have begun at the Annuitant's death, the 5-year payout option is not available.


SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY -- DOES NOT APPLY IF A NON-SPOUSE IS A JOINT OWNER)



Within one year of your death, if your spouse is named as an owner and/or beneficiary, and you die before the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. If you were the Annuitant and your spouse elects to continue the Contract, your spouse will be named the Annuitant as of the Death Report Date.

If your spouse elects to continue the Contract as Contract Owner, the death benefit will be calculated as of the Death Report Date. If the Contract Value is less than the calculated death benefit, the Contract Value will be increased to equal the death benefit. This amount is referred to as the adjusted Contract Value. Any difference between the Contract Value and the adjusted Contract Value will be allocated to the funding options in the same proportion as the allocations of the Contract prior to the Death Report Date.


The terms and conditions that applied to the original Contract (including Contract fees and charges) will also apply to the continued Contract, with certain exceptions described in the Contract. Any Purchase Payment made before the Death Report Date is no longer subject to a withdrawal charge if your spouse elects to continue the Contract. Purchase Payments made to the Contract after the Death Report Date will be subject to the withdrawal charge. All other benefits and features of your Contract will be based on your spouse's age on the Death Report Date as if your spouse had purchased the Contract with the adjusted Contract Value on the Death Report Date. This spousal contract continuance is available only once for each Contract. For purposes of the death benefit on the continued Contract, the death benefit will be calculated the same as prior to continuance except all values used to calculate the death benefit, which may include a Step-Up Value or Roll-Up Death Benefit Value (depending on the optional benefit), are reset on the date the spouse continues the contract.



Spousal continuation will not satisfy required minimum distribution rules for Qualified Contracts other than IRAs. In addition, because the contract proceeds must be distributed within the time periods required by the federal Internal Revenue Code, the right of a spouse to continue the contract, and all contract provisions relating to spousal continuation, are available only to a person who is defined as a "spouse" under the federal Defense of Marriage Act, or any other applicable federal law. Please consult a tax advisor before electing this option.


BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES)



If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the Death Report Date, (more than $1,000,000 is subject to Home Office approval), your beneficiary(ies) may elect to continue his/her portion of the Contract subject to applicable Internal Revenue Code distribution requirements, rather than receive the death benefit in a lump sum. If the beneficiary chooses to continue the Contract, the beneficiary can extend the payout phase of the Contract enabling the beneficiary to "stretch" the death benefit distributions out over his life expectancy as permitted by the Internal Revenue Code.

If your beneficiary elects to continue the Contract, the death benefit will be calculated as of the Death Report Date. The initial Contract Value of the continued Contract (the "adjusted Contract Value") will equal the greater of the Contract Value or the death benefit calculated on the Death Report Date and will be allocated to the funding options in the same proportion as prior to the Death Report Date. If the adjusted Contract Value is allocated to the Variable Funding Options, the beneficiary bears the investment risk.

The beneficiary who continues the Contract will be granted the same rights as the owner under the original Contract, except the beneficiary cannot:

     -    transfer ownership

     -    take a loan

     -    make additional Purchase Payments

The beneficiary may also name his/her own beneficiary ("succeeding beneficiary") and has the right to take withdrawals at any time after the Death Report Date without a withdrawal charge. The E.S.P. option is not available to a beneficiary continuing the Contract under this provision. All other fees and charges applicable to the original Contract will also apply to the continued Contract; the E.S.P. charge no longer applies. All benefits and features of the continued Contract will be based on the beneficiary's age on the Death Report Date as if the beneficiary had purchased the Contract with the adjusted Contract Value on the Death Report Date.

PLANNED DEATH BENEFIT



You may request that rather than receive a lump-sum death benefit, the beneficiary(ies) receive all or a portion of the death benefit proceeds either:

     - as a variable or fixed annuity for life or a period that does not exceed the beneficiary's life expectancy, or

     - under the terms of the Beneficiary Continuance provision described above. If the Beneficiary Continuance provision is selected as a planned death benefit, no surrenders will be allowed other than payments meant to satisfy minimum distribution amounts or systematic withdrawal amounts, if greater.

You must make the planned death benefit request as well as any revocation of this request in writing. Upon your death, your beneficiary(ies) cannot revoke or modify this request. If the death benefit at the time we receive Due Proof of Death is less than $2,000, we will only pay a lump sum to the beneficiary. If periodic payments due under the planned death benefit election are less than $100, we reserve the right to make Annuity Payments at less frequent intervals, resulting in a payment of at least $100 per year. If no beneficiary is alive when death benefits become payable, we will pay the death benefit as provided in your Contract.

DEATH PROCEEDS AFTER THE MATURITY DATE



If any Contract Owner or the Annuitant dies on or after the Maturity Date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity option then in effect.


                               THE ANNUITY PERIOD

--------------------------------------------------------------------------------




MATURITY DATE



Under the Contract, you can receive regular payments ("Annuity Payments"). You can choose the month and the year in which those payments begin ("Maturity Date"). You can also choose among payout options or elect a lump sum distribution. While the Annuitant is alive, you can change your selection any time up to the Maturity Date. Annuity Payments will begin on the Maturity Date stated in the Contract unless (1) you fully surrendered the Contract; (2) we paid the proceeds to the beneficiary before that date; or (3) you elected another date. Annuity Payments are a series of periodic payments (a) for life;
(b) for life with a minimum number of payments assured; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period. We may require proof that the Annuitant is alive before we make Annuity Payments. Not all options may be available in all states. Please be aware that once the Contract is annuitized, you are ineligible to receive the death benefit you have selected.



You may choose to annuitize at any time after the first Contract Date anniversary. Unless you elect otherwise, the Maturity Date will be the Annuitant's 75th birthday for Non-qualified Contracts or ten years after the effective date of the Contract, if later and the Annuitant's 70th birthday for Qualified Contracts (this requirement may be changed by us).


At least 30 days before the original Maturity Date, you may elect to extend the Maturity Date to any time prior to the Annuitant's 85th birthday for Non-qualified Contracts or, for Qualified Contracts, to a later date with our consent. You may use certain annuity options taken at the Maturity Date to meet the minimum required distribution requirements of federal tax law, or you may use a program of withdrawals instead. These mandatory distribution requirements take effect generally upon the death of the Contract Owner, or with certain Qualified Contracts upon either the later of the Contract Owner's attainment of age 70 1/2 or year of retirement; or the death of the Contract Owner. You should seek independent tax advice regarding the election of minimum required distributions.


ALLOCATION OF ANNUITY


You may elect to receive your Annuity Payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time Annuity Payments begin, you have not made an election, we will apply your Cash Surrender Value to provide an annuity funded by the same funding options as you have selected during the accumulation period. At least 30 days before the Maturity Date, you may transfer the Contract Value among the funding options in order to change the basis on which we will determine Annuity Payments. (See "Transfers.")


VARIABLE ANNUITY


You may choose an annuity payout that fluctuates depending on the investment experience of the Variable Funding Options. We determine the number of Annuity Units credited to the Contract by dividing the first monthly Annuity Payment attributable to each Variable Funding Option by the corresponding Accumulation Unit value as of 14 days before the date Annuity Payments begin. We use an Annuity Unit to measure the dollar value of an Annuity Payment. The number of Annuity Units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly Annuity Payment. If you elect a variable annuity, the amount we apply to it will be the Cash Surrender Value as of 14 days before the date Annuity Payments begin, less any applicable premium taxes not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the Annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly Annuity Payment by multiplying the benefit per $1,000 of value shown in the Contract tables by the number of thousands of dollars of Contract Value you apply to that annuity option. The Contract tables factor in an assumed daily net investment factor of 3.0%. We call this your net investment rate. Your net investment rate of 3% corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your Variable Funding Options is less than 3%, then the dollar amount of your variable Annuity Payments will decrease. However, if the annualized investment performance, after expenses, of your Variable Funding Options is greater than 3%, then the dollar amount of your variable Annuity Payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent Annuity Payments changes from month to month based on the investment experience, as described above, of the applicable funding options. The total amount of each Annuity Payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of Annuity Units we credited to each funding option by the corresponding Annuity Unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY



You may choose a fixed annuity that provides payments that do not vary during the annuity period. We will calculate the dollar amount of the first fixed Annuity Payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your Cash Surrender Value as of the date Annuity Payments begin. Payout rates will not be lower than that shown in the Contract. If it would produce a larger payment, the first fixed Annuity Payment will be determined using the Annuity Tables in effect on the Maturity Date.

                                 PAYMENT OPTIONS

--------------------------------------------------------------------------------




ELECTION OF OPTIONS


While the Annuitant is alive, you can change your annuity option selection any time up to the Maturity Date. Once Annuity Payments have begun, no further elections are allowed.

During the Annuitant's lifetime, if you do not elect otherwise before the Maturity Date, we will pay you (or another designated payee) the first of a series of monthly Annuity Payments based on the life of the Annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain Qualified Contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract. (See "Annuity Options.")

The minimum amount that can be placed under an annuity option will be $2,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the Contract Value in a lump-sum.

On the Maturity Date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the Annuitant must be made by the Contract Owner.


ANNUITY OPTIONS


Subject to the conditions described in "Election of Options" above, we may pay all or any part of the Cash Surrender Value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options.

Option 1 -- Life Annuity -- No Refund. The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular Annuity Payments during the lifetime of the Annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make Annuity Payments during the lifetimes of the Annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.


Option 5 -- Payments for a Fixed Period without Life Contingency. We will make periodic payments for the period selected. This option may not satisfy the minimum required distribution rules for Qualified Contracts. Consult a tax adviser before electing this option.



Option 6 -- Other Annuity Options. We will make any other arrangements for Annuity Payments as may be mutually agreed upon.



VARIABLE LIQUIDITY BENEFIT



This benefit is only offered with the annuity option "Payments for a Fixed Period without Life Contingency."


At any time after annuitization and before death, the Contract Owner may surrender and receive a payment equal to (A) minus (B), where (A) equals the present value of remaining certain payments, and (B) equals a withdrawal charge not to exceed the maximum withdrawal charge rate shown on the specifications page of the Contract multiplied by (A). The interest rate used to calculate the present value is a rate 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments. The remaining period certain payments are assumed to be level payments equal to the most recent period certain payment prior to the request for this liquidity benefit. A withdrawal charge is not imposed if the surrender is made after the expiration of the withdrawal charge period shown on the specifications page of the Contract.

                        MISCELLANEOUS CONTRACT PROVISIONS

--------------------------------------------------------------------------------




RIGHT TO RETURN


You may return the Contract for a full refund of the Contract Value plus any Contract charges and premium taxes you paid (but not any fees and charges the Underlying Fund assessed) within twenty days after you receive it (the "right to return period"). You bear the investment risk of investing in the Variable Funding Options during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, or longer if your state law permits, we will refund your Purchase Payment in full; during the remainder of the right to return period, we will refund the Contract Value (including charges).

We will determine the Contract Value following the close of the business day on which we receive your Contract and a Written Request for a refund. Where state law requires a different period, or the return of Purchase Payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.


TERMINATION


We reserve the right to terminate the Contract on any business day if your Contract Value as of that date is less than $1,000 and you have not made Purchase Payments for at least two years, unless otherwise specified by state law. Accordingly, no Contract will be terminated due solely to negative investment performance. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the Cash Surrender Value less any applicable taxes. In certain states, we may be required to pay you the Contract Value. Federal tax law may impose additional restrictions on our right to terminate your traditional IRA, Roth IRA or other Qualified Contract.



REQUIRED REPORTS


As often as required by law, but at least once in each Contract Year before the due date of the first Annuity Payment, we will furnish a report showing the number of Accumulation Units credited to the Contract and the corresponding Accumulation Unit value(s) as of the report date for each funding option to which the Contract Owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.


SUSPENSION OF PAYMENTS


The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists, as determined by the SEC, so that the sale of securities held in the Separate Account may not reasonably occur, or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders. At any time, payments from the Fixed Account may be delayed up to 6 months.

                              THE SEPARATE ACCOUNTS

--------------------------------------------------------------------------------


The Company sponsors Fund ABD and Fund ABD II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II. (See "The Insurance Company" .) Both Fund ABD and Fund ABD II were established on October 17, 1995 and are registered with the SEC as unit investment trusts under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the Variable Funding Options.





We anticipate merging Fund ABD and Fund ABD II with and into another separate account of the Company (the MetLife of CT Separate Account Eleven for Variable Annuities) during the fourth quarter of 2008 at the earliest, subject to regulatory approval. This merger will have no effect on the provisions of, and the rights and obligations under, the Contract. Similarly, the merger will not have any adverse impact on your Contract Value or any tax consequences for you.



We hold the assets of the Separate Account for the exclusive and separate benefit of the owners of each Separate Account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business that we may conduct. Obligations under the Contract are obligations of the Company. Any obligations that exceed the assets in the Separate Account are payable by the Company's general account. The amount of the guaranteed death benefit that exceeds the Contract Value is paid from the Company's general account. Benefit amounts paid from the general account are subject to the financial strength and claims-paying ability of the Company.


All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the Variable Funding Options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each Underlying Fund's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

We reserve the right to transfer assets of the Separate Account to another separate account, and/or to modify the structure or operation of the Separate Account, subject to the necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your Contract Value.


PERFORMANCE INFORMATION



In advertisements for the Contract, we may include performance figures to show you how a Variable Funding Option has performed in the past. These figures are rates of return or yield quotations shown as a percent. These figures show past performance of a Variable Funding Option and are not an indication of how a Variable Funding Option will perform in the future.


Performance figures for each Variable Funding Option are based in part on the performance of a corresponding Underlying Fund. In some cases, the Underlying Fund may have existed before the technical inception of the corresponding Variable Funding Option. In those cases, we can create "hypothetical historical performance" of a Variable Funding Option. These figures show the performance that the Variable Funding Option would have achieved had it been available during the entire history of the Underlying Fund.

In a low interest rate environment, yields for money market Subaccounts, after deduction of the Mortality and Expense Risk Charge, Administrative Expense Charge and the charge for any optional benefit riders (if applicable), may be negative even though the Underlying Fund's yield, before deducting for such charges, is positive. If you allocate a portion of your Contract Value to a money market Subaccount or participate in an asset allocation program where Contract Value is allocated to a money market Subaccount under the applicable asset allocation model, that portion of your Contract Value may decrease in value.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------



The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide tax or legal advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax and/or legal adviser regarding the tax implications of purchasing this Contract based upon your individual situation. For further tax information, an additional discussion of certain tax matters is contained in the SAI.


You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transaction under your Contract satisfy applicable tax law. We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA).


GENERAL TAXATION OF ANNUITIES



Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for premiums paid under an annuity and permitting tax-free transfers between the various investment options offered under the Contract. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 amended Code Section 1 to reduce the marginal tax rates on long-term capital gains and dividends to 5% and 15%. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Under current federal tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends. Earnings under annuity contracts, like interest payable on fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (top rate of 35%). The tax law provides deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time. Please consult your own tax advisor.

STATE AND LOCAL TAXES. The rules for state and local income taxes may differ from the federal income tax rules. Purchasers and prospective purchasers of the Contract should consult their own tax advisers and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the Contract.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. For both Qualified and Non-qualified Contracts, taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% tax penalty is in addition to any other penalties that may apply under your Contract and the normal income taxes due on the distribution.


TAX-FREE EXCHANGES. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life insurance policy, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.


FEDERAL ESTATE TAXES. While no attempt is being made to discuss the federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

TYPES OF CONTRACTS: QUALIFIED AND NON-QUALIFIED




QUALIFIED ANNUITY CONTRACTS



If you purchase your Contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or retirement savings plan or individual retirement annuity (IRA), your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs (including Roth IRAs), tax-sheltered annuities established by public school systems or certain tax-exempt organizations under Code Section 403(b), corporate sponsored pension, retirement savings, and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below. All qualified plans (including
IRAs) receive tax-deferral under the Code. Although there are no additional tax benefits to funding your qualified plan or IRA with an annuity, it does offer you additional insurance benefits, such as the availability of a guaranteed income for life.


The Contract has not been submitted to the IRS for approval as to form as a valid IRA. Such approval would not constitute an IRS approval or endorsement of any funding options under the contract. IRS approval as to form is not required to constitute a valid IRA. Disqualification of the Contract as an IRA could result in the immediate taxation of amounts held in the Contract and other adverse tax consequences.

TAXATION OF QUALIFIED ANNUITY CONTRACTS



Under a qualified annuity, since amounts paid into the Contract generally have not yet been taxed, the full amount of any distributions (including the amount attributable to Purchase Payments), whether paid in the form of lump sum withdrawals or Annuity Payments, are generally taxed at ordinary income tax rates unless the distribution is transferred to an eligible rollover account or contract. There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified funding vehicles generally are not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS



Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for participants who are 5% or more owners of the plan sponsor). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.


Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value, including the Enhanced Stepped-Up Provision, as well as all living benefits such as GMAB and GMWB , if available in your contract) must be added to the Contract Value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your personal tax advisor as to how these rules affect your Contract.


MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within five years from the date of death or minimum distributions may be taken over the life expectancy of the individual beneficiaries (or in the case of certain trusts that are contract beneficiaries, over the life expectancy of the individuals who are the beneficiaries of the trust), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract and defer the minimum distribution requirements.


NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403(B), 408 OR 457, INCLUDING IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for any higher limits to be effective at a state income tax level. In other words, the permissible contribution limits for federal and state income tax purposes may be different. Therefore, in certain states, a portion of the contributions may not be excludible or deductible from state income taxes. Please consult your employer or tax adviser regarding this issue.


INDIVIDUAL RETIREMENT ANNUITIES




To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 in 2007 and $5,000 in 2008, and it may be indexed for inflation in years after 2008. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA for the year must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.


Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $46,000 or 100% of pay for each participant in 2008.



ROTH IRAS





Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.



Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.



TSAS (ERISA AND NON-ERISA)


GENERAL. TSAs fall under sec.403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under sec.501(c)(3) of the Code.

In general contributions to sec.403(b) arrangements are subject to limitations under sec.415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).




Recently, the IRS announced new regulations affecting sec.403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under sec.403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under sec.403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.





If your Contract was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted).

WITHDRAWALS AND INCOME PAYMENTS. If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:



     - Relates to Purchase Payments made prior to 1989 (and pre-1989 earnings on those Purchase Payments);


     - Is directly transferred to another permissible investment under sec.403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or


     - Is for financial hardship (but only to the extent of Purchase Payments) if your plan allows it.



DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS. Effective January 1, 2006, employers that established and maintain a TSA/403(b) plan ("the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after-tax contributions as part of the TSA plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract under the following conditions:



     (1) The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.



     (2) In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.



     (3) All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to-trustee transfers from other Designated Roth Accounts).



     (4) In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.



     (5) No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.



     (6) If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under the Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.



     (7) We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.


Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.


The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:


The employer must permit contributions under a pre-tax 403(b) plan in order to permit contributions to be irrevocably designated and made part of a Qualified Roth Contribution Program.

Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (relating to age 50 and over catch-up contributions) as well as contribution limits that apply under the Plan.



In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan as apply to the traditional pre-tax accounts under the plan (e.g., death or disability of participant, severance from employment, attainment of age 59 1/2 and hardship withdrawals only with respect to contributions (if permitted under the Plan)).



If the amounts have been held under any Designated Roth Account of a participant for at least five years and are made on account of death, disability or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of federal income tax ("Qualified Distributions").



Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.


Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

LOANS. If your TSA Contract permits loans, such loans will be made only from any Fixed Interest Account balance and only up to certain limits. In that case, we credit your Fixed Interest Account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.


The Code and applicable income tax regulations limit the amount that may be borrowed from your Contract and all you employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.



Your Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.





NON-QUALIFIED ANNUITY CONTRACTS


If you purchase the Contract on an individual basis with after-tax dollars and not under one of the programs described above, your Contract is referred to as non-qualified. As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal made prior to the Maturity Date or in the form of periodic Annuity Payments. As a general rule, there is income in the Contract (earnings) to the extent the Contract Value exceeds your investment in the Contract. The investment in the Contract equals the total Purchase Payments less any amount received previously which was excludible from gross income.

Generally, different tax rules apply to Annuity Payments than to withdrawals and payments received before the annuity starting date. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws.

Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed, but the remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes. Annuity Payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    a non-taxable return of your Purchase Payment; or

     -    a taxable payment of earnings.

We generally will tell you how much of each Annuity Payment is a non-taxable return of your Purchase Payments. However, it is possible that the IRS could conclude that the taxable portion of Annuity Payments under a non-qualified contract is an amount greater (or less) than the taxable amount determined by us and reported by us to you and the IRS. Generally, once the total amount treated as a non-taxable return of your Purchase Payments equals your Purchase Payments, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your Annuity Payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of the Contract Owner, including the death of either of the Joint Owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

If a non-qualified annuity is owned by a non-natural person (e.g., a corporation), increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if the Contract is transferred to another person or entity without adequate consideration, all deferred increases in value will be treated as income for federal income tax purposes at the time of the transfer.


PARTIAL WITHDRAWALS: If you make a partial withdrawal of your Contract Value, the distribution generally will be taxed as first coming from earnings (income in the Contract) and then from your Purchase Payments. These withdrawn earnings are includable in your taxable income. (See "Penalty Tax for Premature Distributions" below.) Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash distribution under the tax law, and will have tax consequences in the year taken.


PARTIAL ANNUITIZATIONS (IF AVAILABLE WITH YOUR CONTRACT): At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your Contract Value is applied to a payment option. Currently, we will treat the application of less than your entire Contract Value under a Non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received under that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

We will determine the excludable amount for each income payment under the Contract as a whole by using the rules applicable to variable income payments in general (i.e. by dividing your after-tax purchase price, as adjusted for any refund or guarantee feature, by the number of expected income payments from the appropriate IRS table). However, the IRS may determine that the excludable amount is different from our computation.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES



The Code requires that any non-qualified variable annuity contracts based on a Separate Account must meet specific diversification standards. Non-qualified variable annuity contracts shall not be treated as an annuity for federal income tax purposes if investments made in the account are not adequately diversified. Final tax regulations define how Separate Accounts must be diversified. The Company constantly monitors the diversification of investments and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the Contract Owner of tax-deferred treatment, requiring the current inclusion of a proportionate share of the income and gains from the Separate Account assets in the income of each Contract Owner. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.

OWNERSHIP OF THE INVESTMENTS



In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the Separate Account assets. There is little guidance in this area, and some features of the Contract, such as the number of funds available and the flexibility of the Contract Owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the Contract Owner investment control over Separate Account assets, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the Separate Account assets supporting the Contract.

TAXATION OF DEATH BENEFIT PROCEEDS



Amounts may be distributed from a Non-qualified Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

OTHER TAX CONSIDERATIONS




TREATMENT OF CHARGES FOR OPTIONAL BENEFITS





The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax adviser before selecting any rider or endorsement to the Contract.


PUERTO RICO TAX CONSIDERATIONS



The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed generally will be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.


NON-RESIDENT ALIENS


Distributions to non resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

TAX CREDITS AND DEDUCTIONS



The Company may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividend received deductions, are not passed back to the Separate Account or to Contract Owners since the Company is the owner of the assets from which the tax benefits are derived.

                                OTHER INFORMATION

--------------------------------------------------------------------------------




THE INSURANCE COMPANY




Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.




Before December 7, 2007, certain of the Contracts were issued by MetLife Life and Annuity Company of Connecticut, a stock life insurance company chartered in 1973 in Connecticut. These Contracts were funded through Fund ABD II, a separate account registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. On December 7, 2007, MLACC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLACC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLACC, including Fund ABD II and its assets. Pursuant to the merger, therefore, Fund ABD II became a separate account of the Company. As a result of the merger, the Company also has become responsible for all of MLACC's liabilities and obligations, including those created under the Contract as initially issued by MLACC (formerly known as The Travelers Life and Annuity Company) and outstanding on the date of the merger. The Contract has thereby become a variable contract funded by a separate account of the Company, and each owner thereof has become a Contract Owner of the Company.


FINANCIAL STATEMENTS



The financial statements for the Company and its Separate Account are located in the Statement of Additional Information.


DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS



DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut (the "Company") has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts; however, MLIDC may receive 12b-1 fees from the Underlying Funds.



MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (FINRA). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-9999, or by visiting FINRA's website at www.finra.org.



MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company no longer offers the Contracts to new purchasers but it continues to accept Purchase Payments from Contract Owners.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.


We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 7.50% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 1.50% annually of average Contract Value (if asset-based compensation is paid to registered representatives).


The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.


These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products.



The Company and MLIDC have entered into selling agreements with certain broker-dealer firms that have an affiliate that acts as investment adviser or sub-adviser to one or more Underlying Funds that may be offered under the Contracts. These investment advisory firms include Fidelity Management & Research Company, Morgan Stanley Investment Advisers Inc., MetLife Investment Funds Management LLC, MetLife Advisers, LLC and Met Investors Advisory LLC. MetLife Investment Funds Management LLC, MetLife Advisers LLC and Met Investors Advisory LLC are affiliates of the Company. Registered representatives of broker-dealer firms with an affiliated company acting as an adviser or a sub-adviser may favor these Funds when offering the Contracts.


CONFORMITY WITH STATE AND FEDERAL LAWS



The laws of the state in which we deliver a contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, Cash Surrender Value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the Contract Owner is subject.

VOTING RIGHTS




The Company is the legal owner of the shares of the Underlying Funds. However, we believe that when an Underlying Fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. We will vote all shares, including those we may own on our own behalf, and those where we have not received instructions from Contract Owners, in the same proportion as shares for which we received voting instructions. The effect of this proportional voting is that a small number of Contract Owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In certain limited circumstances, and when permitted by law, we may disregard voting instructions. If we do disregard voting instructions, a summary of that action and the reasons for such action would be included in the next annual report to Contract Owners.


RESTRICTIONS ON FINANCIAL TRANSACTIONS



Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

LEGAL PROCEEDINGS



In the ordinary course of business, the Company, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MLIDC to perform its contract with the Separate Account or of the Company to meet its obligations under the Contracts.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX A

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION




                FOR METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)



The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.



          PORTFOLIO ARCHITECT SELECT -- SEPARATE ACCOUNT CHARGES 1.40%



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.081          1.159                 --
                                                       2006      1.000          1.081          3,620,006

  AIM V.I. Premier Equity Subaccount (Series I)
  (9/00).............................................  2006      0.696          0.731                 --
                                                       2005      0.668          0.696          5,434,277
                                                       2004      0.640          0.668          6,216,851
                                                       2003      0.519          0.640          6,961,089
                                                       2002      0.755          0.519          7,491,542
                                                       2001      0.875          0.755          7,280,717
                                                       2000      1.000          0.875          1,020,328

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      0.642          0.629                 --
                                                       2005      0.567          0.642         12,264,209
                                                       2004      0.531          0.567         14,267,431
                                                       2003      0.436          0.531         15,968,585
                                                       2002      0.640          0.436         18,860,012
                                                       2001      0.786          0.640         21,249,041
                                                       2000      1.000          0.786          8,906,509

Capital Appreciation Fund
  Capital Appreciation Fund (4/97)...................  2006      2.174          2.153                 --
                                                       2005      1.865          2.174         20,519,771
                                                       2004      1.583          1.865         23,444,034
                                                       2003      1.285          1.583         26,729,382
                                                       2002      1.739          1.285         30,618,827
                                                       2001      2.387          1.739         37,797,218
                                                       2000      3.098          2.387         37,804,248
                                                       1999      2.046          3.098         25,971,911
                                                       1998      1.283          2.046         10,561,314

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (6/98).............................................  2007      1.970          2.065                 --
                                                       2006      1.507          1.970          2,486,413
                                                       2005      1.195          1.507          2,014,405
                                                       2004      0.970          1.195          1,952,627
                                                       2003      0.688          0.970          2,025,657
                                                       2002      0.789          0.688          2,659,825
                                                       2001      0.886          0.789          2,463,748
                                                       2000      1.313          0.886          2,477,705
                                                       1999      0.734          1.313            892,012
                                                       1998      1.000          0.734            223,688

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (6/98).............................................  2006      2.244          2.934                 --
                                                       2005      2.123          2.244          4,181,107
                                                       2004      1.639          2.123          4,852,394
                                                       2003      1.240          1.639          4,631,163
                                                       2002      1.203          1.240          4,187,869
                                                       2001      1.121          1.203          1,959,474
                                                       2000      0.866          1.121            732,010
                                                       1999      0.901          0.866            357,910
                                                       1998      1.000          0.901             96,983

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (5/98).....................................  2007      1.287          1.360          4,927,403
                                                       2006      1.121          1.287          6,574,218
                                                       2005      1.089          1.121          7,798,581
                                                       2004      1.051          1.089          9,090,416
                                                       2003      0.880          1.051         10,276,258
                                                       2002      1.071          0.880         10,947,330
                                                       2001      1.198          1.071         11,107,345
                                                       2000      1.223          1.198         10,147,802
                                                       1999      1.112          1.223          7,840,789
                                                       1998      1.000          1.112          2,937,245

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (5/98).....................................  2007      1.328          1.165          7,960,062
                                                       2006      1.298          1.328          9,802,317
                                                       2005      1.244          1.298         11,125,651
                                                       2004      1.133          1.244         12,500,426
                                                       2003      0.872          1.133         13,746,841
                                                       2002      1.094          0.872         13,477,877
                                                       2001      1.182          1.094         11,594,005
                                                       2000      1.058          1.182          6,798,006
                                                       1999      0.871          1.058          3,387,052
                                                       1998      1.000          0.871          1,435,805

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         12,835,148
                                                       2006      1.172          1.288         14,274,032
                                                       2005      1.019          1.172         14,262,420
                                                       2004      0.897          1.019         10,841,489
                                                       2003      0.710          0.897         10,150,010
                                                       2002      0.796          0.710          9,701,628
                                                       2001      0.923          0.796          8,023,592
                                                       2000      1.000          0.923          3,113,370

  VIP Mid Cap Subaccount (Service Class 2) (12/00)...  2007      1.917          2.180          7,048,863
                                                       2006      1.729          1.917          8,419,538
                                                       2005      1.486          1.729          8,136,691
                                                       2004      1.209          1.486          7,053,117
                                                       2003      0.887          1.209          6,373,888
                                                       2002      0.999          0.887          5,310,526
                                                       2001      1.050          0.999          1,727,443

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         10,647,659
                                                       2004      0.941          1.004         12,240,173
                                                       2003      0.839          0.941         14,072,516
                                                       2002      0.911          0.839         14,830,766
                                                       2001      0.972          0.911         13,475,207
                                                       2000      1.000          0.972          4,934,773

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.053          1.264          2,394,229
                                                       2006      1.004          1.053          2,705,676
                                                       2005      0.907          1.004          3,155,118
                                                       2004      0.805          0.907          3,476,009
                                                       2003      0.647          0.805          3,630,574
                                                       2002      0.931          0.647          3,729,488
                                                       2001      1.135          0.931          4,102,883
                                                       2000      1.000          1.135          1,951,454

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      0.405          0.486          6,230,440
                                                       2006      0.381          0.405          7,215,772
                                                       2005      0.346          0.381          7,921,106
                                                       2004      0.349          0.346         10,149,731
                                                       2003      0.242          0.349         10,039,692
                                                       2002      0.415          0.242         11,940,339
                                                       2001      0.672          0.415         10,706,223
                                                       2000      1.000          0.672          5,661,986

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.679          0.732          7,360,586
                                                       2006      0.584          0.679          9,300,854
                                                       2005      0.561          0.584         10,682,752
                                                       2004      0.544          0.561         12,214,595
                                                       2003      0.446          0.544         13,388,686
                                                       2002      0.609          0.446         15,628,277
                                                       2001      0.798          0.609         16,824,804
                                                       2000      1.000          0.798          7,908,763

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/01).............................................  2007      1.066          1.067         23,522,126
                                                       2006      0.994          1.066         27,151,602
                                                       2005      0.903          0.994         30,287,420
                                                       2004      0.833          0.903         32,536,441
                                                       2003      0.628          0.833         32,805,043
                                                       2002      0.945          0.628         31,569,639
                                                       2001      1.000          0.945         11,974,631

  LMPVET Appreciation Subaccount (Class I) (6/97)....  2007      1.660          1.775         10,493,987
                                                       2006      1.466          1.660         12,793,336
                                                       2005      1.426          1.466         14,888,561
                                                       2004      1.329          1.426         15,961,895
                                                       2003      1.082          1.329         16,954,979
                                                       2002      1.330          1.082         16,561,286
                                                       2001      1.405          1.330         13,756,405
                                                       2000      1.431          1.405          9,922,836
                                                       1999      1.283          1.431          6,935,912
                                                       1998      1.092          1.283          3,710,315

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Equity Index Subaccount (Class II) (6/99)...  2007      1.038          1.073          8,835,723
                                                       2006      0.914          1.038         12,059,361
                                                       2005      0.889          0.914         13,990,381
                                                       2004      0.818          0.889         15,621,864
                                                       2003      0.649          0.818         15,860,350
                                                       2002      0.848          0.649         15,365,066
                                                       2001      0.982          0.848         13,010,004
                                                       2000      1.098          0.982          4,272,617
                                                       1999      1.000          1.098            753,819

  LMPVET Fundamental Value Subaccount (Class I)
  (5/98).............................................  2007      1.714          1.711         26,798,177
                                                       2006      1.488          1.714         20,470,716
                                                       2005      1.440          1.488         23,517,339
                                                       2004      1.350          1.440         25,754,075
                                                       2003      0.987          1.350         26,495,994
                                                       2002      1.272          0.987         27,230,503
                                                       2001      1.362          1.272         17,065,180
                                                       2000      1.146          1.362          4,380,339
                                                       1999      0.953          1.146          1,958,751
                                                       1998      1.000          0.953            708,254

  LMPVET Investors Subaccount (Class I) (6/98).......  2007      1.606          1.645         10,863,249
                                                       2006      1.377          1.606         13,024,732
                                                       2005      1.311          1.377         15,084,411
                                                       2004      1.204          1.311         17,246,134
                                                       2003      0.923          1.204         18,513,035
                                                       2002      1.216          0.923         19,285,141
                                                       2001      1.287          1.216         15,853,833
                                                       2000      1.132          1.287          7,090,936
                                                       1999      1.029          1.132          3,905,967
                                                       1998      1.000          1.029          1,764,644

  LMPVET Large Cap Growth Subaccount (Class I)
  (5/01).............................................  2007      1.038          1.077          3,454,725
                                                       2006      1.006          1.038          3,679,357
                                                       2005      0.970          1.006          4,321,426
                                                       2004      0.980          0.970          4,478,365
                                                       2003      0.673          0.980          4,314,762
                                                       2002      0.908          0.673          2,968,586
                                                       2001      1.000          0.908          1,184,451

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Income Trust
  LMPVIT Diversified Srategic Income Subaccount
  (6/97).............................................  2007      1.434          1.442          4,717,143
                                                       2006      1.380          1.434          5,539,069
                                                       2005      1.364          1.380          6,960,623
                                                       2004      1.296          1.364          8,191,128
                                                       2003      1.176          1.296         10,456,243
                                                       2002      1.138          1.176         10,925,399
                                                       2001      1.118          1.138         12,784,586
                                                       2000      1.103          1.118         11,430,969
                                                       1999      1.100          1.103         10,783,437
                                                       1998      1.048          1.100          7,076,327

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (10/98)........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977          9,460,702
                                                       2005      1.655          1.698         10,354,574
                                                       2004      1.549          1.655         11,436,639
                                                       2003      1.130          1.549         11,935,706
                                                       2002      1.529          1.130         11,108,929
                                                       2001      1.522          1.529          5,065,288

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      2.480          2.593          3,038,397
                                                       2006      2.601          2.480          4,019,985

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.603          1.624          6,016,293
                                                       2006      1.519          1.603          7,148,612

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.579          1.543          7,883,180
                                                       2006      1.431          1.579          9,755,382

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      2.210          2.843         12,308,437
                                                       2006      2.153          2.210         16,221,972

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.684          1.774          7,025,239
                                                       2006      1.604          1.684          7,317,605

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.079          1.106          6,003,936
                                                       2006      1.001          1.079          7,199,086

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      0.668          0.737          2,858,502
                                                       2006      0.676          0.668          3,255,449

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          2,529,646

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.518          1.596          2,446,871

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          7,805,024
                                                       2006      1.003          1.222          9,810,578

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.045          1.241         16,057,487
                                                       2006      1.069          1.045         20,526,568

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.456          1.526         17,364,330
                                                       2006      1.400          1.456         20,632,393

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         15,822,610
                                                       2006      1.203          1.232         13,699,584

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.147          1.087          3,026,857

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         18,342,870
                                                       2006      1.586          1.610         24,184,274

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         12,563,893
                                                       2006      1.960          2.014         15,669,108

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         28,282,554
                                                       2006      1.851          1.981         34,627,074

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.070          1.152          6,158,399
                                                       2006      0.998          1.070          7,274,097

Money Market Portfolio
  Money Market Subaccount (7/97).....................  2006      1.192          1.203                 --
                                                       2005      1.175          1.192         14,781,794
                                                       2004      1.179          1.175         19,265,493
                                                       2003      1.187          1.179         26,060,260
                                                       2002      1.187          1.187         37,562,237
                                                       2001      1.160          1.187         40,133,062
                                                       2000      1.107          1.160         15,545,185
                                                       1999      1.070          1.107         16,750,270
                                                       1998      1.033          1.070          9,244,927

PIMCO Variable Insurance Trust
  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.255          1.346         13,629,166
                                                       2006      1.226          1.255         14,816,298
                                                       2005      1.213          1.226         16,712,465
                                                       2004      1.173          1.213         18,497,713
                                                       2003      1.132          1.173         20,769,372
                                                       2002      1.053          1.132         20,028,983
                                                       2001      1.000          1.053          4,888,796

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      0.895          0.974            333,080
                                                       2006      0.817          0.895            268,334
                                                       2005      0.773          0.817            272,443
                                                       2004      0.728          0.773            306,260
                                                       2003      0.560          0.728            310,382
                                                       2002      0.806          0.560            299,898
                                                       2001      1.000          0.806            269,501

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.408          1.526                 --
                                                       2006      1.118          1.408          2,750,005
                                                       2005      1.011          1.118          2,117,519
                                                       2004      0.882          1.011          2,056,976
                                                       2003      0.696          0.882          1,956,203
                                                       2002      0.857          0.696          3,980,191
                                                       2001      1.000          0.857          1,555,346

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (9/00).............................................  2006      0.634          0.676                 --
                                                       2005      0.591          0.634          3,429,858
                                                       2004      0.563          0.591          4,221,518
                                                       2003      0.442          0.563          4,537,981
                                                       2002      0.588          0.442          5,204,466
                                                       2001      0.783          0.588          5,177,186
                                                       2000      1.000          0.783            980,787

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.504          1.604                 --
                                                       2005      1.520          1.504          8,835,146
                                                       2004      1.450          1.520         10,337,381
                                                       2003      1.165          1.450         10,925,597
                                                       2002      1.270          1.165         11,385,903
                                                       2001      1.299          1.270          9,680,620
                                                       2000      1.170          1.299          3,349,925
                                                       1999      1.000          1.170          1,137,997
                                                       1998      1.000          1.000            458,699

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      2.380          2.601                 --
                                                       2005      2.146          2.380          4,699,533
                                                       2004      1.869          2.146          5,287,543
                                                       2003      1.417          1.869          5,505,923
                                                       2002      1.677          1.417          5,642,651
                                                       2001      1.773          1.677          5,089,354
                                                       2000      1.541          1.773          3,629,362
                                                       1999      1.377          1.541          2,663,507
                                                       1998      1.195          1.377          1,425,770

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Equity Income Subaccount (5/97)..........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         19,336,704
                                                       2004      1.670          1.810         22,752,381
                                                       2003      1.291          1.670         24,652,637
                                                       2002      1.521          1.291         25,581,166
                                                       2001      1.652          1.521         27,130,603
                                                       2000      1.535          1.652         22,535,737
                                                       1999      1.484          1.535         19,892,863
                                                       1998      1.339          1.484         12,301,819

  Travelers Federated High Yield Subaccount (5/97)...  2006      1.480          1.519                 --
                                                       2005      1.464          1.480          8,626,242
                                                       2004      1.345          1.464          9,967,219
                                                       2003      1.114          1.345         11,222,864
                                                       2002      1.089          1.114         10,745,854
                                                       2001      1.084          1.089         10,746,070
                                                       2000      1.196          1.084         10,245,417
                                                       1999      1.177          1.196         10,237,038
                                                       1998      1.140          1.177          7,715,310

  Travelers Federated Stock Subaccount (5/97)........  2006      1.804          1.869                 --
                                                       2005      1.737          1.804          4,173,260
                                                       2004      1.593          1.737          5,117,199
                                                       2003      1.266          1.593          5,608,556
                                                       2002      1.592          1.266          5,995,963
                                                       2001      1.588          1.592          6,935,446
                                                       2000      1.552          1.588          7,399,547
                                                       1999      1.494          1.552          7,710,739
                                                       1998      1.285          1.494          4,599,587

  Travelers Large Cap Subaccount (6/97)..............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         14,843,563
                                                       2004      1.366          1.435         17,524,614
                                                       2003      1.111          1.366         19,563,576
                                                       2002      1.459          1.111         21,047,549
                                                       2001      1.790          1.459         24,478,964
                                                       2000      2.123          1.790         22,306,844
                                                       1999      1.665          2.123         15,562,311
                                                       1998      1.245          1.665          6,662,550

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.010          1.069                 --
                                                       2005      0.994          1.010         25,184,582
                                                       2004      0.883          0.994         14,951,676
                                                       2003      0.653          0.883         16,234,877
                                                       2002      1.295          0.653         17,198,804
                                                       2001      1.721          1.295         17,692,810
                                                       2000      1.595          1.721         10,884,619
                                                       1999      0.985          1.595          3,220,420
                                                       1998      1.000          0.985            696,846

  Travelers MFS(R) Total Return Subaccount (5/97)....  2006      1.792          1.851                 --
                                                       2005      1.765          1.792         34,709,362
                                                       2004      1.606          1.765         40,255,596
                                                       2003      1.397          1.606         42,355,172
                                                       2002      1.496          1.397         42,888,210
                                                       2001      1.517          1.496         38,437,801
                                                       2000      1.319          1.517         29,382,873
                                                       1999      1.303          1.319         27,173,225
                                                       1998      1.183          1.303         16,380,184

  Travelers Mondrian International Stock Subaccount
  (5/97).............................................  2006      1.245          1.431                 --
                                                       2005      1.153          1.245         10,978,822
                                                       2004      1.010          1.153         11,645,822
                                                       2003      0.796          1.010         12,049,553
                                                       2002      0.928          0.796         13,668,745
                                                       2001      1.275          0.928         15,755,872
                                                       2000      1.460          1.275         14,943,761
                                                       1999      1.216          1.460         10,264,070
                                                       1998      1.095          1.216          6,533,760

  Travelers Quality Bond Subaccount (5/97)...........  2006      1.412          1.400                 --
                                                       2005      1.409          1.412         23,917,150
                                                       2004      1.383          1.409         30,744,474
                                                       2003      1.311          1.383         36,575,985
                                                       2002      1.257          1.311         38,049,778
                                                       2001      1.190          1.257         30,037,629
                                                       2000      1.128          1.190         16,565,402
                                                       1999      1.131          1.128         13,396,194
                                                       1998      1.057          1.131          9,328,606

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Strategic Equity Subaccount (6/97).......  2006      1.412          1.474                 --
                                                       2005      1.403          1.412         16,374,889
                                                       2004      1.291          1.403         19,972,191
                                                       2003      0.988          1.291         22,746,591
                                                       2002      1.508          0.988         25,274,766
                                                       2001      1.765          1.508         31,918,323
                                                       2000      2.189          1.765         32,922,575
                                                       1999      1.679          2.189         25,024,627
                                                       1998      1.319          1.679         13,211,206

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.427          1.375          5,361,491
                                                       2006      1.247          1.427          6,312,254
                                                       2005      1.215          1.247          7,096,647
                                                       2004      1.049          1.215          6,571,850
                                                       2003      0.814          1.049          6,680,549
                                                       2002      1.024          0.814          6,548,811
                                                       2001      1.069          1.024          3,476,351

  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (12/00)........................................  2007      0.625          0.719          1,960,315
                                                       2006      0.618          0.625          2,147,740
                                                       2005      0.582          0.618          2,411,253
                                                       2004      0.553          0.582          2,665,643
                                                       2003      0.441          0.553          3,182,408
                                                       2002      0.664          0.441          3,785,426
                                                       2001      0.986          0.664          2,180,793






          PORTFOLIO ARCHITECT SELECT -- SEPARATE ACCOUNT CHARGES 1.60%



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.080          1.156                --
                                                       2006      1.000          1.080                --

  AIM V.I. Premier Equity Subaccount (Series I)
  (9/00).............................................  2006      0.689          0.724                --
                                                       2005      0.663          0.689                --
                                                       2004      0.637          0.663               904
                                                       2003      0.517          0.637               908
                                                       2002      0.754          0.517             1,313
                                                       2001      1.000          0.754                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      0.636          0.622                --
                                                       2005      0.563          0.636            21,061
                                                       2004      0.528          0.563            21,673
                                                       2003      0.435          0.528            24,603
                                                       2002      0.639          0.435            35,399
                                                       2001      1.000          0.639            31,971

Capital Appreciation Fund
  Capital Appreciation Fund (4/97)...................  2006      2.154          2.131                --
                                                       2005      1.851          2.154            29,855
                                                       2004      1.574          1.851            31,319
                                                       2003      1.280          1.574            37,316
                                                       2002      1.737          1.280            40,937
                                                       2001      1.000          1.737            53,852

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (6/98).............................................  2007      1.947          2.040                --
                                                       2006      1.493          1.947                --
                                                       2005      1.186          1.493                --
                                                       2004      0.964          1.186                --
                                                       2003      0.686          0.964             1,272
                                                       2002      0.788          0.686             1,211
                                                       2001      1.000          0.788                --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (6/98).............................................  2006      2.222          2.901                --
                                                       2005      2.107          2.222            13,680
                                                       2004      1.630          2.107            15,208
                                                       2003      1.235          1.630            27,316
                                                       2002      1.201          1.235            28,968
                                                       2001      1.000          1.201            26,587

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (5/98).....................................  2007      1.272          1.341                --
                                                       2006      1.110          1.272                --
                                                       2005      1.081          1.110                --
                                                       2004      1.045          1.081            37,696
                                                       2003      0.876          1.045            40,814
                                                       2002      1.069          0.876            46,073
                                                       2001      1.000          1.069            47,043

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (5/98).....................................  2007      1.313          1.149            16,547
                                                       2006      1.286          1.313            16,336
                                                       2005      1.235          1.286            16,137
                                                       2004      1.127          1.235            16,120
                                                       2003      0.869          1.127            12,414
                                                       2002      1.092          0.869            12,139
                                                       2001      1.000          1.092             2,257

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.273          1.470         1,237,544
                                                       2006      1.161          1.273         1,211,927
                                                       2005      1.011          1.161         1,099,324
                                                       2004      0.892          1.011           690,781
                                                       2003      0.707          0.892           228,413
                                                       2002      0.795          0.707           173,492
                                                       2001      1.000          0.795            67,791

  VIP Mid Cap Subaccount (Service Class 2) (12/00)...  2007      1.895          2.151           798,129
                                                       2006      1.713          1.895           816,373
                                                       2005      1.475          1.713           731,573
                                                       2004      1.202          1.475           514,700
                                                       2003      0.883          1.202            74,976
                                                       2002      0.998          0.883            99,631
                                                       2001      1.000          0.998             4,842

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.056          1.091                --
                                                       2005      0.997          1.056           255,617
                                                       2004      0.935          0.997           253,885
                                                       2003      0.836          0.935           258,345
                                                       2002      0.910          0.836           349,207
                                                       2001      1.000          0.910           334,095

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.041          1.247                --
                                                       2006      0.995          1.041                --
                                                       2005      0.900          0.995             2,595
                                                       2004      0.801          0.900             2,739
                                                       2003      0.645          0.801             9,514
                                                       2002      0.930          0.645             9,514
                                                       2001      1.000          0.930             9,514

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      0.400          0.480                --
                                                       2006      0.377          0.400                --
                                                       2005      0.344          0.377                --
                                                       2004      0.347          0.344                --
                                                       2003      0.241          0.347                --
                                                       2002      0.414          0.241                --
                                                       2001      1.000          0.414                --

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.671          0.722           103,059
                                                       2006      0.578          0.671           135,964
                                                       2005      0.557          0.578           147,388
                                                       2004      0.541          0.557           160,200
                                                       2003      0.444          0.541           175,769
                                                       2002      0.608          0.444           178,641
                                                       2001      1.000          0.608           259,969

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/01).............................................  2007      1.054          1.053           162,661
                                                       2006      0.985          1.054                --
                                                       2005      0.896          0.985                --
                                                       2004      0.828          0.896                --
                                                       2003      0.626          0.828                --
                                                       2002      0.944          0.626                --
                                                       2001      1.000          0.944             2,000

  LMPVET Appreciation Subaccount (Class I) (6/97)....  2007      1.641          1.751                --
                                                       2006      1.452          1.641                --
                                                       2005      1.415          1.452                --
                                                       2004      1.322          1.415                --
                                                       2003      1.078          1.322                --
                                                       2002      1.328          1.078                --
                                                       2001      1.000          1.328                --

  LMPVET Equity Index Subaccount (Class II) (6/99)...  2007      1.026          1.059             2,994
                                                       2006      0.905          1.026             2,997
                                                       2005      0.882          0.905            55,348
                                                       2004      0.813          0.882            57,471
                                                       2003      0.647          0.813            59,532
                                                       2002      0.847          0.647            59,536
                                                       2001      1.000          0.847            56,525

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Fundamental Value Subaccount (Class I)
  (5/98).............................................  2007      1.694          1.688           193,076
                                                       2006      1.474          1.694                --
                                                       2005      1.429          1.474                --
                                                       2004      1.342          1.429                --
                                                       2003      0.984          1.342                --
                                                       2002      1.270          0.984                --
                                                       2001      1.000          1.270                --

  LMPVET Investors Subaccount (Class I) (6/98).......  2007      1.588          1.623           248,423
                                                       2006      1.364          1.588           253,203
                                                       2005      1.301          1.364           283,213
                                                       2004      1.198          1.301           327,409
                                                       2003      0.920          1.198           333,678
                                                       2002      1.214          0.920           340,212
                                                       2001      1.000          1.214           197,379

  LMPVET Large Cap Growth Subaccount (Class I)
  (5/01).............................................  2007      1.026          1.063            32,952
                                                       2006      0.997          1.026                --
                                                       2005      0.962          0.997                --
                                                       2004      0.975          0.962                --
                                                       2003      0.671          0.975                --
                                                       2002      0.906          0.671                --
                                                       2001      1.000          0.906                --

Legg Mason Partners Variable Income Trust
  LMPVIT Diversified Srategic Income Subaccount
  (6/97).............................................  2007      1.417          1.422                --
                                                       2006      1.367          1.417                --
                                                       2005      1.354          1.367                --
                                                       2004      1.289          1.354                --
                                                       2003      1.172          1.289                --
                                                       2002      1.136          1.172                --
                                                       2001      1.000          1.136                --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (10/98)........  2007      1.955          2.051                --
                                                       2006      1.682          1.955           153,954
                                                       2005      1.642          1.682           158,785
                                                       2004      1.541          1.642           208,469
                                                       2003      1.126          1.541           166,575
                                                       2002      1.527          1.126           164,831
                                                       2001      1.000          1.527           133,745

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      2.451          2.559             1,523
                                                       2006      2.574          2.451             1,490

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.585          1.603            25,304
                                                       2006      1.503          1.585            30,954

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.561          1.523                --
                                                       2006      1.416          1.561                --

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      2.185          2.805            18,612
                                                       2006      2.131          2.185            22,885

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.664          1.750            12,230
                                                       2006      1.588          1.664            13,256

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.078          1.103            61,343
                                                       2006      1.001          1.078            14,782

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      0.661          0.728           112,265
                                                       2006      0.669          0.661           151,277

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.027          2.554            30,284

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.499          1.575           287,206

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.220          1.023           368,896
                                                       2006      1.003          1.220           431,019

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.033          1.224             5,139
                                                       2006      1.058          1.033             5,017

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.440          1.506            22,950
                                                       2006      1.386          1.440            21,924

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.218          1.259           455,000
                                                       2006      1.191          1.218           464,414

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.145          1.084                --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.591          1.628           135,520
                                                       2006      1.570          1.591           142,060

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.990          2.039           166,886
                                                       2006      1.940          1.990           190,094

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.958          2.008           881,679
                                                       2006      1.832          1.958           902,238

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.069          1.148            10,742
                                                       2006      0.998          1.069            10,762

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Money Market Portfolio
  Money Market Subaccount (7/97).....................  2006      1.180          1.191                --
                                                       2005      1.166          1.180             2,718
                                                       2004      1.173          1.166             2,721
                                                       2003      1.182          1.173             6,947
                                                       2002      1.185          1.182                --
                                                       2001      1.000          1.185                --

PIMCO Variable Insurance Trust
  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.241          1.328             1,820
                                                       2006      1.214          1.241            17,344
                                                       2005      1.204          1.214            17,346
                                                       2004      1.167          1.204            17,348
                                                       2003      1.129          1.167             4,633
                                                       2002      1.051          1.129             3,948
                                                       2001      1.000          1.051           289,359

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      0.885          0.961                --
                                                       2006      0.810          0.885                --
                                                       2005      0.767          0.810                --
                                                       2004      0.725          0.767                --
                                                       2003      0.558          0.725                --
                                                       2002      0.805          0.558                --
                                                       2001      1.000          0.805                --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.392          1.507                --
                                                       2006      1.108          1.392             2,729
                                                       2005      1.003          1.108             2,729
                                                       2004      0.877          1.003             2,729
                                                       2003      0.694          0.877             2,729
                                                       2002      0.856          0.694                --
                                                       2001      1.000          0.856                --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (9/00).............................................  2006      0.628          0.669                --
                                                       2005      0.587          0.628           132,550
                                                       2004      0.560          0.587            30,876
                                                       2003      0.440          0.560                --
                                                       2002      0.587          0.440                --
                                                       2001      1.000          0.587                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.490          1.588                --
                                                       2005      1.509          1.490            19,671
                                                       2004      1.442          1.509            22,919
                                                       2003      1.161          1.442            29,525
                                                       2002      1.268          1.161            28,571
                                                       2001      1.000          1.268            25,172

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      2.357          2.574                --
                                                       2005      2.130          2.357             2,435
                                                       2004      1.859          2.130             2,610
                                                       2003      1.412          1.859            12,035
                                                       2002      1.675          1.412            12,327
                                                       2001      1.000          1.675            11,704

  Travelers Equity Income Subaccount (5/97)..........  2006      1.847          1.940                --
                                                       2005      1.796          1.847           196,100
                                                       2004      1.661          1.796           109,068
                                                       2003      1.287          1.661            74,811
                                                       2002      1.519          1.287            64,328
                                                       2001      1.000          1.519            89,211

  Travelers Federated High Yield Subaccount (5/97)...  2006      1.466          1.503                --
                                                       2005      1.453          1.466            53,248
                                                       2004      1.337          1.453            56,020
                                                       2003      1.110          1.337            32,777
                                                       2002      1.088          1.110            19,150
                                                       2001      1.000          1.088            19,686

  Travelers Federated Stock Subaccount (5/97)........  2006      1.787          1.850                --
                                                       2005      1.724          1.787             1,588
                                                       2004      1.585          1.724             1,590
                                                       2003      1.262          1.585             1,592
                                                       2002      1.589          1.262                --
                                                       2001      1.000          1.589                --

  Travelers Large Cap Subaccount (6/97)..............  2006      1.523          1.570                --
                                                       2005      1.424          1.523           151,394
                                                       2004      1.358          1.424           121,374
                                                       2003      1.107          1.358           108,069
                                                       2002      1.457          1.107           108,235
                                                       2001      1.000          1.457           138,251

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.000          1.058                --
                                                       2005      0.986          1.000             5,030
                                                       2004      0.878          0.986             4,998
                                                       2003      0.651          0.878             2,891
                                                       2002      1.293          0.651             4,108
                                                       2001      1.000          1.293             3,615

  Travelers MFS(R) Total Return Subaccount (5/97)....  2006      1.775          1.832                --
                                                       2005      1.752          1.775           380,398
                                                       2004      1.597          1.752           258,177
                                                       2003      1.392          1.597            65,016
                                                       2002      1.493          1.392            46,137
                                                       2001      1.000          1.493           139,865

  Travelers Mondrian International Stock Subaccount
  (5/97).............................................  2006      1.233          1.416                --
                                                       2005      1.144          1.233             1,181
                                                       2004      1.004          1.144             1,184
                                                       2003      0.793          1.004             1,258
                                                       2002      0.926          0.793             1,301
                                                       2001      1.000          0.926                --

  Travelers Quality Bond Subaccount (5/97)...........  2006      1.399          1.386                --
                                                       2005      1.398          1.399            52,713
                                                       2004      1.376          1.398            53,614
                                                       2003      1.306          1.376            72,206
                                                       2002      1.255          1.306            89,378
                                                       2001      1.000          1.255            34,750

  Travelers Strategic Equity Subaccount (6/97).......  2006      1.399          1.459                --
                                                       2005      1.393          1.399             2,369
                                                       2004      1.284          1.393             2,371
                                                       2003      0.984          1.284             2,373
                                                       2002      1.506          0.984                --
                                                       2001      1.000          1.506                --

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.411          1.356         1,251,276
                                                       2006      1.235          1.411         1,358,078
                                                       2005      1.206          1.235         1,538,394
                                                       2004      1.043          1.206         1,249,226
                                                       2003      0.811          1.043           523,532
                                                       2002      1.023          0.811           511,591
                                                       2001      1.000          1.023           554,533

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (12/00)........................................  2007      0.618          0.709           531,748
                                                       2006      0.612          0.618           543,468
                                                       2005      0.578          0.612           585,109
                                                       2004      0.550          0.578           526,243
                                                       2003      0.440          0.550           240,400
                                                       2002      0.663          0.440           204,548
                                                       2001      1.000          0.663           196,322






* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.


The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.


Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.



Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.





Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.


Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Funds-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Funds-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, AllianceBernstein Variable Products Series Fund, Inc.-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Delaware VIP Trust-Delaware VIP REIT Series was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Balanced Portfolio was replaced by Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Money Market Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.


Effective on or about 05/01/2006, The Travelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-Met/AIM Capital Appreciation Portfolio and is no longer available as a funding option.


Effective on or about 05/01/2006, The Travelers Series Trust-Convertible Securities Portfolio merged into Met Investors Series Trust-Lord Abbett Bond Debenture Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated Stock Portfolio merged into Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Quality Bond Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.


Effective on or about 04/30/2007, AIM Variable Insurance Funds-AIM V.I. Core Equity Fund was replaced by Metropolitan Series Fund, Inc.-Capital Guardian U.S. Equity Portfolio and is no longer available as a funding option.



Effective on or about 04/30/2007, Credit Suisse Trust-Credit Suisse Trust Emerging Markets Portfolio was replaced by Met Investors Series Trust-MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.



Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.



Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT International Equity Fund was replaced by Met Investors Series Trust-MFS(R) Research International Portfolio and is no longer available as a funding option.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX B

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION




              FOR METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)



The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.



          PORTFOLIO ARCHITECT SELECT -- SEPARATE ACCOUNT CHARGES 1.40%



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.081          1.159                 --
                                                       2006      1.000          1.081          1,916,038

  AIM V.I. Premier Equity Subaccount (Series I)
  (10/00)............................................  2006      0.696          0.731                 --
                                                       2005      0.668          0.696          2,974,765
                                                       2004      0.640          0.668          3,612,300
                                                       2003      0.519          0.640          4,493,863
                                                       2002      0.755          0.519          4,949,369
                                                       2001      0.875          0.755          3,727,475
                                                       2000      1.000          0.875            391,818

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      0.642          0.629                 --
                                                       2005      0.567          0.642          9,939,928
                                                       2004      0.531          0.567         12,239,636
                                                       2003      0.436          0.531         14,926,739
                                                       2002      0.640          0.436         17,729,828
                                                       2001      0.786          0.640         18,982,017
                                                       2000      1.000          0.786         13,647,974

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      2.174          2.153                 --
                                                       2005      1.865          2.174         26,239,910
                                                       2004      1.583          1.865         30,543,833
                                                       2003      1.285          1.583         36,644,254
                                                       2002      1.739          1.285         42,632,320
                                                       2001      2.387          1.739         53,418,968
                                                       2000      3.098          2.387         61,812,417
                                                       1999      2.046          3.098         46,942,401
                                                       1998      1.283          2.046         23,010,432

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      1.970          2.065                 --
                                                       2006      1.507          1.970          2,883,940
                                                       2005      1.195          1.507          3,989,820
                                                       2004      0.970          1.195          4,140,741
                                                       2003      0.688          0.970          4,224,247
                                                       2002      0.789          0.688          4,787,661
                                                       2001      0.886          0.789          4,624,645
                                                       2000      1.313          0.886          4,854,365
                                                       1999      0.734          1.313          2,521,807
                                                       1998      1.000          0.734            780,839

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      2.244          2.934                 --
                                                       2005      2.123          2.244          3,700,875
                                                       2004      1.639          2.123          4,313,846
                                                       2003      1.240          1.639          4,738,305
                                                       2002      1.203          1.240          4,376,831
                                                       2001      1.121          1.203          2,866,778
                                                       2000      0.866          1.121          2,273,183
                                                       1999      0.901          0.866          1,280,359
                                                       1998      1.000          0.901            632,612

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.287          1.360          4,259,580
                                                       2006      1.121          1.287          5,422,276
                                                       2005      1.089          1.121          6,601,579
                                                       2004      1.051          1.089          7,863,571
                                                       2003      0.880          1.051          9,516,917
                                                       2002      1.071          0.880         10,611,490
                                                       2001      1.198          1.071         11,636,949
                                                       2000      1.223          1.198         12,271,080
                                                       1999      1.112          1.223         10,488,399
                                                       1998      1.000          1.112          2,833,960

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.328          1.165          9,427,916
                                                       2006      1.298          1.328         11,789,369
                                                       2005      1.244          1.298         14,545,290
                                                       2004      1.133          1.244         16,707,910
                                                       2003      0.872          1.133         19,034,774
                                                       2002      1.094          0.872         19,868,161
                                                       2001      1.182          1.094         19,065,688
                                                       2000      1.058          1.182         13,636,390
                                                       1999      0.871          1.058          7,815,322
                                                       1998      1.000          0.871          3,051,249

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         13,754,593
                                                       2006      1.172          1.288         15,492,664
                                                       2005      1.019          1.172         14,943,854
                                                       2004      0.897          1.019         13,917,723
                                                       2003      0.710          0.897         12,297,582
                                                       2002      0.796          0.710         10,767,860
                                                       2001      1.050          0.796          8,215,904

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.917          2.180          5,870,755
                                                       2006      1.729          1.917          6,767,359
                                                       2005      1.486          1.729          7,176,700
                                                       2004      1.209          1.486          6,512,470
                                                       2003      0.887          1.209          5,739,048
                                                       2002      0.999          0.887          4,832,433
                                                       2001      1.050          0.999          1,308,941

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         12,042,861
                                                       2004      0.941          1.004         13,862,916
                                                       2003      0.839          0.941         15,303,712
                                                       2002      0.911          0.839         15,615,585
                                                       2001      0.972          0.911         12,635,819
                                                       2000      1.000          0.972          5,246,201

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.053          1.264          1,298,775
                                                       2006      1.004          1.053          1,528,686
                                                       2005      0.907          1.004          1,704,134
                                                       2004      0.805          0.907          2,091,607
                                                       2003      0.647          0.805          2,239,125
                                                       2002      0.931          0.647          2,609,664
                                                       2001      1.135          0.931          3,200,999
                                                       2000      1.000          1.135          2,447,663

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      0.405          0.486          3,908,127
                                                       2006      0.381          0.405          4,395,664
                                                       2005      0.346          0.381          5,033,907
                                                       2004      0.349          0.346          6,578,130
                                                       2003      0.242          0.349          7,245,233
                                                       2002      0.415          0.242          7,815,420
                                                       2001      0.672          0.415          9,044,726
                                                       2000      1.000          0.672          7,604,465

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.679          0.732         10,856,564
                                                       2006      0.584          0.679         11,950,925
                                                       2005      0.561          0.584         13,400,923
                                                       2004      0.544          0.561         16,410,151
                                                       2003      0.446          0.544         19,761,719
                                                       2002      0.609          0.446         22,039,418
                                                       2001      0.798          0.609         22,841,930
                                                       2000      1.000          0.798         13,421,744

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/01).............................................  2007      1.066          1.067          9,955,538
                                                       2006      0.994          1.066         11,637,182
                                                       2005      0.903          0.994         13,541,443
                                                       2004      0.833          0.903         15,485,990
                                                       2003      0.628          0.833         16,612,602
                                                       2002      0.945          0.628         14,029,960
                                                       2001      1.000          0.945          6,698,010

  LMPVET Appreciation Subaccount (Class I) (6/97)....  2007      1.660          1.775         12,013,645
                                                       2006      1.466          1.660         14,869,892
                                                       2005      1.426          1.466         18,677,562
                                                       2004      1.329          1.426         22,475,470
                                                       2003      1.082          1.329         24,491,554
                                                       2002      1.330          1.082         25,634,852
                                                       2001      1.405          1.330         26,819,131
                                                       2000      1.431          1.405         26,294,804
                                                       1999      1.283          1.431         24,225,208
                                                       1998      1.092          1.283         16,532,767

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.038          1.073          8,161,756
                                                       2006      0.914          1.038         10,983,568
                                                       2005      0.889          0.914         12,831,498
                                                       2004      0.818          0.889         15,207,948
                                                       2003      0.649          0.818         17,162,302
                                                       2002      0.848          0.649         16,724,050
                                                       2001      0.982          0.848         16,104,947
                                                       2000      1.098          0.982         10,807,508
                                                       1999      1.000          1.098          3,460,443

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Fundamental Value Subaccount (Class I)
  (5/98).............................................  2007      1.714          1.711         21,567,165
                                                       2006      1.488          1.714         14,558,008
                                                       2005      1.440          1.488         17,545,007
                                                       2004      1.350          1.440         20,539,275
                                                       2003      0.987          1.350         21,769,927
                                                       2002      1.272          0.987         22,295,734
                                                       2001      1.362          1.272         18,253,433
                                                       2000      1.146          1.362          8,558,759
                                                       1999      0.953          1.146          4,963,010
                                                       1998      1.000          0.953          1,281,704

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.606          1.645          9,133,487
                                                       2006      1.377          1.606         11,310,649
                                                       2005      1.311          1.377         14,063,167
                                                       2004      1.204          1.311         16,356,631
                                                       2003      0.923          1.204         18,163,714
                                                       2002      1.216          0.923         19,758,109
                                                       2001      1.287          1.216         19,646,073
                                                       2000      1.132          1.287         12,889,045
                                                       1999      1.029          1.132          8,670,638
                                                       1998      1.000          1.029          3,232,444

  LMPVET Large Cap Growth Subaccount (Class I)
  (5/01).............................................  2007      1.038          1.077          3,986,210
                                                       2006      1.006          1.038          4,038,530
                                                       2005      0.970          1.006          4,746,576
                                                       2004      0.980          0.970          5,371,235
                                                       2003      0.673          0.980          5,913,451
                                                       2002      0.908          0.673          2,882,803
                                                       2001      1.000          0.908            928,528

Legg Mason Partners Variable Income Trust
  LMPVIT Diversified Srategic Income Subaccount
  (6/97).............................................  2007      1.434          1.442          7,369,815
                                                       2006      1.380          1.434          9,257,545
                                                       2005      1.364          1.380         11,553,739
                                                       2004      1.296          1.364         14,607,172
                                                       2003      1.176          1.296         17,617,282
                                                       2002      1.138          1.176         20,071,954
                                                       2001      1.118          1.138         24,186,665
                                                       2000      1.103          1.118         24,931,049
                                                       1999      1.100          1.103         28,198,595
                                                       1998      1.048          1.100         24,838,532

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977         10,269,420
                                                       2005      1.655          1.698         12,540,421
                                                       2004      1.549          1.655         14,334,230
                                                       2003      1.130          1.549         14,439,056
                                                       2002      1.529          1.130         14,322,306
                                                       2001      1.522          1.529         12,398,140

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      2.480          2.593          3,428,819
                                                       2006      2.601          2.480          4,574,044

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.603          1.624          7,186,098
                                                       2006      1.519          1.603          8,707,327

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.579          1.543         12,287,835
                                                       2006      1.431          1.579         15,316,114

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      2.210          2.843         16,745,022
                                                       2006      2.153          2.210         21,260,353

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.684          1.774          5,811,112
                                                       2006      1.604          1.684          7,261,473

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.079          1.106          9,116,969
                                                       2006      1.001          1.079         11,316,802

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      0.668          0.737          1,502,502
                                                       2006      0.676          0.668          2,250,203

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          3,935,993

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.518          1.596          2,513,032

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          9,714,512
                                                       2006      1.003          1.222         13,183,586

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.045          1.241         17,242,837
                                                       2006      1.069          1.045         21,925,713

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.456          1.526         13,002,760
                                                       2006      1.400          1.456         16,208,285

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         18,367,722
                                                       2006      1.203          1.232         19,072,650

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.147          1.087          1,758,513

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         24,381,838
                                                       2006      1.586          1.610         31,641,936

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         13,545,075
                                                       2006      1.960          2.014         18,174,254

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         32,422,690
                                                       2006      1.851          1.981         40,939,825

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.070          1.152          4,813,250
                                                       2006      0.998          1.070          5,714,894

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      1.192          1.203                 --
                                                       2005      1.175          1.192         14,747,554
                                                       2004      1.179          1.175         17,581,926
                                                       2003      1.187          1.179         25,972,691
                                                       2002      1.187          1.187         50,704,937
                                                       2001      1.160          1.187         58,256,805
                                                       2000      1.107          1.160         34,878,359
                                                       1999      1.070          1.107         37,736,754
                                                       1998      1.033          1.070         16,762,447

PIMCO Variable Insurance Trust
  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.255          1.346         10,982,304
                                                       2006      1.226          1.255         13,390,242
                                                       2005      1.213          1.226         16,153,210
                                                       2004      1.173          1.213         17,085,956
                                                       2003      1.132          1.173         20,011,288
                                                       2002      1.053          1.132         23,164,168
                                                       2001      1.000          1.053          5,336,214

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      0.895          0.974            168,790
                                                       2006      0.817          0.895            186,353
                                                       2005      0.773          0.817            308,563
                                                       2004      0.728          0.773            376,752
                                                       2003      0.560          0.728            449,770
                                                       2002      0.806          0.560            392,679
                                                       2001      1.000          0.806            154,441

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.408          1.526                 --
                                                       2006      1.118          1.408          2,592,546
                                                       2005      1.011          1.118          1,945,112
                                                       2004      0.882          1.011          1,744,100
                                                       2003      0.696          0.882          2,150,730
                                                       2002      0.857          0.696          2,571,497
                                                       2001      1.000          0.857            999,717

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      0.634          0.676                 --
                                                       2005      0.591          0.634          2,770,233
                                                       2004      0.563          0.591          2,955,522
                                                       2003      0.442          0.563          3,054,095
                                                       2002      0.588          0.442          2,972,707
                                                       2001      0.783          0.588          2,101,669
                                                       2000      1.000          0.783            755,807

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.504          1.604                 --
                                                       2005      1.520          1.504          8,757,633
                                                       2004      1.450          1.520         10,573,736
                                                       2003      1.165          1.450         10,930,899
                                                       2002      1.270          1.165         12,056,558
                                                       2001      1.299          1.270         12,986,021
                                                       2000      1.170          1.299          7,553,759
                                                       1999      1.000          1.170          2,431,429
                                                       1998      1.000          1.000            414,907

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      2.380          2.601                 --
                                                       2005      2.146          2.380          5,986,220
                                                       2004      1.869          2.146          7,389,340
                                                       2003      1.417          1.869          8,080,624
                                                       2002      1.677          1.417          8,864,245
                                                       2001      1.773          1.677          8,489,614
                                                       2000      1.541          1.773          8,454,275
                                                       1999      1.377          1.541          6,716,626
                                                       1998      1.195          1.377          5,142,990

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Equity Income Subaccount (12/96).........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         23,418,224
                                                       2004      1.670          1.810         28,399,295
                                                       2003      1.291          1.670         31,475,807
                                                       2002      1.521          1.291         34,045,455
                                                       2001      1.652          1.521         37,812,927
                                                       2000      1.535          1.652         37,849,058
                                                       1999      1.484          1.535         35,687,217
                                                       1998      1.339          1.484         25,733,333

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.480          1.519                 --
                                                       2005      1.464          1.480         11,404,495
                                                       2004      1.345          1.464         14,387,685
                                                       2003      1.114          1.345         17,386,355
                                                       2002      1.089          1.114         17,451,078
                                                       2001      1.084          1.089         18,647,220
                                                       2000      1.196          1.084         19,736,049
                                                       1999      1.177          1.196         22,260,856
                                                       1998      1.140          1.177         18,811,555

  Travelers Federated Stock Subaccount (1/97)........  2006      1.804          1.869                 --
                                                       2005      1.737          1.804          6,419,270
                                                       2004      1.593          1.737          8,023,109
                                                       2003      1.266          1.593          9,198,349
                                                       2002      1.592          1.266         10,773,188
                                                       2001      1.588          1.592         12,221,263
                                                       2000      1.552          1.588         13,157,332
                                                       1999      1.494          1.552         14,406,177
                                                       1998      1.285          1.494         11,892,034

  Travelers Large Cap Subaccount (12/96).............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         16,715,712
                                                       2004      1.366          1.435         20,122,965
                                                       2003      1.111          1.366         23,324,386
                                                       2002      1.459          1.111         27,040,871
                                                       2001      1.790          1.459         31,933,410
                                                       2000      2.123          1.790         34,231,282
                                                       1999      1.665          2.123         28,051,763
                                                       1998      1.245          1.665         15,040,703

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.010          1.069                 --
                                                       2005      0.994          1.010         27,403,205
                                                       2004      0.883          0.994         12,380,637
                                                       2003      0.653          0.883         14,200,226
                                                       2002      1.295          0.653         14,799,098
                                                       2001      1.721          1.295         16,854,809
                                                       2000      1.595          1.721         14,558,647
                                                       1999      0.985          1.595          4,760,902
                                                       1998      1.000          0.985            965,761

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.792          1.851                 --
                                                       2005      1.765          1.792         42,204,461
                                                       2004      1.606          1.765         47,789,684
                                                       2003      1.397          1.606         53,094,881
                                                       2002      1.496          1.397         56,762,863
                                                       2001      1.517          1.496         58,954,968
                                                       2000      1.319          1.517         53,326,538
                                                       1999      1.303          1.319         54,290,552
                                                       1998      1.183          1.303         42,017,841

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.245          1.431                 --
                                                       2005      1.153          1.245         17,891,801
                                                       2004      1.010          1.153         20,542,498
                                                       2003      0.796          1.010         22,629,357
                                                       2002      0.928          0.796         26,634,479
                                                       2001      1.275          0.928         31,145,128
                                                       2000      1.460          1.275         30,394,514
                                                       1999      1.216          1.460         25,226,349
                                                       1998      1.095          1.216         17,270,810

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.412          1.400                 --
                                                       2005      1.409          1.412         20,273,723
                                                       2004      1.383          1.409         23,570,906
                                                       2003      1.311          1.383         28,033,537
                                                       2002      1.257          1.311         32,768,047
                                                       2001      1.190          1.257         35,205,769
                                                       2000      1.128          1.190         26,960,877
                                                       1999      1.131          1.128         26,069,226
                                                       1998      1.057          1.131         15,435,236

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.412          1.474                 --
                                                       2005      1.403          1.412         24,707,241
                                                       2004      1.291          1.403         29,314,349
                                                       2003      0.988          1.291         34,083,675
                                                       2002      1.508          0.988         39,829,841
                                                       2001      1.765          1.508         49,964,273
                                                       2000      2.189          1.765         55,775,319
                                                       1999      1.679          2.189         47,167,905
                                                       1998      1.319          1.679         31,011,054

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.427          1.375         10,798,511
                                                       2006      1.247          1.427         12,345,440
                                                       2005      1.215          1.247         13,425,577
                                                       2004      1.049          1.215         13,686,038
                                                       2003      0.814          1.049         13,579,574
                                                       2002      1.024          0.814         13,051,055
                                                       2001      1.069          1.024          8,766,086

  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (12/00)........................................  2007      0.625          0.719          3,770,467
                                                       2006      0.618          0.625          4,177,532
                                                       2005      0.582          0.618          4,942,343
                                                       2004      0.553          0.582          5,149,205
                                                       2003      0.441          0.553          5,527,661
                                                       2002      0.664          0.441          6,091,660
                                                       2001      0.986          0.664          4,736,674






          PORTFOLIO ARCHITECT SELECT -- SEPARATE ACCOUNT CHARGES 1.60%



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.080          1.156                --
                                                       2006      1.000          1.080            96,813

  AIM V.I. Premier Equity Subaccount (Series I)
  (10/00)............................................  2006      0.689          0.724                --
                                                       2005      0.663          0.689           153,812
                                                       2004      0.637          0.663           157,758
                                                       2003      0.517          0.637           372,497
                                                       2002      0.754          0.517           357,964
                                                       2001      1.000          0.754           241,521

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      0.636          0.622                --
                                                       2005      0.563          0.636           339,022
                                                       2004      0.528          0.563           343,123
                                                       2003      0.435          0.528           503,143
                                                       2002      0.639          0.435           661,958
                                                       2001      1.000          0.639           324,584

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      2.154          2.131                --
                                                       2005      1.851          2.154           176,886
                                                       2004      1.574          1.851           196,986
                                                       2003      1.280          1.574           255,779
                                                       2002      1.737          1.280           270,019
                                                       2001      1.000          1.737           336,154

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      1.947          2.040                --
                                                       2006      1.493          1.947            29,503
                                                       2005      1.186          1.493            29,503
                                                       2004      0.964          1.186            20,143
                                                       2003      0.686          0.964            23,822
                                                       2002      0.788          0.686            22,508
                                                       2001      1.000          0.788            20,143

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      2.222          2.901                --
                                                       2005      2.107          2.222            93,753
                                                       2004      1.630          2.107           126,020
                                                       2003      1.235          1.630           161,641
                                                       2002      1.201          1.235           140,640
                                                       2001      1.000          1.201            50,526

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.272          1.341            51,816
                                                       2006      1.110          1.272            86,919
                                                       2005      1.081          1.110            94,383
                                                       2004      1.045          1.081           259,373
                                                       2003      0.876          1.045           381,457
                                                       2002      1.069          0.876           371,768
                                                       2001      1.000          1.069           336,104

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.313          1.149           160,090
                                                       2006      1.286          1.313           221,131
                                                       2005      1.235          1.286           224,827
                                                       2004      1.127          1.235           348,659
                                                       2003      0.869          1.127           381,440
                                                       2002      1.092          0.869           379,872
                                                       2001      1.000          1.092            96,701

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.273          1.470         2,971,301
                                                       2006      1.161          1.273         3,168,966
                                                       2005      1.011          1.161         4,280,283
                                                       2004      0.892          1.011         3,647,076
                                                       2003      0.707          0.892         2,833,494
                                                       2002      0.795          0.707         1,448,191
                                                       2001      1.000          0.795           812,432

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.895          2.151         1,078,732
                                                       2006      1.713          1.895         1,131,448
                                                       2005      1.475          1.713         1,536,520
                                                       2004      1.202          1.475         1,257,903
                                                       2003      0.883          1.202         1,033,765
                                                       2002      0.998          0.883           645,680
                                                       2001      1.000          0.998           422,120

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.056          1.091                --
                                                       2005      0.997          1.056         1,560,916
                                                       2004      0.935          0.997         1,878,827
                                                       2003      0.836          0.935         1,994,391
                                                       2002      0.910          0.836         1,889,750
                                                       2001      1.000          0.910         1,393,717

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.041          1.247            29,031
                                                       2006      0.995          1.041            29,661
                                                       2005      0.900          0.995            40,175
                                                       2004      0.801          0.900            41,391
                                                       2003      0.645          0.801           121,635
                                                       2002      0.930          0.645           146,706
                                                       2001      1.000          0.930            95,078

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      0.400          0.480            47,947
                                                       2006      0.377          0.400           123,023
                                                       2005      0.344          0.377           138,574
                                                       2004      0.347          0.344           138,753
                                                       2003      0.241          0.347           381,740
                                                       2002      0.414          0.241           387,276
                                                       2001      1.000          0.414           175,237

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.671          0.722         1,046,799
                                                       2006      0.578          0.671         1,120,478
                                                       2005      0.557          0.578         1,804,628
                                                       2004      0.541          0.557         1,998,456
                                                       2003      0.444          0.541         2,077,643
                                                       2002      0.608          0.444         2,427,740
                                                       2001      1.000          0.608         2,406,047

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/01).............................................  2007      1.054          1.053           668,182
                                                       2006      0.985          1.054           725,381
                                                       2005      0.896          0.985           978,542
                                                       2004      0.828          0.896         1,146,029
                                                       2003      0.626          0.828         1,190,396
                                                       2002      0.944          0.626         1,079,754
                                                       2001      1.000          0.944           149,550

  LMPVET Appreciation Subaccount (Class I) (6/97)....  2007      1.641          1.751           114,593
                                                       2006      1.452          1.641           121,602
                                                       2005      1.415          1.452           279,998
                                                       2004      1.322          1.415           297,701
                                                       2003      1.078          1.322           358,622
                                                       2002      1.328          1.078           342,651
                                                       2001      1.000          1.328            73,102

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.026          1.059           266,883
                                                       2006      0.905          1.026           288,843
                                                       2005      0.882          0.905           493,510
                                                       2004      0.813          0.882           534,259
                                                       2003      0.647          0.813           524,644
                                                       2002      0.847          0.647           503,511
                                                       2001      1.000          0.847           422,599

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Fundamental Value Subaccount (Class I)
  (5/98).............................................  2007      1.694          1.688         1,784,434
                                                       2006      1.474          1.694           718,273
                                                       2005      1.429          1.474           747,950
                                                       2004      1.342          1.429           807,115
                                                       2003      0.984          1.342           872,760
                                                       2002      1.270          0.984           792,140
                                                       2001      1.000          1.270           230,090

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.588          1.623           604,868
                                                       2006      1.364          1.588           743,030
                                                       2005      1.301          1.364           841,876
                                                       2004      1.198          1.301         1,246,041
                                                       2003      0.920          1.198         1,357,363
                                                       2002      1.214          0.920         1,382,902
                                                       2001      1.000          1.214         1,037,329

  LMPVET Large Cap Growth Subaccount (Class I)
  (5/01).............................................  2007      1.026          1.063           229,793
                                                       2006      0.997          1.026            72,185
                                                       2005      0.962          0.997            67,385
                                                       2004      0.975          0.962            70,016
                                                       2003      0.671          0.975            65,037
                                                       2002      0.906          0.671            42,977
                                                       2001      1.000          0.906            11,243

Legg Mason Partners Variable Income Trust
  LMPVIT Diversified Srategic Income Subaccount
  (6/97).............................................  2007      1.417          1.422                --
                                                       2006      1.367          1.417                --
                                                       2005      1.354          1.367                --
                                                       2004      1.289          1.354                --
                                                       2003      1.172          1.289                --
                                                       2002      1.136          1.172             6,840
                                                       2001      1.000          1.136             6,846

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.955          2.051                --
                                                       2006      1.682          1.955         1,236,619
                                                       2005      1.642          1.682         1,517,564
                                                       2004      1.541          1.642         1,977,712
                                                       2003      1.126          1.541         1,992,931
                                                       2002      1.527          1.126         1,870,724
                                                       2001      1.000          1.527         1,558,759

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      2.451          2.559           138,393
                                                       2006      2.574          2.451           154,419

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.585          1.603           219,627
                                                       2006      1.503          1.585           239,636

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.561          1.523           129,634
                                                       2006      1.416          1.561           160,094

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      2.185          2.805           141,640
                                                       2006      2.131          2.185           175,808

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.664          1.750           116,805
                                                       2006      1.588          1.664           206,702

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.078          1.103           182,632
                                                       2006      1.001          1.078            97,510

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      0.661          0.728            53,588
                                                       2006      0.669          0.661            53,690

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.027          2.554           786,963

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.499          1.575           362,762

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.220          1.023         2,080,012
                                                       2006      1.003          1.220         2,222,572

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.033          1.224           228,167
                                                       2006      1.058          1.033           240,320

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.440          1.506           311,280
                                                       2006      1.386          1.440           321,845

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.218          1.259         3,657,663
                                                       2006      1.191          1.218         3,297,733

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.145          1.084           103,546

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.591          1.628         1,264,246
                                                       2006      1.570          1.591         1,301,050

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.990          2.039         1,565,918
                                                       2006      1.940          1.990         1,766,122

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.958          2.008         1,666,166
                                                       2006      1.832          1.958         1,947,944

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.069          1.148           109,264
                                                       2006      0.998          1.069           223,533

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      1.180          1.191                --
                                                       2005      1.166          1.180           354,503
                                                       2004      1.173          1.166           355,009
                                                       2003      1.182          1.173           436,377
                                                       2002      1.185          1.182           496,277
                                                       2001      1.000          1.185           360,510

PIMCO Variable Insurance Trust
  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.241          1.328           258,626
                                                       2006      1.214          1.241           284,273
                                                       2005      1.204          1.214           375,687
                                                       2004      1.167          1.204           465,728
                                                       2003      1.129          1.167           524,472
                                                       2002      1.051          1.129           604,082
                                                       2001      1.000          1.051           103,986

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      0.885          0.961             8,919
                                                       2006      0.810          0.885             5,841
                                                       2005      0.767          0.810             5,850
                                                       2004      0.725          0.767             5,858
                                                       2003      0.558          0.725             5,868
                                                       2002      0.805          0.558            89,067
                                                       2001      1.000          0.805             7,226

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.392          1.507                --
                                                       2006      1.108          1.392            77,941
                                                       2005      1.003          1.108           113,235
                                                       2004      0.877          1.003            76,088
                                                       2003      0.694          0.877            94,763
                                                       2002      0.856          0.694            74,910
                                                       2001      1.000          0.856            24,093

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      0.628          0.669                --
                                                       2005      0.587          0.628            53,710
                                                       2004      0.560          0.587           110,868
                                                       2003      0.440          0.560            90,841
                                                       2002      0.587          0.440            71,936
                                                       2001      1.000          0.587                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.490          1.588                --
                                                       2005      1.509          1.490           256,709
                                                       2004      1.442          1.509           256,429
                                                       2003      1.161          1.442           408,955
                                                       2002      1.268          1.161           484,977
                                                       2001      1.000          1.268           279,787

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      2.357          2.574                --
                                                       2005      2.130          2.357           162,180
                                                       2004      1.859          2.130           128,132
                                                       2003      1.412          1.859           129,069
                                                       2002      1.675          1.412           115,579
                                                       2001      1.000          1.675            60,704

  Travelers Equity Income Subaccount (12/96).........  2006      1.847          1.940                --
                                                       2005      1.796          1.847         2,679,097
                                                       2004      1.661          1.796         2,862,543
                                                       2003      1.287          1.661         2,428,341
                                                       2002      1.519          1.287         1,313,576
                                                       2001      1.000          1.519           841,328

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.466          1.503                --
                                                       2005      1.453          1.466           224,395
                                                       2004      1.337          1.453           230,345
                                                       2003      1.110          1.337           249,967
                                                       2002      1.088          1.110           223,221
                                                       2001      1.000          1.088           142,360

  Travelers Federated Stock Subaccount (1/97)........  2006      1.787          1.850                --
                                                       2005      1.724          1.787            36,744
                                                       2004      1.585          1.724            42,108
                                                       2003      1.262          1.585            71,119
                                                       2002      1.589          1.262            58,964
                                                       2001      1.000          1.589            49,959

  Travelers Large Cap Subaccount (12/96).............  2006      1.523          1.570                --
                                                       2005      1.424          1.523         2,173,741
                                                       2004      1.358          1.424         2,272,925
                                                       2003      1.107          1.358         2,003,732
                                                       2002      1.457          1.107           697,276
                                                       2001      1.000          1.457           580,647

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.000          1.058                --
                                                       2005      0.986          1.000           266,093
                                                       2004      0.878          0.986           292,440
                                                       2003      0.651          0.878           348,775
                                                       2002      1.293          0.651           359,238
                                                       2001      1.000          1.293            72,577

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.775          1.832                --
                                                       2005      1.752          1.775           910,507
                                                       2004      1.597          1.752           977,824
                                                       2003      1.392          1.597         1,004,603
                                                       2002      1.493          1.392           892,719
                                                       2001      1.000          1.493           354,027

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.233          1.416                --
                                                       2005      1.144          1.233           114,840
                                                       2004      1.004          1.144           108,573
                                                       2003      0.793          1.004           109,047
                                                       2002      0.926          0.793            91,836
                                                       2001      1.000          0.926            31,327

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.399          1.386                --
                                                       2005      1.398          1.399           388,238
                                                       2004      1.376          1.398           547,242
                                                       2003      1.306          1.376           579,498
                                                       2002      1.255          1.306           567,356
                                                       2001      1.000          1.255            84,704

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.399          1.459                --
                                                       2005      1.393          1.399            93,671
                                                       2004      1.284          1.393           156,213
                                                       2003      0.984          1.284           176,023
                                                       2002      1.506          0.984           182,286
                                                       2001      1.000          1.506           118,014

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.411          1.356         5,956,077
                                                       2006      1.235          1.411         6,463,246
                                                       2005      1.206          1.235         7,572,323
                                                       2004      1.043          1.206         7,975,332
                                                       2003      0.811          1.043         7,388,884
                                                       2002      1.023          0.811         7,429,824
                                                       2001      1.000          1.023         5,630,049

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (12/00)........................................  2007      0.618          0.709         2,379,317
                                                       2006      0.612          0.618         2,554,912
                                                       2005      0.578          0.612         2,913,754
                                                       2004      0.550          0.578         3,291,086
                                                       2003      0.440          0.550         3,887,086
                                                       2002      0.663          0.440         3,634,609
                                                       2001      1.000          0.663         2,877,751






* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.


The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.


Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.



Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.





Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.


Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Funds-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Funds-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, AllianceBernstein Variable Products Series Fund, Inc.-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Delaware VIP Trust-Delaware VIP REIT Series was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Balanced Portfolio was replaced by Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Money Market Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.


Effective on or about 05/01/2006, The Travelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-Met/AIM Capital Appreciation Portfolio and is no longer available as a funding option.


Effective on or about 05/01/2006, The Travelers Series Trust-Convertible Securities Portfolio merged into Met Investors Series Trust-Lord Abbett Bond Debenture Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated Stock Portfolio merged into Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Quality Bond Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.


Effective on or about 04/30/2007, AIM Variable Insurance Funds-AIM V.I. Core Equity Fund was replaced by Metropolitan Series Fund, Inc.-Capital Guardian U.S. Equity Portfolio and is no longer available as a funding option.



Effective on or about 04/30/2007, Credit Suisse Trust-Credit Suisse Trust Emerging Markets Portfolio was replaced by Met Investors Series Trust-MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.



Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.



Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT International Equity Fund was replaced by Met Investors Series Trust-MFS(R) Research International Portfolio and is no longer available as a funding option.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX C

--------------------------------------------------------------------------------


                ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS


Certain Underlying Funds were subject to a merger, substitution or other change. The chart below identifies the former name and new name of each of these Underlying Funds, and the former name and new name of the trust of which the Underlying Fund is a part.



UNDERLYING FUND NAME CHANGE


                 FORMER NAME                                      NEW NAME
---------------------------------------------  ---------------------------------------------
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Neuberger Berman Real Estate Portfolio         Clarion Global Real Estate Portfolio




UNDERLYING FUND MERGER


The following former Underlying Fund was merged with the new Underlying Fund.


         FORMER UNDERLYING FUND/TRUST                    NEW UNDERLYING FUND/TRUST
---------------------------------------------  ---------------------------------------------
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Batterymarch Mid-Cap Stock Portfolio         Lazard Mid Cap Portfolio



UNDERLYING FUND SUBSTITUTIONS
The following new Underlying Funds were substituted for the former Underlying Funds.

            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------
DREYFUS VARIABLE INVESTMENT FUND               METROPOLITAN SERIES FUND, INC.
  Appreciation Portfolio                       Davis Venture Value Portfolio
DREYFUS VARIABLE INVESTMENT FUND               METROPOLITAN SERIES FUND, INC.
  Developing Leaders Portfolio                 T. Rowe Price Small Cap Growth Portfolio
JANUS ASPEN SERIES                             METROPOLITAN SERIES FUND, INC.
  Worldwide Growth Portfolio                   Oppenheimer Global Equity Portfolio
PUTNAM VARIABLE TRUST                          MET INVESTORS SERIES TRUST
  Putnam VT Discovery Growth Fund              Van Kampen Mid Cap Growth Portfolio
VAN KAMPEN LIFE INVESTMENT TRUST               METROPOLITAN SERIES FUND, INC.
  Strategic Growth Portfolio                   Jennison Growth Portfolio

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX D

--------------------------------------------------------------------------------




                                THE FIXED ACCOUNT

The Fixed Account is part of the Company's general account assets. These general account assets include all assets of the Company other than those held in the Separate Accounts sponsored by the Company or its affiliates.

The staff of the SEC does not generally review the disclosure in the prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the general account may, however, be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in the prospectus.

Under the Fixed Account, the Company assumes the risk of investment gain or loss, guarantees a specified interest rate, and guarantees a specified periodic Annuity Payment. The investment gain or loss of the Separate Account or any of the funding options does not affect the Fixed Account Contract Value, or the dollar amount of fixed Annuity Payments made under any payout option.

We guarantee that, at any time, the Fixed Account Contract Value will not be less than the amount of the Purchase Payments allocated to the Fixed Account, plus interest credited as described below, less any applicable premium taxes or prior withdrawals.

Purchase Payments allocated to the Fixed Account and any transfers made to the Fixed Account become part of the Company's general account, which supports insurance and annuity obligations. Where permitted by state law, we reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract. The general account and any interest therein are not registered under, or subject to the provisions of, the Securities Act of 1933 or Investment Company Act of 1940. We will invest the assets of the Fixed Account at our discretion. Investment income from such Fixed Account assets will be allocated to us and to the Contracts participating in the Fixed Account.

Investment income from the Fixed Account allocated to us includes compensation for mortality and expense risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.

We guarantee the initial rate for any allocations into the Fixed Account for one year from the date of such allocation. We guarantee subsequent renewal rates for the calendar quarter. We also guarantee that for the life of the Contract we will credit interest at a rate not less than the minimum interest rate allowed by state law. We reserve the right to change the rate subject to applicable state law. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of the minimum guaranteed rate in our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the minimum guaranteed rate for any given year. We have no specific formula for determining the interest rate. Some factors we may consider are regulatory and tax requirements, general economic trends and competitive factors.

TRANSFERS

You may make transfers from the Fixed Account to any available Variable Funding Option(s) twice a year during the 30 days following the semiannual anniversary of the Contract Date. We limit transfers to an amount of up to 15% of the Fixed Account Contract Value on the semiannual Contract Date anniversary. (This restriction does not apply to transfers under the Dollar Cost Averaging Program.) Amounts previously transferred from the Fixed Account to Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of transfer. We reserve the right to waive either of these restrictions. Where permitted by state law, we reserve the right to restrict transfers into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract.

Automated transfers from the Fixed Account to any of the Variable Funding Options may begin at any time. Automated transfers from the Fixed Account may not deplete your Fixed Account value in a period of less than twelve months from your enrollment in the Dollar Cost Averaging Program.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX E

--------------------------------------------------------------------------------




               CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION


The Statement of Additional Information contains more specific information and financial statements relating to the Separate Account and MetLife Insurance Company of Connecticut. A list of the contents of the Statement of Additional Information is set forth below:


                     The Insurance Company
                     Principal Underwriter
                     Distribution and Principal Underwriting Agreement Valuation of Assets
                     Federal Tax Considerations
                     Independent Registered Public Accounting Firm Condensed Financial Information
                     Financial Statements

--------------------------------------------------------------------------------


Copies of the Statement of Additional Information dated April 28, 2008 are available without charge. To request a copy, please clip this coupon on the line above, enter your name and address in the spaces provided below, and mail to MetLife Insurance Company of Connecticut, P.O. Box 10366, Des Moines, IA 50306-0366. For the MetLife Insurance Company of Connecticut Statement of Additional Information please request MIC-Book-06-07-10-11. For the Statement of Additional Information for the contracts issued by the former MetLife Life and Annuity Company of Connecticut please request MLAC-Book-06-07-10-11.


Name: -------------------------------------------------

Address: ----------------------------------------------

CHECK BOX:


[ ] MIC-Book-06-07-10-11



[ ] MLAC-Book-06-07-10-11

                       PREMIER ADVISERS (CLASS I) ANNUITY
                       PREMIER ADVISERS (CLASS II) ANNUITY
                           PREMIER ADVISERS II ANNUITY
                          PREMIER ADVISERS III ANNUITY
                    PREMIER ADVISERS III (SERIES II) ANNUITY

                                    ISSUED BY

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES

                        SUPPLEMENT DATED OCTOBER 13, 2008
                     TO THE PROSPECTUS DATED APRIL 28, 2008

Effective October 13, 2008, the Company combined MetLife of CT Fund ABD II for Variable Annuities (the "Former Separate Account") with and into MetLife of CT Separate Account Eleven for Variable Annuities (the "Separate Account"). The Separate Account was established on November 14, 2002 and is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended.

In connection with the combination of the Former Separate Account with and into the Separate Account (the "Combination"), we transferred the assets of the Former Separate Account to the Separate Account and the Separate Account assumed the liabilities and contractual obligations of the Former Separate Account. All references in your Prospectus to the Former Separate Account now refer to the Separate Account.

The Combination does not affect you in any way. More particularly:

     - There are no changes in our obligations or your rights and benefits under the Contract as a result of the Combination.

     - Your Contract Value is not affected by the Combination and no charges have been or will be imposed in connection therewith.

     - The Variable Funding Options available under your Contract have not changed as a result of the Combination.

     - Your Contract Value is allocated to the same Variable Funding Options (with the same Accumulation Unit values or Annuity Unit values) as it was before the Combination.

     - The Combination does not result in any federal income tax consequences to you.

If you have any questions, please contact us at 800-599-9460.

                      PREMIER ADVISERS ANNUITY PROSPECTUS:

                  METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                                 APRIL 28, 2008

This prospectus describes PREMIER ADVISERS ANNUITY, a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("Qualified Contracts") as well as those that do not qualify for such treatment ("Non-qualified Contracts"). We may issue it as an individual contract or as a group contract. When we issue a group contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to contracts and certificates as "Contracts" .

You can choose to have your premium ("Purchase Payments") accumulate on a variable and/or, subject to availability, fixed basis in one or more of our funding options. Your Contract Value before the Maturity Date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the Variable Funding Options you select. You bear the investment risk of investing in the Variable Funding Options. The Variable Funding Options available as of April 28, 2008 are:

FIDELITY(R) VARIABLE INSURANCE                   METROPOLITAN SERIES FUND, INC.
  PRODUCTS -- SERVICE CLASS 2                      BlackRock Money Market Portfolio -- Class A
  Contrafund(R) Portfolio                          FI Large Cap Portfolio -- Class A
  Mid Cap Portfolio                                FI Value Leaders Portfolio -- Class D
JANUS ASPEN SERIES -- SERVICE SHARES               MFS(R) Total Return Portfolio -- Class F
  Forty Portfolio                                  Neuberger Berman Mid Cap Value
  Mid Cap Value Portfolio                             Portfolio -- Class A
LEGG MASON PARTNERS VARIABLE EQUITY                Oppenheimer Global Equity
  TRUST -- CLASS I                                    Portfolio -- Class A
  Legg Mason Partners Variable Fundamental       THE UNIVERSAL INSTITUTIONAL FUNDS,
     Value Portfolio                               INC. -- CLASS I
  Legg Mason Partners Variable Investors           Capital Growth Portfolio
     Portfolio                                     Value Portfolio
  Legg Mason Partners Variable Small Cap         VAN KAMPEN LIFE INVESTMENT TRUST -- CLASS I
     Growth Portfolio                              Capital Growth Portfolio
LEGG MASON PARTNERS VARIABLE INCOME                Comstock Portfolio
  TRUST -- CLASS I                                 Enterprise Portfolio
  Legg Mason Partners Variable Global High         Government Portfolio
     Yield Bond Portfolio                          Growth and Income Portfolio
  Legg Mason Partners Variable Strategic Bond
     Portfolio
MET INVESTORS SERIES TRUST -- CLASS A
  Clarion Global Real Estate Portfolio
  MFS(R) Emerging Markets Equity Portfolio
  Van Kampen Mid Cap Growth Portfolio


     Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.

THE CONTRACT IS NO LONGER OFFERED TO NEW PURCHASERS.

This prospectus provides the information that you should know before investing in the Contract. Please keep this prospectus for future reference. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated April 28, 2008. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to us at P.O. Box 10366, Des Moines, IA 50306-0366, call 800-599-9460 or access the SEC's website (http://www.sec.gov). See Appendix E for the SAI's table of contents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                TABLE OF CONTENTS





                                                                          PAGE
                                                                          ----
GLOSSARY................................................................     3
SUMMARY.................................................................     5
FEE TABLE...............................................................     8
CONDENSED FINANCIAL INFORMATION.........................................    11
THE ANNUITY CONTRACT....................................................    11
Contract Owner Inquiries................................................    12
Purchase Payments.......................................................    12
Accumulation Units......................................................    13
The Variable Funding Options............................................    13
FIXED ACCOUNT...........................................................    17
CHARGES AND DEDUCTIONS..................................................    17
General.................................................................    17
Withdrawal Charge.......................................................    17
Free Withdrawal Allowance...............................................    18
Administrative Charges..................................................    18
Mortality and Expense Risk Charge.......................................    19
Variable Liquidity Benefit Charge.......................................    19
Variable Funding Option Expenses........................................    19
Premium Tax.............................................................    19
Changes in Taxes Based upon Premium or Value............................    19
TRANSFERS...............................................................    19
Market Timing/Excessive Trading.........................................    20
Dollar Cost Averaging...................................................    21
ACCESS TO YOUR MONEY....................................................    22
Systematic Withdrawals..................................................    23
Loans...................................................................    23
OWNERSHIP PROVISIONS....................................................    23
Types of Ownership......................................................    23
Contract Owner..........................................................    23
Beneficiary.............................................................    24
Annuitant...............................................................    24
DEATH BENEFIT...........................................................    24
Death Proceeds before the Maturity Date.................................    24
Payment of Proceeds.....................................................    25
Beneficiary Contract Continuance (not permitted for non-natural
  beneficiaries)........................................................    27
Planned Death Benefit...................................................    27
Death Proceeds after the Maturity Date..................................    28
THE ANNUITY PERIOD......................................................    28
Maturity Date...........................................................    28
Allocation of Annuity...................................................    28
Variable Annuity........................................................    28
Fixed Annuity...........................................................    29
PAYMENTS OPTIONS........................................................    29
Election of Options.....................................................    29
Annuity Options.........................................................    29
Variable Liquidity Benefit..............................................    30
MISCELLANEOUS CONTRACT PROVISIONS.......................................    30
Right to Return.........................................................    30
Termination.............................................................    31
Required Reports........................................................    31
Suspension of Payments..................................................    31
THE SEPARATE ACCOUNTS...................................................    31
Performance Information.................................................    32
FEDERAL TAX CONSIDERATIONS..............................................    32
General Taxation of Annuities...........................................    32
Types of Contracts: Qualified and Non-qualified.........................    33
Qualified Annuity Contracts.............................................    33
Taxation of Qualified Annuity Contracts.................................    34
Mandatory Distributions for Qualified Plans.............................    34
Individual Retirement Annuities.........................................    34
Roth IRAs...............................................................    35
TSAs (ERISA and Non-ERISA)..............................................    35
Non-qualified Annuity Contracts.........................................    37
Diversification Requirements for Variable Annuities.....................    38
Ownership of the Investments............................................    39
Taxation of Death Benefit Proceeds......................................    39
Other Tax Considerations................................................    39
Treatment of Charges for Optional Benefits..............................    39
Puerto Rico Tax Considerations..........................................    39
Non-Resident Aliens.....................................................    39
Tax Credits and Deductions..............................................    40
OTHER INFORMATION.......................................................    40
The Insurance Company...................................................    40
Financial Statements....................................................    40
Distribution of Variable Annuity Contracts..............................    40
Conformity with State and Federal Laws..................................    41
Voting Rights...........................................................    42
Restrictions on Financial Transactions..................................    42
Legal Proceedings.......................................................    42
APPENDIX A: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  FOR VARIABLE ANNUITIES................................................   A-1
APPENDIX B: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  II FOR VARIABLE ANNUITIES.............................................   B-1
APPENDIX C: ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS...........   C-1
APPENDIX D: THE FIXED ACCOUNT...........................................   D-1
APPENDIX E: CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.........   E-1

                                    GLOSSARY

ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this Contract before Annuity Payments begin.

ANNUITANT -- the person on whose life the Maturity Date and Annuity Payments depend.

ANNUITY PAYMENTS -- a series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity Payments.

CASH SURRENDER VALUE -- the Contract Value less any withdrawal charge and premium tax not previously deducted.

CODE -- the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.

CONTINGENT ANNUITANT -- the individual who becomes the Annuitant when the Annuitant who is not the owner dies prior to the Maturity Date.

CONTRACT DATE -- the date on which the Contract is issued.

CONTRACT OWNER (YOU) -- the person named in the Contract (on the specifications page) as the owner of the Contract.

CONTRACT VALUE -- Purchase Payments, plus or minus any investment experience on the amounts allocated to the variable funds or interest on amounts allocated to the Fixed Account, adjusted by any applicable charges and withdrawals.

CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

DEATH REPORT DATE -- the day on which we have received 1) Due Proof of Death and
2) written payment instructions or election of spousal or beneficiary contract continuation.

DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

FIXED ACCOUNT -- an account that consists of all of the assets under this Contract other than those in the Separate Account.

HOME OFFICE -- the Home Office of MetLife Insurance Company of Connecticut or any other office that we may designate for the purpose of administering this Contract. For transfer, withdrawal, surrender, and (if applicable) loan requests, our Home Office address is: MetLife, P.O. Box 10366, Des Moines, IA 50306-0366 (for overnight delivery or courier service only: 4700 Westown Parkway, Suite 200, West Des Moines, IA 50266). For Purchase Payments and (if applicable) loan repayments, our Home Office address is: MetLife, P.O. Box 371857, Pittsburgh, PA 15250-7857.

MATURITY DATE -- the date on which the Annuity Payments are to begin.

PAYMENT OPTION -- an annuity option elected under your Contract.

PURCHASE PAYMENT -- any premium paid by you to initiate or supplement this Contract.

QUALIFIED CONTRACT -- a contract used in a retirement plan or program that is intended to qualify under Sections 401, 403, 408, 408A or 414(d) of the Code.

SEPARATE ACCOUNT -- a segregated account registered with the Securities and Exchange Commission ("SEC"), the assets of which are invested solely in the Underlying Funds. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.

SUBACCOUNT -- that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund.

UNDERLYING FUND -- a portfolio of an open-end management investment company that is registered with the SEC in which the Subaccounts invest.

VALUATION DATE -- a date on which a Subaccount is valued.

VALUATION PERIOD -- the period between successive valuations.

VARIABLE FUNDING OPTION -- a Subaccount of the Separate Account that invests in an Underlying Fund.

WE, US, OUR -- MetLife Insurance Company of Connecticut.

WRITTEN REQUEST -- written information sent to us in a form and content satisfactory to us and received at our Home Office.

YOU, YOUR -- the Contract Owner.

                                    SUMMARY:

                            PREMIER ADVISERS ANNUITY

THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is MetLife Insurance Company of Connecticut ("the Company," "We" or "Us"). The Company sponsors MetLife of CT Fund ABD for Variable Annuities ("Fund ABD") and MetLife of CT Fund ABD II for Variable Annuities ("Fund ABD II"), each a segregated account ("Separate Account"). Prior to December 7, 2007, Fund ABD II was sponsored by MetLife Life and Annuity Company of Connecticut ("MLACC"). On that date, MLACC merged with and into the Company, and the Company became the sponsor of Fund ABD
II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II.

THE CONTRACT IS NO LONGER AVAILABLE FOR SALE. It does continue to accept Purchase Payments from existing Contract Owners.

For contracts issued in New York, a waiver of the withdrawal charge may apply to all Annuity Payments.

CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the Variable Funding Options and/or to the Fixed Account that is part of our general account (the "Fixed Account"). We guarantee money directed to the Fixed Account as to principal and interest. The Variable Funding Options fluctuate with the investment performance of the Underlying Funds and are not guaranteed. You can also lose money in the Variable Funding Options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase (annuity period). During the accumulation phase generally, under a Qualified Contract, your pre-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a Non-qualified Contract, earnings on your after-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (Annuity Payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive income payments in the form of a variable annuity, a fixed annuity, or a combination of both. If you elect variable income payments, the dollar amount of your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.

WHO CAN PURCHASE THIS CONTRACT? The Contract is available for use in connection with (1) individual non-qualified purchases; (2) rollovers from Individual Retirement Annuities (IRAs); (3) rollovers from other qualified retirement plans and (4) beneficiary-directed transfers of death proceeds from another contract. Qualified Contracts include contracts qualifying under Section 401(a), 403(b), 408(b) or 408A of the Code. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits.

The Contract is no longer available for sale. You may make additional payments of at least $500 at any time during the accumulation phase. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death proceeds. If your Contract was issued as a Qualified Contract under Section 403(b) of the Code in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted) as significant adverse tax consequences may result from such additional payments. (See "Federal Tax Considerations.")

CAN I EXCHANGE MY CURRENT ANNUITY CONTRACT FOR THIS CONTRACT? The Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can transfer the proceeds from another annuity contract to purchase this Contract. Before making an exchange to acquire this Contract, you should carefully compare this Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this Contract, and this Contract has its own surrender charges that would apply to you. The other fees and charges under this Contract may be higher or lower and the benefits may be different than those of your current contract. In addition, you may have to pay federal income or penalty taxes on the exchange if it does not qualify for tax-free treatment. You should not exchange another contract for this Contract unless you determine, after evaluating all the facts, the exchange is in your best interests. Remember that the person selling you the Contract generally will earn a commission on the sale.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within twenty days after you receive it, you will receive a full refund of your Contract Value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the Underlying Funds). Where state law requires a different right to return period, or the return of Purchase Payments, the Company will comply. You bear the investment risk on the Purchase Payment allocated to a Variable Funding Option during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, or longer if your state law permits, we will refund your full Purchase Payment. During the remainder of the right to return period, we will refund your Contract Value (including charges we assessed). We will determine your Contract Value at the close of business (generally, 4:00 p.m., Eastern Time) on the day we receive a Written Request for a refund.

CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? The Variable Funding Options represent Subaccounts of the Separate Account. At your direction, the Separate Account, through its Subaccounts, uses your Purchase Payments to purchase shares of one or more of the Underlying Funds that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these Variable Funding Options.

You can transfer among the Variable Funding Options as frequently as you wish without any current tax implications. Currently there is no charge for transfers, nor a limit to the number of transfers allowed. We may, in the future, charge a fee for any transfer request, or limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other Contract Owners. You may transfer between the Fixed Account and the Variable Funding Options twice a year (during the 30 days after the six-month Contract Date anniversary), provided the amount is not greater than 15% of the Fixed Account value on that date. Where permitted by state law, we also reserve the right to restrict transfers into the Fixed Account if the credited interest rate is equal to the minimum guaranteed interest rate specified under the Contract. Amounts previously transferred from the Fixed Account to the Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of the transfer.

WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge each business day from amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E charge at an annual rate of 1.25%. For Contracts with a value of less than $40,000, we also deduct an annual contract administrative charge of $30. Each Underlying Fund also charges for management costs and other expenses.

We will apply a withdrawal charge to withdrawals from the Contract, and will calculate it as a percentage of the Purchase Payments. The maximum percentage is 6%, decreasing to 0% after seven full years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.)

If the Variable Liquidity Benefit is selected, there is a maximum charge of 6% of the amounts withdrawn. Please refer to Payment Options for a description of this benefit.

HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a Qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your Purchase Payments and on any earnings when you make a withdrawal or begin receiving Annuity Payments. Under a Non-qualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of Qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts (see "Access to Your Money -- Systematic Withdrawals").

HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Withdrawal charges may apply, as well as income taxes, and/or a penalty tax on amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? The death benefit applies upon the first death of the Contract Owner, joint owner, or Annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) Due Proof of Death and
(2) written payment instructions or the election of spousal contract continuance or beneficiary contract continuance. Please refer to the Death Benefit section in the prospectus for more details.

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? The Condensed Financial Information in Appendix A or Appendix B to this prospectus provides more information about Accumulation Unit values.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - DOLLAR COST AVERAGING. This is a program that allows you to invest a fixed amount of money in Variable Funding Options each month, theoretically giving you a lower average cost per unit over time than a single one-time purchase. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels, and does not guarantee profits or prevent losses in a declining market. Potential investors should consider their financial ability to continue purchases through periods of low price levels.

     - SYSTEMATIC WITHDRAWAL OPTION. Before the Maturity Date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn. Withdrawals in excess of the annual free withdrawal allowance may be subject to a withdrawal charge.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match the rebalancing allocation selected.

     - BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES). If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the date of your death, that beneficiary may elect to continue his/her portion of the Contract and take required distributions over time, rather than have the death benefit paid to the beneficiary in a lump sum.

                                    FEE TABLE

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Contract Value between Variable Funding Options. Expenses shown do not include premium taxes, which may be applicable.

CONTRACT OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE.......................................   6%(1)
(as a percentage of the Purchase Payments withdrawn)



VARIABLE LIQUIDITY BENEFIT CHARGE.......................   6%(2)
(As a percentage of the present value of the remaining
  Annuity Payments that are surrendered. The interest
  rate used to calculate this present value is 1% higher
  than the Assumed (Daily) Net Investment Factor used to
  calculate the Annuity Payments.)


The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Underlying Fund fees and expenses.

CONTRACT ADMINISTRATIVE CHARGES

ANNUAL CONTRACT ADMINISTRATIVE CHARGE...................   $30(3)


ANNUAL SEPARATE ACCOUNT CHARGES
(as a percentage of the average daily net assets of the Separate Account)

Mortality and Expense Risk Charge*...........................................    1.25%
Administrative Expense Charge................................................    0.15%
  Total Annual Separate Account Charges......................................    1.40%


---------
*     We will waive the following amounts of the Mortality and Expenses Risk
      Charge: an amount, if any, equal to the underlying fund expenses that are in excess of 0.64% for the Subaccount investing in the Oppenheimer Global Equity Portfolio -- Class A and an amount, if any, equal to the underlying fund expenses that are in excess of 0.90% for the Subaccount investing in the Oppenheimer Global Equity Portfolio -- Class B
(1) The withdrawal charge declines to zero after the Purchase Payment has been in the Contract for over seven years. The charge is as follows:

     YEARS SINCE PURCHASE PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%

(2) This withdrawal charge only applies when you surrender the Contract after beginning to receive Annuity Payments. The Variable Liquidity Benefit Charge declines to zero after seven years. The charge is as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7 + years                                     0%


(3) We do not assess this charge if Contract Value is $40,000 or more on the fourth Friday of each August.

UNDERLYING FUND EXPENSES AS OF DECEMBER 31, 2007 (UNLESS OTHERWISE INDICATED):

The first table below shows the range (minimum and maximum) of the total annual operating expenses charged by all of the Underlying Funds, before any voluntary or contractual fee waivers and/or expense reimbursements. The second table shows each Underlying Fund's management fee, distribution and/or service (12b-1) fees if applicable, and other expenses. The Underlying Funds provided this information and we have not independently verified it. More detail concerning each Underlying Fund's fees and expenses is contained in the prospectus for each Underlying Fund. Current prospectuses for the Underlying Funds can be obtained by calling 800-599-9460.

MINIMUM AND MAXIMUM TOTAL ANNUAL UNDERLYING FUND OPERATING EXPENSES

                                                                         MINIMUM    MAXIMUM
                                                                         -------    -------
TOTAL ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and
  other expenses)                                                         0.40%      1.27%


UNDERLYING FUND FEES AND EXPENSES
(as a percentage of average daily net assets)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
  Contrafund(R) Portfolio........    0.56%       0.25%      0.09%           --          0.90%          --           0.90%
  Mid Cap Portfolio..............    0.56%       0.25%      0.10%           --          0.91%          --           0.91%
JANUS ASPEN SERIES -- SERVICE
  SHARES
  Forty Portfolio................    0.64%       0.25%      0.05%         0.01%         0.95%          --           0.95%(1)
  Mid Cap Value Portfolio........    0.60%       0.25%      0.41%         0.01%         1.27%          --           1.27%(2)
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST -- CLASS I
  Legg Mason Partners Variable
     Fundamental Value
     Portfolio...................    0.75%         --       0.08%           --          0.83%          --           0.83%(3)
  Legg Mason Partners Variable
     Investors Portfolio.........    0.62%         --       0.14%           --          0.76%          --           0.76%(3)
  Legg Mason Partners Variable
     Small Cap Growth Portfolio..    0.75%         --       0.35%           --          1.10%          --           1.10%(3)
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST -- CLASS I
  Legg Mason Partners Variable
     Global High Yield Bond
     Portfolio...................    0.80%         --       0.41%           --          1.21%          --           1.21%(3)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
  Legg Mason Partners Variable
     Strategic Bond Portfolio....    0.65%         --       0.25%           --          0.90%          --           0.90%(3)
MET INVESTORS SERIES
  TRUST -- CLASS A
  Clarion Global Real Estate
     Portfolio...................    0.61%         --       0.04%           --          0.65%          --           0.65%
  MFS(R) Emerging Markets Equity
     Portfolio...................    1.00%         --       0.25%           --          1.25%          --           1.25%
  Van Kampen Mid Cap Growth
     Portfolio...................    0.70%         --       0.17%           --          0.87%          --           0.87%
METROPOLITAN SERIES FUND, INC.
  BlackRock Money Market
     Portfolio -- Class A........    0.33%         --       0.07%           --          0.40%        0.01%          0.39%(4)
  FI Large Cap Portfolio -- Class
     A...........................    0.77%         --       0.07%           --          0.84%          --           0.84%
  FI Value Leaders
     Portfolio -- Class D........    0.64%       0.10%      0.07%           --          0.81%          --           0.81%
  MFS(R) Total Return
     Portfolio -- Class F........    0.53%       0.20%      0.05%           --          0.78%          --           0.78%
  Neuberger Berman Mid Cap Value
     Portfolio -- Class A........    0.64%         --       0.05%           --          0.69%          --           0.69%
  Oppenheimer Global Equity
     Portfolio -- Class A........    0.51%         --       0.10%           --          0.61%          --           0.61%
  Oppenheimer Global Equity
     Portfolio -- Class B++......    0.51%       0.25%      0.10%           --          0.86%          --           0.86%
THE UNIVERSAL INSTITUTIONAL
  FUNDS, INC. -- CLASS I
  Capital Growth Portfolio.......    0.50%         --       0.32%           --          0.82%          --           0.82%
  Value Portfolio................    0.55%         --       0.36%           --          0.91%          --           0.91%
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS I
  Capital Growth Portfolio.......    0.70%         --       0.10%           --          0.80%          --           0.80%
  Comstock Portfolio.............    0.56%         --       0.03%           --          0.59%          --           0.59%
  Enterprise Portfolio...........    0.50%         --       0.17%           --          0.67%          --           0.67%
  Government Portfolio...........    0.50%         --       0.12%           --          0.62%          --           0.62%
  Growth and Income Portfolio....    0.56%         --       0.04%           --          0.60%          --           0.60%


---------
* Acquired Fund Fees and Expenses are fees and expenses incurred indirectly by a portfolio as a result of investing in shares of one or more underlying portfolios.
** Net Total Annual Operating Expenses do not reflect: (1) voluntary waivers of fees or expenses; (2) contractual waivers that are in effect for less than one year from the date of this Prospectus; or (3) expense reductions resulting from custodial fee credits or directed brokerage arrangements.
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.
(1) Other Expenses include 0.02% of short sale dividend expenses, which are dividends paid to the lender of borrowed securities.
(2) The Portfolio pays an investment advisory fee rate that adjusts up or down based upon the Portfolio's performance relative to its benchmark index during a measuring period. This fee rate, prior to any performance adjustment, is 0.64%, and may go up or down by a variable of up to 0.15% (assuming constant assets) on a monthly basis. Any such adjustment to this fee rate commenced February 2007, and may increase or decrease the Management Fee. The Portfolio has entered into an agreement with Janus Capital to limit certain expenses. Because a fee waiver will have a positive effect upon the Portfolio's performance, a fee waiver that is in place during the period when the performance adjustment applies may affect the performance adjustment in a way that is favorable to Janus Capital. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.
(3) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward.
(4) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.345% for the first $500 million of the Portfolio's average daily net assets and 0.335% for the next $500 million.


EXAMPLE

The example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Underlying Fund total annual operating expenses. The example does not represent past or future expenses. Your actual expenses may be more or less than those shown.

The example assumes that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. The example reflects the annual Contract administrative charge, factoring in that the charge is waived for contracts over a certain value. Additionally, the example is based on the minimum and maximum Underlying Fund total annual operating expenses shown above, and does not reflect any Underlying Fund fee waivers and/or expense reimbursements.

The example assumes that you have allocated all of your Contract Value to either the Underlying Fund with the maximum total annual operating expenses or the Underlying Fund with the minimum total annual operating expenses.

                                    IF CONTRACT IS SURRENDERED AT THE               IF CONTRACT IS NOT SURRENDERED OR
                                          END OF PERIOD SHOWN:                   ANNUITIZED AT THE END OF PERIOD SHOWN:
                             ----------------------------------------------  ----------------------------------------------
FUNDING OPTION                 1 YEAR      3 YEARS     5 YEARS    10 YEARS     1 YEAR      3 YEARS     5 YEARS    10 YEARS
--------------               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Underlying Fund with
Maximum Total Annual
Operating Expenses.........     $874       $1,289      $1,849      $3,139       $274        $839       $1,430      $3,024
Underlying Fund with
Minimum Total Annual
Operating Expenses.........     $787       $1,027      $1,352      $2,148       $187        $577         $992      $2,148


                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

See Appendices A and B.

                              THE ANNUITY CONTRACT

--------------------------------------------------------------------------------

Premier Advisers Annuity is a contract between the Contract Owner ("you") and the Company. This is the prospectus -- it is not the Contract. The prospectus highlights many Contract provisions to focus your attention on the Contract's essential features. Your rights and obligations under the Contract will be determined by the language of the Contract itself. When you receive your Contract, we suggest you read it promptly and carefully. There may be differences in your Contract from the descriptions in this prospectus because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

The Company offers several different annuities that your investment professional may be authorized to offer to you. Each annuity offers different features and benefits that may be appropriate for you. In particular, the annuities differ based on variations in the standard and optional death benefit protection provided for your beneficiaries, the availability of optional living benefits, the ability to access your Contract Value if necessary and the charges that you will be subject to if you make a withdrawal or surrender the annuity. The separate account charges and other charges may be different between each annuity we offer. Optional death benefits and living benefits are subject to a separate charge for the additional protections they offer to you and your beneficiaries. Furthermore, annuities that offer greater flexibility to access your Contract Value generally are subject to higher separate account charges than annuities that deduct charges if you make a withdrawal or surrender.

We encourage you to evaluate the fees, expenses, benefits and features of this annuity against those of other investment products, including other annuity products offered by us and other insurance companies. Before purchasing this or any other investment product you should consider whether the product you purchase is consistent with your risk tolerance, investment objectives, investment time horizon, financial and tax situation, liquidity needs and how you intend to use the annuity.

You make Purchase Payments to us and we credit them to your Contract. We promise to pay you an income, in the form of Annuity Payments, beginning on a future date that you choose, the Maturity Date. The Purchase Payments accumulate tax deferred in the funding options of your choice. We offer multiple Variable Funding Options. We may also offer a Fixed Account option. Where permitted by law, we reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract. The Contract Owner assumes the risk of gain or loss according to the performance of the Variable Funding Options. The Contract Value is the amount of Purchase Payments, plus or minus any investment experience on the amounts you allocate to the Separate Account ("Separate Account Contract Value") or interest on the amounts you allocate to the Fixed Account ("Fixed Account Contract Value"). The Contract

Value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the Maturity Date the Contract Value will equal or exceed the total Purchase Payments made under the Contract. The date the Contract and its benefits become effective is referred to as the Contract Date. Each 12-month period following the Contract Date is called a Contract Year.

Certain changes and elections must be made in writing to the Company. Where the term "Written Request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

The Contracts are not offered to new purchasers.

Purchase of this Contract through a tax qualified retirement plan or IRA does not provide any additional tax deferral benefits beyond those provided by the plan or the IRA. Accordingly, if you are purchasing this Contract through a plan or IRA, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits. You should consult with your tax adviser to determine if this Contract is appropriate for you.

CONTRACT OWNER INQUIRIES

Any questions you have about your Contract should be directed to our Home Office at 800-599-9460.

PURCHASE PAYMENTS

Your initial Purchase Payment is due and payable before the Contract becomes effective. The initial Purchase Payment must be at least $5,000. You may make additional payments of at least $500 at any time. No additional Purchase Payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death benefit proceeds. Under certain circumstances, we may waive the minimum Purchase Payment requirement. Purchase Payments over $1,000,000 may be made only with our prior consent. Purchase Payments may be made at any time while the Annuitant is alive and before the date Annuity Payments begin.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access To Your Money.")

We will apply the initial Purchase Payment less any applicable premium tax within two business days after we receive it at our Home Office with a properly completed application or order request. If your request or other information accompanying the initial Purchase Payment is incomplete when received, we will hold the Purchase Payment for up to five business days. If we cannot obtain the necessary information within five business days, we will return the Purchase Payment in full, unless you specifically consent for us to keep it until you provide the necessary information.

We will credit any subsequent Purchase Payment to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).

IF YOU SEND YOUR PURCHASE PAYMENTS OR TRANSACTION REQUESTS TO AN ADDRESS OTHER THAN THE ONE WE HAVE DESIGNATED FOR RECEIPT OF SUCH PURCHASE PAYMENTS OR REQUESTS, WE MAY RETURN THE PURCHASE PAYMENT TO YOU, OR THERE MAY BE A DELAY IN APPLYING THE PURCHASE PAYMENT OR TRANSACTION TO YOUR CONTRACT.

QUALIFIED CONTRACTS UNDER SECTION 403(B). If your Contract was issued as a Qualified Contract under Section 403(b) of the Code (also called a "tax sheltered annuity" or "TSA") in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments. Such additional payments may have significant adverse tax consequences. (See "Federal Tax Consequences.")

ACCUMULATION UNITS

The period between the Contract Date and the Maturity Date is the accumulation period. During the accumulation period, an Accumulation Unit is used to calculate the value of a Contract. Each Variable Funding Option has a corresponding Accumulation Unit value. The Accumulation Units are valued each business day and their values may increase or decrease from day to day. The daily change in value of an Accumulation Unit each day is based on the investment performance of the corresponding Underlying Fund, and the deduction of separate account charges shown in the Fee Table in this prospectus. The number of Accumulation Units we will credit to your Contract once we receive a Purchase Payment or transfer request (or, liquidate for a withdrawal request) is determined by dividing the amount directed to each Variable Funding Option (or, taken from each Variable Funding Option) by the value of its Accumulation Unit. Normally, we calculate the value of an Accumulation Unit for each Variable Funding Option as of the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange is open. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the Maturity Date), you are credited with Annuity Units.

THE VARIABLE FUNDING OPTIONS

You choose the Variable Funding Options to which you allocate your Purchase Payments. From time to time we may make new Variable Funding Options available. These Variable Funding Options are Subaccounts of the Separate Account. The Subaccounts invest in the Underlying Funds. You are not investing directly in the Underlying Fund. Each Underlying Fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These Underlying Funds are not publicly traded and are only offered through variable annuity contracts, variable life insurance policies, and in some instances, certain retirement plans. They are not the same as the retail mutual funds offered outside of a variable annuity or variable life insurance product, although the investment practices and fund names may be similar and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the Underlying Fund.

We select the Underlying Funds offered through this Contract based on a number of criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Underlying Fund's adviser or subadviser is one of our affiliates or whether the Underlying Fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisers are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocation of assets to portfolios advised by our affiliates than those that are not, we may be more inclined to offer portfolios advised by our affiliates in the variable insurance products we issue. For additional information on these arrangements, see "Payments We Receive." We review the Underlying Funds periodically and may remove an Underlying Fund or limit its availability to new Purchase Payments and/or transfers of Contract Value if we determine that the Underlying Fund no longer meets one or more of the selection criteria, and/or if the Underlying Fund has not attracted significant allocations from Contract Owners. In some cases, we have included Underlying Funds based on recommendations made by broker-dealer firms. These broker-dealer firms may receive payments from the Underlying Funds they recommend and may benefit accordingly from the allocation of Contract Value to such Underlying Funds. When the Company develops a variable product in cooperation with a fund family or distributor (e.g. a "private label" product) the Company will generally include Underlying Funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the Company's selection criteria.

WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND. YOU BEAR THE RISK OF ANY DECLINE IN YOUR CONTRACT VALUE RESULTING FROM THE PERFORMANCE OF THE UNDERLYING FUNDS YOU HAVE CHOSEN.

If investment in the Underlying Funds or a particular Underlying Fund is no longer possible, in our judgment becomes inappropriate for purposes of the Contract, or for any other reason in our sole discretion, we may substitute another Underlying Fund or Underlying Funds without your consent. The substituted Underlying Fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close Underlying Funds to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion.

In certain circumstances, the Company's ability to remove or replace an Underlying Fund may be limited by the terms of a five-year agreement between MetLife, Inc. (MetLife) and Legg Mason, Inc. (Legg Mason) relating to the use of certain Underlying Funds advised by Legg Mason affiliates. The agreement sets forth the conditions under which the Company can remove an Underlying Fund, which, in some cases, may differ from the Company's own selection criteria. In addition, during the term of the agreement, subject to the Company's fiduciary and other legal duties, the Company is generally obligated in the first instance to consider Underlying Funds advised by Legg Mason affiliates in seeking to make a substitution for an Underlying Fund advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. (Citigroup) as part of MetLife's acquisition of The Travelers Insurance Company and The Travelers Life and Annuity Company (both of which are now MetLife Insurance Company of Connecticut) from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup sold its asset management business to Legg Mason. The agreement also obligates Legg Mason to continue making payments to the Company with respect to Underlying Funds advised by Legg Mason affiliates, on the same terms provided for in administrative services agreements between Citigroup's asset management affiliates and the Travelers insurance companies that predate the acquisition.

PAYMENTS WE RECEIVE. As described above, an investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory LLC) or subadviser of an Underlying Fund, or its affiliates, may make payments to the Company and/or certain of its affiliates. These payments may be used for a variety of purposes, including payment of expenses for certain administrative, marketing and support services with respect to the Contracts, and, in the Company's role as an intermediary, with respect to the Underlying Funds. The Company and its affiliates may profit from these payments. These payments may be derived, in whole or in part, from the advisory fee deducted from Underlying Fund assets. Contract Owners, through their indirect investment in the Underlying Funds, bear the costs of these advisory fees (see the Underlying Funds' prospectuses for more information). The amount of the payments we receive is based on a percentage of assets of the Underlying Funds attributable to the Contracts and certain other variable insurance products that the Company and its affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay the Company more than others. These percentages currently range up to 0.50%.

Additionally, an investment adviser or subadviser of an Underlying Fund or its affiliates may provide the Company with wholesaling services that assist in the distribution of the Contracts and may pay the Company and/or certain of its affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or their affiliate) with increased access to persons involved in the distribution of the Contracts.

The Company and/or certain of its affiliated insurance companies have joint ownership interests in its affiliated investment advisers MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." The Company's ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the Underlying Fund. The Company will benefit accordingly from assets allocated to the Underlying Funds to the extent they result in profits to the advisers. (See "Fee
Table -- Underlying Fund Fees and Expenses" for information on the management fees paid by the Underlying Funds and the Statement of Additional Information for the Underlying Funds for information on the management fees paid by the advisers to the subadvisers.)

Certain Underlying Funds have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. An Underlying Fund's 12b-1 Plan, if any, is described in more detail in the Underlying Fund's prospectus. (See "Fee
Table -- Underlying Fund Fees and Expenses" and "Other
Information -- Distribution of Variable Annuity Contracts.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor, MetLife Investors Distribution Company. Payments under an Underlying Fund's 12b-1 Plan decrease the Underlying Fund's investment return.

Each Underlying Fund has different investment objectives and risks. The Underlying Fund prospectuses contain more detailed information on each Underlying Fund's investment strategy, investment advisers and its fees. You may obtain an Underlying Fund prospectus by calling 800-599-9460 or through your registered representative. We do not guarantee the investment results of the Underlying Funds.

The current Underlying Funds are listed below, along with their investment advisers and any subadviser:

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
Contrafund(R) Portfolio            Seeks capital appreciation.        Fidelity Management & Research
                                                                      Company
Mid Cap Portfolio                  Seeks long-term growth of          Fidelity Management & Research
                                   capital.                           Company
JANUS ASPEN SERIES -- SERVICE
  SHARES
Forty Portfolio                    Seeks long-term growth of          Janus Capital Management LLC
                                   capital.
Mid Cap Value Portfolio            Seeks capital appreciation.        Janus Capital Management LLC
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST -- CLASS I
Legg Mason Partners Variable       Seeks long-term capital growth.    Legg Mason Partners Fund Advisor,
  Fundamental Value Portfolio      Current income is a secondary      LLC
                                   consideration.                     Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Investors Portfolio              capital. Current income is a       LLC
                                   secondary objective.               Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Small Cap Growth Portfolio       capital.                           LLC
                                                                      Subadviser: ClearBridge Advisors,
                                                                      LLC
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST -- CLASS I
Legg Mason Partners Variable       Seeks to maximize total return,    Legg Mason Partners Fund Advisor,
  Global High Yield Bond           consistent with the preservation   LLC
  Portfolio                        of capital.                        Subadvisers: Western Asset
                                                                      Management Company; Western Asset
                                                                      Management Company Limited
Legg Mason Partners Variable       Seeks to maximize total return,    Legg Mason Partners Fund Advisor,
  Strategic Bond Portfolio         consistent with the preservation   LLC
                                   of capital.                        Subadvisers: Western Asset
                                                                      Management Company; Western Asset
                                                                      Management Company Limited
MET INVESTORS SERIES
  TRUST -- CLASS A
Clarion Global Real Estate         Seeks to provide total return      Met Investors Advisory, LLC
  Portfolio                        through investment in real estate  Subadviser: ING Clarion Real
                                   securities, emphasizing both       Estate Securities, L.P.
                                   capital appreciation and current
                                   income.
MFS(R) Emerging Markets Equity     Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio                                                           Subadviser: Massachusetts
                                                                      Financial Services Company
Van Kampen Mid Cap Growth          Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio                                                           Subadviser: Morgan Stanley
                                                                      Investment Management, Inc.
                                                                      (d/b/a Van Kampen)

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
METROPOLITAN SERIES FUND, INC.
BlackRock Money Market             Seeks a high level of current      MetLife Advisers, LLC
  Portfolio -- Class A             income consistent with             Subadviser: BlackRock Advisors,
                                   preservation of capital.           LLC
FI Large Cap Portfolio -- Class A  Seeks long-term growth of          MetLife Advisers, LLC
                                   capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
FI Value Leaders                   Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class D             capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
MFS(R) Total Return                Seeks a favorable total return     MetLife Advisers, LLC
  Portfolio -- Class F             through investment in a            Subadviser: Massachusetts
                                   diversified portfolio.             Financial Services Company
Neuberger Berman Mid Cap Value     Seeks capital growth.              MetLife Advisers, LLC
  Portfolio -- Class A                                                Subadviser: Neuberger Berman
                                                                      Management, Inc.
Oppenheimer Global Equity          Seeks capital appreciation.        MetLife Advisers, LLC
  Portfolio -- Class A                                                Subadviser: OppenheimerFunds,
                                                                      Inc.
Oppenheimer Global Equity          Seeks capital appreciation.        MetLife Advisers, LLC
  Portfolio -- Class B++                                              Subadviser: OppenheimerFunds,
                                                                      Inc.
THE UNIVERSAL INSTITUTIONAL
  FUNDS, INC. -- CLASS I
Capital Growth Portfolio           Seeks long-term capital            Morgan Stanley Investment
                                   appreciation by investing          Management Inc.
                                   primarily in growth-oriented
                                   equity securities of large-
                                   capitalization companies.
Value Portfolio                    Seeks above-average total return   Morgan Stanley Investment
                                   over a market cycle of three to    Management Inc.
                                   five years by investing primarily
                                   in a portfolio of common stocks
                                   and other equity securities.
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS I
Capital Growth Portfolio           Seeks capital appreciation.        Van Kampen Asset Management
Comstock Portfolio                 Seeks capital growth and income    Van Kampen Asset Management
                                   through investments in equity
                                   securities, including common
                                   stocks, preferred stocks and
                                   securities convertible into
                                   common and preferred stocks.
Enterprise Portfolio               Seeks capital appreciation         Van Kampen Asset Management
                                   through investments in securities
                                   believed by the Portfolio's
                                   investment adviser to have above
                                   average potential for capital
                                   appreciation.
Government Portfolio               Seeks to provide investors with    Van Kampen Asset Management
                                   high current return consistent
                                   with preservation of capital.
Growth and Income Portfolio        Seeks long-term growth of capital  Van Kampen Asset Management and income.


---------
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.

Certain Variable Funding Options may have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds."

                                  FIXED ACCOUNT

--------------------------------------------------------------------------------

We may offer our Fixed Account as a funding option. Please refer to your Contract and Appendix D for more information.

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------

GENERAL

We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:

     - the ability for you to make withdrawals and surrenders under the Contracts

     - the death benefit paid on the death of the Contract Owner, Annuitant, or first of the joint owners

     - the available funding options and related programs (including dollar cost averaging, portfolio rebalancing, and systematic withdrawal programs)

     -    administration of the annuity options available under the Contracts

     -    the distribution of various reports to Contract Owners

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts

     - sales and marketing expenses including commission payments to your registered representative

     -    other costs of doing business

Risks we assume include:

     - that Annuitants may live longer than estimated when the annuity factors under the Contracts were established

     - that the amount of the death benefit will be greater than the Contract Value

     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. For example, the withdrawal charge we collect may not fully cover all of the sales and distribution expenses we actually incur. The amount of any fee or charge is not impacted by an outstanding loan. We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

WITHDRAWAL CHARGE

We do not deduct a sales charge from Purchase Payments when they are made to the Contract. However, a withdrawal charge will apply if Purchase Payments are withdrawn before they have been in the Contract for seven years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.) We will assess the charge as a percentage of the Purchase Payment withdrawn as follows:

           YEARS SINCE PURCHASE
------------------------------------------
               PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL
------------------------     -------------      CHARGE
         0 years                2 years           6%
         2 years                4 years           5%
         4 years                5 years           4%
         5 years                6 years           3%
         6 years                7 years           2%
        7+ years                                  0%


For purposes of the withdrawal charge calculation, withdrawals are deemed to be taken first from:

     (a)  any Purchase Payment to which no withdrawal charge applies, then

     (b) any remaining free withdrawal allowance (as described below) (after being reduced by (a)), then

     (c) any remaining Purchase Payment to which a withdrawal charge applies (on a first-in, first-out basis), then

     (d)  any Contract earnings

Unless you instruct us otherwise, we will deduct the withdrawal charge from the amount requested.

We will not deduct a withdrawal charge if Purchase Payments are distributed:

     - due to the death of the Contract Owner or the Annuitant (with no Contingent Annuitant surviving)

     -    in the form of Annuity Payments

     - due to a minimum distribution under our minimum distribution rules then in effect

     -    if an income option of at least five year's duration is begun

FREE WITHDRAWAL ALLOWANCE

Beginning in the second Contract Year, you may withdraw up to 10% of the Contract Value annually, without a withdrawal charge. We calculate the available withdrawal amount as of the end of the previous Contract Year. The free withdrawal provision applies to partial and full withdrawals.

Any withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty may be assessed on any withdrawal if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of a withdrawal.

ADMINISTRATIVE CHARGES

There are two administrative charges: the $30 annual Contract administrative charge and the administrative expense charge. The annual Contract administrative charge will be deducted on a pro-rata basis from amounts allocated to the Variable Funding Options. We will deduct this charge on the fourth Friday of each August. This charge compensates us for expenses incurred in establishing and maintaining the Contract and we will prorate this charge (i.e. calculate) from the date of purchase. We will prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a Contract administrative charge from the Fixed Account, if it is available, or:

     (1)  from the distribution of death proceeds;

     (2)  after an annuity payout has begun; or

     (3) if the Contract Value on the date of assessment equals or is greater than $40,000.

We deduct the administrative expense charge (sometimes called "Subaccount administrative charge") on each business day from amounts allocated to the Variable Funding Options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the Variable Funding Options, and is reflected in our Accumulation and Annuity Unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the Variable Funding Options. We reflect the deduction in our calculation of Accumulation and Annuity Unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. This charge is equal to 1.25% annually. This charge compensates the Company for risks assumed, benefits provided and expenses incurred, including the payment of commissions to your registered representative.

VARIABLE LIQUIDITY BENEFIT CHARGE

If the Variable Liquidity Benefit is selected, there is a maximum charge of 6% of the amounts withdrawn. This charge is not assessed during the accumulation phase.

We will assess the charge as a percentage of the total benefit received as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%


Please refer to "Payment Options" for a description of this benefit.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the Underlying Funds in the fee table. Please review the prospectus for each Underlying Fund for a more complete description of that fund and its expenses. Underlying Fund expenses are not fixed or guaranteed and are subject to change by the Fund.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 3.5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your Contract Value either upon death, surrender, annuitization, or at the time you make Purchase Payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                    TRANSFERS

--------------------------------------------------------------------------------

Subject to the limitations described below, you may transfer all or part of your Contract Value between Variable Funding Options at any time up to 30 days before the Maturity Date. After the Maturity Date, you may make transfers only if allowed by your Contract or with our consent. Transfer requests received at our Home Office that are in good order before the close of the New York Stock Exchange (NYSE) will be processed according to the value(s) next computed following the close of business. Transfer requests received on a non-business day or after the close of the NYSE will be processed based on the value(s) next computed on the next business day.

Where permitted by state law, we reserve the right to restrict transfers from the Variable Funding Options to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.

Since each Underlying Fund may have different overall expenses, a transfer of Contract Values from one Variable Funding Option to another could result in your investment becoming subject to higher or lower expenses. Also, when making transfers, you should consider the inherent risks associated with the Variable Funding Options to which your Contract Value is allocated.

MARKET TIMING/EXCESSIVE TRADING

Frequent requests from Contract Owners to transfer Contract Value may dilute the value of an Underlying Fund's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Fund and the reflection of that change in the Underlying Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the Underlying Funds and may disrupt Underlying Fund management strategy, requiring an Underlying Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect Contract Owners and other persons who may have an interest in the Contracts (e.g., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield Underlying Funds, i.e., Legg Mason Partners Variable Global High Yield Bond Portfolio, Legg Mason Partners Variable Small Cap Growth Portfolio, Legg Mason Partners Variable Strategic Bond Portfolio, Clarion Global Real Estate Portfolio, MFS(R) Emerging Markets Equity Portfolio, and Oppenheimer Global Equity Portfolio (the "Monitored Portfolios"), and we monitor transfer activity in those Monitored Portfolios. We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each of the Monitored Portfolios, in a three-month period there were two or more "round-trips" of a certain dollar amount or greater. A round-trip is defined as a transfer in followed by a transfer out within the next 10 calendar days, or a transfer out followed by a transfer in within the next 10 calendar days. In the case of a Contract that has been restricted previously, a single round-trip of a certain dollar amount or greater will trigger the transfer restrictions described below.

We do not believe that other Underlying Funds present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those Underlying Funds. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain Underlying Funds, we rely on the Underlying Funds to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other Owners or other persons who have an interest in the Contracts, we will exercise our contractual right to restrict your number of transfers to one every six months. In addition, we also reserve the right, but do not have the obligation, to further restrict the right to request transfers by any market timing firm or any other third party who has been authorized to initiate transfers on behalf of multiple Contract Owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Owner, or

     - reject the transfer or exchange instructions of individual Owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Owner.

Transfers made under a Dollar Cost Averaging Program, a rebalancing program or, if applicable, any asset allocation program described in this prospectus are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those Underlying Funds that we believe are susceptible to arbitrage trading or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by Owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the Contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect Owners and other persons with interests in the Contracts. We do not accommodate market timing in any Underlying Fund and there are no arrangements in place to permit any Contract Owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The Underlying Funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares and we reserve the right to enforce these policies and procedures. For example, Underlying Funds may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the Underlying Funds, we have entered into a written agreement, as required by SEC regulation, with each Underlying Fund or its principal underwriter that obligates us to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Contract Owners, and to execute instructions from the Underlying Fund to restrict or prohibit further purchases or transfers by specific Contract Owners who violate the frequent trading policies established by the Underlying Fund.

In addition, Contract Owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the Underlying Funds generally are "omnibus" orders from intermediaries, such as separate accounts funding variable insurance contracts or retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Underlying Funds in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Underlying Funds (and thus Contract Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Underlying Funds. If an Underlying Fund believes that an omnibus order reflects one or more transfer requests from Contract Owners engaged in disruptive trading activity, the Underlying Fund may reject the entire omnibus order.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the Underlying Funds, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single Contract Owner). You should read the Underlying Fund prospectuses for more details.

DOLLAR COST AVERAGING

Dollar cost averaging or the pre-authorized transfer program (the "DCA Program") allows you to transfer a set dollar amount to other funding options on a monthly or quarterly basis during the accumulation phase of the Contract. Using this method, you will purchase more Accumulation Units in a funding option if the value per unit is low and will purchase fewer Accumulation Units if the value per unit is high. Therefore, you may achieve a lower-than-average cost per unit in the long run if you have the financial ability to continue the program over a long enough period of time. Dollar cost averaging does not assure a profit or protect against a loss.

You may elect the DCA Program through Written Request or other method acceptable to us. You must have a minimum total Contract Value of $5,000 to enroll in the DCA Program. The minimum amount that may be transferred through this program is $400. There is no additional fee to participate in the DCA Program.

You may establish pre-authorized transfers of Contract Values from the Fixed Account, subject to certain restrictions. Under the DCA Program, automated transfers from the Fixed Account may not deplete your Fixed Account Value in less than twelve months from your enrollment in the DCA Program.

In addition to the DCA Program, within the Fixed Account, we may credit increased interest rates to Contract Owners under an administrative Special DCA Program established at our discretion, depending on availability and state law. Under this program, the Contract Owner may pre-authorize level transfers to any of the funding options under a 6 Month, 12 Month or 24 Month Special DCA Program. The programs may have different credited interest rates. We must transfer all Purchase Payments and accrued interest on a level basis to the selected funding options in the applicable time period. Under each program, the interest will accrue only on the remaining amounts in the Special DCA Program. For example, under the 12 Month program, the interest rate can accrue up to 12 months on the remaining amounts in the Special DCA Program and we must transfer all Purchase Payments and accrued interest in this program on a level basis to the selected funding options in 12 months.

The pre-authorized transfers will begin after the initial program Purchase Payment and complete enrollment instructions are received by the Company. If we do not receive complete program enrollment instructions within 15 days of receipt of the initial program Purchase Payment, the entire balance in the program will be credited with the non-program interest rate then in effect for the Fixed Account.

You may start or stop participation in the DCA Program at any time, but you must give the Company at least 30 days' notice to change any automated transfer instructions that are currently in place. If you stop the Special DCA Program and elect to remain in the Fixed Account, we will credit your Contract Value for the remainder of 6 or 12 months with the interest rate for non-DCA Program funds.

You may only have one DCA Program or Special DCA Program in place at one time. We will allocate any subsequent Purchase Payments we receive within the DCA Program period selected to the current funding options over the remainder of that DCA Program transfer period, unless you direct otherwise.

All provisions and terms of the Contract apply to the DCA and Special DCA Programs, including provisions relating to the transfer of money between funding options. Transfers made under any DCA Program will not be counted for purposes of restrictions we may impose on the number of transfers permitted under the Contract. We reserve the right to suspend or modify transfer privileges at any time and to assess a processing fee for this service. If the Fixed Account is not available as a funding option, you may still participate in the DCA Program.

                              ACCESS TO YOUR MONEY

--------------------------------------------------------------------------------

Any time before the Maturity Date, you may redeem all or any portion of the Cash Surrender Value, that is, the Contract Value less any withdrawal charge, outstanding loans, and any premium tax not previously deducted. Unless you submit a Written Request specifying the Variable Funding Option(s) and/or the Fixed Account from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the Cash Surrender Value as of the close of business after we receive your surrender request at our Home Office. The Cash Surrender Value may be more or less than the Purchase Payments you made. You may not make withdrawals during the annuity period.

For amounts allocated to the Variable Funding Options, we may defer payment of any Cash Surrender Value for a period of up to five business days after the Written Request is received. For amounts allocated to the Fixed Account, we may defer payment of any Cash Surrender Value for a period up to six months. In either case, it is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request.

We may withhold payment of surrender, loan or withdrawal proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

If your Contract is issued as part of a 403(b) plan, there are restrictions on your ability to make withdrawals from your Contract. You may not withdraw contributions or earnings made to your Contract after December 31, 1988 unless you are (a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship. Even if you are experiencing a financial hardship, you may only withdraw contributions, not earnings. You should consult with your tax adviser before making a withdrawal from your Contract.

SYSTEMATIC WITHDRAWALS

Before the Maturity Date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes and withdrawal charge. To elect systematic withdrawals, you must have a Contract Value of at least $15,000 and you must make the election on the form we provide. We will surrender Accumulation Units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to Contract Owners (where allowed by state law). There is currently no additional fee for electing systematic withdrawals.

Each systematic withdrawal is subject to federal income taxes on the taxable portion and may be subject to Contract charges. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.

MANAGED DISTRIBUTION PROGRAM. Under the systematic withdrawal option, you may choose to participate in the Managed Distribution Program. At no cost to you, you may instruct us to calculate and make minimum distributions that may be required by the IRS upon reaching age 70 1/2. (See "Federal Tax Considerations.") These payments will not be subject to the withdrawal charge and will be in lieu of the free withdrawal allowance. No Dollar Cost Averaging will be permitted if you are participating in the Managed Distribution Program.

LOANS

Loans may be available under your Contract. Loans may only be taken against funds allocated or transferred to the Fixed Account. If available, all loan provisions are described in your Contract or loan agreement.

                              OWNERSHIP PROVISIONS

--------------------------------------------------------------------------------

TYPES OF OWNERSHIP

CONTRACT OWNER

The Contract belongs to the Contract Owner named in the Contract (on the Contract Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for Non-qualified Contracts. You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the Annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the Contract Owner.

If this Contract is purchased by a beneficiary of another contract who directly transferred the death proceeds due under that contract, he/she will be granted the same rights the owner has under the Contract except that he/she cannot transfer ownership, take a loan or make additional Purchase Payments.

Joint Owner. For Non-qualified Contracts only, you may name joint owners (e.g., spouses) in a Written Request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a Written Request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the Annuitant or the Contract Owner. If more than one beneficiary survives the Annuitant or Contract Owner, they will share equally in benefits unless you recorded different shares with the Company by Written Request before the death of the Annuitant or Contract Owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from either the Variable Funding Options or the Fixed Account, as most recently elected by the Contract Owner, until the Death Report Date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

ANNUITANT

The Annuitant is designated in the Contract (on the Contract Specifications page), and is the individual on whose life the Maturity Date and the amount of the monthly Annuity Payments depend. You may not change the Annuitant after your Contract is in effect.

Contingent Annuitant. You may name one individual as a Contingent Annuitant. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. If the Annuitant who is not the owner dies prior to the Maturity Date, and the Contingent Annuitant is still living:

     -    the death benefit will not be payable upon the Annuitant's death

     -    the Contingent Annuitant becomes the Annuitant

     -    all other rights and benefits will continue in effect

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect.

If the Annuitant is also the owner, a death benefit is paid to the beneficiary regardless of whether or not there is a Contingent Annuitant.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

Before the Maturity Date, generally, a death benefit is payable when either the Annuitant or a Contract Owner dies. We calculate the death benefit at the close of the business day on which our Home Office receives (1) Due Proof of Death and
(2) written payment instructions or election of spousal contract continuance or beneficiary contract continuance ("Death Report Date").

Note: If the owner dies before the Annuitant, the death benefit is recalculated, replacing all references to "Annuitant" with "owner."

DEATH PROCEEDS BEFORE THE MATURITY DATE

IF THE ANNUITANT OR AN OWNER IS YOUNGER THAN AGE 80 ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greatest of (1), (2) or (3) below, each reduced by any applicable premium tax or outstanding loans:

     (1)  the Contract Value on the Death Report Date

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals or

     (3)  the step-up value (if any, as described below)

IF THE ANNUITANT OR AN OWNER IS AGE 80 OR OLDER ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greater of (1) or (2) below, each reduced by any applicable premium tax or outstanding loans not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals

STEP-UP VALUE. We will establish a step-up value on each Contract Date anniversary that occurs on or prior to the Death Report Date. The step-up value will initially equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When you make a withdrawal, we will reduce the step-up value by a partial surrender reduction as described below. On each Contract anniversary before the Annuitant's 80th birthday and before the Annuitant's death, if the Contract Value is greater than the step-up value, we will reset the step-up value to equal that greater amount. We will not reduce the step-up value on these anniversary recalculations (provided no withdrawals or surrenders are made on that day). The only changes we will make to the step-up value on or after the Annuitant's 80th birthday will be those related to additional Purchase Payments or withdrawals.

PARTIAL SURRENDER REDUCTIONS. If you make a withdrawal, we will reduce the step-up value by a partial surrender reduction which equals (1) the step-up value prior to the withdrawal, multiplied by (2) the amount of the withdrawal, divided by (3) the Contract Value before the withdrawal.

For example, assume your current Contract Value is $55,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$55,000) = $9,090

Your new step-up value would be $50,000-$9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new step-up value would be $50,000-$16,666, or $33,334

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the Maturity Date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

NON-QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS NOT THE         The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT) (WITH NO JOINT     none, to the Contract          continue the Contract rather
OWNER)                        Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS THE ANNUITANT)  The beneficiary (ies), or if   The beneficiary elects to      Yes
(WITH NO JOINT OWNER)         none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
JOINT OWNER (WHO IS NOT THE ANNUITANT)
The surviving joint owner.    The surviving joint owner      Yes
                              elects to continue the
                              Contract rather than receive
                              the distribution.

--------------------------------------------------------------------------------------------------------------
JOINT OWNER (WHO IS THE       The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT)                    none, to the surviving joint   continue the Contract rather
                              owner.                         than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS NOT THE     The beneficiary (ies), or if   The beneficiary elects to      Yes
CONTRACT OWNER)               none, to the Contract Owner.   continue the Contract rather
                                                             than receive a lump sum
                                                             distribution.
                                                             But, if there is a
                                                             Contingent Annuitant, then
                                                             the Contingent Annuitant
                                                             becomes the Annuitant and
                                                             the Contract continues in
                                                             effect (generally using the
                                                             original Maturity Date). The
                                                             proceeds will then be paid
                                                             upon the death of the
                                                             Contingent Annuitant or
                                                             owner.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS THE         See death of "owner who is                                    Yes
CONTRACT OWNER)               the Annuitant" above.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHERE OWNER IS A   The beneficiary (ies) or if                                   Yes (Death of
NONNATURAL ENTITY/TRUST)      none, to the owner.                                           Annuitant is
                                                                                            treated as death
                                                                                            of the owner in
                                                                                            these
                                                                                            circumstances.)

--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------

QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER/ANNUITANT               The beneficiary (ies), or if   The beneficiary elects to      Yes
                              none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.
--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------


---------
* Certain payout rules of the Code are triggered upon the death of any Owner. Non-spousal beneficiaries (as well as spousal beneficiaries who choose not to assume the Contract) must begin taking distributions based on the beneficiary's life expectancy within one year of death or take a complete distribution of Contract proceeds within 5 years of death. For Qualified Contracts, if mandatory distributions have begun at the death of the Annuitant, the 5-year payout option is not available.

BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES)

If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the Death Report Date, (more than $1,000,000 is subject to Home Office approval), your beneficiary(ies) may elect to continue his/her portion of the Contract subject to applicable Internal Revenue Code distribution requirements, rather than receive the death benefit in a lump sum. If the beneficiary chooses to continue the Contract, the beneficiary can extend the payout phase of the Contract enabling the beneficiary to "stretch" the death benefit distributions out over his life expectancy as permitted by the Internal Revenue Code.

If your beneficiary elects to continue the Contract, the death benefit will be calculated as of the Death Report Date. The initial Contract Value of the continued Contract (the "adjusted Contract Value") will equal the greater of the Contract Value or the death benefit calculated on the Death Report Date and will be allocated to the funding options in the same proportion as prior to the Death Report Date. If the adjusted Contract Value is allocated to the Variable Funding Options, the beneficiary bears the investment risk.

The beneficiary who continues the Contract will be granted the same rights as the owner under the original Contract, except the beneficiary cannot:

     -    transfer ownership

     -    take a loan

     -    make additional Purchase Payments

The beneficiary may also name his/her own beneficiary ("succeeding beneficiary") and has the right to take withdrawals at any time after the Death Report Date without a withdrawal charge. All other fees and charges applicable to the original Contract will also apply to the continued Contract. All benefits and features of the continued Contract will be based on the beneficiary's age on the Death Report Date as if the beneficiary had purchased the Contract with the adjusted Contract Value on the Death Report Date.

PLANNED DEATH BENEFIT

You may request that rather than receive a lump-sum death benefit, the beneficiary(ies) receive all or a portion of the death benefit proceeds either:

     - as a variable or fixed annuity for life or a period that does not exceed the beneficiary's life expectancy, or

     - under the terms of the Beneficiary Continuance provision described above. If the Beneficiary Continuance provision is selected as a planned death benefit, no surrenders will be allowed other than payments meant to satisfy minimum distribution amounts or systematic withdrawal amounts, if greater.

You must make the planned death benefit request as well as any revocation of this request in writing. Upon your death, your beneficiary(ies) cannot revoke or modify this request. If the death benefit at the time we receive Due Proof of Death is less than $2,000, we will only pay a lump sum to the beneficiary. If periodic payments due under the planned death benefit election are less than $100, we reserve the right to make Annuity Payments at less frequent intervals, resulting in a payment of at least $100 per year. If no beneficiary is alive when death benefits become payable, we will pay the death benefit as provided in your Contract.

DEATH PROCEEDS AFTER THE MATURITY DATE

If any Contract Owner or the Annuitant dies on or after the Maturity Date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity option then in effect.

                               THE ANNUITY PERIOD

--------------------------------------------------------------------------------

MATURITY DATE

Under the Contract, you can receive regular payments ("Annuity Payments"). You can choose the month and the year in which those payments begin ("Maturity Date"). You can also choose among payout options or elect a lump sum distribution. While the Annuitant is alive, you can change your selection any time up to the Maturity Date. Annuity Payments will begin on the Maturity Date stated in the Contract unless (1) you fully surrendered the Contract; (2) we paid the proceeds to the beneficiary before that date; or (3) you elected another date. Annuity Payments are a series of periodic payments (a) for life;
(b) for life with a minimum number of payments assured; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period. We may require proof that the Annuitant is alive before we make Annuity Payments. Not all options may be available in all states. Please be aware that once the Contract is annuitized, you are ineligible to receive the death benefit you have selected.

You may choose to annuitize at any time after the first Contract Date anniversary. Unless you elect otherwise, the Maturity Date will be the Annuitant's 75(th) birthday for Non-qualified Contracts and the Annuitant's 70(th) birthday for Qualified Contracts or ten years after the effective date of the Contract, if later (this requirement may be changed by us.)

At least 30 days before the original Maturity Date, you may elect to extend the Maturity Date to any time prior to the Annuitant's 85th birthday for Non-qualified Contracts or, for Qualified Contracts, to a later date with our consent. You may use certain annuity options taken at the Maturity Date to meet the minimum required distribution requirements of federal tax law, or you may use a program of withdrawals instead. These mandatory distribution requirements take effect generally upon the death of the Contract Owner, or with certain Qualified Contracts upon either the later of the Contract Owner's attainment of age 70 1/2 or year of retirement; or the death of the Contract Owner. You should seek independent tax advice regarding the election of minimum required distributions.

ALLOCATION OF ANNUITY

You may elect to receive your Annuity Payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time Annuity Payments begin, you have not made an election, we will apply your Cash Surrender Value to provide an annuity funded by the same funding options as you have selected during the accumulation period. At least 30 days before the Maturity Date, you may transfer the Contract Value among the funding options in order to change the basis on which we will determine Annuity Payments. (See "Transfers.")

VARIABLE ANNUITY

You may choose an annuity payout that fluctuates depending on the investment experience of the Variable Funding Options. We determine the number of Annuity Units credited to the Contract by dividing the first monthly Annuity Payment attributable to each Variable Funding Option by the corresponding Accumulation Unit value as of 14 days before the date Annuity Payments begin. We use an Annuity Unit to measure the dollar value of an Annuity Payment. The number of Annuity Units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly Annuity Payment. If you elect a variable annuity, the amount we apply to it will be the Cash Surrender Value as of 14 days before the date Annuity Payments begin, less any applicable premium taxes not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the Annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly Annuity Payment by multiplying the benefit per $1,000 of value shown in the Contract tables by the number of thousands of dollars of Contract Value you apply to that annuity option. The Contract tables factor in an assumed daily net investment factor of 3.0%. We call this your net investment rate. Your net investment rate of 3% corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your Variable Funding Options is less than 3%, then the dollar amount of your variable Annuity Payments will decrease. However, if the annualized investment performance, after expenses, of your Variable Funding Options is greater than 3%, then the dollar amount of your variable Annuity Payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent Annuity Payments changes from month to month based on the investment experience, as described above, of the applicable funding options. The total amount of each Annuity Payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of Annuity Units we credited to each funding option by the corresponding Annuity Unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY

You may choose a fixed annuity that provides payments that do not vary during the annuity period. We will calculate the dollar amount of the first fixed Annuity Payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your Cash Surrender Value as of the date Annuity Payments begin. Payout rates will not be lower than that shown in the Contract. If it would produce a larger payment, the first fixed Annuity Payment will be determined using the Annuity Tables in effect on the Maturity Date.

                                 PAYMENT OPTIONS

--------------------------------------------------------------------------------

ELECTION OF OPTIONS

While the Annuitant is alive, you can change your annuity option selection any time up to the Maturity Date. Once Annuity Payments have begun, no further elections are allowed.

During the Annuitant's lifetime, if you do not elect otherwise before the Maturity Date, we will pay you (or another designated payee) the first of a series of monthly Annuity Payments based on the life of the Annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain Qualified Contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract. (See "Annuity Options.")

The minimum amount that can be placed under an annuity option will be $2,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the Contract Value in a lump-sum.

On the Maturity Date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the Annuitant must be made by the Contract Owner.

ANNUITY OPTIONS

Subject to the conditions described in "Election of Options" above, we may pay all or any part of the Cash Surrender Value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options.

Option 1 -- Life Annuity -- No Refund. The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular Annuity Payments during the lifetime of the Annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make Annuity Payments during the lifetimes of the Annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.

Option 5 -- Payments for a Fixed Period without Life Contingency. We will make periodic payments for the period selected. This option may not satisfy the minimum required distribution rules for Qualified Contracts. Consult a tax adviser before electing this option.

Option 6 -- Other Annuity Options. We will make any other arrangements for Annuity Payments as may be mutually agreed upon.

VARIABLE LIQUIDITY BENEFIT

This benefit is only offered with the annuity option "Payments for a Fixed Period without Life Contingency."

At any time after annuitization and before death, the Contract Owner may surrender and receive a payment equal to (A) minus (B), where (A) equals the present value of remaining certain payments, and (B) equals a withdrawal charge not to exceed the maximum withdrawal charge rate shown on the specifications page of the Contract multiplied by (A). The interest rate used to calculate the present value is a rate 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments. The remaining period certain payments are assumed to be level payments equal to the most recent period certain payment prior to the request for this liquidity benefit. A withdrawal charge is not imposed if the surrender is made after the expiration of the withdrawal charge period shown on the specifications page of the Contract.

                        MISCELLANEOUS CONTRACT PROVISIONS

--------------------------------------------------------------------------------

RIGHT TO RETURN

You may return the Contract for a full refund of the Contract Value plus any Contract charges and premium taxes you paid (but not any fees and charges the Underlying Fund assessed) within twenty days after you receive it (the "right to return period"). You bear the investment risk of investing in the Variable Funding Options during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, or longer if your state law permits, we will refund your Purchase Payment in full; during the remainder of the right to return period, we will refund the Contract Value (including charges).

We will determine the Contract Value following the close of the business day on which we receive your Contract and a Written Request for a refund. Where state law requires a different period, or the return of Purchase Payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.

TERMINATION

We reserve the right to terminate the Contract on any business day if your Contract Value as of that date is less than $1,000 and you have not made Purchase Payments for at least two years, unless otherwise specified by state law. Accordingly, no Contract will be terminated due solely to negative investment performance. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the Cash Surrender Value less any applicable taxes. In certain states, we may be required to pay you the Contract Value. Federal tax law may impose additional restrictions on our right to terminate your traditional IRA, Roth IRA or other Qualified Contract.

REQUIRED REPORTS

As often as required by law, but at least once in each Contract Year before the due date of the first Annuity Payment, we will furnish a report showing the number of Accumulation Units credited to the Contract and the corresponding Accumulation Unit value(s) as of the report date for each funding option to which the Contract Owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists, as determined by the SEC, so that the sale of securities held in the Separate Account may not reasonably occur, or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders. At any time, payments from the Fixed Account may be delayed up to 6 months.

                              THE SEPARATE ACCOUNTS

--------------------------------------------------------------------------------

The Company sponsors Fund ABD and Fund ABD II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II. (See "The Insurance Company" .) Both Fund ABD and Fund ABD II were established on October 17, 1995 and are registered with the SEC as unit investment trusts under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the Variable Funding Options.

We anticipate merging Fund ABD and Fund ABD II with and into another separate account of the Company (the MetLife of CT Separate Account Eleven for Variable Annuities) during the fourth quarter of 2008 at the earliest, subject to regulatory approval. This merger will have no effect on the provisions of, and the rights and obligations under, the Contract. Similarly, the merger will not have any adverse impact on your Contract Value or any tax consequences for you.

We hold the assets of the Separate Account for the exclusive and separate benefit of the owners of each Separate Account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business that we may conduct. Obligations under the Contract are obligations of the Company. Any obligations that exceed the assets in the Separate Account are payable by the Company's general account. The amount of the guaranteed death benefit that exceeds the Contract Value is paid from the Company's general account. Benefit amounts paid from the general account are subject to the financial strength and claims-paying ability of the Company.

All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the Variable Funding Options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each Underlying Fund's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

We reserve the right to transfer assets of the Separate Account to another separate account, and/or to modify the structure or operation of the Separate Account, subject to the necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your Contract Value.

PERFORMANCE INFORMATION

In advertisements for the Contract, we may include performance figures to show you how a Variable Funding Option has performed in the past. These figures are rates of return or yield quotations shown as a percent. These figures show past performance of a Variable Funding Option and are not an indication of how a Variable Funding Option will perform in the future.

Performance figures for each Variable Funding Option are based in part on the performance of a corresponding Underlying Fund. In some cases, the Underlying Fund may have existed before the technical inception of the corresponding Variable Funding Option. In those cases, we can create "hypothetical historical performance" of a Variable Funding Option. These figures show the performance that the Variable Funding Option would have achieved had it been available during the entire history of the Underlying Fund.

In a low interest rate environment, yields for money market Subaccounts, after deduction of the Mortality and Expense Risk Charge, Administrative Expense Charge and the charge for any optional benefit riders (if applicable), may be negative even though the Underlying Fund's yield, before deducting for such charges, is positive. If you allocate a portion of your Contract Value to a money market Subaccount or participate in an asset allocation program where Contract Value is allocated to a money market Subaccount under the applicable asset allocation model, that portion of your Contract Value may decrease in value.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide tax or legal advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax and/or legal adviser regarding the tax implications of purchasing this Contract based upon your individual situation. For further tax information, an additional discussion of certain tax matters is contained in the SAI.

You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transaction under your Contract satisfy applicable tax law. We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA).

GENERAL TAXATION OF ANNUITIES

Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for premiums paid under an annuity and permitting tax-free transfers between the various investment options offered under the Contract. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 amended Code Section 1 to reduce the marginal tax rates on long-term capital gains and dividends to 5% and 15%. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Under current federal tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends. Earnings under annuity contracts, like interest payable on fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (top rate of 35%). The tax law provides deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time. Please consult your own tax advisor.

STATE AND LOCAL TAXES. The rules for state and local income taxes may differ from the federal income tax rules. Purchasers and prospective purchasers of the Contract should consult their own tax advisers and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the Contract.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. For both Qualified and Non-qualified Contracts, taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% tax penalty is in addition to any other penalties that may apply under your Contract and the normal income taxes due on the distribution.

TAX-FREE EXCHANGES. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life insurance policy, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

TYPES OF CONTRACTS: QUALIFIED AND NON-QUALIFIED

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or retirement savings plan or individual retirement annuity (IRA), your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs (including Roth IRAs), tax-sheltered annuities established by public school systems or certain tax-exempt organizations under Code Section 403(b), corporate sponsored pension, retirement savings, and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below. All qualified plans (including
IRAs) receive tax-deferral under the Code. Although there are no additional tax benefits to funding your qualified plan or IRA with an annuity, it does offer you additional insurance benefits, such as the availability of a guaranteed income for life.

The Contract has not been submitted to the IRS for approval as to form as a valid IRA. Such approval would not constitute an IRS approval or endorsement of any funding options under the contract. IRS approval as to form is not required to constitute a valid IRA. Disqualification of the Contract as an IRA could result in the immediate taxation of amounts held in the Contract and other adverse tax consequences.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract generally have not yet been taxed, the full amount of any distributions (including the amount attributable to Purchase Payments), whether paid in the form of lump sum withdrawals or Annuity Payments, are generally taxed at ordinary income tax rates unless the distribution is transferred to an eligible rollover account or contract. There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified funding vehicles generally are not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for participants who are 5% or more owners of the plan sponsor). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value, including the Enhanced Stepped-Up Provision, as well as all living benefits such as GMAB and GMWB , if available in your contract) must be added to the Contract Value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your personal tax advisor as to how these rules affect your Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within five years from the date of death or minimum distributions may be taken over the life expectancy of the individual beneficiaries (or in the case of certain trusts that are contract beneficiaries, over the life expectancy of the individuals who are the beneficiaries of the trust), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract and defer the minimum distribution requirements.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403(B), 408 OR 457, INCLUDING IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for any higher limits to be effective at a state income tax level. In other words, the permissible contribution limits for federal and state income tax purposes may be different. Therefore, in certain states, a portion of the contributions may not be excludible or deductible from state income taxes. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The

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applicable limit is $4,000 in 2007 and $5,000 in 2008, and it may be indexed for inflation in years after 2008. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA for the year must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $46,000 or 100% of pay for each participant in 2008.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

TSAS (ERISA AND NON-ERISA)

GENERAL. TSAs fall under sec.403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under sec.501(c)(3) of the Code.

In general contributions to sec.403(b) arrangements are subject to limitations under sec.415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

Recently, the IRS announced new regulations affecting sec.403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under sec.403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under sec.403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.


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

If your Contract was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted).

WITHDRAWALS AND INCOME PAYMENTS. If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:

     - Relates to Purchase Payments made prior to 1989 (and pre-1989 earnings on those Purchase Payments);

     - Is directly transferred to another permissible investment under sec.403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or

     - Is for financial hardship (but only to the extent of Purchase Payments) if your plan allows it.

DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS. Effective January 1, 2006, employers that established and maintain a TSA/403(b) plan ("the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after-tax contributions as part of the TSA plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract under the following conditions:

     (1) The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

     (2) In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

     (3) All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to-trustee transfers from other Designated Roth Accounts).

     (4) In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

     (5) No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

     (6) If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under the Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.

     (7) We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.


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

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

The employer must permit contributions under a pre-tax 403(b) plan in order to permit contributions to be irrevocably designated and made part of a Qualified Roth Contribution Program.

Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (relating to age 50 and over catch-up contributions) as well as contribution limits that apply under the Plan.

In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan as apply to the traditional pre-tax accounts under the plan (e.g., death or disability of participant, severance from employment, attainment of age 59 1/2 and hardship withdrawals only with respect to contributions (if permitted under the Plan)).

If the amounts have been held under any Designated Roth Account of a participant for at least five years and are made on account of death, disability or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of federal income tax ("Qualified Distributions").

Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.

Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

LOANS. If your TSA Contract permits loans, such loans will be made only from any Fixed Interest Account balance and only up to certain limits. In that case, we credit your Fixed Interest Account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from your Contract and all you employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

NON-QUALIFIED ANNUITY CONTRACTS

If you purchase the Contract on an individual basis with after-tax dollars and not under one of the programs described above, your Contract is referred to as non-qualified. As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal made prior to the Maturity Date or in the form of periodic Annuity Payments. As a general rule, there is income in the Contract (earnings) to the extent the Contract Value exceeds your investment in the Contract. The investment in the Contract equals the total Purchase Payments less any amount received previously which was excludible from gross income.

Generally, different tax rules apply to Annuity Payments than to withdrawals and payments received before the annuity starting date. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws.

Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed, but the remaining portion of the Annuity Payment (i.e., any earnings) will

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

be considered ordinary income for federal income tax purposes. Annuity Payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    a non-taxable return of your Purchase Payment; or

     -    a taxable payment of earnings.

We generally will tell you how much of each Annuity Payment is a non-taxable return of your Purchase Payments. However, it is possible that the IRS could conclude that the taxable portion of Annuity Payments under a non-qualified contract is an amount greater (or less) than the taxable amount determined by us and reported by us to you and the IRS. Generally, once the total amount treated as a non-taxable return of your Purchase Payments equals your Purchase Payments, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your Annuity Payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of the Contract Owner, including the death of either of the Joint Owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

If a non-qualified annuity is owned by a non-natural person (e.g., a corporation), increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if the Contract is transferred to another person or entity without adequate consideration, all deferred increases in value will be treated as income for federal income tax purposes at the time of the transfer.

PARTIAL WITHDRAWALS: If you make a partial withdrawal of your Contract Value, the distribution generally will be taxed as first coming from earnings (income in the Contract) and then from your Purchase Payments. These withdrawn earnings are includable in your taxable income. (See "Penalty Tax for Premature Distributions" below.) Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash distribution under the tax law, and will have tax consequences in the year taken.

PARTIAL ANNUITIZATIONS (IF AVAILABLE WITH YOUR CONTRACT): At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your Contract Value is applied to a payment option. Currently, we will treat the application of less than your entire Contract Value under a Non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received under that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

We will determine the excludable amount for each income payment under the Contract as a whole by using the rules applicable to variable income payments in general (i.e. by dividing your after-tax purchase price, as adjusted for any refund or guarantee feature, by the number of expected income payments from the appropriate IRS table). However, the IRS may determine that the excludable amount is different from our computation.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES

The Code requires that any non-qualified variable annuity contracts based on a Separate Account must meet specific diversification standards. Non-qualified variable annuity contracts shall not be treated as an annuity for federal income tax purposes if investments made in the account are not adequately diversified. Final tax regulations define how Separate Accounts must be diversified. The Company constantly monitors the diversification of investments and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the Contract Owner of tax-deferred treatment, requiring the current inclusion of a proportionate share of the income and gains from the Separate Account assets in the income of each Contract Owner. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.


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

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the Separate Account assets. There is little guidance in this area, and some features of the Contract, such as the number of funds available and the flexibility of the Contract Owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the Contract Owner investment control over Separate Account assets, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the Separate Account assets supporting the Contract.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Non-qualified Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

OTHER TAX CONSIDERATIONS

TREATMENT OF CHARGES FOR OPTIONAL BENEFITS

The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax adviser before selecting any rider or endorsement to the Contract.

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed generally will be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

TAX CREDITS AND DEDUCTIONS

The Company may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividend received deductions, are not passed back to the Separate Account or to Contract Owners since the Company is the owner of the assets from which the tax benefits are derived.

                                OTHER INFORMATION

--------------------------------------------------------------------------------

THE INSURANCE COMPANY

Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

Before December 7, 2007, certain of the Contracts were issued by MetLife Life and Annuity Company of Connecticut, a stock life insurance company chartered in 1973 in Connecticut. These Contracts were funded through Fund ABD II, a separate account registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. On December 7, 2007, MLACC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLACC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLACC, including Fund ABD II and its assets. Pursuant to the merger, therefore, Fund ABD II became a separate account of the Company. As a result of the merger, the Company also has become responsible for all of MLACC's liabilities and obligations, including those created under the Contract as initially issued by MLACC (formerly known as The Travelers Life and Annuity Company) and outstanding on the date of the merger. The Contract has thereby become a variable contract funded by a separate account of the Company, and each owner thereof has become a Contract Owner of the Company.

FINANCIAL STATEMENTS

The financial statements for the Company and its Separate Account are located in the Statement of Additional Information.

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut (the "Company") has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts; however, MLIDC may receive 12b-1 fees from the Underlying Funds.

MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (FINRA). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-9999, or by visiting FINRA's website at www.finra.org.


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

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company no longer offers the Contracts to new purchasers but it continues to accept Purchase Payments from Contract Owners.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 7.50% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 1.50% annually of average Contract Value (if asset-based compensation is paid to registered representatives).

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products.

The Company and MLIDC have entered into selling agreements with certain broker-dealer firms that have an affiliate that acts as investment adviser or sub-adviser to one or more Underlying Funds that may be offered under the Contracts. These investment advisory firms include Fidelity Management & Research Company, Morgan Stanley Investment Advisers Inc., MetLife Investment Funds Management LLC, MetLife Advisers, LLC and Met Investors Advisory LLC. MetLife Investment Funds Management LLC, MetLife Advisers LLC and Met Investors Advisory LLC are affiliates of the Company. Registered representatives of broker-dealer firms with an affiliated company acting as an adviser or a sub-adviser may favor these Funds when offering the Contracts.

CONFORMITY WITH STATE AND FEDERAL LAWS

The laws of the state in which we deliver a contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, Cash Surrender Value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the Contract Owner is subject.


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

VOTING RIGHTS

The Company is the legal owner of the shares of the Underlying Funds. However, we believe that when an Underlying Fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. We will vote all shares, including those we may own on our own behalf, and those where we have not received instructions from Contract Owners, in the same proportion as shares for which we received voting instructions. The effect of this proportional voting is that a small number of Contract Owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In certain limited circumstances, and when permitted by law, we may disregard voting instructions. If we do disregard voting instructions, a summary of that action and the reasons for such action would be included in the next annual report to Contract Owners.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

LEGAL PROCEEDINGS

In the ordinary course of business, the Company, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MLIDC to perform its contract with the Separate Account or of the Company to meet its obligations under the Contracts.

                                   APPENDIX A

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

                FOR METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information. The following table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

          PREMIER ADVISERS (CLASS I) -- SEPARATE ACCOUNT CHARGES 1.40%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         12,835,148
                                                       2006      1.172          1.288         14,274,032
                                                       2005      1.019          1.172         14,262,420
                                                       2004      0.897          1.019         10,841,489
                                                       2003      0.710          0.897         10,150,010
                                                       2002      0.796          0.710          9,701,628
                                                       2001      0.923          0.796          8,023,592

  VIP Mid Cap Subaccount (Service Class 2) (12/00)...  2007      1.917          2.180          7,048,863
                                                       2006      1.729          1.917          8,419,538
                                                       2005      1.486          1.729          8,136,691
                                                       2004      1.209          1.486          7,053,117
                                                       2003      0.887          1.209          6,373,888
                                                       2002      0.999          0.887          5,310,526
                                                       2001      1.050          0.999          1,727,443

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         10,647,659
                                                       2004      0.941          1.004         12,240,173
                                                       2003      0.839          0.941         14,072,516
                                                       2002      0.911          0.839         14,830,766
                                                       2001      0.972          0.911         13,475,207

  Janus Aspen Forty Subaccount (Service Shares)
  (5/00).............................................  2007      0.917          1.236            444,618
                                                       2006      0.853          0.917            534,763
                                                       2005      0.768          0.853            578,607
                                                       2004      0.660          0.768            572,316
                                                       2003      0.557          0.660            662,080
                                                       2002      0.672          0.557            710,089
                                                       2001      0.872          0.672            615,886

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Value Subaccount (Service
  Shares) (4/03).....................................  2007      1.921          2.030             85,684
                                                       2006      1.693          1.921             86,067
                                                       2005      1.560          1.693             87,514
                                                       2004      1.343          1.560            116,813
                                                       2003      1.000          1.343            128,204

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (12/00)....................................  2007      0.679          0.732          7,360,586
                                                       2006      0.584          0.679          9,300,854
                                                       2005      0.561          0.584         10,682,752
                                                       2004      0.544          0.561         12,214,595
                                                       2003      0.446          0.544         13,388,686
                                                       2002      0.609          0.446         15,628,276
                                                       2001      0.798          0.609         16,824,804

Legg Mason Partners Variable Equity Trust
  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.785          1.711         26,798,177

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.606          1.645         10,863,249
                                                       2006      1.377          1.606         13,024,732
                                                       2005      1.311          1.377         15,084,411
                                                       2004      1.204          1.311         17,246,134
                                                       2003      0.923          1.204         18,513,035
                                                       2002      1.216          0.923         19,285,142
                                                       2001      1.287          1.216         15,853,833
                                                       2000      1.132          1.287          7,090,936
                                                       1999      1.029          1.132          3,905,967
                                                       1998      1.000          1.029          1,764,644

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.114          1.209            878,659
                                                       2006      1.002          1.114          1,089,854
                                                       2005      0.969          1.002          1,217,569
                                                       2004      0.853          0.969          1,642,854
                                                       2003      0.581          0.853          2,003,014
                                                       2002      0.903          0.581          1,607,181
                                                       2001      0.987          0.903          1,517,383

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Income Trust
  LMPVIT Global High Yield Bond Subaccount (Class I)
  (5/98).............................................  2007      1.672          1.648            237,588
                                                       2006      1.533          1.672            299,971
                                                       2005      1.497          1.533            365,223
                                                       2004      1.367          1.497            464,878
                                                       2003      1.116          1.367            455,322
                                                       2002      1.055          1.116            354,505
                                                       2001      1.017          1.055            421,112
                                                       2000      1.032          1.017            319,825
                                                       1999      0.991          1.032            208,039
                                                       1998      1.000          0.991            117,685

  LMPVIT Strategic Bond Subaccount (Class I) (5/98)..  2007      1.510          1.519            797,676
                                                       2006      1.458          1.510            954,513
                                                       2005      1.443          1.458          1,026,955
                                                       2004      1.372          1.443          1,081,101
                                                       2003      1.229          1.372          1,150,712
                                                       2002      1.145          1.229          1,123,744
                                                       2001      1.086          1.145            914,232
                                                       2000      1.026          1.086            624,887
                                                       1999      1.037          1.026            344,250
                                                       1998      1.000          1.037            127,127

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977          9,460,702
                                                       2005      1.655          1.698         10,354,574
                                                       2004      1.549          1.655         11,436,639
                                                       2003      1.130          1.549         11,935,706
                                                       2002      1.529          1.130         11,108,929
                                                       2001      1.522          1.529          5,065,288
                                                       2000      1.305          1.522            907,328
                                                       1999      1.084          1.305            216,465
                                                       1998      1.000          1.084             55,964

Met Investors Series Trust
  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          2,529,646

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          7,805,024
                                                       2006      1.003          1.222          9,810,578

Metropolitan Series Fund, Inc.
  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         15,822,610
                                                       2006      1.203          1.232         13,699,584

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         18,342,870
                                                       2006      1.586          1.610         24,184,274

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         12,563,893
                                                       2006      1.960          2.014         15,669,108

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         28,282,554
                                                       2006      1.851          1.981         34,627,074

  MSF Neuberger Berman Mid Cap Value Subaccount
  (Class A) (4/07)...................................  2007      2.004          1.888            524,030

  MSF Oppenheimer Global Equity Subaccount (Class A)
  (4/07).............................................  2007      1.582          1.573            831,016

The Travelers Series Trust
  Travelers Equity Income Subaccount (12/96).........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         19,336,704
                                                       2004      1.670          1.810         22,752,381
                                                       2003      1.291          1.670         24,652,637
                                                       2002      1.521          1.291         25,581,166
                                                       2001      1.652          1.521         27,130,603
                                                       2000      1.535          1.652         22,535,737

  Travelers Large Cap Subaccount (12/96).............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         14,843,563
                                                       2004      1.366          1.435         17,524,614
                                                       2003      1.111          1.366         19,563,576
                                                       2002      1.459          1.111         21,047,983
                                                       2001      1.790          1.459         24,478,964
                                                       2000      2.123          1.790         22,306,844

Universal Institutional Funds, Inc.
  UIF Emerging Markets Equity Subaccount (Class I)
  (5/98).............................................  2007      2.357          2.536                 --
                                                       2006      1.743          2.357            380,452
                                                       2005      1.320          1.743            422,202
                                                       2004      1.087          1.320            439,202
                                                       2003      0.737          1.087            474,608
                                                       2002      0.820          0.737            360,817
                                                       2001      0.889          0.820            359,559
                                                       2000      1.484          0.889            309,348
                                                       1999      0.769          1.484            238,502
                                                       1998      1.000          0.769             27,410

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF Equity Growth Subaccount (Class I) (5/00)......  2007      0.751          0.903            764,496
                                                       2006      0.732          0.751            976,582
                                                       2005      0.641          0.732          1,245,494
                                                       2004      0.603          0.641          1,341,533
                                                       2003      0.490          0.603          1,515,009
                                                       2002      0.688          0.490          1,471,505
                                                       2001      0.823          0.688          1,122,971

  UIF Global Value Equity Subaccount (Class I)
  (5/98).............................................  2007      1.492          1.594                 --
                                                       2006      1.248          1.492          1,006,808
                                                       2005      1.196          1.248            957,392
                                                       2004      1.068          1.196            990,539
                                                       2003      0.840          1.068          1,043,388
                                                       2002      1.025          0.840          1,131,407
                                                       2001      1.000          1.025          1,261,854
                                                       2001      1.118          1.000                 --
                                                       2000      1.017          1.118            922,022
                                                       1999      0.991          1.017            508,044
                                                       1998      0.973          0.991            163,749

  UIF Mid Cap Growth Subaccount (Class I) (5/00).....  2007      0.853          1.032            653,789
                                                       2006      0.792          0.853            711,917
                                                       2005      0.683          0.792            865,513
                                                       2004      0.569          0.683            905,408
                                                       2003      0.407          0.569            987,307
                                                       2002      0.600          0.407          1,131,038
                                                       2001      0.861          0.600          1,118,232

  UIF Technology Subaccount (Class I) (5/00).........  2006      0.231          0.241                 --
                                                       2005      0.235          0.231            841,734
                                                       2004      0.242          0.235          1,156,951
                                                       2003      0.166          0.242          1,339,529
                                                       2002      0.330          0.166          1,840,625
                                                       2001      0.654          0.330          1,926,762

  UIF U.S. Mid Cap Value Subaccount (Class I)
  (6/98).............................................  2007      1.900          2.028                 --
                                                       2006      1.596          1.900            739,966
                                                       2005      1.441          1.596            865,904
                                                       2004      1.275          1.441          1,021,502
                                                       2003      0.914          1.275          1,154,921
                                                       2002      1.288          0.914          1,337,465
                                                       2001      1.348          1.288          1,390,184
                                                       2000      1.235          1.348            859,060
                                                       1999      1.042          1.235            818,991
                                                       1998      1.000          1.042            219,618

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF U.S. Real Estate Securities Subaccount (Class
  I) (10/98).........................................  2006      2.439          3.100                 --
                                                       2005      2.113          2.439            328,630
                                                       2004      1.571          2.113            379,765
                                                       2003      1.158          1.571            535,220
                                                       2002      1.184          1.158            480,808
                                                       2001      1.093          1.184            478,734
                                                       2000      0.866          1.093            138,149
                                                       1999      0.909          0.866            105,964
                                                       1998      0.865          0.909             66,511

  UIF Value Subaccount (Class I) (5/98)..............  2007      1.484          1.419            831,292
                                                       2006      1.288          1.484            985,609
                                                       2005      1.249          1.288          1,118,021
                                                       2004      1.075          1.249          1,373,932
                                                       2003      0.813          1.075          1,494,933
                                                       2002      1.059          0.813          1,728,646
                                                       2001      1.050          1.059          1,653,571
                                                       2000      0.852          1.050            938,077
                                                       1999      0.880          0.852            853,765
                                                       1998      1.000          0.880            258,345

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class I)
  (5/99).............................................  2007      1.590          1.535            227,481
                                                       2006      1.386          1.590            340,367
                                                       2005      1.347          1.386            414,103
                                                       2004      1.160          1.347            354,009
                                                       2003      0.898          1.160            346,971
                                                       2002      1.128          0.898            360,360
                                                       2001      1.173          1.128            384,749
                                                       2000      0.916          1.173            272,114
                                                       1999      1.000          0.916             65,606

  Van Kampen LIT Enterprise Subaccount (Class I)
  (7/98).............................................  2007      0.887          0.986            381,872
                                                       2006      0.840          0.887            546,450
                                                       2005      0.788          0.840            670,537
                                                       2004      0.768          0.788            927,896
                                                       2003      0.619          0.768            992,693
                                                       2002      0.888          0.619          1,203,650
                                                       2001      1.132          0.888          1,430,647
                                                       2000      1.344          1.132          1,563,368
                                                       1999      1.083          1.344            953,537
                                                       1998      1.000          1.083            233,972

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Government Subaccount (Class I)
  (10/98)............................................  2007      1.358          1.437            528,068
                                                       2006      1.333          1.358            682,624
                                                       2005      1.305          1.333            776,879
                                                       2004      1.271          1.305            951,033
                                                       2003      1.266          1.271          1,195,094
                                                       2002      1.172          1.266          1,730,223
                                                       2001      1.111          1.172            580,913
                                                       2000      1.003          1.111            488,214
                                                       1999      1.052          1.003            333,180
                                                       1998      1.000          1.052            347,758

  Van Kampen LIT Growth and Income Subaccount (Class
  I) (6/98)..........................................  2007      1.871          1.897            464,004
                                                       2006      1.633          1.871            705,441
                                                       2005      1.505          1.633            921,752
                                                       2004      1.335          1.505          1,079,607
                                                       2003      1.057          1.335          1,137,611
                                                       2002      1.254          1.057          1,239,684
                                                       2001      1.350          1.254          1,513,888
                                                       2000      1.147          1.350          1,663,683
                                                       1999      1.030          1.147          1,105,415
                                                       1998      1.000          1.030            292,761

  Van Kampen LIT Money Market Subaccount (Class I)
  (5/98).............................................  2006      1.123          1.132                 --
                                                       2005      1.109          1.123          1,375,543
                                                       2004      1.115          1.109          1,485,737
                                                       2003      1.125          1.115          1,690,655
                                                       2002      1.127          1.125          2,226,422
                                                       2001      1.102          1.127          2,230,550
                                                       2000      1.055          1.102          1,706,894
                                                       1999      1.023          1.055            545,168
                                                       1998      1.000          1.023            637,874

  Van Kampen LIT Strategic Growth Subaccount (Class
  I) (6/98)..........................................  2007      1.383          1.595            329,238
                                                       2006      1.364          1.383            472,672
                                                       2005      1.281          1.364            525,228
                                                       2004      1.214          1.281            618,881
                                                       2003      0.967          1.214            698,741
                                                       2002      1.452          0.967            881,610
                                                       2001      2.150          1.452          1,085,722
                                                       2000      2.426          2.150          1,080,269
                                                       1999      1.204          2.426            483,237
                                                       1998      1.000          1.204             27,189




The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Balanced Portfolio was replaced by Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Van Kampen Life Investment Trust-Money Market Portfolio was replaced by Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Universal Institutional Funds, Inc.-U.S. Real Estate Securities Portfolio was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Emerging Markets Equity Portfolio was replaced by Met Investors Series Trust -- MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Global Value Equity Portfolio was replaced by Metropolitan Series Fund, Inc.- Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-U.S. Mid Cap Value Portfolio was replaced by Metropolitan Series Fund, Inc.-Neuberger Berman Mid Cap Value Portfolio and is no longer available as a funding option.

                                   APPENDIX B

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

              FOR METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information. The following table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

          PREMIER ADVISERS (CLASS I) -- SEPARATE ACCOUNT CHARGES 1.40%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         13,754,593
                                                       2006      1.172          1.288         15,492,664
                                                       2005      1.019          1.172         14,943,854
                                                       2004      0.897          1.019         13,917,723
                                                       2003      0.710          0.897         12,297,582
                                                       2002      0.796          0.710         10,767,860
                                                       2001      0.923          0.796          8,215,904

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.917          2.180          5,870,755
                                                       2006      1.729          1.917          6,767,359
                                                       2005      1.486          1.729          7,176,700
                                                       2004      1.209          1.486          6,512,470
                                                       2003      0.887          1.209          5,739,048
                                                       2002      0.999          0.887          4,832,433
                                                       2001      1.050          0.999          1,308,941
                                                       2000      1.000          1.050                 --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         12,042,861
                                                       2004      0.941          1.004         13,862,916
                                                       2003      0.839          0.941         15,303,712
                                                       2002      0.911          0.839         15,615,584
                                                       2001      0.972          0.911         12,635,819

  Janus Aspen Forty Subaccount (Service Shares)
  (7/00).............................................  2007      0.917          1.236          2,974,259
                                                       2006      0.853          0.917          3,092,260
                                                       2005      0.768          0.853          2,943,382
                                                       2004      0.660          0.768          2,819,561
                                                       2003      0.557          0.660          3,033,406
                                                       2002      0.672          0.557          3,211,262
                                                       2001      0.872          0.672          2,849,671

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Value Subaccount (Service
  Shares) (4/03).....................................  2007      1.921          2.030            380,331
                                                       2006      1.693          1.921            427,585
                                                       2005      1.560          1.693            407,696
                                                       2004      1.343          1.560            425,077
                                                       2003      1.000          1.343            514,550

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.679          0.732         10,856,564
                                                       2006      0.584          0.679         11,950,925
                                                       2005      0.561          0.584         13,400,923
                                                       2004      0.544          0.561         16,410,151
                                                       2003      0.446          0.544         19,761,719
                                                       2002      0.609          0.446         22,039,418
                                                       2001      0.798          0.609         22,841,930

Legg Mason Partners Variable Equity Trust
  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.785          1.711         21,567,165

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.606          1.645          9,133,487
                                                       2006      1.377          1.606         11,310,649
                                                       2005      1.311          1.377         14,063,167
                                                       2004      1.204          1.311         16,356,631
                                                       2003      0.923          1.204         18,163,714
                                                       2002      1.216          0.923         19,758,109
                                                       2001      1.287          1.216         19,646,073
                                                       2000      1.132          1.287         12,889,045
                                                       1999      1.029          1.132          8,670,638
                                                       1998      1.000          1.029          3,232,444

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.114          1.209          3,309,720
                                                       2006      1.002          1.114          4,221,015
                                                       2005      0.969          1.002          5,020,579
                                                       2004      0.853          0.969          5,707,331
                                                       2003      0.581          0.853          6,425,059
                                                       2002      0.903          0.581          5,433,438
                                                       2001      0.987          0.903          4,642,573

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Income Trust
  LMPVIT Global High Yield Bond Subaccount (Class I)
  (5/98).............................................  2007      1.672          1.648          1,819,127
                                                       2006      1.533          1.672          2,453,263
                                                       2005      1.497          1.533          3,145,687
                                                       2004      1.367          1.497          3,553,979
                                                       2003      1.116          1.367          3,858,963
                                                       2002      1.055          1.116          3,974,358
                                                       2001      1.017          1.055          3,941,691
                                                       2000      1.032          1.017          3,132,176
                                                       1999      0.991          1.032          3,085,254
                                                       1998      1.000          0.991          2,965,625

  LMPVIT Strategic Bond Subaccount (Class I) (5/98)..  2007      1.510          1.519          4,812,546
                                                       2006      1.458          1.510          5,722,736
                                                       2005      1.443          1.458          6,597,214
                                                       2004      1.372          1.443          7,493,182
                                                       2003      1.229          1.372          8,867,700
                                                       2002      1.145          1.229          9,223,742
                                                       2001      1.086          1.145          7,447,350
                                                       2000      1.026          1.086          4,817,402
                                                       1999      1.037          1.026          3,695,681
                                                       1998      1.000          1.037          1,887,776

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977         10,269,420
                                                       2005      1.655          1.698         12,540,421
                                                       2004      1.549          1.655         14,334,230
                                                       2003      1.130          1.549         14,439,056
                                                       2002      1.529          1.130         14,322,306
                                                       2001      1.522          1.529         12,398,140
                                                       2000      1.305          1.522          5,750,512
                                                       1999      1.084          1.305          2,802,945
                                                       1998      1.000          1.084          1,220,503

Met Investors Series Trust
  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          3,935,993

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          9,714,512
                                                       2006      1.003          1.222         13,183,586

Metropolitan Series Fund, Inc.
  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         18,367,722
                                                       2006      1.203          1.232         19,072,650

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         24,381,838
                                                       2006      1.586          1.610         31,641,936

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         13,545,075
                                                       2006      1.960          2.014         18,174,254

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         32,422,690
                                                       2006      1.851          1.981         40,939,825

  MSF Neuberger Berman Mid Cap Value Subaccount
  (Class A) (4/07)...................................  2007      2.004          1.888          5,368,250

  MSF Oppenheimer Global Equity Subaccount (Class A)
  (4/07).............................................  2007      1.582          1.573          6,642,930

The Travelers Series Trust
  Travelers Equity Income Subaccount (12/96).........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         23,418,224
                                                       2004      1.670          1.810         28,399,295
                                                       2003      1.291          1.670         31,475,807
                                                       2002      1.521          1.291         34,048,348
                                                       2001      1.652          1.521         37,812,927
                                                       2000      1.535          1.652                 --

  Travelers Large Cap Subaccount (12/96).............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         16,715,712
                                                       2004      1.366          1.435         20,122,965
                                                       2003      1.111          1.366         23,324,386
                                                       2002      1.459          1.111         27,044,542
                                                       2001      1.790          1.459         31,933,410
                                                       2000      2.123          1.790         34,231,283

Universal Institutional Funds, Inc.
  UIF Emerging Markets Equity Subaccount (Class I)
  (5/98).............................................  2007      2.357          2.536                 --
                                                       2006      1.743          2.357          1,861,026
                                                       2005      1.320          1.743          2,489,994
                                                       2004      1.087          1.320          2,552,056
                                                       2003      0.737          1.087          2,705,882
                                                       2002      0.820          0.737          2,858,356
                                                       2001      0.889          0.820          3,202,246
                                                       2000      1.484          0.889          2,933,453
                                                       1999      0.769          1.484          1,187,791
                                                       1998      1.000          0.769            325,885

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF Equity Growth Subaccount (Class I) (5/00)......  2007      0.751          0.903          3,231,849
                                                       2006      0.732          0.751          3,868,984
                                                       2005      0.641          0.732          4,454,022
                                                       2004      0.603          0.641          4,784,449
                                                       2003      0.490          0.603          5,388,525
                                                       2002      0.688          0.490          5,699,969
                                                       2001      0.823          0.688          5,808,229

  UIF Global Value Equity Subaccount (Class I)
  (5/98).............................................  2007      1.492          1.594                (60)
                                                       2006      1.248          1.492          8,314,576
                                                       2005      1.196          1.248          8,918,279
                                                       2004      1.068          1.196          9,140,860
                                                       2003      0.840          1.068          8,860,358
                                                       2002      1.025          0.840          8,455,101
                                                       2001      1.000          1.025          8,990,510
                                                       2001      1.118          1.000                 --
                                                       2000      1.017          1.118          7,845,996
                                                       1999      0.991          1.017          4,937,653
                                                       1998      1.000          0.991          2,791,215

  UIF Mid Cap Growth Subaccount (Class I) (5/00).....  2007      0.853          1.032          3,572,536
                                                       2006      0.792          0.853          4,616,142
                                                       2005      0.683          0.792          5,859,271
                                                       2004      0.569          0.683          6,724,903
                                                       2003      0.407          0.569          7,412,502
                                                       2002      0.600          0.407          7,622,040
                                                       2001      0.861          0.600          7,985,971

  UIF Technology Subaccount (Class I) (5/00).........  2006      0.231          0.241                 --
                                                       2005      0.235          0.231          7,863,792
                                                       2004      0.242          0.235          8,801,098
                                                       2003      0.166          0.242          9,251,977
                                                       2002      0.330          0.166         11,141,281
                                                       2001      0.654          0.330         12,911,565
                                                       2000      1.000          0.654          8,223,281

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF U.S. Mid Cap Value Subaccount (Class I)
  (5/98).............................................  2007      1.900          2.028                 --
                                                       2006      1.596          1.900          6,642,787
                                                       2005      1.441          1.596          8,014,319
                                                       2004      1.275          1.441          9,723,982
                                                       2003      0.914          1.275         10,712,032
                                                       2002      1.288          0.914         11,612,662
                                                       2001      1.348          1.288         12,284,770
                                                       2000      1.235          1.348          9,721,232
                                                       1999      1.042          1.235          5,752,898
                                                       1998      1.000          1.042          3,208,568

  UIF U.S. Real Estate Securities Subaccount (Class
  I) (5/98)..........................................  2006      2.439          3.100                 --
                                                       2005      2.113          2.439          2,353,839
                                                       2004      1.571          2.113          2,646,648
                                                       2003      1.158          1.571          3,061,310
                                                       2002      1.184          1.158          3,294,235
                                                       2001      1.093          1.184          3,245,254
                                                       2000      0.866          1.093          2,626,035

  UIF Value Subaccount (Class I) (5/98)..............  2007      1.484          1.419          5,420,115
                                                       2006      1.288          1.484          7,552,291
                                                       2005      1.249          1.288          9,540,783
                                                       2004      1.075          1.249         10,748,230
                                                       2003      0.813          1.075         11,279,463
                                                       2002      1.059          0.813         12,016,877
                                                       2001      1.050          1.059         12,306,001
                                                       2000      0.852          1.050          9,127,020
                                                       1999      0.880          0.852          6,166,448
                                                       1998      1.000          0.880          2,812,523

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class I)
  (5/99).............................................  2007      1.590          1.535          1,802,158
                                                       2006      1.386          1.590          2,667,409
                                                       2005      1.347          1.386          3,475,693
                                                       2004      1.160          1.347          3,652,141
                                                       2003      0.898          1.160          3,293,740
                                                       2002      1.128          0.898          3,145,076
                                                       2001      1.173          1.128          3,175,023
                                                       2000      0.916          1.173          2,259,815
                                                       1999      1.000          0.916            592,847

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Enterprise Subaccount (Class I)
  (5/98).............................................  2007      0.887          0.986          3,791,074
                                                       2006      0.840          0.887          5,106,761
                                                       2005      0.788          0.840          7,011,089
                                                       2004      0.768          0.788          8,517,872
                                                       2003      0.619          0.768          9,561,484
                                                       2002      0.888          0.619         10,974,877
                                                       2001      1.132          0.888         13,325,467
                                                       2000      1.344          1.132         14,493,536
                                                       1999      1.083          1.344          6,294,366
                                                       1998      1.000          1.083          1,807,065

  Van Kampen LIT Government Subaccount (Class I)
  (5/98).............................................  2007      1.358          1.437          2,286,858
                                                       2006      1.333          1.358          3,380,533
                                                       2005      1.305          1.333          4,539,630
                                                       2004      1.271          1.305          5,214,733
                                                       2003      1.266          1.271          6,354,516
                                                       2002      1.172          1.266          8,077,581
                                                       2001      1.111          1.172          3,329,608
                                                       2000      1.003          1.111          2,405,941
                                                       1999      1.052          1.003          1,781,637
                                                       1998      1.000          1.052            754,724

  Van Kampen LIT Growth and Income Subaccount (Class
  I) (5/98)..........................................  2007      1.871          1.897          5,239,180
                                                       2006      1.633          1.871          7,356,658
                                                       2005      1.505          1.633          8,650,572
                                                       2004      1.335          1.505         10,021,350
                                                       2003      1.057          1.335         10,288,883
                                                       2002      1.254          1.057         11,033,781
                                                       2001      1.350          1.254         12,134,238
                                                       2000      1.147          1.350         10,991,961
                                                       1999      1.030          1.147          6,242,006
                                                       1998      1.000          1.030          2,274,752

  Van Kampen LIT Money Market Subaccount (Class I)
  (5/98).............................................  2006      1.123          1.132                 --
                                                       2005      1.109          1.123          3,114,503
                                                       2004      1.115          1.109          4,574,264
                                                       2003      1.125          1.115          5,728,263
                                                       2002      1.127          1.125          7,145,521
                                                       2001      1.102          1.127          9,461,724
                                                       2000      1.055          1.102          5,786,461
                                                       1999      1.023          1.055          7,282,651
                                                       1998      1.000          1.023          4,773,944

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Strategic Growth Subaccount (Class
  I) (5/98)..........................................  2007      1.383          1.595          2,563,629
                                                       2006      1.364          1.383          3,565,733
                                                       2005      1.281          1.364          5,869,498
                                                       2004      1.214          1.281          6,655,088
                                                       2003      0.967          1.214          7,290,958
                                                       2002      1.452          0.967          8,168,531
                                                       2001      2.150          1.452          9,617,726
                                                       2000      2.426          2.150         10,070,879
                                                       1999      1.204          2.426          4,454,847
                                                       1998      1.000          1.204          1,147,906




The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Balanced Portfolio was replaced by Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Van Kampen Life Investment Trust-Money Market Portfolio was replaced by Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Universal Institutional Funds, Inc.-U.S. Real Estate Securities Portfolio was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Emerging Markets Equity Portfolio was replaced by Met Investors Series Trust -- MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Global Value Equity Portfolio was replaced by Metropolitan Series Fund, Inc.- Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-U.S. Mid Cap Value Portfolio was replaced by Metropolitan Series Fund, Inc.-Neuberger Berman Mid Cap Value Portfolio and is no longer available as a funding option.

                                   APPENDIX C

--------------------------------------------------------------------------------

                ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS

Certain Underlying Funds were subject to a substitution or other change. The chart below identifies the former name and new name of each of these Underlying Funds, and the former name and new name of the trust of which the Underlying Fund is a part.

UNDERLYING FUND NAME CHANGES

                 FORMER NAME                                      NEW NAME
---------------------------------------------  ---------------------------------------------
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
     Neuberger Berman Real Estate Portfolio      Clarion Global Real Estate Portfolio
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.        THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
  Equity Growth Portfolio                        Capital Growth Portfolio
VAN KAMPEN LIFE INVESTMENT TRUST               VAN KAMPEN LIFE INVESTMENT TRUST
  Strategic Growth Portfolio                     Capital Growth Portfolio


UNDERLYING FUND SUBSTITUTIONS
The following new Underlying Funds were substituted for the former Underlying Funds.

            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------
JANUS ASPEN SERIES                             METROPOLITAN SERIES FUND, INC.
  Worldwide Growth Portfolio                   Oppenheimer Global Equity Portfolio
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.        MET INVESTORS SERIES TRUST
  Mid Cap Growth Portfolio                     Van Kampen Mid Cap Growth Portfolio

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX D

--------------------------------------------------------------------------------

                                THE FIXED ACCOUNT

The Fixed Account is part of the Company's general account assets. These general account assets include all assets of the Company other than those held in the Separate Accounts sponsored by the Company or its affiliates.

The staff of the SEC does not generally review the disclosure in the prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the general account may, however, be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in the prospectus.

Under the Fixed Account, the Company assumes the risk of investment gain or loss, guarantees a specified interest rate, and guarantees a specified periodic Annuity Payment. The investment gain or loss of the Separate Account or any of the funding options does not affect the Fixed Account Contract Value, or the dollar amount of fixed Annuity Payments made under any payout option.

We guarantee that, at any time, the Fixed Account Contract Value will not be less than the amount of the Purchase Payments allocated to the Fixed Account, plus interest credited as described below, less any applicable premium taxes or prior withdrawals.

Purchase Payments allocated to the Fixed Account and any transfers made to the Fixed Account become part of the Company's general account, which supports insurance and annuity obligations. Where permitted by state law, we reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract. The general account and any interest therein are not registered under, or subject to the provisions of, the Securities Act of 1933 or Investment Company Act of 1940. We will invest the assets of the Fixed Account at our discretion. Investment income from such Fixed Account assets will be allocated to us and to the Contracts participating in the Fixed Account.

Investment income from the Fixed Account allocated to us includes compensation for mortality and expense risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.

We guarantee the initial rate for any allocations into the Fixed Account for one year from the date of such allocation. We guarantee subsequent renewal rates for the calendar quarter. We also guarantee that for the life of the Contract we will credit interest at a rate not less than the minimum interest rate allowed by state law. We reserve the right to change the rate subject to applicable state law. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of the minimum guaranteed rate in our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the minimum guaranteed rate for any given year. We have no specific formula for determining the interest rate. Some factors we may consider are regulatory and tax requirements, general economic trends and competitive factors.

TRANSFERS

You may make transfers from the Fixed Account to any available Variable Funding Option(s) twice a year during the 30 days following the semiannual anniversary of the Contract Date. We limit transfers to an amount of up to 15% of the Fixed Account Contract Value on the semiannual Contract Date anniversary. (This restriction does not apply to transfers under the Dollar Cost Averaging Program.) Amounts previously transferred from the Fixed Account to Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of transfer. We reserve the right to waive either of these restrictions. Where permitted by state law, we reserve the right to restrict transfers into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract.

Automated transfers from the Fixed Account to any of the Variable Funding Options may begin at any time. Automated transfers from the Fixed Account may not deplete your Fixed Account value in a period of less than twelve months from your enrollment in the Dollar Cost Averaging Program.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX E

--------------------------------------------------------------------------------

               CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information contains more specific information and financial statements relating to the Separate Account and MetLife Insurance Company of Connecticut. A list of the contents of the Statement of Additional Information is set forth below:

                     The Insurance Company
                     Principal Underwriter
                     Distribution and Principal Underwriting Agreement Valuation of Assets
                     Federal Tax Considerations
                     Independent Registered Public Accounting Firm Condensed Financial Information
                     Financial Statements

--------------------------------------------------------------------------------

Copies of the Statement of Additional Information dated April 28, 2008 are available without charge. To request a copy, please clip this coupon on the line above, enter your name and address in the spaces provided below, and mail to MetLife Insurance Company of Connecticut, P.O. Box 10366, Des Moines, IA 50306-0366. For the MetLife Insurance Company of Connecticut Statement of Additional Information please request MIC-Book-06-07-10-11. For the Statement of Additional Information for the contracts issued by the former MetLife Life and Annuity Company of Connecticut please request MLAC-Book-06-07-10-11.

Name: -------------------------------------------------

Address: ----------------------------------------------

CHECK BOX:

[ ] MIC-Book-06-07-10-11

[ ] MLAC-Book-06-07-10-11

                PREMIER ADVISERS -- CLASS II ANNUITY PROSPECTUS:

                  METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                                 APRIL 28, 2008

This prospectus describes PREMIER ADVISERS -- CLASS II ANNUITY, a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("Qualified Contracts") as well as those that do not qualify for such treatment ("Non-qualified Contracts"). We may issue it as an individual contract or as a group contract. When we issue a group contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to contracts and certificates as "Contracts" .

You can choose to have your premium ("Purchase Payments") accumulate on a variable and/or, subject to availability, fixed basis in one or more of our funding options. Your Contract Value before the Maturity Date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the Variable Funding Options you select. You bear the investment risk of investing in the Variable Funding Options. The Variable Funding Options available as of April 28, 2008 are:

FIDELITY(R) VARIABLE INSURANCE                   METROPOLITAN SERIES FUND, INC.
  PRODUCTS -- SERVICE CLASS 2                      BlackRock Money Market Portfolio -- Class A
  Contrafund(R) Portfolio                          FI Large Cap Portfolio -- Class A
  Mid Cap Portfolio                                FI Value Leaders Portfolio -- Class D
JANUS ASPEN SERIES -- SERVICE SHARES               MFS(R) Total Return Portfolio -- Class F
  Forty Portfolio                                  Neuberger Berman Mid Cap Value
  Mid Cap Value Portfolio                             Portfolio -- Class A
LEGG MASON PARTNERS VARIABLE EQUITY                Oppenheimer Global Equity
  TRUST -- CLASS I                                    Portfolio -- Class A
  Legg Mason Partners Variable Fundamental       THE UNIVERSAL INSTITUTIONAL FUNDS,
     Value Portfolio                               INC. -- CLASS I
  Legg Mason Partners Variable Investors           Capital Growth Portfolio
     Portfolio                                     Value Portfolio
  Legg Mason Partners Variable Small Cap         VAN KAMPEN LIFE INVESTMENT TRUST -- CLASS II
     Growth Portfolio                              Capital Growth Portfolio
LEGG MASON PARTNERS VARIABLE INCOME                Comstock Portfolio
  TRUST -- CLASS I                                 Enterprise Portfolio
  Legg Mason Partners Variable Global High         Government Portfolio
     Yield Bond Portfolio                          Growth and Income Portfolio
  Legg Mason Partners Variable Strategic Bond
     Portfolio
MET INVESTORS SERIES TRUST -- CLASS A
  Clarion Global Real Estate Portfolio
  MFS(R) Emerging Markets Equity Portfolio
  Van Kampen Mid Cap Growth Portfolio


     Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.

THE CONTRACT IS NO LONGER OFFERED TO NEW PURCHASERS.

This prospectus provides the information that you should know before investing in the Contract. Please keep this prospectus for future reference. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated April 28, 2008. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to us at P.O. Box 10366, Des Moines, IA 50306-0366, call 800-599-9460 or access the SEC's website (http://www.sec.gov). See Appendix E for the SAI's table of contents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                TABLE OF CONTENTS





                                                                          PAGE
                                                                          ----
GLOSSARY................................................................     3
SUMMARY.................................................................     5
FEE TABLE...............................................................     8
CONDENSED FINANCIAL INFORMATION.........................................    11
THE ANNUITY CONTRACT....................................................    11
Contract Owner Inquiries................................................    12
Purchase Payments.......................................................    12
Accumulation Units......................................................    13
The Variable Funding Options............................................    13
FIXED ACCOUNT...........................................................    17
CHARGES AND DEDUCTIONS..................................................    17
General.................................................................    17
Withdrawal Charge.......................................................    18
Free Withdrawal Allowance...............................................    18
Administrative Charges..................................................    19
Mortality and Expense Risk Charge.......................................    19
Variable Liquidity Benefit Charge.......................................    19
Enhanced Stepped-Up Provision Charge....................................    19
Variable Funding Option Expenses........................................    20
Premium Tax.............................................................    20
Changes in Taxes Based upon Premium or Value............................    20
TRANSFERS...............................................................    20
Market Timing/Excessive Trading.........................................    20
Dollar Cost Averaging...................................................    22
ACCESS TO YOUR MONEY....................................................    23
Systematic Withdrawals..................................................    23
Loans...................................................................    24
OWNERSHIP PROVISIONS....................................................    24
Types of Ownership......................................................    24
Contract Owner..........................................................    24
Beneficiary.............................................................    24
Annuitant...............................................................    24
DEATH BENEFIT...........................................................    25
Death Proceeds before the Maturity Date.................................    25
Enhanced Stepped-Up Provision ("E.S.P.")................................    26
Payment of Proceeds.....................................................    26
Beneficiary Contract Continuance (not permitted for non-natural
  beneficiaries)........................................................    28
Planned Death Benefit...................................................    28
Death Proceeds after the Maturity Date..................................    29
THE ANNUITY PERIOD......................................................    29
Maturity Date...........................................................    29
Allocation of Annuity...................................................    29
Variable Annuity........................................................    29
Fixed Annuity...........................................................    30
PAYMENTS OPTIONS........................................................    30
Election of Options.....................................................    30
Annuity Options.........................................................    31
Variable Liquidity Benefit..............................................    31
MISCELLANEOUS CONTRACT PROVISIONS.......................................    31
Right to Return.........................................................    31
Termination.............................................................    32
Required Reports........................................................    32
Suspension of Payments..................................................    32
THE SEPARATE ACCOUNTS...................................................    32
Performance Information.................................................    33
FEDERAL TAX CONSIDERATIONS..............................................    33
General Taxation of Annuities...........................................    34
Types of Contracts: Qualified and Non-qualified.........................    34
Qualified Annuity Contracts.............................................    34
Taxation of Qualified Annuity Contracts.................................    35
Mandatory Distributions for Qualified Plans.............................    35
Individual Retirement Annuities.........................................    36
Roth IRAs...............................................................    36
TSAs (ERISA and Non-ERISA)..............................................    36
Non-qualified Annuity Contracts.........................................    38
Diversification Requirements for Variable Annuities.....................    39
Ownership of the Investments............................................    40
Taxation of Death Benefit Proceeds......................................    40
Other Tax Considerations................................................    40
Treatment of Charges for Optional Benefits..............................    40
Puerto Rico Tax Considerations..........................................    40
Non-Resident Aliens.....................................................    40
Tax Credits and Deductions..............................................    41
OTHER INFORMATION.......................................................    41
The Insurance Company...................................................    41
Financial Statements....................................................    41
Distribution of Variable Annuity Contracts..............................    41
Conformity with State and Federal Laws..................................    42
Voting Rights...........................................................    43
Restrictions on Financial Transactions..................................    43
Legal Proceedings.......................................................    43
APPENDIX A: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  FOR VARIABLE ANNUITIES................................................   A-1
APPENDIX B: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT FUND ABD
  II FOR VARIABLE ANNUITIES.............................................   B-1
APPENDIX C: ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS...........   C-1
APPENDIX D: THE FIXED ACCOUNT...........................................   D-1
APPENDIX E: CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.........   E-1

                                    GLOSSARY

ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this Contract before Annuity Payments begin.

ANNUITANT -- the person on whose life the Maturity Date and Annuity Payments depend.

ANNUITY PAYMENTS -- a series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity Payments.

CASH SURRENDER VALUE -- the Contract Value less any withdrawal charge and premium tax not previously deducted.

CODE -- the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.

CONTINGENT ANNUITANT -- the individual who becomes the Annuitant when the Annuitant who is not the owner dies prior to the Maturity Date.

CONTRACT DATE -- the date on which the Contract is issued.

CONTRACT OWNER (YOU) -- the person named in the Contract (on the specifications page) as the owner of the Contract.

CONTRACT VALUE -- Purchase Payments, plus or minus any investment experience on the amounts allocated to the variable funds or interest on amounts allocated to the Fixed Account, adjusted by any applicable charges and withdrawals.

CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

DEATH REPORT DATE -- the day on which we have received 1) Due Proof of Death and
2) written payment instructions or election of spousal or beneficiary contract continuation.

DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

FIXED ACCOUNT -- an account that consists of all of the assets under this Contract other than those in the Separate Account.

HOME OFFICE -- the Home Office of MetLife Insurance Company of Connecticut or any other office that we may designate for the purpose of administering this Contract. For transfer, withdrawal, surrender, and (if applicable) loan requests, our Home Office address is: MetLife, P.O. Box 10366, Des Moines, IA 50306-0366 (for overnight delivery or courier service only: 4700 Westown Parkway, Suite 200, West Des Moines, IA 50266). For Purchase Payments and (if applicable) loan repayments, our Home Office address is: MetLife, P.O. Box 371857, Pittsburgh, PA 15250-7857.

MATURITY DATE -- the date on which the Annuity Payments are to begin.

PAYMENT OPTION -- an annuity option elected under your Contract.

PURCHASE PAYMENT -- any premium paid by you to initiate or supplement this Contract.

QUALIFIED CONTRACT -- a contract used in a retirement plan or program that is intended to qualify under Sections 401, 403, 408, 408A or 414(d) of the Code.

SEPARATE ACCOUNT -- a segregated account registered with the Securities and Exchange Commission ("SEC"), the assets of which are invested solely in the Underlying Funds. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.

SUBACCOUNT -- that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund.

UNDERLYING FUND -- a portfolio of an open-end management investment company that is registered with the SEC in which the Subaccounts invest.

VALUATION DATE -- a date on which a Subaccount is valued.

VALUATION PERIOD -- the period between successive valuations.

VARIABLE FUNDING OPTION -- a Subaccount of the Separate Account that invests in an Underlying Fund.

WE, US, OUR -- MetLife Insurance Company of Connecticut.

WRITTEN REQUEST -- written information sent to us in a form and content satisfactory to us and received at our Home Office.

YOU, YOUR -- the Contract Owner.

                                    SUMMARY:

                      PREMIER ADVISERS -- CLASS II ANNUITY

THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is MetLife Insurance Company of Connecticut ("the Company," "We" or "Us"). The Company sponsors MetLife of CT Fund ABD for Variable Annuities ("Fund ABD") and MetLife of CT Fund ABD II for Variable Annuities ("Fund ABD II"), each a segregated account ("Separate Account"). Prior to December 7, 2007, Fund ABD II was sponsored by MetLife Life and Annuity Company of Connecticut ("MLACC"). On that date, MLACC merged with and into the Company, and the Company became the sponsor of Fund ABD
II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II.

THE CONTRACT IS NO LONGER AVAILABLE FOR SALE. It does continue to accept Purchase Payments from existing Contract Owners.

For contracts issued in New York, a waiver of the withdrawal charge may apply to all Annuity Payments.

CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the Variable Funding Options and/or to the Fixed Account that is part of our general account (the "Fixed Account"). We guarantee money directed to the Fixed Account as to principal and interest. The Variable Funding Options fluctuate with the investment performance of the Underlying Funds and are not guaranteed. You can also lose money in the Variable Funding Options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase (annuity period). During the accumulation phase generally, under a Qualified Contract, your pre-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a Non-qualified Contract, earnings on your after-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (Annuity Payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive income payments in the form of a variable annuity, a fixed annuity, or a combination of both. If you elect variable income payments, the dollar amount of your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.

WHO CAN PURCHASE THIS CONTRACT? The Contract is available for use in connection with (1) individual non-qualified purchases; (2) rollovers from Individual Retirement Annuities (IRAs); (3) rollovers from other qualified retirement plans and (4) beneficiary-directed transfers of death proceeds from another contract. Qualified Contracts include contracts qualifying under Section 401(a), 403(b), 408(b) or 408A of the Code. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits.

The Contract is no longer available for sale. You may make additional payments of at least $500 at any time during the accumulation phase. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death proceeds. If your Contract was issued as a Qualified Contract under Section 403(b) of the Code in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted) as significant adverse tax consequences may result from such additional payments. (See "Federal Tax Considerations.")

CAN I EXCHANGE MY CURRENT ANNUITY CONTRACT FOR THIS CONTRACT? The Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can transfer the proceeds from another annuity contract to purchase this Contract. Before making an exchange to acquire this Contract, you should carefully compare this Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this Contract, and this Contract has its own surrender charges that would apply to you. The other fees and charges under this Contract may be higher or lower and the benefits may be different than those of your current contract. In addition, you may have to pay federal income or penalty taxes on the exchange if it does not qualify for tax-free treatment. You should not exchange another contract for this Contract unless you determine, after evaluating all the facts, the exchange is in your best interests. Remember that the person selling you the Contract generally will earn a commission on the sale.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within twenty days after you receive it, you will receive a full refund of your Contract Value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the Underlying Funds). Where state law requires a different right to return period, or the return of Purchase Payments, the Company will comply. You bear the investment risk on the Purchase Payment allocated to a Variable Funding Option during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, or longer if your state law permits, we will refund your full Purchase Payment. During the remainder of the right to return period, we will refund your Contract Value (including charges we assessed). We will determine your Contract Value at the close of business (generally, 4:00 p.m., Eastern Time) on the day we receive a Written Request for a refund.

CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? The Variable Funding Options represent Subaccounts of the Separate Account. At your direction, the Separate Account, through its Subaccounts, uses your Purchase Payments to purchase shares of one or more of the Underlying Funds that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these Variable Funding Options.

You can transfer among the Variable Funding Options as frequently as you wish without any current tax implications. Currently there is no charge for transfers, nor a limit to the number of transfers allowed. We may, in the future, charge a fee for any transfer request, or limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other Contract Owners. You may transfer between the Fixed Account and the Variable Funding Options twice a year (during the 30 days after the six-month Contract Date anniversary), provided the amount is not greater than 15% of the Fixed Account value on that date. Where permitted by state law, we also reserve the right to restrict transfers into the Fixed Account if the credited interest rate is equal to the minimum guaranteed interest rate specified under the Contract. Amounts previously transferred from the Fixed Account to the Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of the transfer.

WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge each business day from amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E charge at an annual rate of 1.25%. For Contracts with a value of less than $40,000, we also deduct an annual Contract administrative charge of $30. Each Underlying Fund also charges for management costs and other expenses.

We will apply a withdrawal charge to withdrawals from the Contract, and will calculate it as a percentage of the Purchase Payments. The maximum percentage is 6%, decreasing to 0% after seven full years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.)

If you select the Enhanced Stepped-Up Provision ("E.S.P."), an additional 0.20% annually will be deducted each business day from amounts in the Variable Funding Options. THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

If the Variable Liquidity Benefit is selected, there is a maximum charge of 6% of the amounts withdrawn. Please refer to Payment Options for a description of this benefit.

HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a Qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your Purchase Payments and on any earnings when you make a withdrawal or begin receiving Annuity Payments. Under a Non-qualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of Qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts (see "Access to Your Money -- Systematic Withdrawals").

HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Withdrawal charges may apply, as well as income taxes, and/or a penalty tax on amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? You may choose to purchase the Standard or Enhanced Death Benefit. The death benefit applies upon the first death of the Contract Owner, joint owner, or Annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. You may also choose to purchase the Enhanced Stepped-Up Provision, which, for a fee, may increase the amount of the death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) Due Proof of Death and (2) written payment instructions or the election of spousal contract continuance or beneficiary contract continuance. Please refer to the Death Benefit section in the prospectus for more details.

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? The Condensed Financial Information in Appendix A or Appendix B to this prospectus provides more information about Accumulation Unit values.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - DOLLAR COST AVERAGING. This is a program that allows you to invest a fixed amount of money in Variable Funding Options each month, theoretically giving you a lower average cost per unit over time than a single one-time purchase. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels, and does not guarantee profits or prevent losses in a declining market. Potential investors should consider their financial ability to continue purchases through periods of low price levels.

     - SYSTEMATIC WITHDRAWAL OPTION. Before the Maturity Date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn. Withdrawals in excess of the annual free withdrawal allowance may be subject to a withdrawal charge.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match the rebalancing allocation selected.

     - ENHANCED STEPPED-UP PROVISION ("E.S.P."). For an additional charge, the total death benefit payable may be increased based on the earnings in your Contract

     - BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES). If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the date of your death, that beneficiary may elect to continue his/her portion of the Contract and take required distributions over time, rather than have the death benefit paid to the beneficiary in a lump sum.

                                    FEE TABLE

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Contract Value between Variable Funding Options. Expenses shown do not include premium taxes, which may be applicable.

CONTRACT OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE.......................................   6%(1)
(as a percentage of the Purchase Payments withdrawn)



VARIABLE LIQUIDITY BENEFIT CHARGE.......................   6%(2)
(As a percentage of the present value of the remaining
  Annuity Payments that are surrendered. The interest
  rate used to calculate this present value is 1% higher
  than the Assumed (Daily) Net Investment Factor used to
  calculate the Annuity Payments)


The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Underlying Fund fees and expenses.

CONTRACT ADMINISTRATIVE CHARGES

ANNUAL CONTRACT ADMINISTRATIVE CHARGE...................   $30(3)


---------
(1) The withdrawal charge declines to zero after the Purchase Payment has been in the Contract for over seven years. The charge is as follows:

     YEARS SINCE PURCHASE PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%


(2) This withdrawal charge only applies when you surrender the Contract after beginning to receive Annuity Payments. The Variable Liquidity Benefit Charge declines to zero after seven years. The charge is as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%


(3) We do not assess this charge if Contract Value is $40,000 or more on the fourth Friday of each August.

ANNUAL SEPARATE ACCOUNT CHARGES
(as a percentage of the average daily net assets of the Separate Account)

We will assess a maximum mortality and expense risk charge ("M & E") of 1.25% and a maximum administrative expense charge of 0.15% on all Contracts. In addition, there is a 0.20% charge for E.S.P., an optional feature. Below is a summary of all charges that may apply, depending on the features you select:

Mortality and Expense Risk Charge*...........................................    1.25%
Administrative Expense Charge................................................    0.15%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH NO OPTIONAL FEATURES SELECTED.....    1.40%
Optional E.S.P. Charge.......................................................    0.20%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. ELECTED....................    1.60%


---------
*     We will waive the following amounts of the Mortality and Expenses Risk
      Charge: an amount, if any, equal to the underlying fund expenses that are in excess of 0.64% for the Subaccount investing in the Oppenheimer Global Equity Portfolio -- Class A and an amount, if any, equal to the underlying fund expenses that are in excess of 0.90% for the Subaccount investing in the Oppenheimer Global Equity Portfolio -- Class B.

UNDERLYING FUND EXPENSES AS OF DECEMBER 31, 2007 (UNLESS OTHERWISE INDICATED):

The first table below shows the range (minimum and maximum) of the total annual operating expenses charged by all of the Underlying Funds, before any voluntary or contractual fee waivers and/or expense reimbursements. The second table shows each Underlying Fund's management fee, distribution and/or service (12b-1) fees if applicable, and other expenses. The Underlying Funds provided this information and we have not independently verified it. More detail concerning each Underlying Fund's fees and expenses is contained in the prospectus for each Underlying Fund. Current prospectuses for the Underlying Funds can be obtained by calling 800-599-9460.

MINIMUM AND MAXIMUM TOTAL ANNUAL UNDERLYING FUND OPERATING EXPENSES

                                                                         MINIMUM    MAXIMUM
                                                                         -------    -------
TOTAL ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and
  other expenses)                                                         0.40%      1.27%


UNDERLYING FUND FEES AND EXPENSES
(as a percentage of average daily net assets)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
  Contrafund(R) Portfolio........    0.56%       0.25%      0.09%           --          0.90%          --           0.90%
  Mid Cap Portfolio..............    0.56%       0.25%      0.10%           --          0.91%          --           0.91%
JANUS ASPEN SERIES -- SERVICE
  SHARES
  Forty Portfolio................    0.64%       0.25%      0.05%         0.01%         0.95%          --           0.95%(1)
  Mid Cap Value Portfolio........    0.60%       0.25%      0.41%         0.01%         1.27%          --           1.27%(2)
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST -- CLASS I
  Legg Mason Partners Variable
     Fundamental Value
     Portfolio...................    0.75%         --       0.08%           --          0.83%          --           0.83%(3)
  Legg Mason Partners Variable
     Investors Portfolio.........    0.62%         --       0.14%           --          0.76%          --           0.76%(3)
  Legg Mason Partners Variable
     Small Cap Growth Portfolio..    0.75%         --       0.35%           --          1.10%          --           1.10%(3)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST -- CLASS I
  Legg Mason Partners Variable
     Global High Yield Bond
     Portfolio...................    0.80%         --       0.41%           --          1.21%          --           1.21%(3)
  Legg Mason Partners Variable
     Strategic Bond Portfolio....    0.65%         --       0.25%           --          0.90%          --           0.90%(3)
MET INVESTORS SERIES
  TRUST -- CLASS A
  Clarion Global Real Estate
     Portfolio...................    0.61%         --       0.04%           --          0.65%          --           0.65%
  MFS(R) Emerging Markets Equity
     Portfolio...................    1.00%         --       0.25%           --          1.25%          --           1.25%
  Van Kampen Mid Cap Growth
     Portfolio...................    0.70%         --       0.17%           --          0.87%          --           0.87%
METROPOLITAN SERIES FUND, INC.
  BlackRock Money Market
     Portfolio -- Class A........    0.33%         --       0.07%           --          0.40%        0.01%          0.39%(4)
  FI Large Cap Portfolio -- Class
     A...........................    0.77%         --       0.07%           --          0.84%          --           0.84%
  FI Value Leaders
     Portfolio -- Class D........    0.64%       0.10%      0.07%           --          0.81%          --           0.81%
  MFS(R) Total Return
     Portfolio -- Class F........    0.53%       0.20%      0.05%           --          0.78%          --           0.78%
  Neuberger Berman Mid Cap Value
     Portfolio -- Class A........    0.64%         --       0.05%           --          0.69%          --           0.69%
  Oppenheimer Global Equity
     Portfolio -- Class A........    0.51%         --       0.10%           --          0.61%          --           0.61%
  Oppenheimer Global Equity
     Portfolio -- Class B++......    0.51%       0.25%      0.10%           --          0.86%          --           0.86%
THE UNIVERSAL INSTITUTIONAL
  FUNDS, INC. -- CLASS I
  Capital Growth Portfolio.......    0.50%         --       0.32%           --          0.82%          --           0.82%
  Value Portfolio................    0.55%         --       0.36%           --          0.91%          --           0.91%
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS II
  Capital Growth Portfolio.......    0.70%       0.25%      0.10%           --          1.05%          --           1.05%
  Comstock Portfolio.............    0.56%       0.25%      0.03%           --          0.84%          --           0.84%
  Enterprise Portfolio...........    0.50%       0.25%      0.17%           --          0.92%          --           0.92%
  Government Portfolio...........    0.50%       0.25%      0.12%           --          0.87%          --           0.87%
  Growth and Income Portfolio....    0.56%       0.25%      0.04%           --          0.85%          --           0.85%


---------
* Acquired Fund Fees and Expenses are fees and expenses incurred indirectly by a portfolio as a result of investing in shares of one or more underlying portfolios.
** Net Total Annual Operating Expenses do not reflect: (1) voluntary waivers of fees or expenses; (2) contractual waivers that are in effect for less than one year from the date of this Prospectus; or (3) expense reductions resulting from custodial fee credits or directed brokerage arrangements.
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.
(1) Other Expenses include 0.02% of short sale dividend expenses, which are dividends paid to the lender of borrowed securities.
(2) The Portfolio pays an investment advisory fee rate that adjusts up or down based upon the Portfolio's performance relative to its benchmark index during a measuring period. This fee rate, prior to any performance adjustment, is 0.64%, and may go up or down by a variable of up to 0.15% (assuming constant assets) on a monthly basis. Any such adjustment to this fee rate commenced February 2007, and may increase or decrease the Management Fee. The Portfolio has entered into an agreement with Janus Capital to limit certain expenses. Because a fee waiver will have a positive effect upon the Portfolio's performance, a fee waiver that is in place during the period when the performance adjustment applies may affect the performance adjustment in a way that is favorable to Janus Capital. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.
(3) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward.
(4) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.345% for the first $500 million of the Portfolio's average daily net assets and 0.335% for the next $500 million.

EXAMPLE

The example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Underlying Fund total annual operating expenses. The example does not represent past or future expenses. Your actual expenses may be more or less than those shown.

The example assumes that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. The example reflects the annual Contract administrative charge, factoring in that the charge is waived for contracts over a certain value. Additionally, the example is based on the minimum and maximum Underlying Fund total annual operating expenses shown above, and does not reflect any Underlying Fund fee waivers and/or expense reimbursements.

The example assumes you have elected the E.S.P. optional benefit and that you have allocated all of your Contract Value to either the Underlying Fund with the maximum total annual operating expenses or the Underlying Fund with the minimum total annual operating expenses. Your actual expenses will be less than those shown if you do not elect the E.S.P. optional benefit.

EXAMPLE

                                    IF CONTRACT IS SURRENDERED AT THE               IF CONTRACT IS NOT SURRENDERED OR
                                          END OF PERIOD SHOWN:                     ANNUITIZED AT END OF PERIOD SHOWN:
                             ----------------------------------------------  ----------------------------------------------
FUNDING OPTION                 1 YEAR      3 YEARS     5 YEARS    10 YEARS     1 YEAR      3 YEARS     5 YEARS    10 YEARS
--------------               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Underlying Fund with
Maximum Total Annual
Operating Expenses.........     $894       $1,349      $1,888      $3,214       $306        $934       $1,586      $3,326
Underlying Fund with
Minimum Total Annual
Operating Expenses.........     $807       $1,088      $1,455      $2,357       $207        $638       $1,095      $2,357


                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

See Appendices A and B.

                              THE ANNUITY CONTRACT

--------------------------------------------------------------------------------

Premier Advisers -- Class II Annuity is a contract between the Contract Owner ("you") and the Company. This is the prospectus -- it is not the Contract. The prospectus highlights many Contract provisions to focus your attention on the Contract's essential features. Your rights and obligations under the Contract will be determined by the language of the Contract itself. When you receive your Contract, we suggest you read it promptly and carefully. There may be differences in your Contract from the descriptions in this prospectus because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

The Company offers several different annuities that your investment professional may be authorized to offer to you. Each annuity offers different features and benefits that may be appropriate for you. In particular, the annuities differ based on variations in the standard and optional death benefit protection provided for your beneficiaries, the availability of optional living benefits, the ability to access your Contract Value if necessary and the charges that you will be subject to if you make a withdrawal or surrender the annuity. The separate account charges and other charges may be different between each annuity we offer. Optional death benefits and living benefits are subject to a separate charge for the additional protections they offer to you and your beneficiaries. Furthermore, annuities that offer greater flexibility to access your Contract Value generally are subject to higher separate account charges than annuities that deduct charges if you make a withdrawal or surrender.

We encourage you to evaluate the fees, expenses, benefits and features of this annuity against those of other investment products, including other annuity products offered by us and other insurance companies. Before purchasing this or any other investment product you should consider whether the product you purchase is consistent with your risk tolerance, investment objectives, investment time horizon, financial and tax situation, liquidity needs and how you intend to use the annuity.

You make Purchase Payments to us and we credit them to your Contract. We promise to pay you an income, in the form of Annuity Payments, beginning on a future date that you choose, the Maturity Date. The Purchase Payments accumulate tax deferred in the funding options of your choice. We offer multiple Variable Funding Options. We may also offer a Fixed Account option. The Contract Owner assumes the risk of gain or loss according to the performance of the Variable Funding Options. The Contract Value is the amount of Purchase Payments, plus or minus any investment experience on the amounts you allocate to the Separate Account ("Separate Account Contract Value") or interest on the amounts you allocate to the Fixed Account ("Fixed Account Contract Value"). The Contract Value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the Maturity Date the Contract Value will equal or exceed the total Purchase Payments made under the Contract. The date the Contract and its benefits become effective is referred to as the Contract Date. Each 12-month period following the Contract Date is called a Contract Year.

Certain changes and elections must be made in writing to the Company. Where the term "Written Request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

The ages of the owner and Annuitant determine whether you can purchase the Contract, and which optional features are available to you.

                                                          MAXIMUM AGE BASED ON THE OLDER OF THE OWNER AND
            DEATH BENEFIT/OPTIONAL FEATURE                         ANNUITANT ON THE CONTRACT DATE
------------------------------------------------------    -----------------------------------------------
Standard Death Benefit                                                         Age 85
Enhanced Stepped-Up Provision (E.S.P.)                                         Age 75


Since optional death benefits carry higher charges, you should consider the ages of the owner and Annuitant when electing these benefits, as the additional value provided by the benefit may be significantly reduced or eliminated depending on the ages of the owner and Annuitant at the time of election.

Purchase of this Contract through a tax qualified retirement plan or IRA does not provide any additional tax deferral benefits beyond those provided by the plan or the IRA. Accordingly, if you are purchasing this Contract through a plan or IRA, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits. You should consult with your tax adviser to determine if this Contract is appropriate for you.

CONTRACT OWNER INQUIRIES

Any questions you have about your Contract should be directed to our Home Office at 800-599-9460.

PURCHASE PAYMENTS

Your initial Purchase Payment is due and payable before the Contract becomes effective. The initial Purchase Payment must be at least $5,000. You may make additional payments of at least $500 at any time. No additional Purchase Payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death benefit proceeds. Under certain circumstances, we may waive the minimum Purchase Payment requirement. Purchase Payments over $1,000,000 may be made only with our prior consent. Purchase Payments may be made at any time while the Annuitant is alive and before the date Annuity Payments begin.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access To Your Money.")

We will apply the initial Purchase Payment less any applicable premium tax within two business days after we receive it at our Home Office with a properly completed application or order request. If your request or other information accompanying the initial Purchase Payment is incomplete when received, we will hold the Purchase Payment for up to five business days. If we cannot obtain the necessary information within five business days, we will return the Purchase Payment in full, unless you specifically consent for us to keep it until you provide the necessary information.

We will credit any subsequent Purchase Payment to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).

IF YOU SEND YOUR PURCHASE PAYMENTS OR TRANSACTION REQUESTS TO AN ADDRESS OTHER THAN THE ONE WE HAVE DESIGNATED FOR RECEIPT OF SUCH PURCHASE PAYMENTS OR REQUESTS, WE MAY RETURN THE PURCHASE PAYMENT TO YOU, OR THERE MAY BE A DELAY IN APPLYING THE PURCHASE PAYMENT OR TRANSACTION TO YOUR CONTRACT.

QUALIFIED CONTRACTS UNDER SECTION 403(B). If your Contract was issued as a Qualified Contract under Section 403(b) of the Code (also called a "tax sheltered annuity" or "TSA") in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments. Such additional payments may have significant adverse tax consequences. (See "Federal Tax Consequences.")

ACCUMULATION UNITS

The period between the Contract Date and the Maturity Date is the accumulation period. During the accumulation period, an Accumulation Unit is used to calculate the value of a Contract. Each Variable Funding Option has a corresponding Accumulation Unit value. The Accumulation Units are valued each business day and their values may increase or decrease from day to day. The daily change in value of an Accumulation Unit each day is based on the investment performance of the corresponding Underlying Fund, and the deduction of separate account charges shown in the Fee Table in this prospectus. The number of Accumulation Units we will credit to your Contract once we receive a Purchase Payment or transfer request (or, liquidate for a withdrawal request) is determined by dividing the amount directed to each Variable Funding Option (or, taken from each Variable Funding Option) by the value of its Accumulation Unit. Normally, we calculate the value of an Accumulation Unit for each Variable Funding Option as of the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange is open. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the Maturity Date), you are credited with Annuity Units.

THE VARIABLE FUNDING OPTIONS

You choose the Variable Funding Options to which you allocate your Purchase Payments. From time to time we may make new Variable Funding Options available. These Variable Funding Options are Subaccounts of the Separate Account. The Subaccounts invest in the Underlying Funds. You are not investing directly in the Underlying Fund. Each Underlying Fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These Underlying Funds are not publicly traded and are only offered through variable annuity contracts, variable life insurance policies, and in some instances, certain retirement plans. They are not the same as the retail mutual funds offered outside of a variable annuity or variable life insurance product, although the investment practices and fund names may be similar and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the Underlying Fund.

We select the Underlying Funds offered through this Contract based on a number of criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Underlying Fund's adviser or subadviser is one of our affiliates or whether the Underlying Fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisers are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocation of assets to portfolios advised by our affiliates than those that are not, we may be more inclined to offer portfolios advised by our affiliates in the variable insurance products we issue. For additional information on these arrangements, see "Payments We Receive." We review the Underlying Funds periodically and may remove an Underlying Fund or limit its availability to new Purchase Payments and/or transfers of Contract Value if we determine that the Underlying Fund no longer meets one or more of the selection criteria, and/or if the Underlying Fund has not attracted significant allocations from Contract Owners. In some cases, we have included Underlying Funds based on recommendations made by broker-dealer firms. These broker-dealer firms may receive payments from the

Underlying Funds they recommend and may benefit accordingly from the allocation of Contract Value to such Underlying Funds. When the Company develops a variable product in cooperation with a fund family or distributor (e.g. a "private label" product) the Company will generally include Underlying Funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the Company's selection criteria.

WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND. YOU BEAR THE RISK OF ANY DECLINE IN YOUR CONTRACT VALUE RESULTING FROM THE PERFORMANCE OF THE UNDERLYING FUNDS YOU HAVE CHOSEN.

If investment in the Underlying Funds or a particular Underlying Fund is no longer possible, in our judgment becomes inappropriate for purposes of the Contract, or for any other reason in our sole discretion, we may substitute another Underlying Fund or Underlying Funds without your consent. The substituted Underlying Fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close Underlying Funds to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion.

In certain circumstances, the Company's ability to remove or replace an Underlying Fund may be limited by the terms of a five-year agreement between MetLife, Inc. (MetLife) and Legg Mason, Inc. (Legg Mason) relating to the use of certain Underlying Funds advised by Legg Mason affiliates. The agreement sets forth the conditions under which the Company can remove an Underlying Fund, which, in some cases, may differ from the Company's own selection criteria. In addition, during the term of the agreement, subject to the Company's fiduciary and other legal duties, the Company is generally obligated in the first instance to consider Underlying Funds advised by Legg Mason affiliates in seeking to make a substitution for an Underlying Fund advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. (Citigroup) as part of MetLife's acquisition of The Travelers Insurance Company and The Travelers Life and Annuity Company (both of which are now MetLife Insurance Company of Connecticut) from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup sold its asset management business to Legg Mason. The agreement also obligates Legg Mason to continue making payments to the Company with respect to Underlying Funds advised by Legg Mason affiliates, on the same terms provided for in administrative services agreements between Citigroup's asset management affiliates and the Travelers insurance companies that predate the acquisition.

PAYMENTS WE RECEIVE. As described above, an investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory LLC) or subadviser of an Underlying Fund, or its affiliates, may make payments to the Company and/or certain of its affiliates. These payments may be used for a variety of purposes, including payment of expenses for certain administrative, marketing and support services with respect to the Contracts, and, in the Company's role as an intermediary, with respect to the Underlying Funds. The Company and its affiliates may profit from these payments. These payments may be derived, in whole or in part, from the advisory fee deducted from Underlying Fund assets. Contract Owners, through their indirect investment in the Underlying Funds, bear the costs of these advisory fees (see the Underlying Funds' prospectuses for more information). The amount of the payments we receive is based on a percentage of assets of the Underlying Funds attributable to the Contracts and certain other variable insurance products that the Company and its affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay the Company more than others. These percentages currently range up to 0.50%.

Additionally, an investment adviser or subadviser of an Underlying Fund or its affiliates may provide the Company with wholesaling services that assist in the distribution of the Contracts and may pay the Company and/or certain of its affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or their affiliate) with increased access to persons involved in the distribution of the Contracts.

The Company and/or certain of its affiliated insurance companies have joint ownership interests in its affiliated investment advisers MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." The Company's ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the Underlying Fund. The Company will benefit accordingly from assets allocated to the Underlying Funds to the extent they result in profits to the advisers. (See "Fee
Table -- Underlying Fund Fees and Expenses" for information on the management fees paid by the Underlying Funds and the Statement of Additional Information for the Underlying Funds for information on the management fees paid by the advisers to the subadvisers.)

Certain Underlying Funds have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. An Underlying Fund's 12b-1 Plan, if any, is described in more detail in the Underlying Fund's prospectus. (See "Fee
Table -- Underlying Fund Fees and Expenses" and "Other
Information -- Distribution of Variable Annuity Contracts.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor, MetLife Investors Distribution Company. Payments under an Underlying Fund's 12b-1 Plan decrease the Underlying Fund's investment return.

Each Underlying Fund has different investment objectives and risks. The Underlying Fund prospectuses contain more detailed information on each Underlying Fund's investment strategy, investment advisers and its fees. You may obtain an Underlying Fund prospectus by calling 800-599-9460 or through your registered representative. We do not guarantee the investment results of the Underlying Funds.

The current Underlying Funds are listed below, along with their investment advisers and any subadviser:

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
Contrafund(R) Portfolio            Seeks capital appreciation.        Fidelity Management & Research
                                                                      Company
Mid Cap Portfolio                  Seeks long-term growth of          Fidelity Management & Research
                                   capital.                           Company
JANUS ASPEN SERIES -- SERVICE
  SHARES
Forty Portfolio                    Seeks long-term growth of          Janus Capital Management LLC
                                   capital.
Mid Cap Value Portfolio            Seeks capital appreciation.        Janus Capital Management LLC
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST -- CLASS I
Legg Mason Partners Variable       Seeks long-term capital growth.    Legg Mason Partners Fund Advisor,
  Fundamental Value Portfolio      Current income is a secondary      LLC
                                   consideration.                     Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Investors Portfolio              capital. Current income is a       LLC
                                   secondary objective.               Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Small Cap Growth Portfolio       capital.                           LLC
                                                                      Subadviser: ClearBridge Advisors,
                                                                      LLC
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST -- CLASS I
Legg Mason Partners Variable       Seeks to maximize total return,    Legg Mason Partners Fund Advisor,
  Global High Yield Bond           consistent with the preservation   LLC
  Portfolio                        of capital.                        Subadvisers: Western Asset
                                                                      Management Company; Western Asset
                                                                      Management Company Limited
Legg Mason Partners Variable       Seeks to maximize total return,    Legg Mason Partners Fund Advisor,
  Strategic Bond Portfolio         consistent with the preservation   LLC
                                   of capital.                        Subadvisers: Western Asset
                                                                      Management Company; Western Asset
                                                                      Management Company Limited

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
MET INVESTORS SERIES
  TRUST -- CLASS A
Clarion Global Real Estate         Seeks to provide total return      Met Investors Advisory, LLC
  Portfolio                        through investment in real estate  Subadviser: ING Clarion Real
                                   securities, emphasizing both       Estate Securities, L.P.
                                   capital appreciation and current
                                   income.
MFS(R) Emerging Markets Equity     Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio                                                           Subadviser: Massachusetts
                                                                      Financial Services Company
Van Kampen Mid Cap Growth          Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio                                                           Subadviser: Morgan Stanley
                                                                      Investment Management, Inc.
                                                                      (d/b/a Van Kampen)
METROPOLITAN SERIES FUND, INC.
BlackRock Money Market             Seeks a high level of current      MetLife Advisers, LLC
  Portfolio -- Class A             income consistent with             Subadviser: BlackRock Advisors,
                                   preservation of capital.           LLC
FI Large Cap Portfolio -- Class A  Seeks long-term growth of          MetLife Advisers, LLC
                                   capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
FI Value Leaders                   Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class D             capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
MFS(R) Total Return                Seeks a favorable total return     MetLife Advisers, LLC
  Portfolio -- Class F             through investment in a            Subadviser: Massachusetts
                                   diversified portfolio.             Financial Services Company
Neuberger Berman Mid Cap Value     Seeks capital growth.              MetLife Advisers, LLC
  Portfolio -- Class A                                                Subadviser: Neuberger Berman
                                                                      Management, Inc.
Oppenheimer Global Equity          Seeks capital appreciation.        MetLife Advisers, LLC
  Portfolio -- Class A                                                Subadviser: OppenheimerFunds,
                                                                      Inc.
Oppenheimer Global Equity          Seeks capital appreciation.        MetLife Advisers, LLC
  Portfolio -- Class B++                                              Subadviser: OppenheimerFunds,
                                                                      Inc.
THE UNIVERSAL INSTITUTIONAL
  FUNDS, INC. -- CLASS I
Capital Growth Portfolio           Seeks long-term capital            Morgan Stanley Investment
                                   appreciation by investing          Management Inc.
                                   primarily in growth-oriented
                                   equity securities of large-
                                   capitalization companies.
Value Portfolio                    Seeks above-average total return   Morgan Stanley Investment
                                   over a market cycle of three to    Management Inc.
                                   five years by investing primarily
                                   in a portfolio of common stocks
                                   and other equity securities.
VAN KAMPEN LIFE INVESTMENT
  TRUST -- CLASS II
Capital Growth Portfolio           Seeks capital appreciation.        Van Kampen Asset Management

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
Comstock Portfolio                 Seeks capital growth and income    Van Kampen Asset Management
                                   through investments in equity
                                   securities, including common
                                   stocks, preferred stocks and
                                   securities convertible into
                                   common and preferred stocks.
Enterprise Portfolio               Seeks capital appreciation         Van Kampen Asset Management
                                   through investments in securities
                                   believed by the Portfolio's
                                   investment adviser to have above
                                   average potential for capital
                                   appreciation.
Government Portfolio               Seeks to provide investors with    Van Kampen Asset Management
                                   high current return consistent
                                   with preservation of capital.
Growth and Income Portfolio        Seeks long-term growth of capital  Van Kampen Asset Management and income.


---------
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.

Certain Variable Funding Options may have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds."

                                  FIXED ACCOUNT

--------------------------------------------------------------------------------

We may offer our Fixed Account as a funding option. Please refer to your Contract and Appendix D for more information.

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------

GENERAL

We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:

     - the ability for you to make withdrawals and surrenders under the Contracts

     - the death benefit paid on the death of the Contract Owner, Annuitant, or first of the joint owners

     - the available funding options and related programs (including dollar cost averaging, portfolio rebalancing, and systematic withdrawal programs)

     -    administration of the annuity options available under the Contracts

     -    the distribution of various reports to Contract Owners

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts

     - sales and marketing expenses including commission payments to your registered representative

     -    other costs of doing business

Risks we assume include:

     - that Annuitants may live longer than estimated when the annuity factors under the Contracts were established

     - that the amount of the death benefit will be greater than the Contract Value

     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. For example, the withdrawal charge we collect may not fully cover all of the sales and distribution expenses we actually incur. The amount of any fee or charge is not impacted by an outstanding loan. We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

WITHDRAWAL CHARGE

We do not deduct a sales charge from Purchase Payments when they are made to the Contract. However, a withdrawal charge will apply if Purchase Payments are withdrawn before they have been in the Contract for seven years. (This includes withdrawals resulting from a request to divide the Contract Value due to divorce.) We will assess the charge as a percentage of the Purchase Payment withdrawn as follows:

           YEARS SINCE PURCHASE
------------------------------------------
               PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL
------------------------     -------------      CHARGE
         0 years                2 years           6%
         2 years                4 years           5%
         4 years                5 years           4%
         5 years                6 years           3%
         6 years                7 years           2%
        7+ years                                  0%


For purposes of the withdrawal charge calculation, withdrawals are deemed to be taken first from:

     (a)  any Purchase Payment to which no withdrawal charge applies, then

     (b) any remaining free withdrawal allowance (as described below) (after being reduced by (a)), then

     (c) any remaining Purchase Payment to which a withdrawal charge applies (on a first-in, first-out basis), then

     (d)  any Contract earnings

Unless you instruct us otherwise, we will deduct the withdrawal charge from the amount requested.

We will not deduct a withdrawal charge if Purchase Payments are distributed:

     - due to the death of the Contract Owner or the Annuitant (with no Contingent Annuitant surviving)

     -    in the form of Annuity Payments

     - due to a minimum distribution under our minimum distribution rules then in effect

     -    if an income option of at least five year's duration is begun

FREE WITHDRAWAL ALLOWANCE

Beginning in the second Contract Year, you may withdraw up to 10% of the Contract Value annually, without a withdrawal charge. We calculate the available withdrawal amount as of the end of the previous Contract Year. The free withdrawal provision applies to partial and full withdrawals.

Any withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty may be assessed on any withdrawal if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of a withdrawal.

ADMINISTRATIVE CHARGES

There are two administrative charges: the $30 annual Contract administrative charge and the administrative expense charge. The annual Contract administrative charge will be deducted on a pro-rata basis from amounts allocated to the Variable Funding Options. We will deduct this charge on the fourth Friday of each August. This charge compensates us for expenses incurred in establishing and maintaining the Contract and we will prorate this charge (i.e. calculate) from the date of purchase. We will prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a Contract administrative charge from the Fixed Account, if it is available, or:

     (1)  from the distribution of death proceeds;

     (2)  after an annuity payout has begun; or

     (3) if the Contract Value on the date of assessment equals or is greater than $40,000.

We deduct the administrative expense charge (sometimes called "Subaccount administrative charge") on each business day from amounts allocated to the Variable Funding Options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the Variable Funding Options, and is reflected in our Accumulation and Annuity Unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the Variable Funding Options. We reflect the deduction in our calculation of Accumulation and Annuity Unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. This charge is equal to 1.25% annually. This charge compensates the Company for risks assumed, benefits provided and expenses incurred, including the payment of commissions to your registered representative.

VARIABLE LIQUIDITY BENEFIT CHARGE

If the Variable Liquidity Benefit is selected, there is a maximum charge of 6% of the amounts withdrawn. This charge is not assessed during the accumulation phase.

We will assess the charge as a percentage of the total benefit received as follows:

   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------
         0 years                2 years               6%
         2 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
        7+ years                                      0%


Please refer to "Payment Options" for a description of this benefit.

ENHANCED STEPPED-UP PROVISION CHARGE

If the E.S.P. option is selected, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge equals, on an annual basis, 0.20% of the amounts held in each funding option. The E.S.P. option is available if the owner and Annuitant are both age 75 or younger on the Contract Date.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the Underlying Funds in the fee table. Please review the prospectus for each Underlying Fund for a more complete description of that fund and its expenses. Underlying Fund expenses are not fixed or guaranteed and are subject to change by the Fund.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 3.5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your Contract Value either upon death, surrender, annuitization, or at the time you make Purchase Payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                    TRANSFERS

--------------------------------------------------------------------------------

Subject to the limitations described below, you may transfer all or part of your Contract Value between Variable Funding Options at any time up to 30 days before the Maturity Date. After the Maturity Date, you may make transfers only if allowed by your Contract or with our consent. Transfer requests received at our Home Office that are in good order before the close of the New York Stock Exchange (NYSE) will be processed according to the value(s) next computed following the close of business. Transfer requests received on a non-business day or after the close of the NYSE will be processed based on the value(s) next computed on the next business day.

Where permitted by state law, we reserve the right to restrict transfers from the Variable Funding Options to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.

Since each Underlying Fund may have different overall expenses, a transfer of Contract Values from one Variable Funding Option to another could result in your investment becoming subject to higher or lower expenses. Also, when making transfers, you should consider the inherent risks associated with the Variable Funding Options to which your Contract Value is allocated.

MARKET TIMING/EXCESSIVE TRADING

Frequent requests from Contract Owners to transfer Contract Value may dilute the value of an Underlying Fund's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Fund and the reflection of that change in the Underlying Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the Underlying Funds and may disrupt Underlying Fund management strategy, requiring an Underlying Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect Contract Owners and other persons who may have an interest in the Contracts (e.g., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield Underlying Funds, i.e., Legg Mason Partners Variable Global High Yield Bond Portfolio, Legg Mason Partners Variable Small Cap Growth Portfolio, Legg Mason Partners Variable Strategic Bond Portfolio, Clarion Global Real Estate Portfolio, MFS(R) Emerging Markets Equity Portfolio and Oppenheimer Global Equity Portfolio (the "Monitored Portfolios"), and we monitor transfer activity in those Monitored Portfolios.

We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each of the Monitored Portfolios, in a three-month period there were two or more "round-trips" of a certain dollar amount or greater. A round-trip is defined as a transfer in followed by a transfer out within the next 10 calendar days, or a transfer out followed by a transfer in within the next 10 calendar days. In the case of a Contract that has been restricted previously, a single round-trip of a certain dollar amount or greater will trigger the transfer restrictions described below.

We do not believe that other Underlying Funds present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those Underlying Funds. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain Underlying Funds, we rely on the Underlying Funds to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other Owners or other persons who have an interest in the Contracts, we will exercise our contractual right to restrict your number of transfers to one every six months. In addition, we also reserve the right, but do not have the obligation, to further restrict the right to request transfers by any market timing firm or any other third party who has been authorized to initiate transfers on behalf of multiple Contract Owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Owner, or

     - reject the transfer or exchange instructions of individual Owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Owner.

Transfers made under a Dollar Cost Averaging Program, a rebalancing program or, if applicable, any asset allocation program described in this prospectus are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those Underlying Funds that we believe are susceptible to arbitrage trading or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by Owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the Contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect Owners and other persons with interests in the Contracts. We do not accommodate market timing in any Underlying Fund and there are no arrangements in place to permit any Contract Owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The Underlying Funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares and we reserve the right to enforce these policies and procedures. For example, Underlying Funds may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the Underlying Funds, we have entered into a written agreement, as required by SEC regulation, with each Underlying Fund or its principal underwriter that obligates us to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Contract Owners, and to execute instructions from the Underlying Fund to restrict or prohibit further purchases or transfers by specific Contract Owners who violate the frequent trading policies established by the Underlying Fund.

In addition, Contract Owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the Underlying Funds generally are "omnibus" orders from intermediaries, such as separate accounts funding variable insurance contracts or retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Underlying Funds in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Underlying Funds (and thus Contract Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Underlying Funds. If an Underlying Fund believes that an omnibus order reflects one or more transfer requests from Contract Owners engaged in disruptive trading activity, the Underlying Fund may reject the entire omnibus order.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the Underlying Funds, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single Contract Owner). You should read the Underlying Fund prospectuses for more details.

DOLLAR COST AVERAGING

Dollar cost averaging or the pre-authorized transfer program (the "DCA Program") allows you to transfer a set dollar amount to other funding options on a monthly or quarterly basis during the accumulation phase of the Contract. Using this method, you will purchase more Accumulation Units in a funding option if the value per unit is low and will purchase fewer Accumulation Units if the value per unit is high. Therefore, you may achieve a lower-than-average cost per unit in the long run if you have the financial ability to continue the program over a long enough period of time. Dollar cost averaging does not assure a profit or protect against a loss.

You may elect the DCA Program through Written Request or other method acceptable to us. You must have a minimum total Contract Value of $5,000 to enroll in the DCA Program. The minimum amount that may be transferred through this program is $400. There is no additional fee to participate in the DCA Program.

You may establish pre-authorized transfers of Contract Values from the Fixed Account, subject to certain restrictions. Under the DCA Program, automated transfers from the Fixed Account may not deplete your Fixed Account Value in less than twelve months from your enrollment in the DCA Program.

In addition to the DCA Program, within the Fixed Account, we may credit increased interest rates to Contract Owners under an administrative Special DCA Program established at our discretion, depending on availability and state law. Under this program, the Contract Owner may pre-authorize level transfers to any of the funding options under a 6 Month, 12 Month or 24 Month Special DCA Program. The programs may have different credited interest rates. We must transfer all Purchase Payments and accrued interest on a level basis to the selected funding options in the applicable time period. Under each program, the interest will accrue only on the remaining amounts in the Special DCA Program. For example, under the 12 Month program, the interest rate can accrue up to 12 months on the remaining amounts in the Special DCA Program and we must transfer all Purchase Payments and accrued interest in this program on a level basis to the selected funding options in 12 months.

The pre-authorized transfers will begin after the initial program Purchase Payment and complete enrollment instructions are received by the Company. If we do not receive complete program enrollment instructions within 15 days of receipt of the initial program Purchase Payment, the entire balance in the program will be credited with the non-program interest rate then in effect for the Fixed Account.

You may start or stop participation in the DCA Program at any time, but you must give the Company at least 30 days' notice to change any automated transfer instructions that are currently in place. If you stop the Special DCA Program and elect to remain in the Fixed Account, we will credit your Contract Value for the remainder of 6 or 12 months with the interest rate for non-DCA Program funds.

You may only have one DCA Program or Special DCA Program in place at one time. We will allocate any subsequent Purchase Payments we receive within the DCA Program period selected to the current funding options over the remainder of that DCA Program transfer period, unless you direct otherwise.

All provisions and terms of the Contract apply to the DCA and Special DCA Programs, including provisions relating to the transfer of money between funding options. Transfers made under any DCA Program will not be counted for purposes of restrictions we may impose on the number of transfers permitted under the Contract. We reserve the right to suspend or modify transfer privileges at any time and to assess a processing fee for this service. If the Fixed Account is not available as a funding option, you may still participate in the DCA Program.

                              ACCESS TO YOUR MONEY

--------------------------------------------------------------------------------

Any time before the Maturity Date, you may redeem all or any portion of the Cash Surrender Value, that is, the Contract Value less any withdrawal charge, outstanding loans, and any premium tax not previously deducted. Unless you submit a Written Request specifying the Variable Funding Option(s) and/or the Fixed Account from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the Cash Surrender Value as of the close of business after we receive your surrender request at our Home Office. The Cash Surrender Value may be more or less than the Purchase Payments you made. You may not make withdrawals during the annuity period.

For amounts allocated to the Variable Funding Options, we may defer payment of any Cash Surrender Value for a period of up to five business days after the Written Request is received. For amounts allocated to the Fixed Account, we may defer payment of any Cash Surrender Value for a period up to six months. In either case, it is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request.

We may withhold payment of surrender, loan or withdrawal proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

If your Contract is issued as part of a 403(b) plan, there are restrictions on your ability to make withdrawals from your Contract. You may not withdraw contributions or earnings made to your Contract after December 31, 1988 unless you are (a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship. Even if you are experiencing a financial hardship, you may only withdraw contributions, not earnings. You should consult with your tax adviser before making a withdrawal from your Contract.

SYSTEMATIC WITHDRAWALS

Before the Maturity Date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes and withdrawal charge. To elect systematic withdrawals, you must have a Contract Value of at least $15,000 and you must make the election on the form we provide. We will surrender Accumulation Units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to Contract Owners (where allowed by state law). There is currently no additional fee for electing systematic withdrawals.

Each systematic withdrawal is subject to federal income taxes on the taxable portion and may be subject to Contract charges. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.

MANAGED DISTRIBUTION PROGRAM. Under the systematic withdrawal option, you may choose to participate in the Managed Distribution Program. At no cost to you, you may instruct us to calculate and make minimum distributions that may be required by the IRS upon reaching age 70 1/2. (See "Federal Tax Considerations.") These payments will not be subject to the withdrawal charge and will be in lieu of the free withdrawal allowance. No Dollar Cost Averaging will be permitted if you are participating in the Managed Distribution Program.

LOANS

Loans may be available under your Contract. Loans may only be taken against funds allocated or transferred to the Fixed Account. If available, all loan provisions are described in your Contract or loan agreement.

                              OWNERSHIP PROVISIONS

--------------------------------------------------------------------------------

TYPES OF OWNERSHIP

CONTRACT OWNER

The Contract belongs to the Contract Owner named in the Contract (on the Contract Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for Non-qualified Contracts. You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the Annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the Contract Owner.

If this Contract is purchased by a beneficiary of another contract who directly transferred the death proceeds due under that contract, he/she will be granted the same rights the owner has under the Contract except that he/she cannot transfer ownership, take a loan or make additional Purchase Payments.

Joint Owner. For Non-qualified Contracts only, you may name joint owners (e.g., spouses) in a Written Request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a Written Request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the Annuitant or the Contract Owner. If more than one beneficiary survives the Annuitant or Contract Owner, they will share equally in benefits unless you recorded different shares with the Company by Written Request before the death of the Annuitant or Contract Owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from either the Variable Funding Options or the Fixed Account, as most recently elected by the Contract Owner, until the Death Report Date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

ANNUITANT

The Annuitant is designated in the Contract (on the Contract Specifications page), and is the individual on whose life the Maturity Date and the amount of the monthly Annuity Payments depend. You may not change the Annuitant after your Contract is in effect.

Contingent Annuitant. You may name one individual as a Contingent Annuitant. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. If the Annuitant who is not the owner dies prior to the Maturity Date, and the Contingent Annuitant is still living:

     -    the death benefit will not be payable upon the Annuitant's death

     -    the Contingent Annuitant becomes the Annuitant

     -    all other rights and benefits will continue in effect

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect.

If the Annuitant is also the owner, a death benefit is paid to the beneficiary regardless of whether or not there is a Contingent Annuitant.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

Before the Maturity Date, generally, a death benefit is payable when either the Annuitant or a Contract Owner dies. We calculate the death benefit at the close of the business day on which our Home Office receives (1) Due Proof of Death and
(2) written payment instructions or election of spousal contract continuance or beneficiary contract continuance ("Death Report Date").

Note: If the owner dies before the Annuitant, the death benefit is recalculated, replacing all references to "Annuitant" with "owner."

DEATH PROCEEDS BEFORE THE MATURITY DATE

IF THE ANNUITANT OR AN OWNER IS YOUNGER THAN AGE 80 ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greatest of (1), (2) or (3) below, each reduced by any applicable premium tax or outstanding loans:

     (1)  the Contract Value on the Death Report Date

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals or

     (3)  the Step-Up Value (if any, as described below)

STEP-UP VALUE. We will establish a step-up value on each Contract Date anniversary that occurs on or prior to the Death Report Date. The step-up value will initially equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When you make a withdrawal, we will reduce the step-up value by a partial surrender reduction as described below. On each Contract anniversary before the Annuitant's 80th birthday and before the Annuitant's death, if the Contract Value is greater than the step-up value, we will reset the step-up value to equal that greater amount. We will not reduce the step-up value on these anniversary recalculations (provided no withdrawals or surrenders are made on that day). The only changes we will make to the step-up value on or after the Annuitant's 80th birthday will be those related to additional Purchase Payments or withdrawals.

PARTIAL SURRENDER REDUCTIONS. If you make a withdrawal, we will reduce the step-up value by a partial surrender reduction that equals (1) the step-up value prior to the withdrawal, multiplied by (2) the amount of the withdrawal, divided by (3) the Contract Value before the withdrawal.

For example, assume your current Contract Value is $55,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$55,000) = $9,090

Your new step-up value would be $50,000-$9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new step-up value would be $50,000-$16,666, or $33,334.

IF THE ANNUITANT OR AN OWNER IS AGE 80 OR OLDER ON THE CONTRACT DATE: We will pay to the beneficiary a death benefit in an amount equal to the greater of (1) or (2) below, each reduced by any applicable premium tax or outstanding loans not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals

ENHANCED STEPPED-UP PROVISION ("E.S.P.")

THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

The rider effective date is the date the rider is attached to and made a part of the Contract. If you have selected the E.S.P., the total death benefit as of the Death Report Date will equal the death benefit described above plus the greater of zero or the following amount:

IF THE ANNUITANT IS YOUNGER THAN AGE 70 ON THE RIDER EFFECTIVE DATE, 40% OF THE LESSER OF: (1) 200% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date; or

IF THE ANNUITANT IS BETWEEN THE AGES OF 70 AND 75 ON THE RIDER EFFECTIVE DATE, 25% OF THE LESSER OF: (1) 200% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date.

THE INITIAL MODIFIED PURCHASE PAYMENT IS EQUAL TO THE CONTRACT VALUE AS OF THE RIDER EFFECTIVE DATE. Whenever a Purchase Payment is made after the rider effective date, the modified Purchase Payment(s) are increased by the amount of the Purchase Payment. Whenever a partial surrender is taken after the rider effective date, the modified Purchase Payment(s) are reduced by a partial surrender reduction as described below.

THE PARTIAL SURRENDER REDUCTION IS EQUAL TO: (1) the modified Purchase Payment(s) in effect immediately prior to the reduction for the partial surrender, multiplied by (2) the amount of the partial surrender divided by (3) the Contract Value immediately prior to the partial surrender.

For example, assume your current modified Purchase Payment is $50,000 and that your current Contract Value is $55,000. You decide to make a withdrawal of $10,000. We would reduce the modified Purchase Payment as follows:

           $50,000 x ($10,000/$55,000) = $9,090

Your new modified Purchase Payment would be $50,000-$9,090 = $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current modified Purchase Payment is $50,000 and you decide to make a withdrawal of $10,000, we would reduce the modified Purchase Payment as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new modified Purchase Payment would be $50,000-$16,666 = $33,334.

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the Maturity Date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

NON-QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS NOT THE         The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT) (WITH NO JOINT     none, to the Contract          continue the Contract rather
OWNER)                        Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS THE ANNUITANT)  The beneficiary (ies), or if   The beneficiary elects to      Yes
(WITH NO JOINT OWNER)         none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
JOINT OWNER (WHO IS NOT THE   The surviving joint owner.     The surviving joint owner      Yes
ANNUITANT)                                                   elects to continue the
                                                             Contract rather than receive
                                                             the distribution.

--------------------------------------------------------------------------------------------------------------
JOINT OWNER (WHO IS THE       The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT)                    none, to the surviving joint   continue the Contract rather
                              owner.                         than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS NOT THE     The beneficiary (ies), or if   The beneficiary elects to      Yes
CONTRACT OWNER)               none, to the Contract Owner.   continue the Contract rather
                              If the Contract Owner is not   than receive a lump sum
                              living, then to the            distribution.
                              surviving joint owner. If
                              none, then to the Contract
                              Owner's estate.
                                                             But, if there is a
                                                             Contingent Annuitant, then,
                                                             the Contingent Annuitant
                                                             becomes the Annuitant and
                                                             the Contract continues in
                                                             effect (generally using the
                                                             original Maturity Date). The
                                                             proceeds will then be paid
                                                             upon the death of the
                                                             Contingent Annuitant or
                                                             owner.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS THE         See death of "owner who is                                    Yes
CONTRACT OWNER)               the Annuitant" above.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHERE OWNER IS A   The beneficiary (ies) or if                                   Yes (Death of
NONNATURAL ENTITY/TRUST)      none, to the owner.                                           Annuitant is
                                                                                            treated as death
                                                                                            of the owner in
                                                                                            these
                                                                                            circumstances.)

--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------

QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER/ANNUITANT               The beneficiary (ies), or if   The beneficiary elects to      Yes
                              none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.
--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------


---------
* Certain payout rules of the Code are triggered upon the death of any Owner. Non-spousal beneficiaries (as well as spousal beneficiaries who choose not to assume the Contract) must begin taking distributions based on the beneficiary's life expectancy within one year of death or take a complete distribution of Contract proceeds within 5 years of death. For Qualified Contracts, if mandatory distributions have begun at the death of the Annuitant, the 5-year payout option is not available.

BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES)

If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the Death Report Date, (more than $1,000,000 is subject to Home Office approval), your beneficiary(ies) may elect to continue his/her portion of the Contract subject to applicable Internal Revenue Code distribution requirements, rather than receive the death benefit in a lump sum. If the beneficiary chooses to continue the Contract, the beneficiary can extend the payout phase of the Contract enabling the beneficiary to "stretch" the death benefit distributions out over his life expectancy as permitted by the Internal Revenue Code.

If your beneficiary elects to continue the Contract, the death benefit will be calculated as of the Death Report Date. The initial Contract Value of the continued Contract (the "adjusted Contract Value") will equal the greater of the Contract Value or the death benefit calculated on the Death Report Date and will be allocated to the funding options in the same proportion as prior to the Death Report Date. If the adjusted Contract Value is allocated to the Variable Funding Options, the beneficiary bears the investment risk.

The beneficiary who continues the Contract will be granted the same rights as the owner under the original Contract, except the beneficiary cannot:

     -    transfer ownership

     -    take a loan

     -    make additional Purchase Payments

The beneficiary may also name his/her own beneficiary ("succeeding beneficiary") and has the right to take withdrawals at any time after the Death Report Date without a withdrawal charge. The E.S.P. option is not available to a beneficiary continuing the Contract under this provision. All other fees and charges applicable to the original Contract will also apply to the continued Contract; the E.S.P. charge no longer applies. All benefits and features of the continued Contract will be based on the beneficiary's age on the Death Report Date as if the beneficiary had purchased the Contract with the adjusted Contract Value on the Death Report Date.

PLANNED DEATH BENEFIT

You may request that rather than receive a lump-sum death benefit, the beneficiary(ies) receive all or a portion of the death benefit proceeds either:

     - as a variable or fixed annuity for life or a period that does not exceed the beneficiary's life expectancy, or

     - under the terms of the Beneficiary Continuance provision described above. If the Beneficiary Continuance provision is selected as a planned death benefit, no surrenders will be allowed other than payments meant to satisfy minimum distribution amounts or systematic withdrawal amounts, if greater.

You must make the planned death benefit request as well as any revocation of this request in writing. Upon your death, your beneficiary(ies) cannot revoke or modify this request. If the death benefit at the time we receive Due Proof of Death is less than $2,000, we will only pay a lump sum to the beneficiary. If periodic payments due under the planned death benefit election are less than $100, we reserve the right to make Annuity Payments at less frequent intervals, resulting in a payment of at least $100 per year. If no beneficiary is alive when death benefits become payable, we will pay the death benefit as provided in your Contract.

DEATH PROCEEDS AFTER THE MATURITY DATE

If any Contract Owner or the Annuitant dies on or after the Maturity Date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity option then in effect.

                               THE ANNUITY PERIOD

--------------------------------------------------------------------------------

MATURITY DATE

Under the Contract, you can receive regular payments ("Annuity Payments"). You can choose the month and the year in which those payments begin ("Maturity Date"). You can also choose among payout options or elect a lump sum distribution. While the Annuitant is alive, you can change your selection any time up to the Maturity Date. Annuity Payments will begin on the Maturity Date stated in the Contract unless (1) you fully surrendered the Contract; (2) we paid the proceeds to the beneficiary before that date; or (3) you elected another date. Annuity Payments are a series of periodic payments (a) for life;
(b) for life with a minimum number of payments assured; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period. We may require proof that the Annuitant is alive before we make Annuity Payments. Not all options may be available in all states. Please be aware that once the Contract is annuitized, you are ineligible to receive the death benefit you have selected.

You may choose to annuitize at any time after the first Contract Date anniversary. Unless you elect otherwise, the Maturity Date will be the Annuitant's 75(th) birthday for Non-qualified Contracts and the Annuitant's 70(th) birthday for Qualified Contracts or ten years after the effective date of the Contract, if later (this requirement may be changed by us.)

At least 30 days before the original Maturity Date, you may elect to extend the Maturity Date to any time prior to the Annuitant's 85th birthday for Non-qualified Contracts or, for Qualified Contracts, to a later date with our consent. You may use certain annuity options taken at the Maturity Date to meet the minimum required distribution requirements of federal tax law, or you may use a program of withdrawals instead. These mandatory distribution requirements take effect generally upon the death of the Contract Owner, or with certain Qualified Contracts upon either the later of the Contract Owner's attainment of age 70 1/2 or year of retirement; or the death of the Contract Owner. You should seek independent tax advice regarding the election of minimum required distributions.

ALLOCATION OF ANNUITY

You may elect to receive your Annuity Payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time Annuity Payments begin, you have not made an election, we will apply your Cash Surrender Value to provide an annuity funded by the same funding options as you have selected during the accumulation period. At least 30 days before the Maturity Date, you may transfer the Contract Value among the funding options in order to change the basis on which we will determine Annuity Payments. (See "Transfers.")

VARIABLE ANNUITY

You may choose an annuity payout that fluctuates depending on the investment experience of the Variable Funding Options. We determine the number of Annuity Units credited to the Contract by dividing the first monthly Annuity

Payment attributable to each Variable Funding Option by the corresponding Accumulation Unit value as of 14 days before the date Annuity Payments begin. We use an Annuity Unit to measure the dollar value of an Annuity Payment. The number of Annuity Units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly Annuity Payment. If you elect a variable annuity, the amount we apply to it will be the Cash Surrender Value as of 14 days before the date Annuity Payments begin, less any applicable premium taxes not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the Annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly Annuity Payment by multiplying the benefit per $1,000 of value shown in the Contract tables by the number of thousands of dollars of Contract Value you apply to that annuity option. The Contract tables factor in an assumed daily net investment factor of 3.0%. We call this your net investment rate. Your net investment rate of 3% corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your Variable Funding Options is less than 3%, then the dollar amount of your variable Annuity Payments will decrease. However, if the annualized investment performance, after expenses, of your Variable Funding Options is greater than 3%, then the dollar amount of your variable Annuity Payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent Annuity Payments changes from month to month based on the investment experience, as described above, of the applicable funding options. The total amount of each Annuity Payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of Annuity Units we credited to each funding option by the corresponding Annuity Unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY

You may choose a fixed annuity that provides payments that do not vary during the annuity period. We will calculate the dollar amount of the first fixed Annuity Payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your Cash Surrender Value as of the date Annuity Payments begin. Payout rates will not be lower than that shown in the Contract. If it would produce a larger payment, the first fixed Annuity Payment will be determined using the Annuity Tables in effect on the Maturity Date.

                                 PAYMENT OPTIONS

--------------------------------------------------------------------------------

ELECTION OF OPTIONS

While the Annuitant is alive, you can change your annuity option selection any time up to the Maturity Date. Once Annuity Payments have begun, no further elections are allowed.

During the Annuitant's lifetime, if you do not elect otherwise before the Maturity Date, we will pay you (or another designated payee) the first of a series of monthly Annuity Payments based on the life of the Annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain Qualified Contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract. (See "Annuity Options.")

The minimum amount that can be placed under an annuity option will be $2,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the Contract Value in a lump-sum.

On the Maturity Date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the Annuitant must be made by the Contract Owner.

ANNUITY OPTIONS

Subject to the conditions described in "Election of Options" above, we may pay all or any part of the Cash Surrender Value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options.

Option 1 -- Life Annuity -- No Refund. The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular Annuity Payments during the lifetime of the Annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make Annuity Payments during the lifetimes of the Annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.

Option 5 -- Payments for a Fixed Period without Life Contingency. We will make periodic payments for the period selected. This option may not satisfy the minimum required distribution rules for Qualified Contracts. Consult a tax adviser before electing this option.

Option 6 -- Other Annuity Options. We will make any other arrangements for Annuity Payments as may be mutually agreed upon.

VARIABLE LIQUIDITY BENEFIT

This benefit is only offered with the annuity option "Payments for a Fixed Period without Life Contingency."

At any time after annuitization and before death, the Contract Owner may surrender and receive a payment equal to (A) minus (B), where (A) equals the present value of remaining certain payments, and (B) equals a withdrawal charge not to exceed the maximum withdrawal charge rate shown on the specifications page of the Contract multiplied by (A). The interest rate used to calculate the present value is a rate 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments. The remaining period certain payments are assumed to be level payments equal to the most recent period certain payment prior to the request for this liquidity benefit. A withdrawal charge is not imposed if the surrender is made after the expiration of the withdrawal charge period shown on the specifications page of the Contract.

                        MISCELLANEOUS CONTRACT PROVISIONS

--------------------------------------------------------------------------------

RIGHT TO RETURN

You may return the Contract for a full refund of the Contract Value plus any Contract charges and premium taxes you paid (but not any fees and charges the Underlying Fund assessed) within twenty days after you receive it (the "right to return period"). You bear the investment risk of investing in the Variable Funding Options during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, or longer if your state law permits, we will refund your Purchase Payment in full; during the remainder of the right to return period, we will refund the Contract Value (including charges).

We will determine the Contract Value following the close of the business day on which we receive your Contract and a Written Request for a refund. Where state law requires a different period, or the return of Purchase Payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.

TERMINATION

We reserve the right to terminate the Contract on any business day if your Contract Value as of that date is less than $1,000 and you have not made Purchase Payments for at least two years, unless otherwise specified by state law. Accordingly, no Contract will be terminated due solely to negative investment performance. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the Cash Surrender Value less any applicable taxes. In certain states, we may be required to pay you the Contract Value. Federal tax law may impose additional restrictions on our right to terminate your traditional IRA, Roth IRA or other Qualified Contract.

REQUIRED REPORTS

As often as required by law, but at least once in each Contract Year before the due date of the first Annuity Payment, we will furnish a report showing the number of Accumulation Units credited to the Contract and the corresponding Accumulation Unit value(s) as of the report date for each funding option to which the Contract Owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists, as determined by the SEC, so that the sale of securities held in the Separate Account may not reasonably occur, or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders. At any time, payments from the Fixed Account may be delayed up to 6 months.

                              THE SEPARATE ACCOUNTS

--------------------------------------------------------------------------------

The Company sponsors Fund ABD and Fund ABD II. When we refer to the Separate Account, we are referring to Fund ABD, except where the Contract was originally issued by MLACC, in which case, we are referring to Fund ABD II. (See "The Insurance Company" .) Both Fund ABD and Fund ABD II were established on October 17, 1995 and are registered with the SEC as unit investment trusts under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the Variable Funding Options.

We anticipate merging Fund ABD and Fund ABD II with and into another separate account of the Company (the MetLife of CT Separate Account Eleven for Variable Annuities) during the fourth quarter of 2008 at the earliest, subject to regulatory approval. This merger will have no effect on the provisions of, and the rights and obligations under, the Contract. Similarly, the merger will not have any adverse impact on your Contract Value or any tax consequences for you.

We hold the assets of the Separate Account for the exclusive and separate benefit of the owners of each Separate Account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business that we may conduct. Obligations under the Contract are obligations of the Company. Any obligations that exceed the assets in the Separate Account are payable by the Company's general account. The amount of the guaranteed death benefit that exceeds the Contract Value is

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

paid from the Company's general account. Benefit amounts paid from the general account are subject to the financial strength and claims-paying ability of the Company.

All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the Variable Funding Options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each Underlying Fund's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

We reserve the right to transfer assets of the Separate Account to another separate account, and/or to modify the structure or operation of the Separate Account, subject to the necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your Contract Value.

PERFORMANCE INFORMATION

In advertisements for the Contract, we may include performance figures to show you how a Variable Funding Option has performed in the past. These figures are rates of return or yield quotations shown as a percent. These figures show past performance of a Variable Funding Option and are not an indication of how a Variable Funding Option will perform in the future.

Performance figures for each Variable Funding Option are based in part on the performance of a corresponding Underlying Fund. In some cases, the Underlying Fund may have existed before the technical inception of the corresponding Variable Funding Option. In those cases, we can create "hypothetical historical performance" of a Variable Funding Option. These figures show the performance that the Variable Funding Option would have achieved had it been available during the entire history of the Underlying Fund.

In a low interest rate environment, yields for money market Subaccounts, after deduction of the Mortality and Expense Risk Charge, Administrative Expense Charge and the charge for any optional benefit riders (if applicable), may be negative even though the Underlying Fund's yield, before deducting for such charges, is positive. If you allocate a portion of your Contract Value to a money market Subaccount or participate in an asset allocation program where Contract Value is allocated to a money market Subaccount under the applicable asset allocation model, that portion of your Contract Value may decrease in value.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide tax or legal advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax and/or legal adviser regarding the tax implications of purchasing this Contract based upon your individual situation. For further tax information, an additional discussion of certain tax matters is contained in the SAI.

You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transaction under your Contract satisfy applicable tax law. We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA).

GENERAL TAXATION OF ANNUITIES

Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for premiums paid under an annuity and permitting tax-free transfers between the various investment options offered under the Contract. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 amended Code Section 1 to reduce the marginal tax rates on long-term capital gains and dividends to 5% and 15%. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Under current federal tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends. Earnings under annuity contracts, like interest payable on fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (top rate of 35%). The tax law provides deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time. Please consult your own tax advisor.

STATE AND LOCAL TAXES. The rules for state and local income taxes may differ from the federal income tax rules. Purchasers and prospective purchasers of the Contract should consult their own tax advisers and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the Contract.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. For both Qualified and Non-qualified Contracts, taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% tax penalty is in addition to any other penalties that may apply under your Contract and the normal income taxes due on the distribution.

TAX-FREE EXCHANGES. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life insurance policy, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

TYPES OF CONTRACTS: QUALIFIED AND NON-QUALIFIED

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or retirement savings plan or individual retirement annuity (IRA), your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs (including Roth IRAs), tax-sheltered annuities established by public school systems or certain tax-exempt organizations under Code Section 403(b), corporate sponsored pension, retirement savings, and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below. All qualified plans (including IRAs) receive tax-deferral under the Code. Although there are no additional tax benefits to funding your qualified plan or IRA with an annuity, it does offer you additional insurance benefits, such as the availability of a guaranteed income for life.

The Contract has not been submitted to the IRS for approval as to form as a valid IRA. Such approval would not constitute an IRS approval or endorsement of any funding options under the contract. IRS approval as to form is not required to constitute a valid IRA. Disqualification of the Contract as an IRA could result in the immediate taxation of amounts held in the Contract and other adverse tax consequences.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract generally have not yet been taxed, the full amount of any distributions (including the amount attributable to Purchase Payments), whether paid in the form of lump sum withdrawals or Annuity Payments, are generally taxed at ordinary income tax rates unless the distribution is transferred to an eligible rollover account or contract. There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified funding vehicles generally are not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for participants who are 5% or more owners of the plan sponsor). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value, including the Enhanced Stepped-Up Provision, as well as all living benefits such as GMAB and GMWB , if available in your contract) must be added to the Contract Value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your personal tax advisor as to how these rules affect your Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within five years from the date of death or minimum distributions may be taken over the life expectancy of the individual beneficiaries (or in the case of certain trusts that are contract beneficiaries, over the life expectancy of the individuals who are the beneficiaries of the trust), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract and defer the minimum distribution requirements.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403(B), 408 OR 457, INCLUDING IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for any higher limits to be effective at a state income tax level. In other words, the permissible contribution limits for federal and state income tax purposes may be different. Therefore, in certain states, a portion of the contributions may not be excludible or deductible from state income taxes. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 in 2007 and $5,000 in 2008, and it may be indexed for inflation in years after 2008. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA for the year must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $46,000 or 100% of pay for each participant in 2008.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

TSAS (ERISA AND NON-ERISA)

GENERAL. TSAs fall under sec.403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under sec.501(c)(3) of the Code.

In general contributions to sec.403(b) arrangements are subject to limitations under sec.415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

Recently, the IRS announced new regulations affecting sec.403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under sec.403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under sec.403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

If your Contract was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted).

WITHDRAWALS AND INCOME PAYMENTS. If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:

     - Relates to Purchase Payments made prior to 1989 (and pre-1989 earnings on those Purchase Payments);

     - Is directly transferred to another permissible investment under sec.403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or

     - Is for financial hardship (but only to the extent of Purchase Payments) if your plan allows it.

DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS. Effective January 1, 2006, employers that established and maintain a TSA/403(b) plan ("the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after-tax contributions as part of the TSA plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract under the following conditions:

     (1) The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

     (2) In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

     (3) All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to-trustee transfers from other Designated Roth Accounts).

     (4) In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

     (5) No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

     (6) If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under the Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.

     (7) We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.


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

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

The employer must permit contributions under a pre-tax 403(b) plan in order to permit contributions to be irrevocably designated and made part of a Qualified Roth Contribution Program.

Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (relating to age 50 and over catch-up contributions) as well as contribution limits that apply under the Plan.

In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan as apply to the traditional pre-tax accounts under the plan (e.g., death or disability of participant, severance from employment, attainment of age 59 1/2 and hardship withdrawals only with respect to contributions (if permitted under the Plan)).

If the amounts have been held under any Designated Roth Account of a participant for at least five years and are made on account of death, disability or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of federal income tax ("Qualified Distributions").

Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.

Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

LOANS. If your TSA Contract permits loans, such loans will be made only from any Fixed Interest Account balance and only up to certain limits. In that case, we credit your Fixed Interest Account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from your Contract and all you employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

NON-QUALIFIED ANNUITY CONTRACTS

If you purchase the Contract on an individual basis with after-tax dollars and not under one of the programs described above, your Contract is referred to as non-qualified. As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal made prior to the Maturity Date or in the form of periodic Annuity Payments. As a general rule, there is income in the Contract (earnings) to the extent the Contract Value exceeds your investment in the Contract. The investment in the Contract equals the total Purchase Payments less any amount received previously which was excludible from gross income.

Generally, different tax rules apply to Annuity Payments than to withdrawals and payments received before the annuity starting date. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws.


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

Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed, but the remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes. Annuity Payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    a non-taxable return of your Purchase Payment; or

     -    a taxable payment of earnings.

We generally will tell you how much of each Annuity Payment is a non-taxable return of your Purchase Payments. However, it is possible that the IRS could conclude that the taxable portion of Annuity Payments under a non-qualified contract is an amount greater (or less) than the taxable amount determined by us and reported by us to you and the IRS. Generally, once the total amount treated as a non-taxable return of your Purchase Payments equals your Purchase Payments, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your Annuity Payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of the Contract Owner, including the death of either of the Joint Owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

If a non-qualified annuity is owned by a non-natural person (e.g., a corporation), increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if the Contract is transferred to another person or entity without adequate consideration, all deferred increases in value will be treated as income for federal income tax purposes at the time of the transfer.

PARTIAL WITHDRAWALS: If you make a partial withdrawal of your Contract Value, the distribution generally will be taxed as first coming from earnings (income in the Contract) and then from your Purchase Payments. These withdrawn earnings are includable in your taxable income. (See "Penalty Tax for Premature Distributions" below.) Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash distribution under the tax law, and will have tax consequences in the year taken.

PARTIAL ANNUITIZATIONS (IF AVAILABLE WITH YOUR CONTRACT): At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your Contract Value is applied to a payment option. Currently, we will treat the application of less than your entire Contract Value under a Non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received under that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

We will determine the excludable amount for each income payment under the Contract as a whole by using the rules applicable to variable income payments in general (i.e. by dividing your after-tax purchase price, as adjusted for any refund or guarantee feature, by the number of expected income payments from the appropriate IRS table). However, the IRS may determine that the excludable amount is different from our computation.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES

The Code requires that any non-qualified variable annuity contracts based on a Separate Account must meet specific diversification standards. Non-qualified variable annuity contracts shall not be treated as an annuity for federal income tax purposes if investments made in the account are not adequately diversified. Final tax regulations define how Separate Accounts must be diversified. The Company constantly monitors the diversification of investments and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the Contract Owner of tax-deferred treatment, requiring the current inclusion of a proportionate share of the

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

income and gains from the Separate Account assets in the income of each Contract Owner. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the Separate Account assets. There is little guidance in this area, and some features of the Contract, such as the number of funds available and the flexibility of the Contract Owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the Contract Owner investment control over Separate Account assets, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the Separate Account assets supporting the Contract.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Non-qualified Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

OTHER TAX CONSIDERATIONS

TREATMENT OF CHARGES FOR OPTIONAL BENEFITS

The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax adviser before selecting any rider or endorsement to the Contract.

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed generally will be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

TAX CREDITS AND DEDUCTIONS

The Company may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividend received deductions, are not passed back to the Separate Account or to Contract Owners since the Company is the owner of the assets from which the tax benefits are derived.

                                OTHER INFORMATION

--------------------------------------------------------------------------------

THE INSURANCE COMPANY

Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

Before December 7, 2007, certain of the Contracts were issued by MetLife Life and Annuity Company of Connecticut, a stock life insurance company chartered in 1973 in Connecticut. These Contracts were funded through Fund ABD II, a separate account registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. On December 7, 2007, MLACC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLACC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLACC, including Fund ABD II and its assets. Pursuant to the merger, therefore, Fund ABD II became a separate account of the Company. As a result of the merger, the Company also has become responsible for all of MLACC's liabilities and obligations, including those created under the Contract as initially issued by MLACC (formerly known as The Travelers Life and Annuity Company) and outstanding on the date of the merger. The Contract has thereby become a variable contract funded by a separate account of the Company, and each owner thereof has become a Contract Owner of the Company.

FINANCIAL STATEMENTS

The financial statements for the Company and its Separate Account are located in the Statement of Additional Information.

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut (the "Company") has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts; however, MLIDC may receive 12b-1 fees from the Underlying Funds.

MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the

Financial Industry Regulatory Authority (FINRA). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-9999, or by visiting FINRA's website at www.finra.org.

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company no longer offers the Contracts to new purchasers but it continues to accept Purchase Payments from Contract Owners.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 7.50% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 1.50% annually of average Contract Value (if asset-based compensation is paid to registered representatives).

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products.

The Company and MLIDC have entered into selling agreements with certain broker-dealer firms that have an affiliate that acts as investment adviser or sub-adviser to one or more Underlying Funds that may be offered under the Contracts. These investment advisory firms include Fidelity Management & Research Company, Morgan Stanley Investment Advisers Inc., MetLife Investment Funds Management LLC, MetLife Advisers, LLC and Met Investors Advisory LLC. MetLife Investment Funds Management LLC, MetLife Advisers LLC and Met Investors Advisory LLC are affiliates of the Company. Registered representatives of broker-dealer firms with an affiliated company acting as an adviser or a sub-adviser may favor these Funds when offering the Contracts.

CONFORMITY WITH STATE AND FEDERAL LAWS

The laws of the state in which we deliver a contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, Cash Surrender Value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the Contract Owner is subject.

VOTING RIGHTS

The Company is the legal owner of the shares of the Underlying Funds. However, we believe that when an Underlying Fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. We will vote all shares, including those we may own on our own behalf, and those where we have not received instructions from Contract Owners, in the same proportion as shares for which we received voting instructions. The effect of this proportional voting is that a small number of Contract Owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In certain limited circumstances, and when permitted by law, we may disregard voting instructions. If we do disregard voting instructions, a summary of that action and the reasons for such action would be included in the next annual report to Contract Owners.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

LEGAL PROCEEDINGS

In the ordinary course of business, the Company, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MLIDC to perform its contract with the Separate Account or of the Company to meet its obligations under the Contracts.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX A

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

                FOR METLIFE OF CT FUND ABD FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

          PREMIER ADVISERS (CLASS II) -- SEPARATE ACCOUNT CHARGES 1.40%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         12,835,148
                                                       2006      1.172          1.288         14,274,032
                                                       2005      1.019          1.172         14,262,420
                                                       2004      0.897          1.019         10,841,489
                                                       2003      0.710          0.897         10,150,010
                                                       2002      0.796          0.710          9,701,628
                                                       2001      0.923          0.796          8,023,592

  VIP Mid Cap Subaccount (Service Class 2) (12/00)...  2007      1.917          2.180          7,048,863
                                                       2006      1.729          1.917          8,419,538
                                                       2005      1.486          1.729          8,136,691
                                                       2004      1.209          1.486          7,053,117
                                                       2003      0.887          1.209          6,373,888
                                                       2002      0.999          0.887          5,310,526
                                                       2001      1.050          0.999          1,727,443

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         10,647,659
                                                       2004      0.941          1.004         12,240,173
                                                       2003      0.839          0.941         14,072,516
                                                       2002      0.911          0.839         14,830,766
                                                       2001      0.972          0.911         13,475,207

  Janus Aspen Forty Subaccount (Service Shares)
  (5/00).............................................  2007      0.917          1.236            444,618
                                                       2006      0.853          0.917            534,763
                                                       2005      0.768          0.853            578,607
                                                       2004      0.660          0.768            572,316
                                                       2003      0.557          0.660            662,080
                                                       2002      0.672          0.557            710,089
                                                       2001      0.872          0.672            615,886

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Value Subaccount (Service
  Shares) (4/03).....................................  2007      1.921          2.030             85,684
                                                       2006      1.693          1.921             86,067
                                                       2005      1.560          1.693             87,514
                                                       2004      1.343          1.560            116,813
                                                       2003      1.000          1.343            128,204

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (12/00)....................................  2007      0.679          0.732          7,360,586
                                                       2006      0.584          0.679          9,300,854
                                                       2005      0.561          0.584         10,682,752
                                                       2004      0.544          0.561         12,214,595
                                                       2003      0.446          0.544         13,388,686
                                                       2002      0.609          0.446         15,628,276
                                                       2001      0.798          0.609         16,824,804

Legg Mason Partners Variable Equity Trust
  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.785          1.711         26,798,177

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.606          1.645         10,863,249
                                                       2006      1.377          1.606         13,024,732
                                                       2005      1.311          1.377         15,084,411
                                                       2004      1.204          1.311         17,246,134
                                                       2003      0.923          1.204         18,513,035
                                                       2002      1.216          0.923         19,285,142
                                                       2001      1.287          1.216         15,853,833
                                                       2000      1.132          1.287          7,090,936
                                                       1999      1.029          1.132          3,905,967
                                                       1998      1.000          1.029          1,764,644

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.114          1.209            878,659
                                                       2006      1.002          1.114          1,089,854
                                                       2005      0.969          1.002          1,217,569
                                                       2004      0.853          0.969          1,642,854
                                                       2003      0.581          0.853          2,003,014
                                                       2002      0.903          0.581          1,607,181
                                                       2001      0.987          0.903          1,517,383

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Income Trust
  LMPVIT Global High Yield Bond Subaccount (Class I)
  (5/98).............................................  2007      1.672          1.648            237,588
                                                       2006      1.533          1.672            299,971
                                                       2005      1.497          1.533            365,223
                                                       2004      1.367          1.497            464,878
                                                       2003      1.116          1.367            455,322
                                                       2002      1.055          1.116            354,505
                                                       2001      1.017          1.055            421,112
                                                       2000      1.032          1.017            319,825
                                                       1999      0.991          1.032            208,039
                                                       1998      1.000          0.991            117,685

  LMPVIT Strategic Bond Subaccount (Class I) (5/98)..  2007      1.510          1.519            797,676
                                                       2006      1.458          1.510            954,513
                                                       2005      1.443          1.458          1,026,955
                                                       2004      1.372          1.443          1,081,101
                                                       2003      1.229          1.372          1,150,712
                                                       2002      1.145          1.229          1,123,744
                                                       2001      1.086          1.145            914,232
                                                       2000      1.026          1.086            624,887
                                                       1999      1.037          1.026            344,250
                                                       1998      1.000          1.037            127,127

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977          9,460,702
                                                       2005      1.655          1.698         10,354,574
                                                       2004      1.549          1.655         11,436,639
                                                       2003      1.130          1.549         11,935,706
                                                       2002      1.529          1.130         11,108,929
                                                       2001      1.522          1.529          5,065,288
                                                       2000      1.305          1.522            907,328
                                                       1999      1.084          1.305            216,465
                                                       1998      1.000          1.084             55,964

Met Investors Series Trust
  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          2,529,646

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          7,805,024
                                                       2006      1.003          1.222          9,810,578

Metropolitan Series Fund, Inc.
  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         15,822,610
                                                       2006      1.203          1.232         13,699,584

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         18,342,870
                                                       2006      1.586          1.610         24,184,274

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         12,563,893
                                                       2006      1.960          2.014         15,669,108

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         28,282,554
                                                       2006      1.851          1.981         34,627,074

  MSF Neuberger Berman Mid Cap Value Subaccount
  (Class A) (4/07)...................................  2007      2.004          1.888            524,030

  MSF Oppenheimer Global Equity Subaccount (Class A)
  (4/07).............................................  2007      1.582          1.573            831,016

The Travelers Series Trust
  Travelers Equity Income Subaccount (12/96).........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         19,336,704
                                                       2004      1.670          1.810         22,752,381
                                                       2003      1.291          1.670         24,652,637
                                                       2002      1.521          1.291         25,581,166
                                                       2001      1.652          1.521         27,130,603
                                                       2000      1.535          1.652         22,535,737

  Travelers Large Cap Subaccount (12/96).............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         14,843,563
                                                       2004      1.366          1.435         17,524,614
                                                       2003      1.111          1.366         19,563,576
                                                       2002      1.459          1.111         21,047,983
                                                       2001      1.790          1.459         24,478,964
                                                       2000      2.123          1.790         22,306,844

Universal Institutional Funds, Inc.
  UIF Emerging Markets Equity Subaccount (Class I)
  (5/98).............................................  2007      2.357          2.536                 --
                                                       2006      1.743          2.357            380,452
                                                       2005      1.320          1.743            422,202
                                                       2004      1.087          1.320            439,202
                                                       2003      0.737          1.087            474,608
                                                       2002      0.820          0.737            360,817
                                                       2001      0.889          0.820            359,559
                                                       2000      1.484          0.889            309,348
                                                       1999      0.769          1.484            238,502
                                                       1998      1.000          0.769             27,410

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF Equity Growth Subaccount (Class I) (5/00)......  2007      0.751          0.903            764,496
                                                       2006      0.732          0.751            976,582
                                                       2005      0.641          0.732          1,245,494
                                                       2004      0.603          0.641          1,341,533
                                                       2003      0.490          0.603          1,515,009
                                                       2002      0.688          0.490          1,471,505
                                                       2001      0.823          0.688          1,122,971

  UIF Global Value Equity Subaccount (Class I)
  (5/98).............................................  2007      1.492          1.594                 --
                                                       2006      1.248          1.492          1,006,808
                                                       2005      1.196          1.248            957,392
                                                       2004      1.068          1.196            990,539
                                                       2003      0.840          1.068          1,043,388
                                                       2002      1.025          0.840          1,131,407
                                                       2001      1.000          1.025          1,261,854
                                                       2001      1.118          1.000                 --
                                                       2000      1.017          1.118            922,022
                                                       1999      0.991          1.017            508,044
                                                       1998      0.973          0.991            163,749

  UIF Mid Cap Growth Subaccount (Class I) (5/00).....  2007      0.853          1.032            653,789
                                                       2006      0.792          0.853            711,917
                                                       2005      0.683          0.792            865,513
                                                       2004      0.569          0.683            905,408
                                                       2003      0.407          0.569            987,307
                                                       2002      0.600          0.407          1,131,038
                                                       2001      0.861          0.600          1,118,232

  UIF Technology Subaccount (Class I) (5/00).........  2006      0.231          0.241                 --
                                                       2005      0.235          0.231            841,734
                                                       2004      0.242          0.235          1,156,951
                                                       2003      0.166          0.242          1,339,529
                                                       2002      0.330          0.166          1,840,625
                                                       2001      0.654          0.330          1,926,762

  UIF U.S. Mid Cap Value Subaccount (Class I)
  (6/98).............................................  2007      1.900          2.028                 --
                                                       2006      1.596          1.900            739,966
                                                       2005      1.441          1.596            865,904
                                                       2004      1.275          1.441          1,021,502
                                                       2003      0.914          1.275          1,154,921
                                                       2002      1.288          0.914          1,337,465
                                                       2001      1.348          1.288          1,390,184
                                                       2000      1.235          1.348            859,060
                                                       1999      1.042          1.235            818,991
                                                       1998      1.000          1.042            219,618

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF U.S. Real Estate Securities Subaccount (Class
  I) (10/98).........................................  2006      2.439          3.100                 --
                                                       2005      2.113          2.439            328,630
                                                       2004      1.571          2.113            379,765
                                                       2003      1.158          1.571            535,220
                                                       2002      1.184          1.158            480,808
                                                       2001      1.093          1.184            478,734
                                                       2000      0.866          1.093            138,149
                                                       1999      0.909          0.866            105,964
                                                       1998      0.865          0.909             66,511

  UIF Value Subaccount (Class I) (5/98)..............  2007      1.484          1.419            831,292
                                                       2006      1.288          1.484            985,609
                                                       2005      1.249          1.288          1,118,021
                                                       2004      1.075          1.249          1,373,932
                                                       2003      0.813          1.075          1,494,933
                                                       2002      1.059          0.813          1,728,646
                                                       2001      1.050          1.059          1,653,571
                                                       2000      0.852          1.050            938,077
                                                       1999      0.880          0.852            853,765
                                                       1998      1.000          0.880            258,345

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class I)
  (5/99).............................................  2007      1.590          1.535            227,481
                                                       2006      1.386          1.590            340,367
                                                       2005      1.347          1.386            414,103
                                                       2004      1.160          1.347            354,009
                                                       2003      0.898          1.160            346,971
                                                       2002      1.128          0.898            360,360
                                                       2001      1.173          1.128            384,749
                                                       2000      0.916          1.173            272,114
                                                       1999      1.000          0.916             65,606

  Van Kampen LIT Enterprise Subaccount (Class I)
  (7/98).............................................  2007      0.887          0.986            381,872
                                                       2006      0.840          0.887            546,450
                                                       2005      0.788          0.840            670,537
                                                       2004      0.768          0.788            927,896
                                                       2003      0.619          0.768            992,693
                                                       2002      0.888          0.619          1,203,650
                                                       2001      1.132          0.888          1,430,647
                                                       2000      1.344          1.132          1,563,368
                                                       1999      1.083          1.344            953,537
                                                       1998      1.000          1.083            233,972

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Government Subaccount (Class I)
  (10/98)............................................  2007      1.358          1.437            528,068
                                                       2006      1.333          1.358            682,624
                                                       2005      1.305          1.333            776,879
                                                       2004      1.271          1.305            951,033
                                                       2003      1.266          1.271          1,195,094
                                                       2002      1.172          1.266          1,730,223
                                                       2001      1.111          1.172            580,913
                                                       2000      1.003          1.111            488,214
                                                       1999      1.052          1.003            333,180
                                                       1998      1.000          1.052            347,758

  Van Kampen LIT Growth and Income Subaccount (Class
  I) (6/98)..........................................  2007      1.871          1.897            464,004
                                                       2006      1.633          1.871            705,441
                                                       2005      1.505          1.633            921,752
                                                       2004      1.335          1.505          1,079,607
                                                       2003      1.057          1.335          1,137,611
                                                       2002      1.254          1.057          1,239,684
                                                       2001      1.350          1.254          1,513,888
                                                       2000      1.147          1.350          1,663,683
                                                       1999      1.030          1.147          1,105,415
                                                       1998      1.000          1.030            292,761

  Van Kampen LIT Money Market Subaccount (Class I)
  (5/98).............................................  2006      1.123          1.132                 --
                                                       2005      1.109          1.123          1,375,543
                                                       2004      1.115          1.109          1,485,737
                                                       2003      1.125          1.115          1,690,655
                                                       2002      1.127          1.125          2,226,422
                                                       2001      1.102          1.127          2,230,550
                                                       2000      1.055          1.102          1,706,894
                                                       1999      1.023          1.055            545,168
                                                       1998      1.000          1.023            637,874

  Van Kampen LIT Strategic Growth Subaccount (Class
  I) (6/98)..........................................  2007      1.383          1.595            329,238
                                                       2006      1.364          1.383            472,672
                                                       2005      1.281          1.364            525,228
                                                       2004      1.214          1.281            618,881
                                                       2003      0.967          1.214            698,741
                                                       2002      1.452          0.967            881,610
                                                       2001      2.150          1.452          1,085,722
                                                       2000      2.426          2.150          1,080,269
                                                       1999      1.204          2.426            483,237
                                                       1998      1.000          1.204             27,189

          PREMIER ADVISERS (CLASS II) -- SEPARATE ACCOUNT CHARGES 1.60%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.273          1.470         1,237,544
                                                       2006      1.161          1.273         1,211,927
                                                       2005      1.011          1.161         1,099,324
                                                       2004      0.892          1.011           690,781
                                                       2003      0.707          0.892           228,413
                                                       2002      0.795          0.707           173,492
                                                       2001      0.845          0.795            67,791

  VIP Mid Cap Subaccount (Service Class 2) (12/00)...  2007      1.895          2.151           798,129
                                                       2006      1.713          1.895           816,373
                                                       2005      1.475          1.713           731,573
                                                       2004      1.202          1.475           514,700
                                                       2003      0.883          1.202            74,976
                                                       2002      0.998          0.883            99,631
                                                       2001      0.984          0.998             4,842

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.056          1.091                --
                                                       2005      0.997          1.056           255,617
                                                       2004      0.935          0.997           253,885
                                                       2003      0.836          0.935           258,345
                                                       2002      0.910          0.836           349,207
                                                       2001      0.949          0.910           334,095

  Janus Aspen Forty Subaccount (Service Shares)
  (5/00).............................................  2007      0.907          1.219            21,910
                                                       2006      0.845          0.907            45,304
                                                       2005      0.762          0.845            50,930
                                                       2004      0.657          0.762            61,775
                                                       2003      0.555          0.657            70,699
                                                       2002      0.671          0.555            84,555
                                                       2001      0.783          0.671            89,459

  Janus Aspen Mid Cap Value Subaccount (Service
  Shares) (4/03).....................................  2007      1.907          2.011            15,363
                                                       2006      1.684          1.907            16,577
                                                       2005      1.555          1.684            34,616
                                                       2004      1.341          1.555            39,310
                                                       2003      1.000          1.341            21,291

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (12/00)....................................  2007      0.671          0.722           103,059
                                                       2006      0.578          0.671           135,964
                                                       2005      0.557          0.578           147,388
                                                       2004      0.541          0.557           160,200
                                                       2003      0.444          0.541           175,769
                                                       2002      0.608          0.444           178,641
                                                       2001      0.715          0.608           259,969

Legg Mason Partners Variable Equity Trust
  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.763          1.688           193,076

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.588          1.623           248,423
                                                       2006      1.364          1.588           253,203
                                                       2005      1.301          1.364           283,213
                                                       2004      1.198          1.301           327,409
                                                       2003      0.920          1.198           333,678
                                                       2002      1.214          0.920           340,212
                                                       2001      1.308          1.214           197,379

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.102          1.193           244,823
                                                       2006      0.993          1.102           234,137
                                                       2005      0.962          0.993           314,860
                                                       2004      0.849          0.962           145,485
                                                       2003      0.579          0.849            76,241
                                                       2002      0.901          0.579           217,040
                                                       2001      0.904          0.901            94,940

Legg Mason Partners Variable Income Trust
  LMPVIT Global High Yield Bond Subaccount (Class I)
  (5/98).............................................  2007      1.653          1.626           105,067
                                                       2006      1.518          1.653           122,111
                                                       2005      1.486          1.518           140,238
                                                       2004      1.359          1.486           116,317
                                                       2003      1.112          1.359            47,341
                                                       2002      1.053          1.112            24,066
                                                       2001      1.079          1.053            29,395

  LMPVIT Strategic Bond Subaccount (Class I) (5/98)..  2007      1.493          1.499           567,557
                                                       2006      1.444          1.493           625,712
                                                       2005      1.432          1.444           727,942
                                                       2004      1.365          1.432           530,603
                                                       2003      1.225          1.365           404,776
                                                       2002      1.143          1.225           268,754
                                                       2001      1.117          1.143           140,242

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.955          2.051                --
                                                       2006      1.682          1.955           153,954
                                                       2005      1.642          1.682           158,785
                                                       2004      1.541          1.642           208,469
                                                       2003      1.126          1.541           166,575
                                                       2002      1.527          1.126           164,831
                                                       2001      1.587          1.527           133,745

Met Investors Series Trust
  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.027          2.554            30,284

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.220          1.023           368,896
                                                       2006      1.003          1.220           431,019

Metropolitan Series Fund, Inc.
  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.218          1.259           455,000
                                                       2006      1.191          1.218           464,414

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.591          1.628           135,520
                                                       2006      1.570          1.591           142,060

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.990          2.039           166,886
                                                       2006      1.940          1.990           190,094

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.958          2.008           881,679
                                                       2006      1.832          1.958           902,238

  MSF Neuberger Berman Mid Cap Value Subaccount
  (Class A) (4/07)...................................  2007      1.979          1.863            80,909

  MSF Oppenheimer Global Equity Subaccount (Class A)
  (4/07).............................................  2007      1.563          1.552           121,569

The Travelers Series Trust
  Travelers Equity Income Subaccount (12/96).........  2006      1.847          1.940                --
                                                       2005      1.796          1.847           196,100
                                                       2004      1.661          1.796           109,068
                                                       2003      1.287          1.661            74,811
                                                       2002      1.519          1.287            64,328
                                                       2001      1.607          1.519            89,211

  Travelers Large Cap Subaccount (12/96).............  2006      1.523          1.570                --
                                                       2005      1.424          1.523           151,394
                                                       2004      1.358          1.424           121,374
                                                       2003      1.107          1.358           108,069
                                                       2002      1.457          1.107           108,235
                                                       2001      1.635          1.457           138,251

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Universal Institutional Funds, Inc.
  UIF Emerging Markets Equity Subaccount (Class I)
  (5/98).............................................  2007      2.330          2.505                --
                                                       2006      1.726          2.330            31,751
                                                       2005      1.310          1.726            43,292
                                                       2004      1.081          1.310            23,461
                                                       2003      0.734          1.081               731
                                                       2002      0.819          0.734               733
                                                       2001      0.902          0.819               735

  UIF Equity Growth Subaccount (Class I) (5/00)......  2007      0.742          0.891            96,316
                                                       2006      0.725          0.742           100,842
                                                       2005      0.636          0.725           102,506
                                                       2004      0.600          0.636           125,606
                                                       2003      0.488          0.600           117,008
                                                       2002      0.687          0.488           118,634
                                                       2001      0.734          0.687           110,211

  UIF Global Value Equity Subaccount (Class I)
  (5/98).............................................  2007      1.475          1.574                --
                                                       2006      1.236          1.475           150,737
                                                       2005      1.187          1.236           159,242
                                                       2004      1.062          1.187            54,862
                                                       2003      0.837          1.062            55,406
                                                       2002      1.023          0.837            57,286
                                                       2001      1.099          1.023            57,290

  UIF Mid Cap Growth Subaccount (Class I) (5/00).....  2007      0.843          1.018           106,430
                                                       2006      0.784          0.843            48,939
                                                       2005      0.678          0.784            52,422
                                                       2004      0.566          0.678            52,464
                                                       2003      0.406          0.566            49,055
                                                       2002      0.599          0.406            52,286
                                                       2001      0.729          0.599            79,193

  UIF Technology Subaccount (Class I) (5/00).........  2006      0.229          0.239                --
                                                       2005      0.233          0.229            45,503
                                                       2004      0.241          0.233            54,918
                                                       2003      0.165          0.241            54,977
                                                       2002      0.329          0.165            55,042
                                                       2001      0.435          0.329           102,301

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF U.S. Mid Cap Value Subaccount (Class I)
  (6/98).............................................  2007      1.878          2.004                --
                                                       2006      1.581          1.878            92,700
                                                       2005      1.430          1.581           149,205
                                                       2004      1.268          1.430            96,441
                                                       2003      0.911          1.268           114,640
                                                       2002      1.286          0.911           112,891
                                                       2001      1.332          1.286            56,627

  UIF U.S. Real Estate Securities Subaccount (Class
  I) (10/98).........................................  2006      2.416          3.065                --
                                                       2005      2.097          2.416           150,766
                                                       2004      1.562          2.097           112,073
                                                       2003      1.154          1.562            57,724
                                                       2002      1.182          1.154            58,205
                                                       2001      1.103          1.182            41,338

  UIF Value Subaccount (Class I) (5/98)..............  2007      1.467          1.400           167,057
                                                       2006      1.275          1.467           125,584
                                                       2005      1.239          1.275           278,813
                                                       2004      1.069          1.239            89,759
                                                       2003      0.810          1.069            38,497
                                                       2002      1.057          0.810            44,017
                                                       2001      1.086          1.057            48,556

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class I)
  (5/99).............................................  2007      1.572          1.515                --
                                                       2006      1.373          1.572                --
                                                       2005      1.337          1.373                --
                                                       2004      1.154          1.337                --
                                                       2003      0.895          1.154                --
                                                       2002      1.126          0.895                --
                                                       2001      1.196          1.126                --

  Van Kampen LIT Enterprise Subaccount (Class I)
  (7/98).............................................  2007      0.877          0.973                --
                                                       2006      0.832          0.877                --
                                                       2005      0.782          0.832                --
                                                       2004      0.764          0.782                --
                                                       2003      0.616          0.764                --
                                                       2002      0.886          0.616                --
                                                       2001      0.965          0.886                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Government Subaccount (Class I)
  (10/98)............................................  2007      1.343          1.418                --
                                                       2006      1.320          1.343                --
                                                       2005      1.295          1.320                --
                                                       2004      1.264          1.295                --
                                                       2003      1.262          1.264                --
                                                       2002      1.170          1.262                --
                                                       2001      1.131          1.170                --

  Van Kampen LIT Growth and Income Subaccount (Class
  I) (6/98)..........................................  2007      1.850          1.871                --
                                                       2006      1.617          1.850                --
                                                       2005      1.494          1.617                --
                                                       2004      1.327          1.494                --
                                                       2003      1.053          1.327                --
                                                       2002      1.252          1.053                --
                                                       2001      1.301          1.252                --

  Van Kampen LIT Money Market Subaccount (Class I)
  (5/98).............................................  2006      1.112          1.121                --
                                                       2005      1.100          1.112                --
                                                       2004      1.109          1.100                --
                                                       2003      1.121          1.109                --
                                                       2002      1.125          1.121                --
                                                       2001      1.111          1.125                --

  Van Kampen LIT Strategic Growth Subaccount (Class
  I) (6/98)..........................................  2007      1.367          1.574                --
                                                       2006      1.351          1.367                --
                                                       2005      1.272          1.351                --
                                                       2004      1.207          1.272                --
                                                       2003      0.963          1.207                --
                                                       2002      1.450          0.963                --
                                                       2001      1.792          1.450                --




The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Balanced Portfolio was replaced by Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Van Kampen Life Investment Trust-Money Market Portfolio was replaced by Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Universal Institutional Funds, Inc.-U.S. Real Estate Securities Portfolio was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Emerging Markets Equity Portfolio was replaced by Met Investors Series Trust -- MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Global Value Equity Portfolio was replaced by Metropolitan Series Fund, Inc.- Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-U.S. Mid Cap Value Portfolio was replaced by Metropolitan Series Fund, Inc.-Neuberger Berman Mid Cap Value Portfolio and is no longer available as a funding option.

                                   APPENDIX B

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

              FOR METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

          PREMIER ADVISERS (CLASS II) -- SEPARATE ACCOUNT CHARGES 1.40%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.288          1.490         13,754,593
                                                       2006      1.172          1.288         15,492,664
                                                       2005      1.019          1.172         14,943,854
                                                       2004      0.897          1.019         13,917,723
                                                       2003      0.710          0.897         12,297,582
                                                       2002      0.796          0.710         10,767,860
                                                       2001      0.923          0.796          8,215,904

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.917          2.180          5,870,755
                                                       2006      1.729          1.917          6,767,359
                                                       2005      1.486          1.729          7,176,700
                                                       2004      1.209          1.486          6,512,470
                                                       2003      0.887          1.209          5,739,048
                                                       2002      0.999          0.887          4,832,433
                                                       2001      1.050          0.999          1,308,941
                                                       2000      1.000          1.050                 --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.066          1.102                 --
                                                       2005      1.004          1.066         12,042,861
                                                       2004      0.941          1.004         13,862,916
                                                       2003      0.839          0.941         15,303,712
                                                       2002      0.911          0.839         15,615,584
                                                       2001      0.972          0.911         12,635,819

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Forty Subaccount (Service Shares)
  (7/00).............................................  2007      0.917          1.236          2,974,259
                                                       2006      0.853          0.917          3,092,260
                                                       2005      0.768          0.853          2,943,382
                                                       2004      0.660          0.768          2,819,561
                                                       2003      0.557          0.660          3,033,406
                                                       2002      0.672          0.557          3,211,262
                                                       2001      0.872          0.672          2,849,671

  Janus Aspen Mid Cap Value Subaccount (Service
  Shares) (4/03).....................................  2007      1.921          2.030            380,331
                                                       2006      1.693          1.921            427,585
                                                       2005      1.560          1.693            407,696
                                                       2004      1.343          1.560            425,077
                                                       2003      1.000          1.343            514,550

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.679          0.732         10,856,564
                                                       2006      0.584          0.679         11,950,925
                                                       2005      0.561          0.584         13,400,923
                                                       2004      0.544          0.561         16,410,151
                                                       2003      0.446          0.544         19,761,719
                                                       2002      0.609          0.446         22,039,418
                                                       2001      0.798          0.609         22,841,930

Legg Mason Partners Variable Equity Trust
  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.785          1.711         21,567,165

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.606          1.645          9,133,487
                                                       2006      1.377          1.606         11,310,649
                                                       2005      1.311          1.377         14,063,167
                                                       2004      1.204          1.311         16,356,631
                                                       2003      0.923          1.204         18,163,714
                                                       2002      1.216          0.923         19,758,109
                                                       2001      1.287          1.216         19,646,073
                                                       2000      1.132          1.287         12,889,045
                                                       1999      1.029          1.132          8,670,638
                                                       1998      1.000          1.029          3,232,444

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.114          1.209          3,309,720
                                                       2006      1.002          1.114          4,221,015
                                                       2005      0.969          1.002          5,020,579
                                                       2004      0.853          0.969          5,707,331
                                                       2003      0.581          0.853          6,425,059
                                                       2002      0.903          0.581          5,433,438
                                                       2001      0.987          0.903          4,642,573

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Income Trust
  LMPVIT Global High Yield Bond Subaccount (Class I)
  (5/98).............................................  2007      1.672          1.648          1,819,127
                                                       2006      1.533          1.672          2,453,263
                                                       2005      1.497          1.533          3,145,687
                                                       2004      1.367          1.497          3,553,979
                                                       2003      1.116          1.367          3,858,963
                                                       2002      1.055          1.116          3,974,358
                                                       2001      1.017          1.055          3,941,691
                                                       2000      1.032          1.017          3,132,176
                                                       1999      0.991          1.032          3,085,254
                                                       1998      1.000          0.991          2,965,625

  LMPVIT Strategic Bond Subaccount (Class I) (5/98)..  2007      1.510          1.519          4,812,546
                                                       2006      1.458          1.510          5,722,736
                                                       2005      1.443          1.458          6,597,214
                                                       2004      1.372          1.443          7,493,182
                                                       2003      1.229          1.372          8,867,700
                                                       2002      1.145          1.229          9,223,742
                                                       2001      1.086          1.145          7,447,350
                                                       2000      1.026          1.086          4,817,402
                                                       1999      1.037          1.026          3,695,681
                                                       1998      1.000          1.037          1,887,776

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.977          2.076                 --
                                                       2006      1.698          1.977         10,269,420
                                                       2005      1.655          1.698         12,540,421
                                                       2004      1.549          1.655         14,334,230
                                                       2003      1.130          1.549         14,439,056
                                                       2002      1.529          1.130         14,322,306
                                                       2001      1.522          1.529         12,398,140
                                                       2000      1.305          1.522          5,750,512
                                                       1999      1.084          1.305          2,802,945
                                                       1998      1.000          1.084          1,220,503

Met Investors Series Trust
  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.052          2.589          3,935,993

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.222          1.026          9,714,512
                                                       2006      1.003          1.222         13,183,586

Metropolitan Series Fund, Inc.
  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.232          1.276         18,367,722
                                                       2006      1.203          1.232         19,072,650

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.610          1.650         24,381,838
                                                       2006      1.586          1.610         31,641,936

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      2.014          2.067         13,545,075
                                                       2006      1.960          2.014         18,174,254

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.981          2.035         32,422,690
                                                       2006      1.851          1.981         40,939,825

  MSF Neuberger Berman Mid Cap Value Subaccount
  (Class A) (4/07)...................................  2007      2.004          1.888          5,368,250

  MSF Oppenheimer Global Equity Subaccount (Class A)
  (4/07).............................................  2007      1.582          1.573          6,642,930

The Travelers Series Trust
  Travelers Equity Income Subaccount (12/96).........  2006      1.864          1.960                 --
                                                       2005      1.810          1.864         23,418,224
                                                       2004      1.670          1.810         28,399,295
                                                       2003      1.291          1.670         31,475,807
                                                       2002      1.521          1.291         34,048,348
                                                       2001      1.652          1.521         37,812,927
                                                       2000      1.535          1.652                 --

  Travelers Large Cap Subaccount (12/96).............  2006      1.538          1.586                 --
                                                       2005      1.435          1.538         16,715,712
                                                       2004      1.366          1.435         20,122,965
                                                       2003      1.111          1.366         23,324,386
                                                       2002      1.459          1.111         27,044,542
                                                       2001      1.790          1.459         31,933,410
                                                       2000      2.123          1.790         34,231,283

Universal Institutional Funds, Inc.
  UIF Emerging Markets Equity Subaccount (Class I)
  (5/98).............................................  2007      2.357          2.536                 --
                                                       2006      1.743          2.357          1,861,026
                                                       2005      1.320          1.743          2,489,994
                                                       2004      1.087          1.320          2,552,056
                                                       2003      0.737          1.087          2,705,882
                                                       2002      0.820          0.737          2,858,356
                                                       2001      0.889          0.820          3,202,246
                                                       2000      1.484          0.889          2,933,453
                                                       1999      0.769          1.484          1,187,791
                                                       1998      1.000          0.769            325,885

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF Equity Growth Subaccount (Class I) (5/00)......  2007      0.751          0.903          3,231,849
                                                       2006      0.732          0.751          3,868,984
                                                       2005      0.641          0.732          4,454,022
                                                       2004      0.603          0.641          4,784,449
                                                       2003      0.490          0.603          5,388,525
                                                       2002      0.688          0.490          5,699,969
                                                       2001      0.823          0.688          5,808,229

  UIF Global Value Equity Subaccount (Class I)
  (5/98).............................................  2007      1.492          1.594                (60)
                                                       2006      1.248          1.492          8,314,576
                                                       2005      1.196          1.248          8,918,279
                                                       2004      1.068          1.196          9,140,860
                                                       2003      0.840          1.068          8,860,358
                                                       2002      1.025          0.840          8,455,101
                                                       2001      1.000          1.025          8,990,510
                                                       2001      1.118          1.000                 --
                                                       2000      1.017          1.118          7,845,996
                                                       1999      0.991          1.017          4,937,653
                                                       1998      1.000          0.991          2,791,215

  UIF Mid Cap Growth Subaccount (Class I) (5/00).....  2007      0.853          1.032          3,572,536
                                                       2006      0.792          0.853          4,616,142
                                                       2005      0.683          0.792          5,859,271
                                                       2004      0.569          0.683          6,724,903
                                                       2003      0.407          0.569          7,412,502
                                                       2002      0.600          0.407          7,622,040
                                                       2001      0.861          0.600          7,985,971

  UIF Technology Subaccount (Class I) (5/00).........  2006      0.231          0.241                 --
                                                       2005      0.235          0.231          7,863,792
                                                       2004      0.242          0.235          8,801,098
                                                       2003      0.166          0.242          9,251,977
                                                       2002      0.330          0.166         11,141,281
                                                       2001      0.654          0.330         12,911,565
                                                       2000      1.000          0.654          8,223,281

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF U.S. Mid Cap Value Subaccount (Class I)
  (5/98).............................................  2007      1.900          2.028                 --
                                                       2006      1.596          1.900          6,642,787
                                                       2005      1.441          1.596          8,014,319
                                                       2004      1.275          1.441          9,723,982
                                                       2003      0.914          1.275         10,712,032
                                                       2002      1.288          0.914         11,612,662
                                                       2001      1.348          1.288         12,284,770
                                                       2000      1.235          1.348          9,721,232
                                                       1999      1.042          1.235          5,752,898
                                                       1998      1.000          1.042          3,208,568

  UIF U.S. Real Estate Securities Subaccount (Class
  I) (5/98)..........................................  2006      2.439          3.100                 --
                                                       2005      2.113          2.439          2,353,839
                                                       2004      1.571          2.113          2,646,648
                                                       2003      1.158          1.571          3,061,310
                                                       2002      1.184          1.158          3,294,235
                                                       2001      1.093          1.184          3,245,254
                                                       2000      0.866          1.093          2,626,035

  UIF Value Subaccount (Class I) (5/98)..............  2007      1.484          1.419          5,420,115
                                                       2006      1.288          1.484          7,552,291
                                                       2005      1.249          1.288          9,540,783
                                                       2004      1.075          1.249         10,748,230
                                                       2003      0.813          1.075         11,279,463
                                                       2002      1.059          0.813         12,016,877
                                                       2001      1.050          1.059         12,306,001
                                                       2000      0.852          1.050          9,127,020
                                                       1999      0.880          0.852          6,166,448
                                                       1998      1.000          0.880          2,812,523

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class I)
  (5/99).............................................  2007      1.590          1.535          1,802,158
                                                       2006      1.386          1.590          2,667,409
                                                       2005      1.347          1.386          3,475,693
                                                       2004      1.160          1.347          3,652,141
                                                       2003      0.898          1.160          3,293,740
                                                       2002      1.128          0.898          3,145,076
                                                       2001      1.173          1.128          3,175,023
                                                       2000      0.916          1.173          2,259,815
                                                       1999      1.000          0.916            592,847

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Enterprise Subaccount (Class I)
  (5/98).............................................  2007      0.887          0.986          3,791,074
                                                       2006      0.840          0.887          5,106,761
                                                       2005      0.788          0.840          7,011,089
                                                       2004      0.768          0.788          8,517,872
                                                       2003      0.619          0.768          9,561,484
                                                       2002      0.888          0.619         10,974,877
                                                       2001      1.132          0.888         13,325,467
                                                       2000      1.344          1.132         14,493,536
                                                       1999      1.083          1.344          6,294,366
                                                       1998      1.000          1.083          1,807,065

  Van Kampen LIT Government Subaccount (Class I)
  (5/98).............................................  2007      1.358          1.437          2,286,858
                                                       2006      1.333          1.358          3,380,533
                                                       2005      1.305          1.333          4,539,630
                                                       2004      1.271          1.305          5,214,733
                                                       2003      1.266          1.271          6,354,516
                                                       2002      1.172          1.266          8,077,581
                                                       2001      1.111          1.172          3,329,608
                                                       2000      1.003          1.111          2,405,941
                                                       1999      1.052          1.003          1,781,637
                                                       1998      1.000          1.052            754,724

  Van Kampen LIT Growth and Income Subaccount (Class
  I) (5/98)..........................................  2007      1.871          1.897          5,239,180
                                                       2006      1.633          1.871          7,356,658
                                                       2005      1.505          1.633          8,650,572
                                                       2004      1.335          1.505         10,021,350
                                                       2003      1.057          1.335         10,288,883
                                                       2002      1.254          1.057         11,033,781
                                                       2001      1.350          1.254         12,134,238
                                                       2000      1.147          1.350         10,991,961
                                                       1999      1.030          1.147          6,242,006
                                                       1998      1.000          1.030          2,274,752

  Van Kampen LIT Money Market Subaccount (Class I)
  (5/98).............................................  2006      1.123          1.132                 --
                                                       2005      1.109          1.123          3,114,503
                                                       2004      1.115          1.109          4,574,264
                                                       2003      1.125          1.115          5,728,263
                                                       2002      1.127          1.125          7,145,521
                                                       2001      1.102          1.127          9,461,724
                                                       2000      1.055          1.102          5,786,461
                                                       1999      1.023          1.055          7,282,651
                                                       1998      1.000          1.023          4,773,944

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Strategic Growth Subaccount (Class
  I) (5/98)..........................................  2007      1.383          1.595          2,563,629
                                                       2006      1.364          1.383          3,565,733
                                                       2005      1.281          1.364          5,869,498
                                                       2004      1.214          1.281          6,655,088
                                                       2003      0.967          1.214          7,290,958
                                                       2002      1.452          0.967          8,168,531
                                                       2001      2.150          1.452          9,617,726
                                                       2000      2.426          2.150         10,070,879
                                                       1999      1.204          2.426          4,454,847
                                                       1998      1.000          1.204          1,147,906




          PREMIER ADVISERS (CLASS II) -- SEPARATE ACCOUNT CHARGES 1.60%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.273          1.470         2,971,301
                                                       2006      1.161          1.273         3,168,966
                                                       2005      1.011          1.161         4,280,283
                                                       2004      0.892          1.011         3,647,076
                                                       2003      0.707          0.892         2,833,494
                                                       2002      0.795          0.707         1,448,191
                                                       2001      0.845          0.795           812,432

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.895          2.151         1,078,732
                                                       2006      1.713          1.895         1,131,448
                                                       2005      1.475          1.713         1,536,520
                                                       2004      1.202          1.475         1,257,903
                                                       2003      0.998          1.202         1,033,765
                                                       2001      0.984          0.998           422,120

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.056          1.091                --
                                                       2005      0.997          1.056         1,560,916
                                                       2004      0.935          0.997         1,878,827
                                                       2003      0.836          0.935         1,994,391
                                                       2002      0.910          0.836         1,889,750
                                                       2001      0.949          0.910         1,393,717

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Forty Subaccount (Service Shares)
  (7/00).............................................  2007      0.907          1.219           451,244
                                                       2006      0.845          0.907           478,387
                                                       2005      0.762          0.845           527,916
                                                       2004      0.657          0.762           728,744
                                                       2003      0.555          0.657           853,606
                                                       2002      0.671          0.555           930,399
                                                       2001      0.783          0.671           989,729

  Janus Aspen Mid Cap Value Subaccount (Service
  Shares) (4/03).....................................  2007      1.907          2.011           164,475
                                                       2006      1.684          1.907           281,871
                                                       2005      1.555          1.684           230,382
                                                       2004      1.341          1.555           278,992
                                                       2003      1.000          1.341           216,364

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.671          0.722         1,046,799
                                                       2006      0.578          0.671         1,120,478
                                                       2005      0.557          0.578         1,804,628
                                                       2004      0.541          0.557         1,998,456
                                                       2003      0.444          0.541         2,077,643
                                                       2002      0.608          0.444         2,427,740
                                                       2001      0.715          0.608         2,406,047

Legg Mason Partners Variable Equity Trust
  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.763          1.688         1,784,434

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.588          1.623           604,868
                                                       2006      1.364          1.588           743,030
                                                       2005      1.301          1.364           841,876
                                                       2004      1.198          1.301         1,246,041
                                                       2003      0.920          1.198         1,357,363
                                                       2002      1.214          0.920         1,382,902
                                                       2001      1.308          1.214         1,037,329

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.102          1.193         1,004,021
                                                       2006      0.993          1.102         1,147,788
                                                       2005      0.962          0.993         1,185,060
                                                       2004      0.849          0.962         1,656,152
                                                       2003      0.579          0.849         1,407,085
                                                       2002      0.901          0.579         1,204,866
                                                       2001      0.904          0.901           940,675

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Income Trust
  LMPVIT Global High Yield Bond Subaccount (Class I)
  (5/98).............................................  2007      1.653          1.626           532,019
                                                       2006      1.518          1.653           568,408
                                                       2005      1.486          1.518           655,743
                                                       2004      1.359          1.486           685,909
                                                       2003      1.112          1.359           682,405
                                                       2002      1.053          1.112         1,031,454
                                                       2001      1.079          1.053           540,917

  LMPVIT Strategic Bond Subaccount (Class I) (5/98)..  2007      1.493          1.499         1,594,653
                                                       2006      1.444          1.493         1,578,557
                                                       2005      1.432          1.444         1,716,204
                                                       2004      1.365          1.432         1,787,651
                                                       2003      1.225          1.365         2,044,701
                                                       2002      1.143          1.225         1,831,758
                                                       2001      1.117          1.143         1,288,247

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.955          2.051                --
                                                       2006      1.682          1.955         1,236,619
                                                       2005      1.642          1.682         1,517,564
                                                       2004      1.541          1.642         1,977,712
                                                       2003      1.126          1.541         1,992,931
                                                       2002      1.527          1.126         1,870,724
                                                       2001      1.587          1.527         1,558,759

Met Investors Series Trust
  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.027          2.554           786,963

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.220          1.023         2,080,012
                                                       2006      1.003          1.220         2,222,572

Metropolitan Series Fund, Inc.
  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.218          1.259         3,657,663
                                                       2006      1.191          1.218         3,297,733

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.591          1.628         1,264,246
                                                       2006      1.570          1.591         1,301,050

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.990          2.039         1,565,918
                                                       2006      1.940          1.990         1,766,122

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.958          2.008         1,666,166
                                                       2006      1.832          1.958         1,947,944

  MSF Neuberger Berman Mid Cap Value Subaccount
  (Class A) (4/07)...................................  2007      1.979          1.863         1,744,115

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF Oppenheimer Global Equity Subaccount (Class A)
  (4/07).............................................  2007      1.563          1.552         1,451,762

The Travelers Series Trust
  Travelers Equity Income Subaccount (12/96).........  2006      1.847          1.940                --
                                                       2005      1.796          1.847         2,679,097
                                                       2004      1.661          1.796         2,862,543
                                                       2003      1.287          1.661         2,428,341
                                                       2002      1.519          1.287         1,313,576
                                                       2001      1.607          1.519           841,328

  Travelers Large Cap Subaccount (12/96).............  2006      1.523          1.570                --
                                                       2005      1.424          1.523         2,173,741
                                                       2004      1.358          1.424         2,272,925
                                                       2003      1.107          1.358         2,003,732
                                                       2002      1.457          1.107           697,276
                                                       2001      1.635          1.457           580,647

Universal Institutional Funds, Inc.
  UIF Emerging Markets Equity Subaccount (Class I)
  (5/98).............................................  2007      2.330          2.505                --
                                                       2006      1.726          2.330           565,659
                                                       2005      1.310          1.726           563,442
                                                       2004      1.081          1.310           535,835
                                                       2003      0.734          1.081           357,094
                                                       2002      0.819          0.734           287,955
                                                       2001      0.902          0.819           237,107

  UIF Equity Growth Subaccount (Class I) (5/00)......  2007      0.742          0.891         1,388,728
                                                       2006      0.725          0.742         1,358,670
                                                       2005      0.636          0.725         1,534,336
                                                       2004      0.600          0.636         1,920,269
                                                       2003      0.488          0.600         1,958,864
                                                       2002      0.687          0.488         2,003,520
                                                       2001      0.734          0.687         1,876,512

  UIF Global Value Equity Subaccount (Class I)
  (5/98).............................................  2007      1.475          1.574                --
                                                       2006      1.236          1.475         1,593,055
                                                       2005      1.187          1.236         1,345,724
                                                       2004      1.062          1.187         1,394,304
                                                       2003      0.837          1.062         1,309,084
                                                       2002      1.023          0.837           916,129
                                                       2001      1.099          1.023           738,742

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  UIF Mid Cap Growth Subaccount (Class I) (5/00).....  2007      0.843          1.018         1,101,289
                                                       2006      0.784          0.843         1,216,539
                                                       2005      0.678          0.784         1,284,549
                                                       2004      0.566          0.678         1,508,009
                                                       2003      0.406          0.566         1,581,703
                                                       2002      0.599          0.406         1,441,012
                                                       2001      0.729          0.599         1,418,290

  UIF Technology Subaccount (Class I) (5/00).........  2006      0.229          0.239                --
                                                       2005      0.233          0.229         2,589,927
                                                       2004      0.241          0.233         2,127,469
                                                       2003      0.165          0.241         2,192,864
                                                       2002      0.329          0.165         2,271,230
                                                       2001      0.435          0.329         2,263,429

  UIF U.S. Mid Cap Value Subaccount (Class I)
  (5/98).............................................  2007      1.878          2.004                --
                                                       2006      1.581          1.878         1,851,593
                                                       2005      1.430          1.581         2,042,867
                                                       2004      1.268          1.430         2,158,061
                                                       2003      0.911          1.268         2,146,023
                                                       2002      1.286          0.911         2,390,330
                                                       2001      1.332          1.286         2,072,609

  UIF U.S. Real Estate Securities Subaccount (Class
  I) (5/98)..........................................  2006      2.416          3.065                --
                                                       2005      2.097          2.416         1,011,484
                                                       2004      1.562          2.097         1,026,878
                                                       2003      1.154          1.562           950,009
                                                       2002      1.182          1.154           624,366
                                                       2001      1.103          1.182           575,965

  UIF Value Subaccount (Class I) (5/98)..............  2007      1.467          1.400         1,572,798
                                                       2006      1.275          1.467         1,681,150
                                                       2005      1.239          1.275         1,884,927
                                                       2004      1.069          1.239         1,967,470
                                                       2003      0.810          1.069         1,993,563
                                                       2002      1.057          0.810         1,895,147
                                                       2001      1.086          1.057         1,524,824

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class I)
  (5/99).............................................  2007      1.572          1.515                --
                                                       2006      1.373          1.572                --
                                                       2005      1.337          1.373                --
                                                       2004      1.154          1.337                --
                                                       2003      0.895          1.154                --
                                                       2002      1.126          0.895                --
                                                       2001      1.196          1.126                --

  Van Kampen LIT Enterprise Subaccount (Class I)
  (5/98).............................................  2007      0.877          0.973                --
                                                       2006      0.832          0.877                --
                                                       2005      0.782          0.832                --
                                                       2004      0.764          0.782                --
                                                       2003      0.616          0.764                --
                                                       2002      0.886          0.616                --
                                                       2001      0.965          0.886                --

  Van Kampen LIT Government Subaccount (Class I)
  (5/98).............................................  2007      1.343          1.418                --
                                                       2006      1.320          1.343                --
                                                       2005      1.295          1.320                --
                                                       2004      1.264          1.295                --
                                                       2003      1.262          1.264                --
                                                       2002      1.170          1.262                --
                                                       2001      1.131          1.170                --

  Van Kampen LIT Growth and Income Subaccount (Class
  I) (5/98)..........................................  2007      1.850          1.871                --
                                                       2006      1.617          1.850                --
                                                       2005      1.494          1.617                --
                                                       2004      1.327          1.494                --
                                                       2003      1.053          1.327                --
                                                       2002      1.252          1.053                --
                                                       2001      1.301          1.252                --

  Van Kampen LIT Money Market Subaccount (Class I)
  (5/98).............................................  2006      1.112          1.121                --
                                                       2005      1.100          1.112                --
                                                       2004      1.109          1.100                --
                                                       2003      1.121          1.109                --
                                                       2002      1.125          1.121                --
                                                       2001      1.111          1.125                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Strategic Growth Subaccount (Class
  I) (5/98)..........................................  2007      1.367          1.574                --
                                                       2006      1.351          1.367                --
                                                       2005      1.272          1.351                --
                                                       2004      1.207          1.272                --
                                                       2003      0.963          1.207                --
                                                       2002      1.450          0.963                --
                                                       2001      1.792          1.450                --




The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Balanced Portfolio was replaced by Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Van Kampen Life Investment Trust-Money Market Portfolio was replaced by Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Universal Institutional Funds, Inc.-U.S. Real Estate Securities Portfolio was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Emerging Markets Equity Portfolio was replaced by Met Investors Series Trust -- MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-Global Value Equity Portfolio was replaced by Metropolitan Series Fund, Inc.- Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Universal Institutional Funds, Inc.-U.S. Mid Cap Value Portfolio was replaced by Metropolitan Series Fund, Inc.-Neuberger Berman Mid Cap Value Portfolio and is no longer available as a funding option.

                                   APPENDIX C

--------------------------------------------------------------------------------

                ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS

Certain Underlying Funds were subject to a substitution or other change. The chart below identifies the former name and new name of each of these Underlying Funds, and the former name and new name of the trust of which the Underlying Fund is a part.

UNDERLYING FUND NAME CHANGES

                 FORMER NAME                                      NEW NAME
---------------------------------------------  ---------------------------------------------
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Neuberger Berman Real Estate Portfolio         Clarion Global Real Estate Portfolio
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.        THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
  Equity Growth Portfolio                        Capital Growth Portfolio
VAN KAMPEN LIFE INVESTMENT TRUST               VAN KAMPEN LIFE INVESTMENT TRUST
  Strategic Growth Portfolio                     Capital Growth Portfolio


UNDERLYING FUND SUBSTITUTIONS
The following new Underlying Funds were substituted for the former Underlying Funds.

            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------
JANUS ASPEN SERIES                             METROPOLITAN SERIES FUND, INC.
  Worldwide Growth Portfolio                   Oppenheimer Global Equity Portfolio
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.        MET INVESTORS SERIES TRUST
  Mid Cap Growth Portfolio                     Van Kampen Mid Cap Growth Portfolio

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX D

--------------------------------------------------------------------------------

                                THE FIXED ACCOUNT

The Fixed Account is part of the Company's general account assets. These general account assets include all assets of the Company other than those held in the Separate Accounts sponsored by the Company or its affiliates.

The staff of the SEC does not generally review the disclosure in the prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the general account may, however, be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in the prospectus.

Under the Fixed Account, the Company assumes the risk of investment gain or loss, guarantees a specified interest rate, and guarantees a specified periodic Annuity Payment. The investment gain or loss of the Separate Account or any of the funding options does not affect the Fixed Account Contract Value, or the dollar amount of fixed Annuity Payments made under any payout option.

We guarantee that, at any time, the Fixed Account Contract Value will not be less than the amount of the Purchase Payments allocated to the Fixed Account, plus interest credited as described below, less any applicable premium taxes or prior withdrawals.

Purchase Payments allocated to the Fixed Account and any transfers made to the Fixed Account become part of the Company's general account, which supports insurance and annuity obligations. Where permitted by state law, we reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract. The general account and any interest therein are not registered under, or subject to the provisions of, the Securities Act of 1933 or Investment Company Act of 1940. We will invest the assets of the Fixed Account at our discretion. Investment income from such Fixed Account assets will be allocated to us and to the Contracts participating in the Fixed Account.

Investment income from the Fixed Account allocated to us includes compensation for mortality and expense risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.

We guarantee the initial rate for any allocations into the Fixed Account for one year from the date of such allocation. We guarantee subsequent renewal rates for the calendar quarter. We also guarantee that for the life of the Contract we will credit interest at a rate not less than the minimum interest rate allowed by state law. We reserve the right to change the rate subject to applicable state law. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of the minimum guaranteed rate in our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the minimum guaranteed rate for any given year. We have no specific formula for determining the interest rate. Some factors we may consider are regulatory and tax requirements, general economic trends and competitive factors.

TRANSFERS

You may make transfers from the Fixed Account to any available Variable Funding Option(s) twice a year during the 30 days following the semiannual anniversary of the Contract Date. We limit transfers to an amount of up to 15% of the Fixed Account Contract Value on the semiannual Contract Date anniversary. (This restriction does not apply to transfers under the Dollar Cost Averaging Program.) Amounts previously transferred from the Fixed Account to Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of transfer. We reserve the right to waive either of these restrictions. Where permitted by state law, we reserve the right to restrict transfers into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract.

Automated transfers from the Fixed Account to any of the Variable Funding Options may begin at any time. Automated transfers from the Fixed Account may not deplete your Fixed Account value in a period of less than twelve months from your enrollment in the Dollar Cost Averaging Program.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX E

--------------------------------------------------------------------------------

               CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information contains more specific information and financial statements relating to the Separate Account and MetLife Insurance Company of Connecticut. A list of the contents of the Statement of Additional Information is set forth below:

                     The Insurance Company
                     Principal Underwriter
                     Distribution and Principal Underwriting Agreement Valuation of Assets
                     Federal Tax Considerations
                     Independent Registered Public Accounting Firm Condensed Financial Information
                     Financial Statements

--------------------------------------------------------------------------------

Copies of the Statement of Additional Information dated April 28, 2008 are available without charge. To request a copy, please clip this coupon on the line above, enter your name and address in the spaces provided below, and mail to MetLife Insurance Company of Connecticut, P.O. Box 10366, Des Moines, IA 50306-0366. For the MetLife Insurance Company of Connecticut Statement of Additional Information please request MIC-Book-06-07-10-11. For the Statement of Additional Information for the contracts issued by the former MetLife Life and Annuity Company of Connecticut please request MLAC-Book-06-07-10-11.

Name: -------------------------------------------------

Address: ----------------------------------------------

CHECK BOX:

[ ] MIC-Book-06-07-10-11

[ ] MLAC-Book-06-07-10-11

                               PORTFOLIO ARCHITECT
                           PORTFOLIO ARCHITECT SELECT

                            PREMIER ADVISERS-CLASS I

                            PREMIER ADVISERS-CLASS II

                       STATEMENT OF ADDITIONAL INFORMATION

                                      DATED

                                OCTOBER 13, 2008

                                       FOR

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES

                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT


This Statement of Additional Information ("SAI") contains information in addition to the information described in the Prospectus for the variable annuity contracts (the "Contracts") offered by MetLife Insurance Company of Connecticut (the "Company", "we" or "our").

This SAI is not a prospectus but relates to, and should be read in conjunction with the Prospectus dated April 28, 2008. A copy of the Individual Variable Annuity Contract Prospectus may be obtained by writing to MetLife Insurance Company of Connecticut, Annuity Investor Services, P.O. Box 103666, Des Moines, IA 50306-0366 or by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                                TABLE OF CONTENTS


                                                                                  PAGE
                                                                                  ----

THE INSURANCE COMPANY...........................................................     2

PRINCIPAL UNDERWRITER...........................................................     2

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT...............................     2

VALUATION OF ASSETS.............................................................     4

FEDERAL TAX CONSIDERATIONS......................................................     5

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................................     8

CONDENSED FINANCIAL INFORMATION--Portfolio Architect............................     9

FINANCIAL STATEMENTS............................................................     1

                              THE INSURANCE COMPANY

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. Prior to May 1, 2006, the Company was known as The Travelers Insurance Company. The Company is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

Before December 7, 2007, all Contracts were issued by MetLife Life and Annuity Company of Connecticut ("MLACC"), a stock life insurance company chartered in 1973 in Connecticut. Prior to May 1, 2006, MLACC was known as The Travelers Life and Annuity Company. On December 7, 2007, MLACC, an indirect wholly-owned subsidiary of MetLife, Inc. and a direct wholly-owned subsidiary of the Company, merged with and into the Company. Upon consummation of the merger, MLACC's separate corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLACC, including its separate accounts and their assets. As a result of the merger, the Company also has become responsible for all of MLACC's liabilities and obligations, including those created under Contracts initially issued by MLACC and outstanding on the date of the merger. Such Contracts have thereby become variable contracts funded by a separate account of the Company, and each Owner thereof has become a contract owner of the Company.

STATE REGULATION. The Company is subject to the laws of the state of Connecticut governing insurance companies and to regulation by the Insurance Commissioner of the state of Connecticut (the "Commissioner"). An annual statement covering the operations of the Company for the preceding year, as well as its financial condition as of December 31 of such year, must be filed with the Commissioner in a prescribed format on or before March 1 of each year. The Company's books and assets are subject to review or examination by the Commissioner or his agents at all times, and a full examination of its operations is conducted at least once every four years.

The Company is also subject to the insurance laws and regulations of all other states in which it is licensed to operate. However, the insurance departments of each of these states generally apply the laws of the home state (jurisdiction of domicile) in determining the field of permissible investments.

THE SEPARATE ACCOUNT. Effective October 13, 2008, the Company combined MetLife of CT Fund ABD II for Variable Annuities (the "Former Separate Account") with and into MetLife of CT Separate Account Eleven for Variable Annuities (the "Separate Account"). The Separate Account meets the definition of a separate account under the federal securities laws, and complies with the provisions of the 1940 Act. Additionally, the operations of the Separate Account are subject to the provisions of Section 38a-433 of the Connecticut General Statutes, which authorizes the Commissioner to adopt regulations under it. Section 38a-433 contains no restrictions on the investments of the Separate Account, and the Commissioner has adopted no regulations under the Section that affect the Separate Account. The Company holds title to the assets of the Separate Account. The assets are kept physically segregated and are held separate and apart from the Company's general corporate assets. Records are maintained of all purchases and redemptions of the Underlying Funds held in each of the Variable Funding Options.

                              PRINCIPAL UNDERWRITER

MetLife Investors Distribution Company ("MLIDC") serves as principal underwriter for the Separate Account and the Contracts. The offering is continuous. MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. MLIDC is affiliated with the Company and the Separate Account.

                DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT

Information about the distribution of the Contracts is contained in the prospectus (see "Other Information -- Distribution of the Variable Annuity Contracts"). Additional information is provided below.

Under the terms of the Distribution and Principal Underwriting Agreement among the Separate Account, MLIDC and the Company, MLIDC acts as agent for the distribution of the Contracts and as principal underwriter for the Contracts. The Company reimburses MLIDC for certain sales and overhead expenses connected with sales functions.

The following table shows the amount of commissions paid to and the amount of commissions retained by the Distributor and Principal Underwriter over the past three years.

                            UNDERWRITING COMMISSIONS

                                    UNDERWRITING COMMISSIONS PAID        AMOUNT OF UNDERWRITING
                                      TO THE DISTRIBUTOR BY THE        COMMISSIONS RETAINED BY THE
              YEAR                           COMPANY(+)                        DISTRIBUTOR
--------------------------------  --------------------------------  --------------------------------
2007............................            $128,229,602                           $0

2006............................            $ 62,664,480                           $0

2005............................            $ 90,942,874                           $0


(+)MLACC merged with and into the Company on December 7, 2007. Underwriting commissions paid before that date were paid by MLACC.

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firms for services the broker-dealer firms provide in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer firms, the hiring and training of the broker-dealer firms' sales personnel, the sponsoring of conferences and seminars by the broker-dealer firms, or general marketing services performed by the broker-dealer firms. The broker-dealer firms may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contract, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firms or based on the length of time that a Contract owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firms and their registered representatives to favor the Company's products. The amount of additional compensation (non-commission amounts) paid to selected broker-dealer firms during 2007 ranged from $86,518 to $5,658,714. The amount of commissions paid to selected broker-dealer firms during 2007 ranged from $91,352 to $10,077,903. The amount of total compensation (includes non-commission as well as commission amounts) paid to selected broker-dealer firms during 2007 ranged from $433,549 to $10,536,736.

The following list sets forth the names of broker-dealer firms that have entered into preferred distribution arrangements with the Company and MLIDC under which the broker-dealer firms received additional compensation in 2007 in connection with the sale of our variable annuity contracts, variable life policies and other insurance products (including the Contracts). The broker-dealer firms are listed in alphabetical order:
Citicorp Investment Services
Citigroup Global Markets Inc. (d/b/a Smith Barney)
DWS Scudder Distributors, Inc.
Morgan Stanley DW, Inc.
PFS Investments, Inc. (d/b/a Primerica)
Pioneer Funds Distributor, Inc.

There are other broker-dealer firms who receive compensation for servicing our contracts, and the account value of the contracts or the amount of added purchase payments received may be included in determining their additional compensation, if any.

REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE. We may reduce or eliminate the withdrawal charge under the Contract when certain sales or administration of the Contract result in savings or reduced expenses and/or risks. We will not reduce or eliminate the withdrawal charge where such reduction or elimination would be unfairly discriminatory to any person.

                               VALUATION OF ASSETS

FUNDING OPTIONS. The value of the assets of each Funding Option is determined at 4:00 p.m. eastern time on each business day, unless we need to close earlier due to an emergency. A business day is any day the New York Stock Exchange is open. It is expected that the Exchange will be closed on Saturdays and Sundays and on the observed holidays of New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Each security traded on a national securities exchange is valued at the last reported sale price on the business day. If there has been no sale on that day, then the value of the security is taken to be the mean between the reported bid and asked prices on the business day or on the basis of quotations received from a reputable broker or any other recognized source.

THE CONTRACT VALUE. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is used to measure the investment performance of a Funding Option from one valuation period to the next. The net investment factor for a Funding Option for any valuation period is equal to the sum of 1.000000 plus the net investment rate (the gross investment rate less any applicable Funding Option deductions during the valuation period relating to the mortality and expense risk charge and the administrative expense charge). The gross investment rate of a Funding Option is equal to (a) minus (b), divided by (c) where:

        (a) = investment income plus capital gains and losses (whether realized or unrealized);

        (b)  = any deduction for applicable taxes (presently zero); and

        (c) = the value of the assets of the funding option at the beginning of the valuation period.

The gross investment rate may be either positive or negative. A Funding Option's investment income includes any distribution whose ex-dividend date occurs during the valuation period.

ACCUMULATION UNIT VALUE. The value of the Accumulation Unit for each Funding Option was initially established at $1.00. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is calculated for each Funding Option and takes into account the investment performance, expenses and the deduction of certain expenses.

ANNUITY UNIT VALUE. The initial Annuity Unit value applicable to each Funding Option was established at $1.00. An Annuity Unit value as of any business day is equal to (a) the value of the Annuity Unit on the preceding business day, multiplied by (b) the corresponding net investment factor for the business day just ended, divided by (c) the assumed net investment factor for the valuation period. (For example, the assumed net investment factor based on an annual assumed net investment rate of 3.0% for a valuation period of one day is
1.000081 and, for a period of two days, is 1.000081 x 1.000081.)

CALCULATION OF MONEY MARKET YIELD

From time to time, we may quote in advertisements and sales literature the adjusted and unadjusted effective yield for a money market Subaccount for a 7-day period, as described below. On a Contract-specific basis, the effective yield is computed at each month-end according to the following formula:

           Effective Yield = ((Base Return + 1) to the power of (365 / 7)) -- 1

Where:

Base Return = (AUV Change -- Contract Charge Adjustment) / Prior AUV.

AUV Change = Current AUV -- Prior AUV.

Contract Charge Adjustment = Average AUV * Period Charge.

Average AUV = (Current AUV + Prior AUV) / 2.

Period Charge = Annual Contract Fee * (7/365).

Prior AUV = Unit value as of 7 days prior.

Current AUV = Unit value as of the reporting period (last day of the month).

We may also quote the effective yield of a money market Subaccount for the same 7-day period, determined on an unadjusted basis (which does not deduct Contract-level charges), according to the same formula but where:

Base Return = AUV Change / Prior AUV

Because of the charges and deductions imposed under the Contract, the yield for the Subaccount will be lower than the yield for the corresponding Underlying Fund. The yields on amounts held in the Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yield for the Subaccount is affected by changes in interest rates on money market securities, average portfolio maturity of the Underlying Fund, the types and qualities of portfolio securities held by the Underlying Fund, and the Underlying Fund's operating expenses. Yields on amounts held in the Subaccount may also be presented for periods other than a 7-day period.

                           FEDERAL TAX CONSIDERATIONS

The following description of the federal income tax consequences under this Contract is general in nature and is therefore not exhaustive and is not intended to cover all situations. Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, a person contemplating purchase of an annuity contract and by a Contract Owner or beneficiary who may make elections under a Contract should consult with a qualified tax or legal adviser.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the later of calendar year in which a participant under a qualified plan or a Section 403(b) annuity attains age 70 1/2 or retires. Minimum annual distributions under an IRA must begin by April 1(st) of the calendar year in which the Contract Owner attains 70 1/2 regardless of when he or she retires. Distributions must also begin or be continued according to the minimum distribution rules under the Code following the death of the Contract Owner or the annuitant. You should note that the U.S. Treasury recently issued regulations clarifying the operation of the required minimum distribution rules.

NONQUALIFIED ANNUITY CONTRACTS

Individuals may purchase tax-deferred annuities without any contribution limits. The purchase payments receive no tax benefit, deduction or deferral, but taxes on the increases in the value of the contract are generally deferred until distribution and transfers between the various investment options are not subject to tax. Generally, if an annuity contract is owned by other than an individual (or an entity such as a trust or other "look-through" entity which owns for an individual's benefit), the owner will be taxed each year on the increase in the value of the contract. An exception applies for purchase payments made before March 1, 1986. The benefits of tax deferral of income earned under a non-qualified annuity should be compared with the relative federal tax rates on income from other types of investments (dividends and capital gains, taxable at 15% or less) relative to the ordinary income treatment received on annuity income and interest received on fixed instruments (notes, bonds, etc.).

If two or more annuity contracts are purchased from the same insurer within the same calendar year, such annuity contract will be aggregated for federal income tax purposes. As a result, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before the maturity date will generally be taxed on an income-first basis to the extent of income in the contract. If you are exchanging another annuity contract for this annuity, certain pre-August 14, 1982 deposits into an annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the cash value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash distribution under the tax law.

In order to be treated as an annuity contract for federal income tax purposes,
Section 72(s) of the Code requires any non-qualified contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of the death of an owner of the contract. Specifically, Section 72(s) requires that (a) if an owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and
(b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the successor-owner. Contracts will be administered by the Company in accordance with these rules and the Company will make a notification when payments should be commenced. Special rules apply regarding distribution requirements when an annuity is owned by a trust or other entity for the benefit of one or more individuals.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 for calendar year 2007, $5,000 for 2008, and may be indexed for inflation in future years. Additional "catch-up" contributions may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and based on their participation in a retirement plan. If an individual is married and the spouse does not have earned income, the individual may establish IRAs for the individual and spouse. Purchase payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

The Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of up to $46,000 for each participant. The Internal Revenue Services has not reviewed the contract for qualifications as an IRA, and has not addressed in a ruling of general applicability whether a death benefit provision such as the optional enhanced death benefit in the contract comports with IRA qualification requirements.

SIMPLE PLAN IRA FORM

Employers may establish a savings incentive match plan for employees ("SIMPLE plan") under which employees can make elective salary reduction contributions to an IRA based on a percentage of compensation of up to the applicable limit for the taxable year. The applicable limit is $10,500 in 2008 (which may be indexed for inflation for future years). (Alternatively, the employer can establish a SIMPLE cash or deferred arrangement under IRS Section 401(k)). Under a SIMPLE plan IRA, the employer must either make a matching contribution or a nonelective contribution based on the prescribed formulas for all eligible employees. Early withdrawals are subject to the 10% early withdrawal penalty generally applicable to IRAs, except that an early withdrawal by an employee under a SIMPLE plan IRA, within the first two years of participation, shall be subject to a 25% early withdrawal tax.

ROTH IRAS

Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations (similar to the annual limits for the traditional IRA's), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of a "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to any Roth IRA of the individual.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Like most other contributions made under a qualified pension or profit-sharing plan, purchase payments made by an employer are not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

Distributions are generally taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Under a qualified plan, the investment in the contract may be zero.

The annual limits that apply to the amounts that may be contributed to a defined contribution plan for 2008 is $46,000. The limit on employee salary reduction deferrals (commonly referred to as "401(k) contributions") is $15,500 in 2008. The annual limit may be indexed for inflation in future years. Additional "catch-up contributions" may be made by individuals age 50 or over.

Amounts attributable to salary reduction contributions under Code Section 401(k) and income thereon may not be withdrawn prior to severance from employment, death, total and permanent disability, attainment of age 59 1/2, or in the case of hardship.

SECTION 403(B) PLANS

Under Code section 403(b), payments made by public school systems and certain tax exempt organizations to purchase annuity contracts for their employees are excludable from the gross income of the employee, subject to certain limitations. However, these payments may be subject to FICA (Social Security) taxes. A qualified contract issued as a tax-sheltered annuity under section 403(b) will be amended as necessary to conform to the requirements of the Code. The annual limits under Code Section 403(b) for employee salary reduction deferrals are increased under the same rules applicable to 401(k) plans ($15,500 in 2008).

Code section 403(b)(11) restricts this distribution under Code section 403(b) annuity contracts of: (1) elective contributions made in years beginning after December 31, 1998; (2) earnings on those contributions; and (3) earnings in such years on amounts held as of the close of the last year beginning before January 1, 1989. Distribution of those amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution, which is taxable income to the recipient, will be subject to federal income tax withholding as follows:

1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(B) PLANS OR ARRANGEMENTS, FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS, OR FROM 457 PLANS SPONSORED BY GOVERNMENTAL ENTITIES

There is a mandatory 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another qualified retirement plan (including a 457 plan sponsored by a governmental entity) but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

     (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

     (b) a term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

     (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70 1/2 or as otherwise required by law, or

     (d)  the distribution is a hardship distribution.

A distribution including a rollover that is not a direct rollover will be subject to the 20% withholding, and the 10% additional tax penalty on premature withdrawals may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

2.   OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

To the extent not subject to 20% mandatory withholding as described in 1. above, the portion of a non-periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding, if the aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If no such election is made, 10% of the taxable portion of the distribution will be withheld as federal income tax; provided that the recipient may elect any other percentage. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

The portion of a periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. Recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient to cover tax liabilities.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, U.S. citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are subject to different withholding rules and generally cannot elect out of withholding.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of each of the Subaccounts of the Separate Account and consolidated financial statements and the related financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph referring to changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements) included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 201 East Kennedy Boulevard, Suite 1200, Tampa, FL 33602-5827.

             CONDENSED FINANCIAL INFORMATION -- PORTFOLIO ARCHITECT

--------------------------------------------------------------------------------

The following tables provide the Accumulation Unit Values information for the MID-RANGE combinations of separate account charges. The Accumulation Unit Value information for the minimum separate account charge and the maximum variable account charge are contained in the Prospectus.

              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 1.60%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.080          1.156                --
                                                       2006      1.000          1.080            96,813

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      0.689          0.724                --
                                                       2005      0.663          0.689           153,812
                                                       2004      0.637          0.663           157,758
                                                       2003      0.517          0.637           372,497
                                                       2002      0.754          0.517           357,964
                                                       2001      0.830          0.754           241,521

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      0.636          0.622                --
                                                       2005      0.563          0.636           339,022
                                                       2004      0.528          0.563           343,123
                                                       2003      0.435          0.528           503,143
                                                       2002      0.639          0.435           661,958
                                                       2001      0.712          0.639           324,584

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.923          2.173            12,239
                                                       2006      1.622          1.923            12,239
                                                       2005      1.445          1.622                --
                                                       2004      1.294          1.445                --
                                                       2003      1.000          1.294                --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.712          1.892             4,780
                                                       2006      1.578          1.712             4,783
                                                       2005      1.380          1.578                --
                                                       2004      1.246          1.380                --
                                                       2003      1.000          1.246                --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.605          1.659            52,595
                                                       2006      1.416          1.605            73,203
                                                       2005      1.359          1.416           107,362
                                                       2004      1.251          1.359           103,349
                                                       2003      1.000          1.251            59,872

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      2.154          2.131                --
                                                       2005      1.851          2.154           176,886
                                                       2004      1.574          1.851           196,986
                                                       2003      1.280          1.574           255,779
                                                       2002      1.737          1.280           270,019
                                                       2001      2.040          1.737           336,154

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      1.947          2.040                --
                                                       2006      1.493          1.947            29,503
                                                       2005      1.186          1.493            29,503
                                                       2004      0.964          1.186            20,143
                                                       2003      0.686          0.964            23,822
                                                       2002      0.788          0.686            22,508
                                                       2001      0.916          0.788            20,143

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      2.222          2.901                --
                                                       2005      2.107          2.222            93,753
                                                       2004      1.630          2.107           126,020
                                                       2003      1.235          1.630           161,641
                                                       2002      1.201          1.235           140,640
                                                       2001      1.097          1.201            50,526

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.272          1.341            51,816
                                                       2006      1.110          1.272            86,919
                                                       2005      1.081          1.110            94,383
                                                       2004      1.045          1.081           259,373
                                                       2003      0.876          1.045           381,457
                                                       2002      1.069          0.876           371,768
                                                       2001      1.143          1.069           336,104

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.313          1.149           160,090
                                                       2006      1.286          1.313           221,131
                                                       2005      1.235          1.286           224,827
                                                       2004      1.127          1.235           348,659
                                                       2003      0.869          1.127           381,440
                                                       2002      1.092          0.869           379,872
                                                       2001      1.131          1.092            96,701

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.309          1.424                --
                                                       2005      1.207          1.309                --
                                                       2004      1.074          1.207                --
                                                       2003      1.000          1.074                --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.306          1.456                --
                                                       2005      1.205          1.306                --
                                                       2004      1.067          1.205                --
                                                       2003      1.000          1.067                --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.273          1.470         2,971,301
                                                       2006      1.161          1.273         3,168,966
                                                       2005      1.011          1.161         4,280,283
                                                       2004      0.892          1.011         3,647,076
                                                       2003      0.707          0.892         2,833,494
                                                       2002      0.795          0.707         1,448,191
                                                       2001      0.845          0.795           812,432

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      0.997          1.047                --
                                                       2006      0.890          0.997                --
                                                       2005      0.750          0.890                --
                                                       2004      0.752          0.750                --
                                                       2003      0.612          0.752                --
                                                       2002      0.672          0.612                --
                                                       2001      0.780          0.672                --

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.895          2.151         1,078,732
                                                       2006      1.713          1.895         1,131,448
                                                       2005      1.475          1.713         1,536,520
                                                       2004      1.202          1.475         1,257,903
                                                       2003      0.883          1.202         1,033,765
                                                       2002      0.998          0.883           645,680
                                                       2001      0.984          0.998           422,120

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.253          1.460                --
                                                       2005      1.152          1.253            43,043
                                                       2004      1.039          1.152            38,043
                                                       2003      0.844          1.039            37,990
                                                       2002      1.000          0.844                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.806          3.556             1,375
                                                       2006      2.226          2.806             1,377
                                                       2005      1.775          2.226                --
                                                       2004      1.446          1.775                --
                                                       2003      1.000          1.446                --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.491          1.694            28,449
                                                       2006      1.247          1.491            29,156
                                                       2005      1.150          1.247            20,241
                                                       2004      1.008          1.150                --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.258          1.508                --
                                                       2005      1.174          1.258           367,651
                                                       2004      1.028          1.174           282,741
                                                       2003      0.791          1.028           145,964
                                                       2002      1.000          0.791            10,262

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      1.065          1.089                --
                                                       2005      1.068          1.065                --
                                                       2004      1.025          1.068                --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.056          1.091                --
                                                       2005      0.997          1.056         1,560,916
                                                       2004      0.935          0.997         1,878,827
                                                       2003      0.836          0.935         1,994,391
                                                       2002      0.910          0.836         1,889,750
                                                       2001      0.949          0.910         1,393,717

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.041          1.247            29,031
                                                       2006      0.995          1.041            29,661
                                                       2005      0.900          0.995            40,175
                                                       2004      0.801          0.900            41,391
                                                       2003      0.645          0.801           121,635
                                                       2002      0.930          0.645           146,706
                                                       2001      0.904          0.930            95,078

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      0.400          0.480            47,947
                                                       2006      0.377          0.400           123,023
                                                       2005      0.344          0.377           138,574
                                                       2004      0.347          0.344           138,753
                                                       2003      0.241          0.347           381,740
                                                       2002      0.414          0.241           387,276
                                                       2001      0.524          0.414           175,237

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.671          0.722         1,046,799
                                                       2006      0.578          0.671         1,120,478
                                                       2005      0.557          0.578         1,804,628
                                                       2004      0.541          0.557         1,998,456
                                                       2003      0.444          0.541         2,077,643
                                                       2002      0.608          0.444         2,427,740
                                                       2001      0.798          0.608         2,406,047

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.544          1.733                --
                                                       2005      1.508          1.544             8,382
                                                       2004      1.334          1.508                --
                                                       2003      1.000          1.334                --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.092          1.053           668,182

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.691          1.751           114,593

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.026          1.059           266,883
                                                       2006      0.905          1.026           288,843
                                                       2005      0.882          0.905           493,510
                                                       2004      0.813          0.882           534,259
                                                       2003      0.647          0.813           524,644
                                                       2002      0.847          0.647           503,511
                                                       2001      0.916          0.847           422,599

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.763          1.688         1,784,434

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.588          1.623           604,868
                                                       2006      1.364          1.588           743,030
                                                       2005      1.301          1.364           841,876
                                                       2004      1.198          1.301         1,246,041
                                                       2003      0.920          1.198         1,357,363
                                                       2002      1.214          0.920         1,382,902
                                                       2001      1.308          1.214         1,037,329

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.062          1.063           229,793

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.102          1.193         1,004,021
                                                       2006      0.993          1.102         1,147,788
                                                       2005      0.962          0.993         1,185,060
                                                       2004      0.849          0.962         1,656,152
                                                       2003      0.579          0.849         1,407,085
                                                       2002      0.901          0.579         1,204,866
                                                       2001      0.987          0.901           940,675

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.178          1.285                --
                                                       2006      1.111          1.178                --
                                                       2005      1.082          1.111                --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.026          1.024             5,246
                                                       2006      1.002          1.026             5,787
                                                       2005      0.994          1.002             5,795
                                                       2004      0.999          0.994             5,803
                                                       2003      1.000          0.999                --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.955          2.051                --
                                                       2006      1.682          1.955         1,236,619
                                                       2005      1.642          1.682         1,517,564
                                                       2004      1.541          1.642         1,977,712
                                                       2003      1.126          1.541         1,992,931
                                                       2002      1.527          1.126         1,870,724
                                                       2001      1.587          1.527         1,558,759

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.194          1.244                --
                                                       2006      1.164          1.194           145,848
                                                       2005      1.124          1.164           170,279
                                                       2004      1.137          1.124           152,928
                                                       2003      0.799          1.137            29,944
                                                       2002      1.000          0.799                --

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.324          1.371                --
                                                       2006      1.211          1.324            27,279
                                                       2005      1.120          1.211            23,719
                                                       2004      1.043          1.120            26,812
                                                       2003      0.757          1.043                --
                                                       2002      1.000          0.757                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.232          1.287                --
                                                       2006      1.114          1.232                --
                                                       2005      1.092          1.114                --
                                                       2004      1.024          1.092                --
                                                       2003      0.799          1.024                --
                                                       2002      1.000          0.799                --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.616          1.679                --
                                                       2006      1.400          1.616                --
                                                       2005      1.378          1.400                --
                                                       2004      1.243          1.378                --
                                                       2003      1.000          1.243                --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.807          1.991                --
                                                       2006      1.636          1.807            72,960
                                                       2005      1.536          1.636            72,102
                                                       2004      1.258          1.536            56,720
                                                       2003      1.000          1.258            41,756

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.100          1.135                --
                                                       2005      1.077          1.100             2,640
                                                       2004      0.983          1.077             3,253

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      2.451          2.559           138,393
                                                       2006      2.574          2.451           154,419

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.585          1.603           219,627
                                                       2006      1.503          1.585           239,636

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.135          1.190                --
                                                       2006      1.072          1.135            12,069

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.180          1.189            11,739

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.561          1.523           129,634
                                                       2006      1.416          1.561           160,094

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      2.185          2.805           141,640
                                                       2006      2.131          2.185           175,808

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.200          1.256                --
                                                       2006      1.135          1.200                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.664          1.750           116,805
                                                       2006      1.588          1.664           206,702

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.078          1.103           182,632
                                                       2006      1.001          1.078            97,510

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.072          1.061           116,994
                                                       2006      1.016          1.072             4,563

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      0.661          0.728            53,588
                                                       2006      0.669          0.661            53,690

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.027          2.554           786,963

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.499          1.575           362,762

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.326          1.404           272,232
                                                       2006      1.200          1.326           172,001

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.220          1.023         2,080,012
                                                       2006      1.003          1.220         2,222,572

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.144          1.211            13,348

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.582          1.634                --
                                                       2006      1.471          1.582                --

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.525          1.600                --
                                                       2006      1.472          1.525                --

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.029          0.982           104,049
                                                       2006      1.003          1.029            31,018

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.033          1.224           228,167
                                                       2006      1.058          1.033           240,320

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.440          1.506           311,280
                                                       2006      1.386          1.440           321,845

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.218          1.259         3,657,663
                                                       2006      1.191          1.218         3,297,733

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.145          1.084           103,546

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.591          1.628         1,264,246
                                                       2006      1.570          1.591         1,301,050

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.990          2.039         1,565,918
                                                       2006      1.940          1.990         1,766,122

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.958          2.008         1,666,166
                                                       2006      1.832          1.958         1,947,944

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.051          1.099           186,309
                                                       2006      0.996          1.051           230,055

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.069          1.148           109,264
                                                       2006      0.998          1.069           223,533

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.157          1.201                --
                                                       2006      1.089          1.157             4,140

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.077          1.107                --
                                                       2006      1.040          1.077                --

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      1.180          1.191                --
                                                       2005      1.166          1.180           354,503
                                                       2004      1.173          1.166           355,009
                                                       2003      1.182          1.173           436,377
                                                       2002      1.185          1.182           496,277
                                                       2001      1.169          1.185           360,510

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.116          1.179                --
                                                       2005      1.072          1.116                --
                                                       2004      0.981          1.072                --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.117          1.139                --
                                                       2006      1.127          1.117            13,348
                                                       2005      1.122          1.127            26,919
                                                       2004      1.046          1.122            36,676
                                                       2003      1.000          1.046            51,525

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.241          1.328           258,626
                                                       2006      1.214          1.241           284,273
                                                       2005      1.204          1.214           375,687
                                                       2004      1.167          1.204           465,728
                                                       2003      1.129          1.167           524,472
                                                       2002      1.051          1.129           604,082
                                                       2001      1.000          1.051           103,986

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      0.885          0.961             8,919
                                                       2006      0.810          0.885             5,841
                                                       2005      0.767          0.810             5,850
                                                       2004      0.725          0.767             5,858
                                                       2003      0.558          0.725             5,868
                                                       2002      0.805          0.558            89,067
                                                       2001      1.000          0.805             7,226

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.392          1.507                --
                                                       2006      1.108          1.392            77,941
                                                       2005      1.003          1.108           113,235
                                                       2004      0.877          1.003            76,088
                                                       2003      0.694          0.877            94,763
                                                       2002      0.856          0.694            74,910
                                                       2001      1.000          0.856            24,093

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      1.945          2.077                --
                                                       2006      1.685          1.945            42,557
                                                       2005      1.599          1.685            44,067
                                                       2004      1.288          1.599            67,406
                                                       2003      0.874          1.288           106,169
                                                       2002      1.087          0.874            57,411
                                                       2001      1.000          1.087            27,820

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      0.628          0.669                --
                                                       2005      0.587          0.628            53,710
                                                       2004      0.560          0.587           110,868
                                                       2003      0.440          0.560            90,841
                                                       2002      0.587          0.440            71,936
                                                       2001      0.683          0.587                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.490          1.588                --
                                                       2005      1.509          1.490           256,709
                                                       2004      1.442          1.509           256,429
                                                       2003      1.161          1.442           408,955
                                                       2002      1.268          1.161           484,977
                                                       2001      1.313          1.268           279,787

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      2.357          2.574                --
                                                       2005      2.130          2.357           162,180
                                                       2004      1.859          2.130           128,132
                                                       2003      1.412          1.859           129,069
                                                       2002      1.675          1.412           115,579
                                                       2001      1.675          1.675            60,704

  Travelers Equity Income Subaccount (12/96).........  2006      1.847          1.940                --
                                                       2005      1.796          1.847         2,679,097
                                                       2004      1.661          1.796         2,862,543
                                                       2003      1.287          1.661         2,428,341
                                                       2002      1.519          1.287         1,313,576
                                                       2001      1.607          1.519           841,328

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.466          1.503                --
                                                       2005      1.453          1.466           224,395
                                                       2004      1.337          1.453           230,345
                                                       2003      1.110          1.337           249,967
                                                       2002      1.088          1.110           223,221
                                                       2001      1.170          1.088           142,360

  Travelers Federated Stock Subaccount (1/97)........  2006      1.787          1.850                --
                                                       2005      1.724          1.787            36,744
                                                       2004      1.585          1.724            42,108
                                                       2003      1.262          1.585            71,119
                                                       2002      1.589          1.262            58,964
                                                       2001      1.629          1.589            49,959

  Travelers Large Cap Subaccount (12/96).............  2006      1.523          1.570                --
                                                       2005      1.424          1.523         2,173,741
                                                       2004      1.358          1.424         2,272,925
                                                       2003      1.107          1.358         2,003,732
                                                       2002      1.457          1.107           697,276
                                                       2001      1.635          1.457           580,647

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.009          1.072                --
                                                       2005      0.915          1.009            12,209
                                                       2004      0.803          0.915            12,663
                                                       2003      0.673          0.803            12,674
                                                       2002      0.914          0.673            19,612
                                                       2001      1.080          0.914            30,471

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.000          1.058                --
                                                       2005      0.986          1.000           266,093
                                                       2004      0.878          0.986           292,440
                                                       2003      0.651          0.878           348,775
                                                       2002      1.293          0.651           359,238
                                                       2001      1.491          1.293            72,577

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.775          1.832                --
                                                       2005      1.752          1.775           910,507
                                                       2004      1.597          1.752           977,824
                                                       2003      1.392          1.597         1,004,603
                                                       2002      1.493          1.392           892,719

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.110          1.200                --
                                                       2005      1.060          1.110                --
                                                       2004      0.948          1.060             3,444
                                                       2003      0.853          0.948                --
                                                       2002      0.996          0.853                --
                                                       2001      1.027          0.996                --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.233          1.416                --
                                                       2005      1.144          1.233           114,840
                                                       2004      1.004          1.144           108,573
                                                       2003      0.793          1.004           109,047
                                                       2002      0.926          0.793            91,836
                                                       2001      1.207          0.926            31,327

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.386          1.471                --
                                                       2005      1.329          1.386                --
                                                       2004      1.215          1.329                --
                                                       2003      1.000          1.215                --

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.458          1.472                --
                                                       2005      1.429          1.458                --
                                                       2004      1.309          1.429                --
                                                       2003      1.112          1.309                --
                                                       2002      1.067          1.112                --
                                                       2001      1.083          1.067                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.60% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.399          1.386                --
                                                       2005      1.398          1.399           388,238
                                                       2004      1.376          1.398           547,242
                                                       2003      1.306          1.376           579,498
                                                       2002      1.255          1.306           567,356
                                                       2001      1.235          1.255            84,704

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.399          1.459                --
                                                       2005      1.393          1.399            93,671
                                                       2004      1.284          1.393           156,213
                                                       2003      0.984          1.284           176,023
                                                       2002      1.506          0.984           182,286
                                                       2001      1.749          1.506           118,014

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.079          1.040                --
                                                       2005      1.051          1.079                --

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.411          1.356         5,956,077
                                                       2006      1.235          1.411         6,463,246
                                                       2005      1.206          1.235         7,572,323
                                                       2004      1.043          1.206         7,975,332
                                                       2003      0.811          1.043         7,388,884
                                                       2002      1.023          0.811         7,429,824
                                                       2001      1.089          1.023         5,630,049

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      0.761          0.842           889,586
                                                       2006      0.724          0.761           991,440
                                                       2005      0.682          0.724         1,065,820
                                                       2004      0.668          0.682         1,379,986
                                                       2003      0.540          0.668         1,356,878
                                                       2002      0.779          0.540         1,392,298
                                                       2001      0.850          0.779         1,289,753




              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 1.75%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.080          1.156             --
                                                       2006      1.000          1.080             --

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      1.045          1.097             --
                                                       2005      1.000          1.045             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      1.161          1.135             --
                                                       2005      1.000          1.161             --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.330          1.502             --
                                                       2006      1.122          1.330             --
                                                       2005      1.000          1.122             --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.246          1.377             --
                                                       2006      1.149          1.246             --
                                                       2005      1.000          1.149             --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.184          1.223             --
                                                       2006      1.045          1.184             --
                                                       2005      1.000          1.045             --

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      1.172          1.159             --
                                                       2005      1.000          1.172             --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      1.597          1.673             --
                                                       2006      1.225          1.597             --
                                                       2005      1.000          1.225             --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      1.089          1.421             --
                                                       2005      1.000          1.089             --

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.159          1.221             --
                                                       2006      1.012          1.159             --
                                                       2005      1.000          1.012             --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.085          0.949             --
                                                       2006      1.063          1.085             --
                                                       2005      1.000          1.063             --

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.082          1.177             --
                                                       2005      1.070          1.082             --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.109          1.236             --
                                                       2005      1.000          1.109             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.246          1.437             --
                                                       2006      1.136          1.246             --
                                                       2005      1.000          1.136             --

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      1.324          1.390             --
                                                       2006      1.183          1.324             --
                                                       2005      1.000          1.183             --

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.265          1.435             --
                                                       2006      1.144          1.265             --
                                                       2005      1.000          1.144             --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.085          1.264             --
                                                       2005      1.000          1.085             --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      1.530          1.938             --
                                                       2006      1.214          1.530             --
                                                       2005      1.000          1.214             --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.287          1.461             --
                                                       2006      1.077          1.287             --
                                                       2005      1.000          1.077             --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.067          1.279             --
                                                       2005      1.000          1.067             --

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      0.992          1.014             --
                                                       2005      1.000          0.992             --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.064          1.099             --
                                                       2005      1.000          1.064             --

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.188          1.422             --
                                                       2006      1.136          1.188             --
                                                       2005      1.000          1.136             --

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      1.197          1.432             --
                                                       2006      1.128          1.197             --
                                                       2005      1.000          1.128             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.213          1.304             --
                                                       2006      1.045          1.213             --
                                                       2005      1.000          1.045             --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.034          1.160             --
                                                       2005      1.000          1.034             --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.234          1.189             --

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.185          1.226             --

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.168          1.205             --
                                                       2006      1.031          1.168             --
                                                       2005      1.000          1.031             --

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.248          1.195             --

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.222          1.249             --
                                                       2006      1.051          1.222             --
                                                       2005      1.000          1.051             --

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.129          1.130             --

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.198          1.296             --
                                                       2006      1.080          1.198             --
                                                       2005      1.000          1.080             --

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.111          1.212             --
                                                       2006      1.049          1.111             --
                                                       2005      1.049          1.049             --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.030          1.027             --
                                                       2006      1.006          1.030             --
                                                       2005      1.000          1.006             --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.207          1.266             --
                                                       2006      1.039          1.207             --
                                                       2005      1.000          1.039             --

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.087          1.132             --
                                                       2006      1.060          1.087             --
                                                       2005      1.000          1.060             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.196          1.238             --
                                                       2006      1.095          1.196             --
                                                       2005      1.000          1.095             --

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.141          1.192             --
                                                       2006      1.032          1.141             --
                                                       2005      1.000          1.032             --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.187          1.233             --
                                                       2006      1.029          1.187             --
                                                       2005      1.000          1.029             --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.191          1.312             --
                                                       2006      1.079          1.191             --
                                                       2005      1.000          1.079             --

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.022          1.055             --
                                                       2005      1.000          1.022             --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.142          1.191             --
                                                       2006      1.200          1.142             --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.083          1.095             --
                                                       2006      1.028          1.083             --

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.230          1.290             --
                                                       2006      1.162          1.230             --

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.279          1.288             --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.357          1.324             --
                                                       2006      1.232          1.357             --

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.188          1.525             --
                                                       2006      1.159          1.188             --

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.114          1.166             --
                                                       2006      1.055          1.114             --

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.119          1.176             --
                                                       2006      1.068          1.119             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.077          1.102             --
                                                       2006      1.001          1.077             --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.072          1.060             --
                                                       2006      1.016          1.072             --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.141          1.256             --
                                                       2006      1.155          1.141             --

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      1.662          2.094             --

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.490          1.564             --

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.241          1.314             --
                                                       2006      1.124          1.241             --

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.220          1.022             --
                                                       2006      1.003          1.220             --

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.009          1.068             --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.196          1.235             --
                                                       2006      1.113          1.196             --

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.057          1.109             --
                                                       2006      1.021          1.057             --

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.028          0.981             --
                                                       2006      1.003          1.028             --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.085          1.285             --
                                                       2006      1.111          1.085             --

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.023          1.070             --
                                                       2006      0.985          1.023             --

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.043          1.078             --
                                                       2006      1.020          1.043             --

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.144          1.083             --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.127          1.153             --
                                                       2006      1.113          1.127             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.113          1.140             --
                                                       2006      1.086          1.113             --

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.118          1.145             --
                                                       2006      1.046          1.118             --

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.051          1.098             --
                                                       2006      0.996          1.051             --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.068          1.147             --
                                                       2006      0.998          1.068             --

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.077          1.117             --
                                                       2006      1.014          1.077             --

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.000          1.027             --
                                                       2006      0.966          1.000             --

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      1.012          1.020             --
                                                       2005      1.000          1.012             --

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.046          1.105             --
                                                       2005      1.000          1.046             --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      0.985          1.005             --
                                                       2006      0.995          0.985             --
                                                       2005      1.000          0.995             --

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.025          1.096             --
                                                       2006      1.003          1.025             --
                                                       2005      1.000          1.003             --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      1.171          1.271             --
                                                       2006      1.072          1.171             --
                                                       2005      1.000          1.072             --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.384          1.498             --
                                                       2006      1.101          1.384             --
                                                       2005      1.000          1.101             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      1.222          1.304             --
                                                       2006      1.059          1.222             --
                                                       2005      1.000          1.059             --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      1.085          1.155             --
                                                       2005      1.000          1.085             --

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.002          1.068             --
                                                       2005      1.000          1.002             --

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      1.099          1.200             --
                                                       2005      1.000          1.099             --

  Travelers Equity Income Subaccount (12/96).........  2006      1.033          1.086             --
                                                       2005      1.000          1.033             --

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.003          1.028             --
                                                       2005      1.000          1.003             --

  Travelers Federated Stock Subaccount (1/97)........  2006      1.035          1.072             --
                                                       2005      1.000          1.035             --

  Travelers Large Cap Subaccount (12/96).............  2006      1.080          1.113             --
                                                       2005      1.000          1.080             --

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.095          1.162             --
                                                       2005      1.000          1.095             --

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.051          1.111             --
                                                       2005      1.000          1.051             --

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.014          1.046             --
                                                       2005      1.000          1.014             --

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.040          1.124             --
                                                       2005      1.000          1.040             --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.073          1.232             --
                                                       2005      1.000          1.073             --

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.049          1.113             --
                                                       2005      1.000          1.049             --

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.011          1.021             --
                                                       2005      1.000          1.011             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.75% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Quality Bond Subaccount (12/96)..........  2006      0.995          0.985             --
                                                       2005      1.000          0.995             --

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.048          1.094             --
                                                       2005      1.000          1.048             --

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.002          0.966             --
                                                       2005      0.989          1.002             --

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.180          1.134             --
                                                       2006      1.034          1.180             --
                                                       2005      1.000          1.034             --

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      1.131          1.251             --
                                                       2006      1.077          1.131             --
                                                       2005      1.000          1.077             --




              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 1.80%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.078          1.154               --
                                                       2006      1.000          1.078           52,900

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      1.366          1.433               --
                                                       2005      1.316          1.366           39,158
                                                       2004      1.267          1.316           41,292
                                                       2003      1.000          1.267           33,735

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      1.506          1.470               --
                                                       2005      1.335          1.506           12,608
                                                       2004      1.255          1.335           20,750
                                                       2003      1.000          1.255           20,709

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.909          2.153           54,355
                                                       2006      1.614          1.909           29,141
                                                       2005      1.440          1.614            6,507
                                                       2004      1.292          1.440               --
                                                       2003      1.000          1.292               --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.699          1.875          132,961
                                                       2006      1.570          1.699          109,483
                                                       2005      1.375          1.570            4,133
                                                       2004      1.245          1.375               --
                                                       2003      1.000          1.245               --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.594          1.644          439,657
                                                       2006      1.408          1.594          516,579
                                                       2005      1.355          1.408          497,820
                                                       2004      1.250          1.355          519,745
                                                       2003      1.000          1.250          441,950

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      1.732          1.712               --
                                                       2005      1.492          1.732          160,393
                                                       2004      1.270          1.492          165,533
                                                       2003      1.000          1.270          159,652

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      2.905          3.042               --
                                                       2006      2.232          2.905            6,004
                                                       2005      1.776          2.232            1,857
                                                       2004      1.448          1.776            4,565
                                                       2003      1.000          1.448            3,990

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      1.861          2.424               --
                                                       2005      1.768          1.861          110,553
                                                       2004      1.370          1.768          109,250
                                                       2003      1.000          1.370          104,977

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.508          1.587          110,045
                                                       2006      1.318          1.508          113,685
                                                       2005      1.286          1.318          133,825
                                                       2004      1.246          1.286          136,971
                                                       2003      1.000          1.246          136,286

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.566          1.368           92,868
                                                       2006      1.537          1.566          109,594
                                                       2005      1.479          1.537          112,599
                                                       2004      1.352          1.479          127,616
                                                       2003      1.000          1.352          134,933

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.304          1.417               --
                                                       2005      1.205          1.304               --
                                                       2004      1.074          1.205               --
                                                       2003      1.000          1.074               --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.301          1.449               --
                                                       2005      1.203          1.301            3,310
                                                       2004      1.067          1.203               --
                                                       2003      1.000          1.067               --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.866          2.150          326,220
                                                       2006      1.705          1.866          304,038
                                                       2005      1.488          1.705          311,143
                                                       2004      1.316          1.488          262,888
                                                       2003      1.000          1.316          237,625

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      1.650          1.730           92,163
                                                       2006      1.476          1.650          104,847
                                                       2005      1.246          1.476           92,820
                                                       2004      1.252          1.246          109,811
                                                       2003      1.000          1.252          109,811

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      2.217          2.511          179,915
                                                       2006      2.008          2.217          195,106
                                                       2005      1.732          2.008          183,752
                                                       2004      1.415          1.732          176,959
                                                       2003      1.000          1.415          171,217

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.523          1.771               --
                                                       2005      1.403          1.523          325,047
                                                       2004      1.268          1.403          326,400
                                                       2003      1.000          1.268          303,093

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.785          3.523           44,191
                                                       2006      2.214          2.785           42,168
                                                       2005      1.769          2.214            2,515
                                                       2004      1.444          1.769               --
                                                       2003      1.000          1.444               --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.483          1.681           64,981
                                                       2006      1.243          1.483           53,975
                                                       2005      1.149          1.243            4,134
                                                       2004      1.007          1.149               --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.647          1.970               --
                                                       2005      1.540          1.647          262,456
                                                       2004      1.351          1.540          252,892
                                                       2003      1.000          1.351          253,705

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      1.062          1.085               --
                                                       2005      1.067          1.062               --
                                                       2004      1.024          1.067               --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.282          1.324               --
                                                       2005      1.213          1.282          168,021
                                                       2004      1.140          1.213          168,150
                                                       2003      1.000          1.140          160,102

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.639          1.959            9,581
                                                       2006      1.570          1.639           20,059
                                                       2005      1.423          1.570           20,059
                                                       2004      1.268          1.423           20,626
                                                       2003      1.000          1.268           20,099

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      1.688          2.017           24,307
                                                       2006      1.594          1.688           31,375
                                                       2005      1.455          1.594           19,476
                                                       2004      1.473          1.455           24,153
                                                       2003      1.000          1.473           30,112

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.588          1.706           16,932
                                                       2006      1.371          1.588           25,250
                                                       2005      1.322          1.371           32,923
                                                       2004      1.288          1.322           31,959
                                                       2003      1.000          1.288           29,932

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.536          1.720               --
                                                       2005      1.503          1.536               --
                                                       2004      1.332          1.503               --
                                                       2003      1.000          1.332               --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.768          1.703            9,929

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.605          1.659           62,331

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.627          1.676          182,930
                                                       2006      1.439          1.627          196,406
                                                       2005      1.405          1.439          236,122
                                                       2004      1.298          1.405          237,163
                                                       2003      1.000          1.298          238,130

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.860          1.779           55,272

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.773          1.809           63,411
                                                       2006      1.527          1.773           63,480
                                                       2005      1.459          1.527           64,604
                                                       2004      1.346          1.459           64,707
                                                       2003      1.000          1.346           61,212

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.582          1.582           24,352

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      2.006          2.168           77,028
                                                       2006      1.812          2.006           89,107
                                                       2005      1.758          1.812           92,906
                                                       2004      1.555          1.758           74,165
                                                       2003      1.000          1.555           82,519

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.172          1.276               --
                                                       2006      1.108          1.172               --
                                                       2005      1.080          1.108               --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.020          1.015               --
                                                       2006      0.997          1.020           25,526
                                                       2005      0.992          0.997               --
                                                       2004      0.998          0.992               --
                                                       2003      1.000          0.998               --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.774          1.860               --
                                                       2006      1.529          1.774           57,098
                                                       2005      1.496          1.529           96,500
                                                       2004      1.406          1.496          100,787
                                                       2003      1.000          1.406           96,661

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.503          1.564               --
                                                       2006      1.468          1.503           57,916
                                                       2005      1.420          1.468           57,837
                                                       2004      1.439          1.420           58,645
                                                       2003      1.000          1.439           48,556

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.763          1.824               --
                                                       2006      1.616          1.763           27,045
                                                       2005      1.498          1.616           97,451
                                                       2004      1.398          1.498          104,620
                                                       2003      1.000          1.398          103,531

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.578          1.647               --
                                                       2006      1.429          1.578           69,122
                                                       2005      1.404          1.429           84,972
                                                       2004      1.319          1.404           89,835
                                                       2003      1.000          1.319           87,673

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.604          1.666               --
                                                       2006      1.393          1.604          222,736
                                                       2005      1.373          1.393          167,989
                                                       2004      1.241          1.373          191,902
                                                       2003      1.000          1.241          138,235

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.793          1.975               --
                                                       2006      1.627          1.793          104,649
                                                       2005      1.531          1.627          124,385
                                                       2004      1.256          1.531          115,915
                                                       2003      1.000          1.256          101,031

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.097          1.131               --
                                                       2005      1.075          1.097               --
                                                       2004      0.982          1.075               --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.798          1.872           61,406
                                                       2006      1.890          1.798           61,857

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.402          1.415           77,166
                                                       2006      1.332          1.402          105,317

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.744          1.827               --
                                                       2006      1.649          1.744            4,243

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.812          1.823            4,240

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      2.044          1.990           55,505
                                                       2006      1.857          2.044           55,337

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.753          2.246          131,829
                                                       2006      1.712          1.753          157,960

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.194          1.247               --
                                                       2006      1.131          1.194               --

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.407          1.476           51,019
                                                       2006      1.344          1.407           55,495

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.076          1.099          702,615
                                                       2006      1.001          1.076          545,886

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.071          1.058          166,823
                                                       2006      1.016          1.071           11,012

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.528          1.680           68,409
                                                       2006      1.549          1.528           68,188

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      3.023          3.804            6,283

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      2.265          2.375           52,395

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.623          1.716           65,230
                                                       2006      1.471          1.623           47,135

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.218          1.020          103,380
                                                       2006      1.003          1.218          198,743

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.135          1.200          112,099

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.570          1.619            1,260
                                                       2006      1.462          1.570            1,313

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.342          1.406           44,279
                                                       2006      1.298          1.342           34,729

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.027          0.979          133,933
                                                       2006      1.003          1.027           41,700

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.584          1.874           31,608
                                                       2006      1.625          1.584           31,863

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.089          1.137           89,228
                                                       2006      1.050          1.089           99,900

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.023          1.055          371,258
                                                       2006      1.002          1.023            9,516

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.142          1.080               --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.468          1.498           56,536
                                                       2006      1.450          1.468           96,937

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.614          1.650          111,802
                                                       2006      1.576          1.614          112,309

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.433          1.466          720,848
                                                       2006      1.342          1.433          646,587

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.050          1.096          377,923
                                                       2006      0.996          1.050          391,000

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.067          1.144           17,645
                                                       2006      0.998          1.067           18,254

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.151          1.194               --
                                                       2006      1.085          1.151               --

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.071          1.099           38,036
                                                       2006      1.036          1.071            1,700

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      0.993          1.002               --
                                                       2005      0.983          0.993           29,844
                                                       2004      0.991          0.983           29,863
                                                       2003      1.000          0.991           85,486

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.112          1.175               --
                                                       2005      1.071          1.112               --
                                                       2004      0.981          1.071               --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.109          1.130               --
                                                       2006      1.121          1.109          116,662
                                                       2005      1.118          1.121          156,989
                                                       2004      1.045          1.118          124,785
                                                       2003      1.000          1.045           98,198

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.085          1.159          496,373
                                                       2006      1.064          1.085          510,945
                                                       2005      1.057          1.064          807,879
                                                       2004      1.026          1.057          879,093
                                                       2003      1.000          1.026          964,956

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      1.624          1.760               --
                                                       2006      1.489          1.624               --
                                                       2005      1.414          1.489               --
                                                       2004      1.338          1.414               --
                                                       2003      1.000          1.338               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      2.105          2.277               --
                                                       2006      1.678          2.105           72,346
                                                       2005      1.522          1.678           98,945
                                                       2004      1.334          1.522           99,611
                                                       2003      1.000          1.334           99,211

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      2.323          2.479               --
                                                       2006      2.016          2.323           46,320
                                                       2005      1.918          2.016           41,965
                                                       2004      1.547          1.918           32,890
                                                       2003      1.000          1.547           31,888

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      1.456          1.549               --
                                                       2005      1.363          1.456           57,702
                                                       2004      1.303          1.363           60,445
                                                       2003      1.000          1.303           51,264

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.262          1.344               --
                                                       2005      1.281          1.262           28,952
                                                       2004      1.227          1.281           28,216
                                                       2003      1.000          1.227           28,220

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      1.732          1.890               --
                                                       2005      1.568          1.732           82,255
                                                       2004      1.371          1.568           84,401
                                                       2003      1.000          1.371           79,533

  Travelers Equity Income Subaccount (12/96).........  2006      1.501          1.576               --
                                                       2005      1.463          1.501          120,552
                                                       2004      1.355          1.463          125,082
                                                       2003      1.000          1.355          124,524

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.300          1.332               --
                                                       2005      1.291          1.300           89,625
                                                       2004      1.191          1.291           89,703
                                                       2003      1.000          1.191           90,212

  Travelers Federated Stock Subaccount (1/97)........  2006      1.465          1.516               --
                                                       2005      1.416          1.465           14,091
                                                       2004      1.304          1.416           14,023
                                                       2003      1.000          1.304           14,055

  Travelers Large Cap Subaccount (12/96).............  2006      1.408          1.450               --
                                                       2005      1.319          1.408          104,783
                                                       2004      1.261          1.319          100,408
                                                       2003      1.000          1.261           94,478

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.554          1.649               --
                                                       2005      1.412          1.554            4,247
                                                       2004      1.240          1.412            4,251
                                                       2003      1.000          1.240            4,255

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.537          1.625               --
                                                       2005      1.518          1.537           31,618
                                                       2004      1.355          1.518           23,513
                                                       2003      1.000          1.355           21,384

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.301          1.342               --
                                                       2005      1.287          1.301          653,031
                                                       2004      1.175          1.287          630,752
                                                       2003      1.000          1.175          602,454

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.362          1.471               --
                                                       2005      1.302          1.362              543
                                                       2004      1.167          1.302               --
                                                       2003      1.000          1.167               --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.618          1.857               --
                                                       2005      1.504          1.618           43,768
                                                       2004      1.323          1.504           60,945
                                                       2003      1.000          1.323           57,425

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.379          1.462               --
                                                       2005      1.325          1.379            1,347
                                                       2004      1.214          1.325               --
                                                       2003      1.000          1.214               --

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.286          1.298               --
                                                       2005      1.263          1.286           13,132
                                                       2004      1.159          1.263               --
                                                       2003      1.000          1.159               --

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.060          1.050               --
                                                       2005      1.062          1.060          100,141
                                                       2004      1.047          1.062           92,668
                                                       2003      1.000          1.047           91,888

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.430          1.491               --
                                                       2005      1.427          1.430           23,731
                                                       2004      1.318          1.427           32,758
                                                       2003      1.000          1.318           27,414

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.076          1.036               --
                                                       2005      1.050          1.076            1,745

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.792          1.719           96,687
                                                       2006      1.572          1.792           99,887
                                                       2005      1.538          1.572          137,706
                                                       2004      1.333          1.538          137,774
                                                       2003      1.000          1.333          142,313

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.80% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      1.439          1.589           37,541
                                                       2006      1.372          1.439           40,429
                                                       2005      1.295          1.372           96,402
                                                       2004      1.270          1.295           95,608
                                                       2003      1.000          1.270           94,182




              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 1.85%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.078          1.153             --
                                                       2006      1.000          1.078             --

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      1.043          1.095             --
                                                       2005      1.000          1.043             --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      1.159          1.131             --
                                                       2005      1.000          1.159             --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.325          1.493             --
                                                       2006      1.121          1.325             --
                                                       2005      1.000          1.121             --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.241          1.369             --
                                                       2006      1.147          1.241             --
                                                       2005      1.000          1.147             --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.179          1.216             --
                                                       2006      1.043          1.179             --
                                                       2005      1.000          1.043             --

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      1.170          1.157             --
                                                       2005      1.000          1.170             --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      1.591          1.665             --
                                                       2006      1.223          1.591             --
                                                       2005      1.000          1.223             --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      1.088          1.416             --
                                                       2005      1.000          1.088             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.85% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.155          1.214             --
                                                       2006      1.010          1.155             --
                                                       2005      1.000          1.010             --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.081          0.944             --
                                                       2006      1.061          1.081             --
                                                       2005      1.000          1.061             --

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.080          1.174             --
                                                       2005      1.068          1.080             --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.107          1.233             --
                                                       2005      1.000          1.107             --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.241          1.429             --
                                                       2006      1.134          1.241             --
                                                       2005      1.000          1.134             --

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      1.319          1.382             --
                                                       2006      1.181          1.319             --
                                                       2005      1.000          1.181             --

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      1.260          1.427             --
                                                       2006      1.142          1.260             --
                                                       2005      1.000          1.142             --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.083          1.259             --
                                                       2005      1.000          1.083             --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      1.524          1.927             --
                                                       2006      1.212          1.524             --
                                                       2005      1.000          1.212             --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.282          1.453             --
                                                       2006      1.075          1.282             --
                                                       2005      1.000          1.075             --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.065          1.274             --
                                                       2005      1.000          1.065             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.85% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      0.990          1.011             --
                                                       2005      1.000          0.990             --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.062          1.096             --
                                                       2005      1.000          1.062             --

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.184          1.414             --
                                                       2006      1.134          1.184             --
                                                       2005      1.000          1.134             --

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      1.192          1.424             --
                                                       2006      1.126          1.192             --
                                                       2005      1.000          1.126             --

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.208          1.297             --
                                                       2006      1.043          1.208             --
                                                       2005      1.000          1.043             --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.032          1.156             --
                                                       2005      1.000          1.032             --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.228          1.182             --

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.180          1.219             --

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.163          1.198             --
                                                       2006      1.029          1.163             --
                                                       2005      1.000          1.029             --

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.243          1.188             --

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.218          1.242             --
                                                       2006      1.049          1.218             --
                                                       2005      1.000          1.049             --

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.124          1.123             --

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.193          1.289             --
                                                       2006      1.078          1.193             --
                                                       2005      1.000          1.078             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.85% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.107          1.205             --
                                                       2006      1.047          1.107             --
                                                       2005      1.048          1.047             --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.026          1.021             --
                                                       2006      1.004          1.026             --
                                                       2005      1.000          1.004             --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.202          1.260             --
                                                       2006      1.037          1.202             --
                                                       2005      1.000          1.037             --

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.082          1.127             --
                                                       2006      1.058          1.082             --
                                                       2005      1.000          1.058             --

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.192          1.233             --
                                                       2006      1.093          1.192             --
                                                       2005      1.000          1.093             --

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.137          1.186             --
                                                       2006      1.030          1.137             --
                                                       2005      1.000          1.030             --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.183          1.228             --
                                                       2006      1.027          1.183             --
                                                       2005      1.000          1.027             --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.186          1.307             --
                                                       2006      1.077          1.186             --
                                                       2005      1.000          1.077             --

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.021          1.052             --
                                                       2005      1.000          1.021             --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.138          1.185             --
                                                       2006      1.197          1.138             --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.079          1.089             --
                                                       2006      1.026          1.079             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.85% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.226          1.284             --
                                                       2006      1.159          1.226             --

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.273          1.281             --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.352          1.316             --
                                                       2006      1.229          1.352             --

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.184          1.516             --
                                                       2006      1.157          1.184             --

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.110          1.159             --
                                                       2006      1.052          1.110             --

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.115          1.169             --
                                                       2006      1.065          1.115             --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.076          1.098             --
                                                       2006      1.001          1.076             --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.070          1.057             --
                                                       2006      1.016          1.070             --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.136          1.248             --
                                                       2006      1.152          1.136             --

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      1.655          2.082             --

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      1.483          1.555             --

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.237          1.307             --
                                                       2006      1.121          1.237             --

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.218          1.019             --
                                                       2006      1.003          1.218             --

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.005          1.062             --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.192          1.228             --
                                                       2006      1.110          1.192             --

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.053          1.103             --
                                                       2006      1.019          1.053             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.85% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.027          0.978             --
                                                       2006      1.003          1.027             --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.081          1.277             --
                                                       2006      1.109          1.081             --

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.019          1.064             --
                                                       2006      0.983          1.019             --

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.039          1.072             --
                                                       2006      1.018          1.039             --

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.142          1.079             --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.123          1.146             --
                                                       2006      1.110          1.123             --

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.109          1.133             --
                                                       2006      1.083          1.109             --

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.114          1.139             --
                                                       2006      1.044          1.114             --

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.049          1.095             --
                                                       2006      0.996          1.049             --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.067          1.143             --
                                                       2006      0.998          1.067             --

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.073          1.113             --
                                                       2006      1.011          1.073             --

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      0.996          1.022             --
                                                       2006      0.964          0.996             --

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      1.010          1.018             --
                                                       2005      1.000          1.010             --

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.044          1.102             --
                                                       2005      1.000          1.044             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.85% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      0.982          1.001             --
                                                       2006      0.993          0.982             --
                                                       2005      1.000          0.993             --

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.021          1.090             --
                                                       2006      1.002          1.021             --
                                                       2005      1.000          1.002             --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      1.167          1.264             --
                                                       2006      1.070          1.167             --
                                                       2005      1.000          1.070             --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.379          1.491             --
                                                       2006      1.100          1.379             --
                                                       2005      1.000          1.100             --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      1.217          1.299             --
                                                       2006      1.057          1.217             --
                                                       2005      1.000          1.057             --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      1.083          1.152             --
                                                       2005      1.000          1.083             --

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.000          1.065             --
                                                       2005      1.000          1.000             --

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      1.097          1.197             --
                                                       2005      1.000          1.097             --

  Travelers Equity Income Subaccount (12/96).........  2006      1.032          1.083             --
                                                       2005      1.000          1.032             --

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.001          1.026             --
                                                       2005      1.000          1.001             --

  Travelers Federated Stock Subaccount (1/97)........  2006      1.033          1.069             --
                                                       2005      1.000          1.033             --

  Travelers Large Cap Subaccount (12/96).............  2006      1.078          1.110             --
                                                       2005      1.000          1.078             --

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.093          1.159             --
                                                       2005      1.000          1.093             --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.85% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.049          1.109             --
                                                       2005      1.000          1.049             --

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.012          1.044             --
                                                       2005      1.000          1.012             --

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.038          1.121             --
                                                       2005      1.000          1.038             --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.071          1.229             --
                                                       2005      1.000          1.071             --

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.047          1.110             --
                                                       2005      1.000          1.047             --

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.009          1.019             --
                                                       2005      1.000          1.009             --

  Travelers Quality Bond Subaccount (12/96)..........  2006      0.993          0.983             --
                                                       2005      1.000          0.993             --

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.046          1.091             --
                                                       2005      1.000          1.046             --

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.001          0.964             --
                                                       2005      0.988          1.001             --

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.176          1.127             --
                                                       2006      1.032          1.176             --
                                                       2005      1.000          1.032             --

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      1.127          1.244             --
                                                       2006      1.075          1.127             --
                                                       2005      1.000          1.075             --




              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 1.90%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.078          1.153                --
                                                       2006      1.000          1.078                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      1.362          1.429                --
                                                       2005      1.313          1.362                --
                                                       2004      1.266          1.313                --
                                                       2003      1.000          1.266                --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      1.502          1.464                --
                                                       2005      1.333          1.502                --
                                                       2004      1.253          1.333                --
                                                       2003      1.000          1.253                --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.902          2.143                --
                                                       2006      1.609          1.902                --
                                                       2005      1.438          1.609                --
                                                       2004      1.291          1.438                --
                                                       2003      1.011          1.291                --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.693          1.866                --
                                                       2006      1.566          1.693                --
                                                       2005      1.373          1.566                --
                                                       2004      1.244          1.373                --
                                                       2003      1.007          1.244                --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.588          1.636                --
                                                       2006      1.405          1.588                --
                                                       2005      1.353          1.405                --
                                                       2004      1.249          1.353                --
                                                       2003      1.009          1.249                --

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      1.727          1.707                --
                                                       2005      1.489          1.727                --
                                                       2004      1.269          1.489                --
                                                       2003      1.000          1.269                --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      2.894          3.029                --
                                                       2006      2.226          2.894                --
                                                       2005      1.773          2.226                --
                                                       2004      1.446          1.773                --
                                                       2003      1.000          1.446                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      1.855          2.415                --
                                                       2005      1.764          1.855                --
                                                       2004      1.369          1.764                --
                                                       2003      1.000          1.369                --

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.502          1.579                --
                                                       2006      1.314          1.502                --
                                                       2005      1.283          1.314                --
                                                       2004      1.245          1.283                --
                                                       2003      1.000          1.245                --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.560          1.362                --
                                                       2006      1.532          1.560                --
                                                       2005      1.476          1.532                --
                                                       2004      1.351          1.476                --
                                                       2003      1.000          1.351                --

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.301          1.413                --
                                                       2005      1.287          1.301                --

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.298          1.446                --
                                                       2005      1.201          1.298                --
                                                       2004      1.066          1.201                --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.859          2.139         2,668,615
                                                       2006      1.700          1.859         3,325,653
                                                       2005      1.485          1.700         3,495,579
                                                       2004      1.315          1.485         3,143,308
                                                       2003      1.000          1.315         2,524,212

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      1.644          1.722                --
                                                       2006      1.472          1.644                --
                                                       2005      1.243          1.472                --
                                                       2004      1.251          1.243                --
                                                       2003      1.000          1.251                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      2.209          2.499           951,830
                                                       2006      2.003          2.209         1,221,357
                                                       2005      1.729          2.003         1,398,812
                                                       2004      1.414          1.729         1,322,837
                                                       2003      1.000          1.414           993,130

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.519          1.764                --
                                                       2005      1.400          1.519                --
                                                       2004      1.267          1.400                --
                                                       2003      1.000          1.267                --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.775          3.506                --
                                                       2006      2.208          2.775                --
                                                       2005      1.766          2.208                --
                                                       2004      1.443          1.766                --
                                                       2003      1.000          1.443                --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.479          1.675                --
                                                       2006      1.241          1.479                --
                                                       2005      1.148          1.241                --
                                                       2004      1.007          1.148                --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.642          1.962                --
                                                       2005      1.537          1.642                --
                                                       2004      1.350          1.537                --
                                                       2003      1.000          1.350                --

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      1.060          1.083                --
                                                       2005      1.066          1.060                --
                                                       2004      1.024          1.066                --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.279          1.319                --
                                                       2005      1.210          1.279         1,222,226
                                                       2004      1.139          1.210         1,227,819
                                                       2003      1.000          1.139         1,205,337

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.633          1.950                --
                                                       2006      1.565          1.633                --
                                                       2005      1.420          1.565                --
                                                       2004      1.267          1.420                --
                                                       2003      1.000          1.267                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      1.682          2.008                --
                                                       2006      1.589          1.682                --
                                                       2005      1.452          1.589                --
                                                       2004      1.471          1.452                --
                                                       2003      1.000          1.471                --

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.582          1.697           274,664
                                                       2006      1.367          1.582           289,001
                                                       2005      1.320          1.367           414,229
                                                       2004      1.287          1.320           433,673
                                                       2003      1.000          1.287           401,879

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.531          1.714                --
                                                       2005      1.501          1.531                --
                                                       2004      1.331          1.501                --
                                                       2003      1.132          1.331                --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.761          1.694                --

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.598          1.651                --

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.620          1.668                --
                                                       2006      1.435          1.620                --
                                                       2005      1.402          1.435                --
                                                       2004      1.297          1.402                --
                                                       2003      1.000          1.297                --

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.853          1.771           553,785

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.766          1.801           306,263
                                                       2006      1.522          1.766           321,954
                                                       2005      1.456          1.522           308,552
                                                       2004      1.345          1.456           326,279
                                                       2003      1.000          1.345           231,388

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.576          1.575                --

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.999          2.157           754,217
                                                       2006      1.806          1.999           862,051
                                                       2005      1.755          1.806           930,546
                                                       2004      1.554          1.755           999,526
                                                       2003      1.000          1.554           888,216

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.168          1.271                --
                                                       2006      1.106          1.168                --
                                                       2005      1.107          1.106                --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.016          1.010                --
                                                       2006      0.995          1.016                --
                                                       2005      0.990          0.995                --
                                                       2004      0.998          0.990                --
                                                       2003      0.998          0.998                --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.767          1.852                --
                                                       2006      1.525          1.767           721,025
                                                       2005      1.493          1.525           809,277
                                                       2004      1.405          1.493           804,820
                                                       2003      1.000          1.405           777,219

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.497          1.558                --
                                                       2006      1.464          1.497                --
                                                       2005      1.417          1.464                --
                                                       2004      1.437          1.417                --
                                                       2003      1.000          1.437                --

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.756          1.817                --
                                                       2006      1.612          1.756                --
                                                       2005      1.495          1.612                --
                                                       2004      1.396          1.495                --
                                                       2003      1.000          1.396                --

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.572          1.640                --
                                                       2006      1.425          1.572                --
                                                       2005      1.402          1.425                --
                                                       2004      1.318          1.402                --
                                                       2003      1.000          1.318                --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.598          1.659                --
                                                       2006      1.389          1.598                --
                                                       2005      1.371          1.389                --
                                                       2004      1.240          1.371                --
                                                       2003      1.093          1.240                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.787          1.967                --
                                                       2006      1.623          1.787                --
                                                       2005      1.528          1.623                --
                                                       2004      1.255          1.528                --
                                                       2003      1.101          1.255                --

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.095          1.129                --
                                                       2005      1.075          1.095                --
                                                       2004      0.982          1.075                --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.791          1.863                --
                                                       2006      1.884          1.791                --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.397          1.409                --
                                                       2006      1.328          1.397                --

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.737          1.820                --
                                                       2006      1.644          1.737                --

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.804          1.814                --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      2.036          1.981                --
                                                       2006      1.851          2.036                --

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.746          2.235                --
                                                       2006      1.707          1.746                --

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.190          1.242                --
                                                       2006      1.129          1.190                --

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.402          1.469                --
                                                       2006      1.340          1.402                --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.075          1.097                --
                                                       2006      1.001          1.075                --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.070          1.056                --
                                                       2006      1.016          1.070                --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.523          1.672                --
                                                       2006      1.544          1.523                --

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      3.010          3.785           538,213

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      2.255          2.364                --

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.618          1.709                --
                                                       2006      1.467          1.618                --

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.218          1.018         1,649,996
                                                       2006      1.003          1.218         2,034,851

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.130          1.194                --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.564          1.612                --
                                                       2006      1.458          1.564                --

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.337          1.399                --
                                                       2006      1.293          1.337                --

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.027          0.977                --
                                                       2006      1.003          1.027                --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.578          1.865                --
                                                       2006      1.620          1.578                --

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.085          1.131                --
                                                       2006      1.046          1.085                --

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.019          1.050         3,064,428
                                                       2006      0.998          1.019         1,738,267

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.141          1.078                --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.462          1.491         1,010,758
                                                       2006      1.445          1.462         1,266,299

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.608          1.642         1,097,351
                                                       2006      1.571          1.608         1,407,717

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.428          1.459         2,783,970
                                                       2006      1.338          1.428         3,023,665

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.049          1.094                --
                                                       2006      0.996          1.049                --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.067          1.142                --
                                                       2006      0.998          1.067                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.148          1.191                --
                                                       2006      1.083          1.148                --

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.068          1.095                --
                                                       2006      1.034          1.068                --

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      0.991          0.998                --
                                                       2005      0.981          0.991                --
                                                       2004      0.990          0.981                --
                                                       2003      1.000          0.990                --

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.110          1.172                --
                                                       2005      1.070          1.110                --
                                                       2004      0.980          1.070                --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.105          1.126                --
                                                       2006      1.118          1.105                --
                                                       2005      1.116          1.118                --
                                                       2004      1.044          1.116                --
                                                       2003      1.039          1.044                --

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.081          1.153                --
                                                       2006      1.061          1.081                --
                                                       2005      1.055          1.061                --
                                                       2004      1.025          1.055                --
                                                       2003      1.000          1.025                --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      1.618          1.751                --
                                                       2006      1.485          1.618                --
                                                       2005      1.411          1.485                --
                                                       2004      1.337          1.411                --
                                                       2003      1.000          1.337                --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      2.097          2.268                --
                                                       2006      1.673          2.097                --
                                                       2005      1.520          1.673                --
                                                       2004      1.333          1.520                --
                                                       2003      1.000          1.333                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      2.314          2.469                --
                                                       2006      2.011          2.314                --
                                                       2005      1.914          2.011                --
                                                       2004      1.546          1.914                --
                                                       2003      1.000          1.546                --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      1.452          1.544                --
                                                       2005      1.361          1.452                --
                                                       2004      1.302          1.361                --
                                                       2003      1.000          1.302                --

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.259          1.340                --
                                                       2005      1.278          1.259                --
                                                       2004      1.226          1.278                --
                                                       2003      1.000          1.226                --

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      1.727          1.884                --
                                                       2005      1.565          1.727                --
                                                       2004      1.370          1.565                --
                                                       2003      1.000          1.370                --

  Travelers Equity Income Subaccount (12/96).........  2006      1.497          1.571                --
                                                       2005      1.460          1.497         1,552,524
                                                       2004      1.354          1.460         1,608,698
                                                       2003      1.000          1.354         1,283,216

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.296          1.328                --
                                                       2005      1.288          1.296                --
                                                       2004      1.190          1.288                --
                                                       2003      1.000          1.190                --

  Travelers Federated Stock Subaccount (1/97)........  2006      1.460          1.511                --
                                                       2005      1.413          1.460                --
                                                       2004      1.303          1.413                --
                                                       2003      1.000          1.303                --

  Travelers Large Cap Subaccount (12/96).............  2006      1.404          1.445                --
                                                       2005      1.316          1.404         1,338,422
                                                       2004      1.260          1.316         1,357,487
                                                       2003      1.000          1.260           904,975

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.549          1.644                --
                                                       2005      1.409          1.549                --
                                                       2004      1.239          1.409                --
                                                       2003      1.000          1.239                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.532          1.620                --
                                                       2005      1.515          1.532                --
                                                       2004      1.354          1.515                --
                                                       2003      1.000          1.354                --

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.298          1.338                --
                                                       2005      1.284          1.298                --
                                                       2004      1.174          1.284                --
                                                       2003      1.000          1.174                --

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.359          1.467                --
                                                       2005      1.301          1.359                --
                                                       2004      1.166          1.301                --
                                                       2003      1.000          1.166                --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.613          1.851                --
                                                       2005      1.501          1.613                --
                                                       2004      1.322          1.501                --
                                                       2003      1.000          1.322                --

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.375          1.458                --
                                                       2005      1.322          1.375                --
                                                       2004      1.213          1.322                --
                                                       2003      1.059          1.213                --

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.282          1.293                --
                                                       2005      1.260          1.282                --
                                                       2004      1.158          1.260                --
                                                       2003      1.000          1.158                --

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.057          1.046                --
                                                       2005      1.060          1.057                --
                                                       2004      1.046          1.060                --
                                                       2003      1.000          1.046                --

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.426          1.486                --
                                                       2005      1.424          1.426                --
                                                       2004      1.317          1.424                --
                                                       2003      1.000          1.317                --

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.074          1.034                --
                                                       2005      1.061          1.074                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 1.90% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.785          1.711         4,223,038
                                                       2006      1.568          1.785         4,752,227
                                                       2005      1.535          1.568         5,179,929
                                                       2004      1.332          1.535         5,095,744
                                                       2003      1.000          1.332         4,440,246

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      1.433          1.581           433,492
                                                       2006      1.368          1.433           488,213
                                                       2005      1.293          1.368           500,978
                                                       2004      1.269          1.293           505,433
                                                       2003      1.000          1.269           436,887




              PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT CHARGES 2.00%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.077          1.152                --
                                                       2006      1.000          1.077                --

  AIM V.I. Premier Equity Subaccount (Series I)
  (4/01).............................................  2006      1.358          1.424                --
                                                       2005      1.311          1.358                --
                                                       2004      1.264          1.311                --
                                                       2003      1.000          1.264                --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/00)...................................  2006      1.497          1.458                --
                                                       2005      1.330          1.497             7,384
                                                       2004      1.252          1.330             7,813
                                                       2003      1.000          1.252             3,811

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.895          2.133                --
                                                       2006      1.605          1.895                --
                                                       2005      1.435          1.605                --
                                                       2004      1.290          1.435                --
                                                       2003      1.000          1.290                --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.687          1.858                --
                                                       2006      1.561          1.687                --
                                                       2005      1.371          1.561                --
                                                       2004      1.243          1.371                --
                                                       2003      1.000          1.243                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.582          1.629                --
                                                       2006      1.401          1.582                --
                                                       2005      1.350          1.401                --
                                                       2004      1.248          1.350                --
                                                       2003      1.000          1.248                --

Capital Appreciation Fund
  Capital Appreciation Fund (12/96)..................  2006      1.722          1.701                --
                                                       2005      1.486          1.722                --
                                                       2004      1.268          1.486                --
                                                       2003      1.000          1.268                --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (5/98).............................................  2007      2.883          3.016                --
                                                       2006      2.219          2.883                --
                                                       2005      1.770          2.219                --
                                                       2004      1.445          1.770                --
                                                       2003      1.000          1.445                --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (5/98).............................................  2006      1.850          2.405                --
                                                       2005      1.761          1.850             1,279
                                                       2004      1.367          1.761             1,281
                                                       2003      1.000          1.367             1,435

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (4/98).....................................  2007      1.497          1.571            12,672
                                                       2006      1.311          1.497            12,672
                                                       2005      1.281          1.311            20,327
                                                       2004      1.244          1.281            20,638
                                                       2003      1.000          1.244            20,942

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (4/98).....................................  2007      1.554          1.355             9,332
                                                       2006      1.528          1.554             9,332
                                                       2005      1.473          1.528            11,264
                                                       2004      1.350          1.473            11,342
                                                       2003      1.000          1.350            11,420

FAM Variable Series Funds, Inc.
  FAMVS Mercury Global Allocation V.I. Subaccount
  (Class III) (11/03)................................  2006      1.298          1.410                --
                                                       2005      1.202          1.298                --
                                                       2004      1.074          1.202                --
                                                       2003      1.000          1.074                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FAMVS Mercury Value Opportunities V.I. Subaccount
  (Class III) (11/03)................................  2006      1.295          1.442                --
                                                       2005      1.200          1.295                --
                                                       2004      1.067          1.200                --
                                                       2003      1.000          1.067                --

Fidelity(R) Variable Insurance Products
  VIP Contrafund(R) Subaccount (Service Class 2)
  (5/00).............................................  2007      1.852          2.129         4,359,665
                                                       2006      1.695          1.852         4,660,582
                                                       2005      1.483          1.695         4,680,744
                                                       2004      1.313          1.483         4,207,707
                                                       2003      1.000          1.313         1,122,355

  VIP Dynamic Capital Appreciation Subaccount
  (Service Class 2) (6/01)...........................  2007      1.638          1.713                --
                                                       2006      1.468          1.638                --
                                                       2005      1.241          1.468                --
                                                       2004      1.250          1.241                --
                                                       2003      1.000          1.250                --

  VIP Mid Cap Subaccount (Service Class 2) (1/01)....  2007      2.200          2.487         2,235,933
                                                       2006      1.997          2.200         2,361,091
                                                       2005      1.726          1.997         2,432,829
                                                       2004      1.412          1.726         2,194,458
                                                       2003      1.000          1.412           543,271

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.515          1.758                --
                                                       2005      1.398          1.515            13,995
                                                       2004      1.266          1.398            13,997
                                                       2003      1.000          1.266            14,189

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (5/03)........................  2007      2.765          3.490                --
                                                       2006      2.202          2.765                --
                                                       2005      1.763          2.202                --
                                                       2004      1.442          1.763                --
                                                       2003      1.000          1.442                --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (9/04)...................................  2007      1.475          1.669                --
                                                       2006      1.239          1.475                --
                                                       2005      1.147          1.239                --
                                                       2004      1.006          1.147                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02)...................................  2006      1.637          1.955                --
                                                       2005      1.534          1.637             6,474
                                                       2004      1.349          1.534             6,879
                                                       2003      1.000          1.349             3,724

High Yield Bond Trust
  High Yield Bond Trust (9/04).......................  2006      1.058          1.081                --
                                                       2005      1.066          1.058                --
                                                       2004      1.023          1.066                --

Janus Aspen Series
  Janus Aspen Balanced Subaccount (Service Shares)
  (5/00).............................................  2006      1.275          1.315                --
                                                       2005      1.208          1.275            16,865
                                                       2004      1.138          1.208            16,741
                                                       2003      1.000          1.138             8,441

  Janus Aspen Global Life Sciences Subaccount
  (Service Shares) (5/00)............................  2007      1.627          1.940                --
                                                       2006      1.561          1.627                --
                                                       2005      1.417          1.561                --
                                                       2004      1.266          1.417                --
                                                       2003      1.000          1.266                --

  Janus Aspen Global Technology Subaccount (Service
  Shares) (5/00).....................................  2007      1.675          1.998                --
                                                       2006      1.585          1.675                --
                                                       2005      1.449          1.585                --
                                                       2004      1.470          1.449                --
                                                       2003      1.000          1.470                --

  Janus Aspen Worldwide Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.576          1.689             1,296
                                                       2006      1.363          1.576             1,297
                                                       2005      1.317          1.363             1,299
                                                       2004      1.286          1.317             1,300
                                                       2003      1.000          1.286             1,503

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (8/03)......  2006      1.527          1.708                --
                                                       2005      1.498          1.527                --
                                                       2004      1.330          1.498                --
                                                       2003      1.000          1.330                --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (4/07).............................................  2007      1.753          1.686           831,100

  LMPVET Appreciation Subaccount (Class I) (4/07)....  2007      1.591          1.643                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Equity Index Subaccount (Class II) (5/99)...  2007      1.614          1.660                --
                                                       2006      1.430          1.614                --
                                                       2005      1.400          1.430                --
                                                       2004      1.295          1.400                --
                                                       2003      1.000          1.295                --

  LMPVET Fundamental Value Subaccount (Class I)
  (4/07).............................................  2007      1.845          1.762         1,080,176

  LMPVET Investors Subaccount (Class I) (4/98).......  2007      1.760          1.792           171,432
                                                       2006      1.518          1.760           176,729
                                                       2005      1.454          1.518           161,033
                                                       2004      1.344          1.454           139,795
                                                       2003      1.000          1.344            50,612

  LMPVET Large Cap Growth Subaccount (Class I)
  (4/07).............................................  2007      1.569          1.567           635,672

  LMPVET Small Cap Growth Subaccount (Class I)
  (5/00).............................................  2007      1.991          2.147         1,009,342
                                                       2006      1.801          1.991         1,095,490
                                                       2005      1.752          1.801         1,147,079
                                                       2004      1.552          1.752         1,048,840
                                                       2003      1.000          1.552           375,083

  LMPVET Social Awareness Subaccount (8/05)..........  2007      1.165          1.267                --
                                                       2006      1.104          1.165                --
                                                       2005      1.079          1.104                --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (12/03)...  2007      1.013          1.006                --
                                                       2006      0.993          1.013                --
                                                       2005      0.989          0.993                --
                                                       2004      0.998          0.989                --
                                                       2003      1.000          0.998                --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/98).........  2007      1.760          1.844                --
                                                       2006      1.520          1.760         1,196,918
                                                       2005      1.491          1.520         1,246,311
                                                       2004      1.404          1.491         1,069,599
                                                       2003      1.000          1.404           302,948

  LMPVPI Large Cap Growth Subaccount (Class I)
  (7/02).............................................  2007      1.491          1.551                --
                                                       2006      1.459          1.491           667,053
                                                       2005      1.415          1.459           715,186
                                                       2004      1.436          1.415           620,074
                                                       2003      1.000          1.436           127,068

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios II
  LMPVPII Aggressive Growth Subaccount (Class I)
  (7/02).............................................  2007      1.750          1.809                --
                                                       2006      1.607          1.750           840,007
                                                       2005      1.492          1.607           802,106
                                                       2004      1.395          1.492           550,643
                                                       2003      1.000          1.395            93,308

  LMPVPII Growth and Income Subaccount (Class I)
  (7/02).............................................  2007      1.566          1.633                --
                                                       2006      1.421          1.566                --
                                                       2005      1.399          1.421                --
                                                       2004      1.317          1.399                --
                                                       2003      1.000          1.317                --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (6/03).............................................  2007      1.592          1.653                --
                                                       2006      1.385          1.592            22,184
                                                       2005      1.369          1.385            23,050
                                                       2004      1.239          1.369            22,999
                                                       2003      1.000          1.239            12,080

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (6/03).............................................  2007      1.780          1.960                --
                                                       2006      1.618          1.780                --
                                                       2005      1.525          1.618                --
                                                       2004      1.255          1.525                --
                                                       2003      1.000          1.255                --

Managed Assets Trust
  Managed Assets Trust (5/04)........................  2006      1.093          1.126                --
                                                       2005      1.074          1.093                --
                                                       2004      0.982          1.074                --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.784          1.854             9,246
                                                       2006      1.878          1.784             9,246

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06) *...........................................  2007      1.392          1.402                --
                                                       2006      1.324          1.392                --

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.730          1.812                --
                                                       2006      1.638          1.730                --

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.797          1.805                --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      2.028          1.971                --
                                                       2006      1.846          2.028                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.740          2.224                --
                                                       2006      1.701          1.740                --

  MIST Legg Mason Partners Managed Assets Subaccount
  (Class A) (4/06)...................................  2007      1.187          1.237                --
                                                       2006      1.126          1.187                --

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)..........................................  2007      1.396          1.462                --
                                                       2006      1.336          1.396                --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06) *.................................  2007      1.075          1.095           388,098
                                                       2006      1.001          1.075            22,629

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (5/06) *...........................................  2007      1.069          1.054                --
                                                       2006      1.016          1.069                --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.517          1.664           277,159
                                                       2006      1.540          1.517           325,375

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.997          3.767           671,672

  MIST MFS(R) Research International Subaccount
  (Class B) (4/07) *.................................  2007      2.246          2.352         1,029,445

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.613          1.702                --
                                                       2006      1.464          1.613                --

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/06)..........................................  2007      1.217          1.016         2,360,606
                                                       2006      1.003          1.217         2,531,964

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07) *.................................  2007      1.126          1.189                --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.559          1.604                --
                                                       2006      1.453          1.559                --

  MIST Pioneer Strategic Income Subaccount (Class A)
  (4/06).............................................  2007      1.332          1.392                --
                                                       2006      1.289          1.332                --

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (4/06) *........................................  2007      1.026          0.975             2,861
                                                       2006      1.003          1.026                --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.572          1.855             2,460
                                                       2006      1.615          1.572             2,463

  MSF BlackRock Bond Income Subaccount (Class A)
  (4/06).............................................  2007      1.080          1.126                --
                                                       2006      1.043          1.080                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF BlackRock Money Market Subaccount (Class A)
  (4/06).............................................  2007      1.015          1.045         1,581,578
                                                       2006      0.995          1.015           663,441

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07) *........................................  2007      1.140          1.077                --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.457          1.484         2,185,641
                                                       2006      1.441          1.457         2,321,735

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.602          1.634         2,313,355
                                                       2006      1.566          1.602         2,436,480

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.422          1.452         6,728,382
                                                       2006      1.334          1.422         7,038,901

  MSF Oppenheimer Global Equity Subaccount (Class B)
  (4/06) *...........................................  2007      1.048          1.092            10,809
                                                       2006      0.996          1.048            11,604

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.066          1.140            10,603
                                                       2006      0.998          1.066            11,217

  MSF Western Asset Management High Yield Bond
  Subaccount (Class A) (4/06)........................  2007      1.145          1.187                --
                                                       2006      1.081          1.145                --

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.065          1.091                --
                                                       2006      1.032          1.065                --

Money Market Portfolio
  Money Market Subaccount (2/97).....................  2006      0.988          0.995                --
                                                       2005      0.979          0.988                --
                                                       2004      0.989          0.979                --
                                                       2003      1.000          0.989                --

Oppenheimer Variable Account Funds
  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/04).....................................  2006      1.109          1.170                --
                                                       2005      1.070          1.109                --
                                                       2004      0.980          1.070                --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/03)......................................  2007      1.100          1.121                --
                                                       2006      1.115          1.100                --
                                                       2005      1.114          1.115                --
                                                       2004      1.044          1.114                --
                                                       2003      1.000          1.044                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.077          1.148            12,636
                                                       2006      1.058          1.077            11,770
                                                       2005      1.053          1.058            11,170
                                                       2004      1.025          1.053            10,564
                                                       2003      1.000          1.025             6,138

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (7/01).............................................  2007      1.612          1.743                --
                                                       2006      1.481          1.612                --
                                                       2005      1.408          1.481                --
                                                       2004      1.336          1.408                --
                                                       2003      1.000          1.336                --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      2.089          2.258                --
                                                       2006      1.668          2.089                --
                                                       2005      1.517          1.668                --
                                                       2004      1.332          1.517                --
                                                       2003      1.000          1.332                --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (6/01).............................................  2007      2.305          2.458                --
                                                       2006      2.005          2.305             1,266
                                                       2005      1.911          2.005             1,268
                                                       2004      1.545          1.911             1,270
                                                       2003      1.000          1.545             1,412

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (10/00)............................................  2006      1.448          1.540                --
                                                       2005      1.358          1.448           352,092
                                                       2004      1.301          1.358           304,909
                                                       2003      1.000          1.301           124,561

  Travelers Convertible Securities Subaccount
  (5/98).............................................  2006      1.255          1.336                --
                                                       2005      1.276          1.255                --
                                                       2004      1.224          1.276                --
                                                       2003      1.000          1.224                --

  Travelers Disciplined Mid Cap Stock Subaccount
  (6/97).............................................  2006      1.722          1.878                --
                                                       2005      1.563          1.722             9,246
                                                       2004      1.369          1.563             9,246
                                                       2003      1.000          1.369             9,246

  Travelers Equity Income Subaccount (12/96).........  2006      1.492          1.566                --
                                                       2005      1.457          1.492         2,505,017
                                                       2004      1.353          1.457         2,580,531
                                                       2003      1.000          1.353           558,535

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Federated High Yield Subaccount (1/97)...  2006      1.293          1.324                --
                                                       2005      1.286          1.293             3,829
                                                       2004      1.188          1.286             3,986
                                                       2003      1.000          1.188             4,136

  Travelers Federated Stock Subaccount (1/97)........  2006      1.456          1.506                --
                                                       2005      1.411          1.456                --
                                                       2004      1.302          1.411                --
                                                       2003      1.000          1.302                --

  Travelers Large Cap Subaccount (12/96).............  2006      1.400          1.441                --
                                                       2005      1.314          1.400         2,323,309
                                                       2004      1.259          1.314         2,380,119
                                                       2003      1.000          1.259           323,338

  Travelers Mercury Large Cap Core Subaccount
  (5/98).............................................  2006      1.545          1.638                --
                                                       2005      1.407          1.545                --
                                                       2004      1.238          1.407                --
                                                       2003      1.000          1.238                --

  Travelers MFS(R) Mid Cap Growth Subaccount (4/98)..  2006      1.528          1.615                --
                                                       2005      1.513          1.528             4,383
                                                       2004      1.352          1.513             3,276
                                                       2003      1.000          1.352             3,531

  Travelers MFS(R) Total Return Subaccount (1/97)....  2006      1.294          1.334                --
                                                       2005      1.282          1.294         3,374,388
                                                       2004      1.173          1.282         2,921,886
                                                       2003      1.000          1.173           915,961

  Travelers MFS(R) Value Subaccount (7/00)...........  2006      1.357          1.464                --
                                                       2005      1.300          1.357                --
                                                       2004      1.166          1.300                --
                                                       2003      1.000          1.166                --

  Travelers Mondrian International Stock Subaccount
  (12/96)............................................  2006      1.609          1.846                --
                                                       2005      1.499          1.609             3,947
                                                       2004      1.321          1.499             4,107
                                                       2003      1.000          1.321             4,264

  Travelers Pioneer Fund Subaccount (8/03)...........  2006      1.372          1.453                --
                                                       2005      1.320          1.372                --
                                                       2004      1.212          1.320                --
                                                       2003      1.000          1.212                --

                                  PORTFOLIO ARCHITECT -- SEPARATE ACCOUNT
                                         CHARGES 2.00% (CONTINUED)



                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Pioneer Strategic Income Subaccount
  (12/96)............................................  2006      1.278          1.289                --
                                                       2005      1.258          1.278                --
                                                       2004      1.157          1.258                --
                                                       2003      1.000          1.157                --

  Travelers Quality Bond Subaccount (12/96)..........  2006      1.054          1.043                --
                                                       2005      1.058          1.054             5,817
                                                       2004      1.045          1.058             6,056
                                                       2003      1.000          1.045             6,285

  Travelers Strategic Equity Subaccount (12/96)......  2006      1.422          1.482                --
                                                       2005      1.422          1.422                --
                                                       2004      1.316          1.422                --
                                                       2003      1.000          1.316                --

  Travelers U.S. Government Securities Subaccount
  (4/05).............................................  2006      1.072          1.032                --
                                                       2005      1.048          1.072                --

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (12/00)............................................  2007      1.778          1.702         5,874,000
                                                       2006      1.563          1.778         6,248,757
                                                       2005      1.532          1.563         6,520,990
                                                       2004      1.331          1.532         5,757,553
                                                       2003      1.000          1.331         1,782,886

  Van Kampen LIT Enterprise Subaccount (Class II)
  (5/98).............................................  2007      1.428          1.574           198,030
                                                       2006      1.364          1.428           200,553
                                                       2005      1.290          1.364           177,077
                                                       2004      1.268          1.290           175,774
                                                       2003      1.000          1.268            51,686




* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, AllianceBernstein Variable Products Series Fund, Inc.-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Delaware VIP Trust-Delaware VIP REIT Series was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, FAM Variable Series Funds, Inc.-Mercury Global Allocation V.I. Fund was replaced by Metropolitan Series Fund, Inc.-Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, FAM Variable Series Funds, Inc.-Mercury Value Opportunities V.I. Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Templeton Growth Securities Fund was replaced by Metropolitan Series Fund, Inc.-Oppenheimer Global Equity Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, High Yield Bond Trust merged into Metropolitan Series Fund, Inc.-Western Asset Management High Yield Bond Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Balanced Portfolio merged into Metropolitan Series Fund, Inc.-MFS Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Lord Abbett Series Fund, Inc.-Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Lord Abbett Series Fund, Inc.-Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Managed Assets Trust merged into Metropolitan Series Fund, Inc.-Legg Mason Partners Managed Assets Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Money Market Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Money Market Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Oppenheimer Variable Account Funds-Oppenheimer Main Street Fund/VA was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-Met/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Convertible Securities Portfolio merged into Met Investors Series Trust-Lord Abbett Bond Debenture and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated Stock Portfolio merged into Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Mercury Large-Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-MFS Value Portfolio merged into Met Investors Series Trust-MFS Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Pioneer Strategic Income Portfolio merged into Met Investors Series Trust-Pioneer Strategic Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-Travelers Quality Bond Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, TheTravelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, AIM Variable Insurance Funds-AIM V.I. Core Equity Fund was replaced by Metropolitan Series Fund, Inc.-Capital Guardian U.S. Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Credit Suisse Trust-Credit Suisse Trust Emerging Markets Portfolio was replaced by Met Investors Series Trust-MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable Large Cap Growth Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios II, Inc.-Legg Mason Partners Variable Aggressive Growth Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios II-Legg Mason Partners Variable Growth and Income Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class A was exchanged for Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class E and is no longer available as a funding option.

Effective on or about 04/30/2007, Metropolitan Series Funds, Inc.-Western Asset Management High Yield Bond Portfolio merged into Met Investors Series Trust-BlackRock High Yield Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, PIMCO Variable Insurance Trust-Real Return Portfolio was replaced by Met Investors Series Trust-PIMCO Inflation Protected Bond Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT International Equity Fund was replaced by Met Investors Series Trust-MFS(R) Research International Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT Small Cap Value Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

[FINANCIAL STATEMENTS FOR THE DEPOSITOR AND REGISTRANT TO BE ADDED BY
AMENDMENT.]

                               PORTFOLIO ARCHITECT

                           PORTFOLIO ARCHITECT SELECT

                            PREMIER ADVISERS-CLASS I

                            PREMIER ADVISERS-CLASS II

                       STATEMENT OF ADDITIONAL INFORMATION

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES

                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  ONE CITYPLACE
                        HARTFORD, CONNECTICUT 06103-3415

MLAC-Book-06-07-10-11                                    October 13, 2008

                                     PART C

                                OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a) The financial statements of the Registrant and the report of Independent Registered Public Accounting Firm thereto are contained in the Registrant's Annual Report and are included in the Statement of Additional Information. The financial statements of the Registrant include: (to be filed by amendment)

     (1)  Statement of Assets and Liabilities as of December 31, 2007

     (2)  Statement of Operations for the year ended December 31, 2007

     (3) Statement of Changes in Net Assets for the years ended December 31, 2007 and 2006

     (4)  Notes to Financial Statements

The consolidated financial statements and schedules of MetLife Insurance Company of Connecticut and subsidiaries and the report of Independent Registered Public Accounting Firm, are contained in the Statement of Additional Information. The consolidated financial statements of MetLife Insurance Company of Connecticut and subsidiaries include: (to be filed by amendment)

     (1)  Consolidated Balance Sheets as of December 31, 2007 and 2006

     (2) Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005

     (3) Consolidated Statements of Stockholder's Equity for the years ended December 31, 2007, 2006 and 2005

     (4) Consolidated Statements of Cash Flows for the year ended December 31, 2007, 2006 and 2005

     (5)  Notes to Consolidated Financial Statements

     (6)  Financial Statement Schedules

(b)  Exhibits

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
1(a).     Resolution of The Travelers Insurance Company Board of Directors
          authorizing the establishment of the Registrant.  (Incorporated herein by reference to Exhibit 1 to The Travelers Fund ABD II for
          Variable Annuities' Registration Statement on Form N-4 EL, File Nos.
          033-65339/811-07463, filed December 22, 1995.)

1(b).     Resolution of The Board of Directors of MetLife Insurance Company of
          Connecticut (including Agreement and Plan of Merger.) (Incorporated herein by reference to Exhibit 1(b) to MetLife of CT Fund ABD II for Variable Annuities' Registration Statement on Form N-4, File Nos.
          033-65339/811-07463, filed December 7, 2007.)

1(c).     Resolution of The MetLife Insurance Company of Connecticut Board of
          Directors, dated March 24, 2008, authorizing the combining of MetLife of CT Fund ABD II for Variable Annuities into MetLife of CT Separate
          Account Eleven for Variable Annuities.  To be filed by amendment.

2.        Exempt.

3(a).     Distribution and Principal Underwriting Agreement among the
          Registrant, MetLife Insurance Company of Connecticut and MetLife
          Investors Distribution Company.  To be filed by amendment.

3(b).     Agreement and Plan of Merger (10-26-06) (MLIDLLC into MLIDC).
          (Incorporated herein by reference to Exhibit 3(c) to Post-Effective
          Amendment No. 16 to MetLife of CT Fund ABD II for Variable Annuities'
          Registration Statement on Form N-4, File Nos. 033-65339/811-07463, filed April 6, 2007.)

3(c). Master Retail Sales Agreement (MLIDC). (Incorporated herein by reference to Exhibit 3(d) to Post-Effective Amendment No. 16 to
          MetLife of CT Fund ABD II for Variable Annuities' Registration
          Statement on Form N-4, File Nos. 033-65339/811-07463, filed April 6,
          2007.)

3(d).     Services Agreement between MetLife Investors Distribution Company and
          MetLife Insurance Company of Connecticut and Amendment No. 1 to
          Services Agreement.  (Incorporated herein by reference to Exhibit
          3(e) to Post-Effective Amendment No. 15 to MetLife of CT Fund BD for
          Variable Annuities' Registration Statement on Form N-4, File Nos.
          033-73466/811-08242, filed April 7, 2008.)

4(a). Form of Variable Annuity Contract. (Incorporated herein by reference to Exhibit 4 to The Travelers Fund ABD II for Variable Annuities'
          Registration Statement on Form N-4, File No. 033-65339, filed June
          17, 1996.)


EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
4(b).     Form of Guaranteed Minimum Withdrawal Rider.  (Incorporated herein by reference to Exhibit 4 to Post-Effective Amendment No. 4 to the
          Registration Statement on Form N-4, File No. 333-101778, filed
          November 19, 2004.)

4(c).     Company Name Change Endorsement, The Travelers Life and Annuity
          Company, effective May 1, 2006. (Incorporated herein by reference to Exhibit 4(c) to Post-Effective Amendment No. 14 to The Travelers Fund
          ABD II for Variable Annuities' Registration Statement on Form N-4,
          File No. 033-65339, filed April 7, 2006.)

4(d). Merger Endorsement (6-E48-07) (December 7, 2007.) (Incorporated herein by reference to Exhibit 4(d) to MetLife of CT Fund ABD II for Variable Annuities' Registration Statement on Form N-4, File Nos.
          033-65339/811-07463, filed December 7, 2007.)

5. Form of Variable Annuity Application. (Incorporated herein by reference to Exhibit 5 to Post-Effective Amendment No. 14 to The
          Travelers Fund ABD for Variable Annuities' Registration Statement on
          Form N-4, File No. 033-65343, filed April 6, 2006.)

6(a).     Charter of The Travelers Insurance Company, as amended on October 19,
          1994. (Incorporated herein by reference to Exhibit 3(a)(i) to the Registration Statement on Form S-2, File No. 033-58677, filed via
          Edgar on April 18, 1995.)

6(b).     By-Laws of The Travelers Insurance Company, as amended on October 20,
          1994. (Incorporated herein by reference to Exhibit 3(b)(i) to the Registration Statement on Form S-2, File No. 033-58677, filed via
          Edgar on April 18, 1995.)

6(c). Certificate of Amendment of the Charter as Amended and Restated of The Travelers Insurance Company, effective May 1, 2006. (Incorporated herein by reference to Exhibit 6(c) to Post-Effective Amendment No.
          14 to The Travelers Fund ABD for Variable Annuities' Registration
          Statement on Form N-4, File No. 033-65343, filed April 6, 2006.)

6(d).     Certificate of Correction, dated April 4, 2007, to the Certificate of
          Amendment to the Charter of MetLife Insurance Company of Connecticut, dated February 10, 2006. (Incorporated herein by reference to Exhibit 6(d) to Post-Effective Amendment No. 11 to MetLife of CT
          Separate Account Nine for Variable Annuities' Registration Statement on Form N-4, File Nos. 333-65926/811-09411, filed October 31, 2007.)

7.        Specimen Reinsurance Agreement.  (Incorporated herein by reference to
          Exhibit 7 to Post-Effective Amendment No. 2 to the Registration
          Statement on Form N-4, File No. 333-65942, filed April 15, 2003.)

8(a). Form of Participation Agreement. (Incorporated herein by reference to Exhibit 8 to Post-Effective Amendment No. 8 to the Registration
          Statement on Form N-4, File No. 333-101778, filed April 21, 2005.)

8(b).     Participation Agreement Among Metropolitan Series Fund, Inc., MetLife
          Advisers, LLC, MetLife Investors Distribution Company and MetLife
          Insurance Company of Connecticut effective August 31, 2007.
          (Incorporated herein by reference to Exhibit 8(e) to Post-Effective
          Amendment No. 11 to MetLife of CT Separate Account Nine for Variable
          Annuities' Registration Statement on Form N-4, File Nos. 333-
          65926/811-09411, filed October 31, 2007.)

8(c).     Participation Agreement Among Met Investors Series Trust, Met
          Investors Advisory, LLC, MetLife Investors Distribution Company, The
          Travelers Insurance Company and The Travelers Life and Annuity
          Company effective November 1, 2005. (Incorporated herein by reference to Exhibit 8(c) to Post-Effective Amendment No. 14 to The Travelers
          Fund ABD for Variable Annuities' Registration Statement on Form N-4,
          File No. 033-65343, filed April 6, 2006.)

9.        Opinion of Counsel as to the legality of securities being registered.
          To be filed by amendment.

10.       Consent of Deloitte & Touche LLP, Independent Registered Public
          Accounting Firm.  To be filed by amendment.

11.       Not applicable.

12.       Not applicable.

13.       Powers of Attorney authorizing Michele H. Abate, John E. Connolly,
          Jr., James L. Lipscomb, Gina C. Sandonato, Myra L. Saul, Paul G.
          Cellupica and Marie C. Swift to act as signatory for Michael K.
          Farrell, William J. Mullaney, Lisa M. Weber, Stanley J. Talbi, and
          Joseph J. Prochaska, Jr.  Filed herewith.


ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

Principal Business Address:

MetLife Insurance Company of Connecticut
One Cityplace
Hartford, CT 06103-3415

NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Michael K. Farrell           Director and President
10 Park Avenue
Morristown, NJ 07962

William J. Mullaney          Director
1 Metlife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Lisa M. Weber                Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven A. Kandarian          Executive Vice President and Chief Investment Officer
10 Park Avenue
Morristown, NJ 07962

James L. Lipscomb            Executive Vice President and General Counsel
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Joseph J. Prochaska, Jr.     Executive Vice President and Chief Accounting Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Stanley J. Talbi             Executive Vice President and Chief Financial Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Gwenn L. Carr                Senior Vice President and Secretary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Eric T. Steigerwalt          Senior Vice President and Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

William D. Cammarata         Senior Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Elizabeth M. Forget          Senior Vice President
260 Madison Ave
New York, NY 10016

Gene L. Lunman               Senior Vice President
185 Asylum Street
Hartford, CT 06103

Roberto Baron                Vice President and Senior Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

S. Peter Headley             Vice President and Assistant Secretary
3717 W. 100(th) Street
Suite 700
Overland Park, KS 62210

Daniel D. Jordan             Vice President and Assistant Secretary
501 Boylston Street
Boston, MA 02116

Bennett D. Kleinberg         Vice President and Actuary
185 Asylum Street
Hartford, CT 06103


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Christopher A. Kremer        Vice President and Actuary
501 Boylston Street
Boston, MA 02116

Paul L. LeClair              Vice President and Actuary
501 Boylston Street
Boston, MA 02116

Jonathan L. Rosenthal        Vice President and Chief Hedging Officer
10 Park Avenue
Morristown, NJ 07962

Patrick D. Studley           Vice President and Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jeffrey N. Altman            Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven J. Brash              Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Herbert B. Brown             Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Vincent Cirulli              Vice President
10 Park Avenue
Morristown, NJ 07962

Deidre E. Curran             Vice President
300 Davidson Ave.
Somerset, NJ 08873

James R. Dingler             Vice President
10 Park Avenue
Morristown, NJ 07962

Judith A. Gulotta            Vice President
10 Park Avenue
Morristown, NJ 07962

Gregory M. Harrison          Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

C. Scott Inglis              Vice President
10 Park Avenue
Morristown, NJ 07962

James W. Koeger              Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

Joseph J. Massimo            Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Daniel A. O'Neill            Vice President
8717 W. 110 th Street
Suite 700
Overland Park, KS 62210


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Mark S. Reilly               Vice President
185 Asylum Street
Hartford, CT 06103

Mark J. Remington            Vice President
185 Asylum Street
Hartford, CT 06103

Ragai A. Roushdy             Vice President
10 Park Avenue
Morristown, NJ 07962

Kevin M. Thorwarth           Vice President
10 Park Avenue
Morristown, NJ 07962

Mark. H. Wilsmann            Vice President
10 Park Avenue
Morristown, NJ 07962


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Registrant is a separate account of MetLife Insurance Company of Connecticut under Connecticut insurance law. The Depositor is a wholly owned subsidiary of MetLife, Inc., a publicly traded company. No person is controlled by the Registrant. The following outline indicates those entities that are controlled by MetLife, Inc. or are under the common control of MetLife, Inc. No person is controlled by the Registrant.

             ORGANIZATIONAL STRUCTURE OF METLIFE, INC. AND SUBSIDIARIES
                                AS OF MARCH 31, 2008

The following is a list of subsidiaries of MetLife, Inc. updated as of March
31, 2008. Those entities which are listed at the left margin (labeled with capital letters) are direct subsidiaries of MetLife, Inc. Unless otherwise indicated, each entity which is indented under another entity is a subsidiary of that other entity and, therefore, an indirect subsidiary of MetLife, Inc. Certain inactive subsidiaries have been omitted from the MetLife, Inc. organizational listing. The voting securities (excluding directors' qualifying shares, (if any)) of the subsidiaries listed are 100% owned by their respective parent corporations, unless otherwise indicated. The jurisdiction of domicile of each subsidiary listed is set forth in the parenthetical following such subsidiary.


A.    MetLife Group, Inc. (NY)

B.    MetLife Bank National Association (USA)

C.    Exeter Reassurance Company, Ltd. (Bermuda)

D.    MetLife Taiwan Insurance Company Limited (Taiwan)

E.    Metropolitan Tower Life Insurance Company (DE)

      1.    TH Tower NGP, LLC (DE)

      2. Partners Tower, L.P. (DE) - a 99% limited partnership interest of Partners Tower, L.P. is held by Metropolitan Tower Life Insurance Company and 1% general partnership interest is held by TH Tower NGP, LLC (DE)

      3.    TH Tower Leasing, LLC (DE)

      4.    MetLife Reinsurance Company of Charleston (SC)

      5.    MetLife Reinsurance Company of Vermont (VT)

      6.    EntreCap Real Estate II LLC (DE)

            a)    PREFCO Dix-Huit LLC (CT)

            b)    PREFCO X Holdings LLC (CT)

            c) PREFCO Ten Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Ten Limited Partnership is held by EntreCap Real Estate II LLC and 0.1% general partnership is held by PREFCO X Holdings LLC.

            d)    PREFCO Vingt LLC (CT)

            e) PREFCO Twenty Limited Partnership (CT) - a 99% limited partnership interest of PREFCO Twenty Limited Partnership is held by EntreCap Real Estate II LLC and 1% general partnership is held by PREFCO Vingt LLC.

     7.     Plaza Drive Properties, LLC (DE)

     8.     MTL Leasing, LLC (DE)

            a)    PREFCO IX Realty LLC (CT)

            b)    PREFCO XIV Holdings LLC (CT)

            c) PREFCO Fourteen Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Fourteen Limited Partnership is held by MTL Leasing, LLC and 0.1% general partnership is held by PREFCO XIV Holdings LLC.

F. MetLife Pensiones Mexico S.A. (Mexico)- 97.4738% is owned by MetLife, Inc. and 2.5262% is owned by MetLife International Holdings, Inc.

G. MetLife Chile Inversiones Limitada (Chile)- 99.9999999% is owned by MetLife, Inc. and 0.0000001% is owned by Natiloportem Holdings, Inc.

      1. MetLife Chile Seguros de Vida S.A. (Chile)- 99.99% is owned by MetLife Chile Inversiones Limitada and 0.01% is owned by MetLife International Holdings, Inc.

            a) MetLife Chile Administradora de Mutuos Hipotecarios S.A. (Chile)- 99.99% is owned by MetLife Chile Seguros de Vida S.A. and 0.01% is owned by MetLife Chile Inversiones Limitada.

H. MetLife Mexico S.A. (Mexico)- 98.70541% is owned by MetLife, Inc., 1.29459% is owned by MetLife International Holdings, Inc.

      1. MetLife Afore, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Mexico S.A. and 0.01% is owned by MetLife Pensiones Mexico S.A.

            a) Met1 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A.

            b) Met2 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A.


            c) MetA SIEFORE Adicional, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

            d) Met3 SIEFORE Basica, S.A. de C.V. (Mexico) - 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

            e) Met4 SIEFORE, S.A. de C.V. (Mexico) - 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

            f) Met5 SIEFORE, S.A. de C.V. (Mexico) - 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

      2. ML Capacitacion Comercial S.A. de C.V. (Mexico) - 99% is owned by MetLife Mexico S.A. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.


I. MetLife Mexico Servicios, S.A. de C.V. (Mexico)- 98% is owned by MetLife, Inc. and 2% is owned by MetLife International Holdings, Inc.


J.    Metropolitan Life Seguros de Vida S.A. (Uruguay)


K.    MetLife Securities, Inc. (DE)

L.    Enterprise General Insurance Agency, Inc. (DE)

      1.    MetLife General Insurance Agency of Texas, Inc. (DE)

      2.    MetLife General Insurance Agency of Massachusetts, Inc. (MA)

M.    Metropolitan Property and Casualty Insurance Company (RI)

      1.    Metropolitan General Insurance Company (RI)

      2.    Metropolitan Casualty Insurance Company (RI)

      3.    Metropolitan Direct Property and Casualty Insurance Company (RI)

      4.    Met P&C Managing General Agency, Inc. (TX)

      5.    MetLife Auto & Home Insurance Agency, Inc. (RI)

      6.    Metropolitan Group Property and Casualty Insurance Company (RI)

            a)    Metropolitan Reinsurance Company (U.K.) Limited (United
                  Kingdom)

      7.    Metropolitan Lloyds, Inc. (TX)

            a) Metropolitan Lloyds Insurance Company of Texas (TX)- Metropolitan Lloyds Insurance Company of Texas, an affiliated association, provides automobile, homeowner and related insurance for the Texas market. It is an association of individuals designated as underwriters. Metropolitan Lloyds, Inc., a subsidiary of Metropolitan Property and Casualty Insurance Company, serves as the attorney-in-fact and manages the association.

      8.    Economy Fire & Casualty Company (IL)

            a)    Economy Preferred Insurance Company (IL)

            b)    Economy Premier Assurance Company (IL)

N.    Cova Corporation (MO)

      1.    Texas Life Insurance Company (TX)

      2.    Cova Life Management Company (DE)

O.    MetLife Investors Insurance Company (MO)

P.    First MetLife Investors Insurance Company (NY)

Q.    Walnut Street Securities, Inc. (MO)

R.    Newbury Insurance Company, Limited (BERMUDA)

S.    MetLife Investors Group, Inc. (DE)

      1.    MetLife Investors Distribution Company (MO)

      2.    Met Investors Advisory, LLC (DE)

      3.    MetLife Investors Financial Agency, Inc. (TX)

T.    MetLife International Holdings, Inc. (DE)

      1.    MetLife Mexico Cares, S.A. de C.V. (Mexico)

            a)    Fundacion MetLife Mexico, A.C. (Mexico)

      2.    Natiloportem Holdings, Inc. (DE)

            a)    Servicios Administrativos Gen, S.A. de C.V. (Mexico)

                  (1) MLA Comercial, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

                  (2) MLA Servicios, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

      3. MetLife India Insurance Company Private Limited (India)- 26% is owned by MetLife International Holdings, Inc. and 74% is owned by third parties.


      4.    Metropolitan Life Insurance Company of Hong Kong Limited (Hong
            Kong)- 99.99913% is owned by MetLife International Holdings, Inc. and 0.00087% is owned by Natiloporterm Holdings, Inc.


      5. Metropolitan Life Seguros de Retiro S.A. (Argentina)- 95.23% is owned by MetLife International Holdings, Inc. and 4.77% is owned by Natiloportem Holdings, Inc.


      6. MetLife Seguros de Vida S.A. (Argentina)- 95.2499% is owned by MetLife International Holdings, Inc. and 4.7473% is owned by Natiloportem Holdings, Inc.


      7. MetLife Insurance Company of Korea Limited (South Korea)- 16.49% of MetLife Insurance Company of Korea Limited is owned by MetLife, Mexico, S.A. and 83.51% is owned by Metlife International Holdings, Inc.


      8. Metropolitan Life Seguros e Previdencia Privada S.A. (Brazil)- 66.6617540% is owned by MetLife International Holdings, Inc.
            and 33.3382457% is owned by MetLife Worldwide Holdings, Inc. and 0.0000003% is owned by Natiloportem Holdings, Inc.


      9.    MetLife Global, Inc. (DE)

      10. MetLife Administradora de Fundos Multipatrocinados Ltda (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

      11.   MetLife Insurance Limited (United Kingdom)

      12.   MetLife General Insurance Limited (Australia)

      13.   MetLife Limited (United Kingdom)

      14. MetLife Insurance S.A./NV (Belgium) - 99.9% is owned by MetLife International Holdings, Inc. and 0.1% is owned by third parties.

      15.   MetLife Services Limited (United Kingdom)

      16.   MetLife Insurance Limited (Australia)

            a)    MetLife Insurance and Investment Trust (Australia)

            b)    MetLife Investments Pty Limited (Australia)

            c)    MetLife Services (Singapore) PTE Limited (Australia)

      17. Siembra Seguros de Retiro S.A. (Argentina) - 96.8819% is owned by MetLife International Holdings, Inc. and 3.1180% is owned by Natiloportem Holdings, Inc.

      18. Best Market S.A. (Argentina) - 5% of the shares are held by Natiloportem Holdings, Inc. and 94.9999% is owned by MetLife International Holdings Inc.

      19. Compania Previsional MetLife S.A. (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.


           (a) Met AFJP S.A. (Argentina) - 75.4088% of the shares of Met AFJP S.A. are held by Compania Previsional MetLife SA, 19.5912% is owned by MetLife Seguros de Vida SA, 3.9689% is held by Natiloportem Holdings, Inc. and 1.0310% is held by Metropolitan Life Seguros de Retiro SA.


      20.   MetLife Worldwide Holdings, Inc. (DE)

            a)    MetLife Towarzystwo Ubezpieczen na Zycie Spolka Akcyjna.
                  (Poland)

            b)    MetLife Direct Co., Ltd. (Japan)


            c)    MetLife Limited (Hong Kong)


U.    Metropolitan Life Insurance Company (NY)

      1.    334 Madison Euro Investments, Inc. (DE)

            a) Park Twenty Three Investments Company (United Kingdom)- 1% voting control of Park Twenty Three Investments Company is held by St. James Fleet Investments Two Limited. 1% of the shares of Park Twenty Three Investments Company is held by Metropolitan Life Insurance Company. 99% is owned by 334 Madison Euro Investment, Inc.

                  (1) Convent Station Euro Investments Four Company (United Kingdom)- 1% voting control of Convent Station Euro Investments Four Company is held by 334 Madison Euro Investments, Inc. as nominee for Park Twenty Three Investments Company. 99% is owned by Park Twenty Three Investments Company.

      2. St. James Fleet Investments Two Limited (Cayman Islands)- 34% of the shares of St. James Fleet Investments Two Limited is held by Metropolitan Life Insurance Company.

      3. One Madison Investments (Cayco) Limited (Cayman Islands)- 10.1% voting control of One Madison Investments (Cayco) Limited is held by Convent Station Euro Investments Four Company. 89.9% of the shares of One Madison Investments (Cayco) Limited is held by Metropolitan Life Insurance Company.

      4. CRB Co, Inc. (MA)- AEW Real Estate Advisors, Inc. holds 49,000 preferred non-voting shares and AEW Advisors, Inc. holds 1,000 preferred non-voting shares of CRB, Co., Inc.

      5.    GA Holding Corp. (MA)

      6.    Thorngate, LLC (DE)

      7.    Alternative Fuel I, LLC (DE)

      8.    Transmountain Land & Livestock Company (MT)

      9.    MetPark Funding, Inc. (DE)

      10.   HPZ Assets LLC (DE)

      11.   Missouri Reinsurance (Barbados), Inc. (Barbados)

      12.   Metropolitan Tower Realty Company, Inc. (DE)

            a)    Midtown Heights, LLC (DE)

      13.   MetLife Real Estate Cayman Company (Cayman Islands)

      14.   Metropolitan Marine Way Investments Limited (Canada)

      15.   MetLife Private Equity Holdings, LLC (DE)

      16.   23rd Street Investments, Inc. (DE)

            a) Mezzanine Investment Limited Partnership-BDR (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

            b) Mezzanine Investment Limited Partnership-LG (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

            c) MetLife Capital Credit L.P. (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

            d) MetLife Capital Limited Partnership (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

      17.   Metropolitan Realty Management, Inc. (DE)

      18.   Hyatt Legal Plans, Inc. (DE)

            a)    Hyatt Legal Plans of Florida, Inc. (FL)

      19.   MetLife Holdings, Inc. (DE)

            a)    MetLife Credit Corp. (DE)

            b)    MetLife Funding, Inc. (DE)

      20.   Bond Trust Account A (MA)

      21.   MetLife Investments Asia Limited (Hong Kong).

      22. MetLife Investments Limited (United Kingdom)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited.

      23. MetLife Latin America Asesorias e Inversiones Limitada (Chile)- 23rd Street Investments, Inc. holds 0.01% of MetLife Latin America Asesorias e Inversiones Limitada.

      24.   New England Life Insurance Company (MA)

            a)    MetLife Advisers, LLC (MA)

            b)    New England Securities Corporation (MA)

      25.   GenAmerica Financial, LLC (MO)

            a)    GenAmerica Capital I (DE)

            b)    General American Life Insurance Company (MO)

                  (1)   GenAmerica Management Corporation (MO)

                 (2) Reinsurance Group of America, Incorporated (MO) - 52% is owned by General American Life Insurance Company.

                        (a)   Reinsurance Company of Missouri, Incorporated (MO)

                              (i)   Timberlake Financial, L.L.C. (DE)

                                    (A)   Timberlake Reinsurance Company II (SC)

                              (ii)  RGA Reinsurance Company (MO)

                                    (A)   Reinsurance Partners, Inc. (MO)

                              (iii) Parkway Reinsuarnce Company (MO)

                        (b)   RGA Worldwide Reinsurance Company, Ltd. (Barbados)

                        (c)   RGA Atlantic Reinsurance Company, Ltd. (Barbados)

                        (d)   RGA Americas Reinsurance Company, Ltd. (Barbados)

                        (e)   RGA Reinsurance Company (Barbados) Ltd. (Barbados)

                              (i) RGA Financial Group, L.L.C. (DE)- 80% is owned by RGA Reinsurance Company (Barbados) Ltd. RGA Reinsurance Company also owns a 20% non-equity membership in RGA Financial Group, L.L.C.

                        (f)   RGA Life Reinsurance Company of Canada (Canada)

                        (g)   RGA International Corporation (Nova Scotia/Canada)

                        (h)   RGA Holdings Limited (U.K.) (United Kingdom)

                              (i)   RGA UK Services Limited (United Kingdom)

                              (ii)  RGA Capital Limited U.K. (United
                                    Kingdom)

                              (iii) RGA Reinsurance (UK) Limited (United
                                    Kingdom)

                              (iv) RGA Services India Private Limited (India) - Reinsurance Group of America, Incorporated owns 99% of RGA Services India Private Limited and RGA Holdings Limited owns 1%.

                        (i)   RGA South African Holdings (Pty) Ltd. (South
                              Africa)

                              (i) RGA Reinsurance Company of South Africa Limited (South Africa)

                        (j)   RGA Australian Holdings PTY Limited (Australia)

                              (i)   RGA Reinsurance Company of Australia
                                    Limited (Australia)

                              (ii)  RGA Asia Pacific PTY, Limited (Australia)

                        (k) General American Argentina Seguros de Vida, S.A. (Argentina) - 95% of General American Argentina Seguros de Vida, S.A. is owned by Reinsurance Group of America, Incorporated and 5% is owned by RGA Reinsurance Company (Barbados) Ltd.

                        (l)   RGA Technology Partners, Inc. (MO)

                        (m)   RGA International Reinsurance Company (Ireland)

                        (n)   RGA Capital Trust I (DE)


                        (o)   RGA Global Reinsurance Company, Ltd. (Bermuda)


      26.   Corporate Real Estate Holdings, LLC (DE)

      27. Ten Park SPC (CAYMAN ISLANDS ) - 1% voting control of Ten Park SPC is held by 23rd Street Investments, Inc.

      28.   MetLife Tower Resources Group, Inc. (DE)

      29.   Headland - Pacific Palisades, LLC (CA)

      30. Headland Properties Associates (CA) - 1% is owned by Headland - Pacific Palisades, LLC and 99% is owned by Metropolitan
            Life Insurance Company.

      31.   Krisman, Inc. (MO)

      32.   Special Multi-Asset Receivables Trust (DE)

      33.   White Oak Royalty Company (OK)

      34.   500 Grant Street GP LLC (DE)

      35. 500 Grant Street Associates Limited Partnership (CT) - 99% of 500 Grant Street Associates Limited Partnership is held by Metropolitan Life Insurance Company and 1% by 500 Grant Street GP LLC

      36.   MetLife Canada/MetVie Canada (Canada)

      37.   MetLife Retirement Services LLC (NJ)

            a)   MetLife Investment Funds Services LLC (NJ)

                 (i)   MetLife Investment Funds Management LLC (NJ)

                (ii)   MetLife Associates LLC (DE)

      38.   Euro CL Investments LLC (DE)

      39.   MEX DF Properties, LLC (DE)

      40. MSV Irvine Property, LLC (DE) - 4% of MSV Irvine Property, LLC is owned by Metropolitan Tower Realty Company, Inc. and 96% is owned by Metropolitan Life Insurance Company

      41.   MetLife Properties Ventures, LLC (DE)

            a)   Citypoint Holdings II Limited (UK)

      42.   Housing Fund Manager, LLC (DE)


            a) MTC Fund I, LLC (DE) 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC. - Housing Fund Manager, LLC is the managing member LLC and the remaining interests are held by a third party member.

            b) MTC Fund II, LLC (DE) - 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC. - Housing Fund Manager, LLC is the managing member LLC and the remaining interests are held by a third party member.

            c) MTC Fund III, LLC (DE) - 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC. - Housing Fund Manager, LLC is the managing member LLC and the remaining interests are held by a third party member.

      43.   MLIC Asset Holdings, LLC (DE)


V.    MetLife Capital Trust II (DE)

W.    MetLife Capital Trust III (DE)

X.    MetLife Capital Trust IV (DE)


Y. MetLife Insurance Company of Connecticut (CT) - 86.72% is owned by MetLife, Inc. and 13.28% is owned by MetLife Investors Group, Inc.

      1.    MetLife Property Ventures Canada ULC (Canada)

      2. Pilgrim Investments Oakmont Lane, LLC (DE) - 50% is owned by MetLife Insurance Company of Connecticut.


      3. Pilgrim Alternative Investments Opportunity Fund I, LLC (DE) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      4.    Pilgrim Alternative Investments Opportunity Fund III Associates, LLC
            (CT) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      5.    Pilgrim Investments Highland Park, LLC (DE)

      6.    Metropolitan Connecticut Properties Ventures, LLC (DE)

      7.    MetLife Canadian Property Ventures LLC (NY)

      8.    Euro TI Investments LLC (DE)

      9.    Greenwich Street Investments, LLC (DE)

            a)    Greenwich Street Capital Offshore Fund, Ltd. (Virgin
                  Islands)

            b)    Greenwich Street Investments, L.P. (DE)

      10.   Hollow Creek, L.L.C. (CT)

      11. One Financial Place Corporation (DE) - 100% is owned in the aggregate by MetLife Insurance Company of Connecticut.

      12. One Financial Place Holdings, LLC (DE)-100% is owned in the aggregate by MetLife Insurance Company of Connecticut.

      13.   Plaza LLC (CT)

            a)    Tower Square Securities, Inc. (CT)

                  1) Tower Square Securities Insurance Agency of New Mexico, Inc. (NM)

                  2)    Tower Square Securities Insurance Agency of
                        Ohio, Inc. (OH) 99% is owned by Tower Square Securities, Inc.

      14.   TIC European Real Estate LP, LLC (DE)

      15.   MetLife European Holdings, Inc. (UK)

            a) MetLife Europe Limited (IRELAND)

               (i) MetLife Pensions Trustees Limited (UK)

            b) MetLife Assurance Limited (UK)

      16.   Travelers International Investments Ltd. (Cayman Islands)

      17.   Euro TL Investments LLC (DE)

      18.   Corrigan TLP LLC (DE)

      19.   TLA Holdings LLC (DE)

            a)    The Prospect Company (DE)

                  1)    Panther Valley, Inc. (NJ)

      20. TRAL & Co. (CT) - TRAL & Co. is a general partnership. Its partners are MetLife Insurance Company of Connecticut and Metropolitan Life Insurance Company.

      21.   Tribeca Distressed Securities, L.L.C. (DE)

      22.   MetLife Investors USA Insurance Comapny (DE)

Z.    MetLife Reinsurance Company of South Carolina (SC)

AA.   MetLife Investment Advisors Company, LLC (DE)

BB.   MetLife Standby I, LLC (DE)

      1.   MetLife Exchange Trust I (DE)

CC.   MetLife Services and Solutions, LLC (DE)

      1.   MetLife Solutions Pte. Ltd. (Singapore)

           (i)   MetLife Services East Private Limited (India)


DD.   Safeguard Health Enterprises, Inc. (DE)

      1.   Safeguard Dental Services, Inc. (DE)

      2.   Safeguard Health Plans, Inc. (CA)

      3.   SafeHealth Life Insurance Company (CA)

      4.   Safeguard Health Plans, Inc. (FL)

      5.   Safeguard Health Plans, Inc. (NV)

      6.   Safeguard Health Plans, Inc. (TX)

EE.   MetLife Capital Trust X (DE)


The voting securities (excluding directors' qualifying shares, if any) of each subsidiary shown on the organizational chart are 100% owned by their respective parent corporation, unless otherwise indicated.

In addition to the entities shown on the organizational chart, MetLife, Inc. (or where indicated, a subsidiary) also owns interests in the following entities:

1) Metropolitan Life Insurance Company owns varying interests in certain mutual funds distributed by its affiliates. These ownership interests are generally expected to decrease as shares of the funds are purchased by unaffiliated investors.

2) Metropolitan Life Insurance Company indirectly owns 100% of the non-voting preferred stock of Nathan and Lewis Associates Ohio, Incorporated, an insurance agency. 100% of the voting common stock of this company is held by an individual who has agreed to vote such shares at the direction of N.L. HOLDING CORP. (DEL), a direct wholly owned subsidiary of MetLife, Inc.

3) Mezzanine Investment Limited Partnerships ("MILPs"), Delaware limited partnerships, are investment vehicles through which investments in certain entities are held. A wholly owned subsidiary of Metropolitan Life Insurance Company serves as the general partner of the limited partnerships and Metropolitan Life Insurance Company directly owns a 99% limited partnership interest in each MILP. The MILPs have various ownership and/or debt interests in certain companies.

4) The Metropolitan Money Market Pool and MetLife Intermediate Income Pool are pass-through investment pools, of which Metropolitan Life Insurance Company and/or its subsidiaries and/or affiliates are general partners.

NOTE: THE METLIFE, INC. ORGANIZATIONAL CHART DOES NOT INCLUDE REAL ESTATE JOINT
----
VENTURES AND PARTNERSHIPS OF WHICH METLIFE, INC. AND/OR ITS SUBSIDIARIES IS AN INVESTMENT PARTNER. IN ADDITION, CERTAIN INACTIVE SUBSIDIARIES HAVE ALSO BEEN OMITTED.

                                        7

ITEM 27. NUMBER OF CONTRACT OWNERS

As of April 30, 2008, there were 1,620 qualified contracts and 1,724 non-qualified contracts of Portfolio Architect; there were 951 qualified contracts and 2,033 non-qualified contracts of Portfolio Architect Select; and there were 118 qualified contracts and 1,685 non-qualified contracts of Premier Advisers (Class I and Class II) offered by the Registrant.

ITEM 28. INDEMNIFICATION

The Depositor's parent, MetLife, Inc. has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife, Inc. also maintains a Directors and Officers Liability and Corporate Reimbursement Insurance Policy with limits of $400 million under which the Depositor and MetLife Investors Distribution Company, the Registrant's underwriter (the "Underwriter"), as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

Sections 33-770 to 33-778, inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-778 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29. PRINCIPAL UNDERWRITER

(a)  MetLife Investors Distribution Company
     5 Park Plaza, Suite 1900
     Irvine, CA 92614

     MetLife Investors Distribution Company also serves as principal underwriter and distributor for the following investment companies (other than the Registrant):

MetLife of CT  Separate Account QPN for Variable Annuities

MetLife of CT  Fund UL for Variable Life Insurance,

MetLife of CT  Fund UL III for Variable Life Insurance

Metropolitan Life Variable Annuity Separate Account I

Metropolitan Life Variable Annuity Separate Account II

Met Investors Series Trust

MetLife Investors Variable Annuity Account One

MetLife Investors Variable Annuity Account Five

MetLife Investors Variable Life Account One

MetLife Investors Variable Life Account Five

MetLife Investors USA Separate Account A

MetLife Investors USA Variable Life Account A

First MetLife Investors Variable Annuity Account One

General American Separate Account Eleven

General American Separate Account Twenty-Eight

General American Separate Account Twenty-Nine

General American Separate Account Two

Security Equity Separate Account Twenty-Six

Security Equity Separate Account Twenty-Seven

Metropolitan Life Separate Account E

Metropolitan Life Separate Account UL

Metropolitan Tower Life Separate Account One

Metropolitan Tower Life Separate Account Two

Paragon Separate Account A

Paragon Separate Account B

Paragon Separate Account C

Paragon Separate Account D
Metropolitan Series Fund, Inc.

(b) MetLife Investors Distribution Company is the principal underwriter for the Contracts. The following persons are officers and managers of MetLife Investors Distribution Company. The principal business address for MetLife Investors Distribution Company is 5 Park Plaza, Suite 1900, Irvine, CA 92614.

NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Michael K. Farrell           Director
10 Park Avenue
Morristown, NJ 07962

Craig W. Markham             Director and Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

William J. Toppeta           Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul A. Sylvester            President, National Sales Manager- Annuities & LTC
10 Park Avenue
Morristown, NJ 07962

Elizabeth M. Forget          Executive Vice President, Investment Fund Management & Marketing
260 Madison Avenue
New York, NY 10016

Paul A. LaPiana              Executive Vice President, National Sales Manager-Life
5 Park Plaza
Suite 1900
Irvine, CA 92614

Richard C. Pearson           Executive Vice President, General Counsel and Secretary
5 Park Plaza
Suite 1900
Irvine, CA 92614

Andrew Aiello                Senior Vice President, Channel Head-National Accounts
5 Park Plaza
Suite 1900
Irvine, CA 92614

Jeffrey A. Barker            Senior Vice President, Channel Head-Independent Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Douglas P. Rodgers           Senior Vice President, Channel Head-LTC
10 Park Avenue
Morristown, NJ 07962

Myrna F. Solomon             Senior Vice President, Channel Head-Banks
501 Boylston Street
Boston, MA 02116

Leslie Sutherland            Senior Vice President, Channel Head-Broker/Dealers
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

John C. Kennedy              Senior Vice President, Channel Head-Wirehouse
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Curtis Wohlers               Senior Vice President, Channel Head-Planners
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jay S. Kaduson               Senior Vice President
10 Park Avenue
Morristown, NJ 07962


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Eric T. Steigerwalt          Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Peter Gruppuso               Vice President, Chief Financial Officer
485-E US Highway 1 South
Iselin, NJ 08830

Debora L. Buffington         Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

David DeCarlo                Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Charles M. Deuth             Vice President, National Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul M. Kos                  Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Deron J. Richens             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Cathy Sturdivant             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paulina Vakouros             Vice President
260 Madison Avenue
New York, NY 10016


(c) Compensation from the Registrant. The following commissions and other compensation were received by the Distributor, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

                                                   (2)
                                                   NET
                    (1)                        UNDERWRITING         (3)              (4)              (5)
             NAME OF PRINCIPAL                DISCOUNTS AND   COMPENSATION ON     BROKERAGE          OTHER
                UNDERWRITER                    COMMISSIONS       REDEMPTION      COMMISSIONS      COMPENSATION
             -----------------               ---------------  ---------------  ---------------  ---------------
MetLife Investors..........................    $128,299,602          $0               $0               $0
Distribution Company



ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

METLIFE INSURANCE COMPANY OF CONNECTICUT
ONE CITYPLACE
HARTFORD, CONNECTICUT 06103-3415

ITEM 31. MANAGEMENT SERVICES

Not Applicable.

ITEM 32. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for so long as payments under the variable annuity contracts may be accepted;

(b) To include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c) To deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

The MetLife Insurance Company of Connecticut hereby represents:

(a) That the aggregate charges under the Contracts of the Registrant described herein are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by MetLife Insurance Company of Connecticut.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Morristown, and State of New Jersey, on this 9th day of July 2008.

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES
                                  (Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                   (Depositor)

                                        By:      /s/ MICHAEL K. FARRELL
                                            ------------------------------------
                                                Michael K. Farrell, President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of July 2008.



          /s/ *MICHAEL K. FARRELL                   President and Director
-----------------------------------------------
              (Michael K. Farrell)

           /s/ *STANLEY J. TALBI                    Executive Vice President and Chief Financial
-----------------------------------------------        Officer
               (Stanley J. Talbi)

       /s/ *JOSEPH J. PROCHASKA, JR.                Executive Vice President and Chief
-----------------------------------------------        Accounting Officer
           (Joseph J. Prochaska, Jr.)

          /s/ *WILLIAM J. MULLANEY                  Director
-----------------------------------------------
             (William J. Mullaney)

             /s/ *LISA M. WEBER                     Director
-----------------------------------------------
                (Lisa M. Weber)



                                        By:     /s/ JOHN E. CONNOLLY, JR.
                                            ------------------------------------
                                            John E. Connolly, Jr., Attorney-in-
                                                            Fact

* MetLife Insurance Company of Connecticut. Executed by John E. Connolly, Jr. on behalf of those indicated pursuant to powers of attorney filed herewith.

                                  EXHIBIT INDEX

13    Powers of Attorney